UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

American Realty Capital Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Realty Income Corporation and the Stockholders of American Realty Capital Trust, Inc.:

Realty Income Corporation, which we refer to as Realty Income, and American Realty Capital Trust, Inc., which we refer to as ARCT, have entered into an agreement and plan of merger dated as of September 6, 2012, as it may be amended from time to time, which we refer to as the merger agreement and which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Pursuant to the merger agreement, ARCT will merge with and into a direct wholly owned subsidiary of Realty Income, which we refer to as Merger Sub, at which time the separate existence of ARCT will cease, and Realty Income will be the parent company of Merger Sub and ARCT’s subsidiaries. The obligations of Realty Income and ARCT to effect the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. If the merger is completed pursuant to the merger agreement, each ARCT stockholder will receive 0.2874 of a share of Realty Income common stock for each share of ARCT common stock held immediately prior to the effective time. The exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of Realty Income common stock or ARCT common stock. Realty Income common stock is listed on the New York Stock Exchange under the symbol “O” and ARCT common stock is listed on the NASDAQ Global Select Market under the symbol “ARCT.”

In connection with the proposed merger, Realty Income and ARCT will each hold a special meeting of their respective stockholders. At Realty Income’s special meeting, Realty Income stockholders will be asked to vote on (i) a proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement, and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. At ARCT’s special meeting, ARCT stockholders will be asked to vote on (i) a proposal to approve the merger and the other transactions contemplated by the merger agreement, (ii) on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger and (iii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the Realty Income special meeting and the ARCT special meeting is December 6, 2012. The merger cannot be completed unless (i) Realty Income stockholders approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement by the affirmative vote of the holders of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Realty Income common stock, and (ii) ARCT stockholders approve the merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT common stock entitled to vote.

Realty Income’s board of directors has unanimously (i) determined that the merger agreement and the merger, including the issuance of Realty Income common stock in connection with the merger, are advisable and in the best interests of Realty Income and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated thereby, and (iii) approved the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. Realty Income’s board of directors unanimously recommends that Realty Income stockholders vote FOR the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

ARCT’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. ARCT’s board of directors unanimously recommends that ARCT stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

This joint proxy statement/prospectus contains important information about Realty Income, ARCT, the merger, the merger agreement and the special meetings. This document is also a prospectus for the shares of Realty Income common stock that will be issued to ARCT stockholders pursuant to the merger agreement. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 23.

Your vote is important. Whether or not you plan to attend Realty Income’s special meeting or ARCT’s special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible. To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or submit your proxy by one of the other methods specified in this joint proxy statement/prospectus or the accompanying notices. Submitting a proxy will ensure that your vote is counted at the applicable special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted. Please review this joint proxy statement/prospectus for more complete information regarding the merger and Realty Income’s special meeting and ARCT’s special meeting, as applicable.

Thomas A. Lewis Vice Chairman of the Board of Directors, Chief Executive Officer Realty Income Corporation	William M. Kahane Chief Executive Officer, President and Director American Realty Capital Trust, Inc.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated December 6, 2012, and is first being mailed to Realty Income and ARCT stockholders on or about December 6, 2012.

Realty Income Corporation

600 La Terraza Boulevard

Escondido, California 92025-3873

(760) 741-2111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 16, 2013

To the Stockholders of Realty Income Corporation:

A special meeting of the stockholders of Realty Income Corporation, a Maryland corporation, which we refer to as Realty Income, will be held at Rancho Valencia Resort, located at 5921 Valencia Circle, Rancho Santa Fe, CA 92067, on January 16, 2013, commencing at 9 a.m., local time, for the following purposes:

1.     to consider and vote on a proposal to approve the issuance of shares of Realty Income common stock to the stockholders of American Realty Capital Trust, Inc., a Maryland corporation, which we refer to as ARCT, pursuant to the Agreement and Plan of Merger, dated as of September 6, 2012, as it may be amended from time to time, which we refer to as the merger agreement, by and among Realty Income, Tau Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Realty Income, and ARCT (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice); and

2.     to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

We do not expect to transact any other business at the special meeting. Realty Income’s board of directors has fixed the close of business on December 6, 2012 as the record date for determination of Realty Income stockholders entitled to receive notice of, and to vote at, Realty Income’s special meeting and any adjournments of the special meeting. Only holders of record of Realty Income common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Realty Income special meeting.

Approval of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Realty Income common stock. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Realty Income’s board of directors has unanimously (i) determined that the merger agreement and the merger, including the issuance of Realty Income common stock in connection with the merger, are advisable and in the best interests of Realty Income and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. Realty Income’s board of directors unanimously recommends that Realty Income stockholders vote FOR the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares as promptly as possible. To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to submit your proxy. Submitting a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of Realty Income common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of Realty Income common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Realty Income common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and Realty Income’s special meeting.

By Order of the Board of Directors

Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary

Escondido, California

December 6, 2012

American Realty Capital Trust, Inc.

405 Park Avenue, 14th Floor

New York, New York 10022

(646) 937-6900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 16, 2013

To the Stockholders of American Realty Capital Trust, Inc.:

A special meeting of the stockholders of American Realty Capital Trust, Inc., a Maryland corporation, which we refer to as ARCT, will be held at The Core Club, located at 66 East 55th Street, New York, New York 10022, on January 16, 2013, commencing at 9 a.m., local time, for the following purposes:

1. to consider and vote on a proposal to approve the merger of ARCT with and into Tau Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Realty Income Corporation, a Maryland corporation, which we refer to as Realty Income, pursuant to the Agreement and Plan of Merger, dated as of September 6, 2012, as it may be amended from time to time, which we refer to as the merger agreement, by and among Realty Income, Tau Acquisition LLC and ARCT (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), and the other transactions contemplated by the merger agreement;

2. to consider and vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger; and

3. to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

We do not expect to transact any other business at the special meeting. ARCT’s board of directors has fixed the close of business on December 6, 2012 as the record date for determination of ARCT stockholders entitled to receive notice of, and to vote at, ARCT’s special meeting and any adjournments of the special meeting. Only holders of record of ARCT common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the ARCT special meeting.

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT common stock entitled to vote on such proposal. Approval of (i) the non-binding, advisory proposal to approve the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger and (ii) the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement each requires the affirmative vote of a majority of the votes cast on such proposal.

ARCT’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. ARCT’s board of directors unanimously recommends that ARCT stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares as promptly as possible. To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to submit your proxy. Submitting a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of ARCT common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of ARCT common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of ARCT common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and ARCT’s special meeting.

By Order of the Board of Directors of American Realty

Capital Trust, Inc.

Susan E. Manning

Chief Accounting Officer and Secretary

New York, New York

December 6, 2012

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Realty Income and ARCT from other documents filed with the SEC that are not included or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 156.

Documents incorporated by reference are also available to Realty Income stockholders and ARCT stockholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

Realty Income Corporation Attention: Corporate Secretary 600 La Terraza Boulevard Escondido, California 92025-3873 (760) 741-2111 www.realtyincome.com	American Realty Capital Trust, Inc. Attention: Corporate Secretary 405 Park Avenue, 14th Floor New York, New York 10022 (646) 937-6900 www.arctreit.com

To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than January 8, 2013.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Realty Income with the SEC, constitutes a prospectus of Realty Income for purposes of the Securities Act of 1933, as amended, with respect to the shares of Realty Income common stock to be issued to ARCT stockholders in exchange for shares of ARCT common stock pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of Realty Income and ARCT for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the special meeting of Realty Income stockholders and a notice of meeting with respect to the special meeting of ARCT stockholders.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated December 6, 2012. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither our mailing of this document to Realty Income stockholders or ARCT stockholders nor the issuance by Realty Income of shares of its common stock to ARCT stockholders pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Realty Income has been provided by Realty Income and information contained in this joint proxy statement/prospectus regarding ARCT has been provided by ARCT.

Annex A—Agreement and Plan of Merger

Annex B—Voting Agreement

Annex C—Side Letter

Annex D—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Annex E—Opinion of Wells Fargo Securities, LLC

Annex F—Opinion of Goldman, Sachs & Co.

QUESTIONS AND ANSWERS

The following are some questions that Realty Income stockholders and ARCT stockholders may have regarding the proposals being considered at Realty Income’s special meeting and ARCT’s special meeting and brief answers to those questions. Realty Income and ARCT urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this joint proxy statement/prospectus to Realty Income are to Realty Income Corporation, a Maryland corporation; all references to ARCT are to American Realty Capital Trust, Inc., a Maryland corporation; all references to Merger Sub or the surviving company are to Tau Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Realty Income; all references to the merger agreement are to the Agreement and Plan of Merger, dated as of September 6, 2012, by and among Realty Income, Merger Sub and ARCT, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference; and all references to the merger are to the merger of ARCT with and into Merger Sub pursuant to the terms of the merger agreement.

Q:	What is the proposed transaction?

A:	Realty Income and ARCT have entered into a merger agreement pursuant to which ARCT will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly owned subsidiary of Realty Income. At the effective time of the merger, each issued and outstanding share of ARCT common stock will be converted automatically into the right to receive 0.2874 of a share of Realty Income common stock, par value $0.01 per share, as described under “The Merger Agreement—Merger Consideration; Conversion or Cancellation of Shares in the Merger” beginning on page 132.

Q:	Why are Realty Income and ARCT proposing the merger?

A:	Among other reasons, the board of directors of Realty Income believes that the merger will enhance the credit quality of Realty Income’s real estate portfolio, immediately increase and be accretive to Realty Income’s funds from operations and further diversify Realty Income’s real estate portfolio generally. Similarly, the board of directors of ARCT believes that the merger will provide a premium over the current implied value of ARCT’s common stock and permit ARCT’s stockholders to benefit from a combined company of increased size and scale, with access to multiple forms of capital and an investment grade balance sheet, as well a more diversified portfolio by asset class. To review the reasons of the boards of directors of Realty Income and ARCT for the merger in greater detail, see “The Merger—Recommendation of Realty Income’s Board of Directors and Its Reasons for the Merger” beginning on page 64 and “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger” beginning on page 66.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Realty Income’s and ARCT’s boards of directors are using this joint proxy statement/prospectus to solicit proxies of Realty Income and ARCT stockholders in connection with the merger agreement and the merger. In addition, Realty Income is using this joint proxy statement/prospectus as a prospectus for ARCT stockholders because Realty Income is offering shares of its common stock to be issued in exchange for shares of ARCT common stock in the merger.

In order to complete the merger, Realty Income stockholders must vote to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement, and ARCT stockholders must vote to approve the merger and the other transactions contemplated by the merger agreement. ARCT stockholders will also vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger.

Realty Income and ARCT will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the stockholders of Realty Income and ARCT, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Realty Income common stock and/or ARCT common stock, as applicable, without attending the applicable special meeting.

We encourage you to submit your proxy as promptly as possible.

Q:	When and where is the special meeting of Realty Income stockholders?

A:	Realty Income’s special meeting will be held at Rancho Valencia Resort, located at 5921 Valencia Circle, Rancho Santa Fe, CA 92067, on January 16, 2013, commencing at 9 a.m., local time.

Q:	When and where is the special meeting of ARCT stockholders?

A:	ARCT’s special meeting will be held at The Core Club, located at 66 East 55th Street, New York, New York 10022, on January 16, 2013, commencing at 9 a.m., local time.

Q:	Who can vote at the special meetings?

A:	All Realty Income stockholders of record as of the close of business on December 6, 2012, the record date for determining stockholders entitled to notice of and to vote at Realty Income’s special meeting, are entitled to receive notice of and to vote at Realty Income’s special meeting. As of the record date, there were 133,452,411 shares of Realty Income common stock outstanding and entitled to vote at the Realty Income special meeting, held by approximately 8,057 holders of record. Each share of Realty Income common stock is entitled to one vote on each proposal presented at Realty Income’s special meeting.

All ARCT stockholders of record as of the close of business on December 6, 2012, the record date for determining stockholders entitled to notice of and to vote at ARCT’s special meeting, are entitled to receive notice of and to vote at ARCT’s special meeting. As of the record date, there were 158,478,679 shares of ARCT common stock outstanding and entitled to vote at the ARCT special meeting, held by approximately 2,213 holders of record. Each share of ARCT common stock is entitled to one vote on each proposal presented at ARCT’s special meeting.

Q:	What constitutes a quorum?

A:	Realty Income’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum.

ARCT’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders.

Shares that are voted and shares abstaining from voting are treated as being present at each of the Realty Income special meeting and the ARCT special meeting, as applicable, for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals at Realty Income’s special meeting and ARCT’s special meeting?

A:

Approval of the proposal of Realty Income to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast on such proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Realty Income common stock entitled to vote on such proposal. Approval of the proposal of Realty Income to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty

v

Income common stock pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Approval of the proposal of ARCT to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT common stock entitled to vote on such proposal. Approval of (i) the non-binding, advisory proposal to approve the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger and (ii) the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement each requires the affirmative vote of a majority of the votes cast on such proposal.

Your vote is important. We encourage you to submit your proxy as promptly as possible.

Q:	If my shares of Realty Income common stock or ARCT common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Realty Income common stock or ARCT common stock for me? What happens if I do not vote for a proposal?

A:	Unless you instruct your broker or other nominee how to vote your shares of Realty Income common stock or ARCT common stock, as applicable, held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of Realty Income common stock or ARCT common stock held in street name by returning a proxy card directly to Realty Income or ARCT or by voting in person at Realty Income or ARCT’s special meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are a Realty Income stockholder, abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have the same effect as a vote cast AGAINST the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. Broker non-votes will not be counted as votes cast on such proposal, and as such, broker non-votes could result in there not being sufficient votes cast on such proposal. Abstentions will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. Broker non-votes will also have no effect on such proposal as long as a quorum is present at the meeting.

If you are an ARCT stockholder, abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have the same effect as votes cast AGAINST the proposal to approve the merger and the other transactions contemplated by the merger agreement but will have no effect on the non-binding, advisory proposal to approve the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. Broker non-votes will have the same effect as votes cast AGAINST the approval of the merger and the other transactions contemplated by the merger agreement, but will have no effect on the non-binding, advisory proposal to approve the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement as long as a quorum is present at the meeting.

Q:	If I am an ARCT stockholder, should I send in my stock certificates with my proxy card?

A:	NO. Please DO NOT send your ARCT stock certificates with your proxy card. If the merger and the other transactions contemplated by the merger agreement are approved, you will be sent written instructions for exchanging your stock certificates.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed merger?

A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the completion of the merger is conditioned on the receipt by each of ARCT and Realty Income of an opinion from its outside counsel to the effect that the merger will qualify as a reorganization. If the merger qualifies as a reorganization, ARCT stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Realty Income common stock in exchange for ARCT common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of Realty Income common stock. ARCT stockholders should read the discussion under the heading “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 111 of this joint proxy statement/prospectus and consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Q:	Are ARCT stockholders entitled to appraisal rights?

A:	No. Under Section 3-202 of the Maryland General Corporation Law, ARCT stockholders are not entitled to exercise the right of objecting stockholders to receive fair value of their shares because, among other things, shares of ARCT common stock are listed on the NASDAQ Global Select Market.

Q:	How does Realty Income’s board of directors recommend that Realty Income stockholders vote?

A:	Realty Income’s board of directors has unanimously (i) determined that the merger agreement and the merger, including the issuance of Realty Income common stock in connection with the merger, are advisable and in the best interests of Realty Income and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

Realty Income’s board of directors unanimously recommends that Realty Income stockholders vote FOR the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. For a more complete description of the recommendation of Realty Income’s board of directors, see “The Merger—Recommendation of Realty Income’s Board of Directors and Its Reasons for the Merger” beginning on page 64.

Q:	How does ARCT’s board of directors recommend that ARCT stockholders vote?

A:	ARCT’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

ARCT’s board of directors unanimously recommends that ARCT stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a more complete description of the recommendation of ARCT’s board of directors, see “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger” beginning on page 66.

Q:	Do any of ARCT’s executive officers or directors have interests in the merger that may differ from those of ARCT stockholders?

A:	ARCT’s executive officers and directors have interests in the merger that are different from, or in addition to, their interests as ARCT stockholders. The members of the ARCT board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that ARCT stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a description of these interests, refer to the section entitled “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100.

Q:	How will Realty Income stockholders be affected by the merger and share issuance?

A:	After the merger, each Realty Income stockholder will continue to own the shares of Realty Income common stock that the stockholder held immediately prior to the merger. As a result of the merger, each Realty Income stockholder will own shares in a larger company with more assets. However, because Realty Income will be issuing new shares of Realty Income common stock to ARCT stockholders in the merger, each outstanding share of Realty Income common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Realty Income common stock outstanding after the merger.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Realty Income common stock or ARCT common stock will be represented and voted at Realty Income’s special meeting or ARCT’s special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at Realty Income’s special meeting or ARCT’s special meeting if you later decide to attend the meeting in person. However, if your shares of Realty Income common stock or ARCT common stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at Realty Income’s special meeting or ARCT’s special meeting.

Q:	How will my proxy be voted?

A:

All shares of Realty Income common stock entitled to vote and represented by properly completed proxies received prior to Realty Income’s special meeting, and not revoked, will be voted at Realty Income’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Realty Income common stock should be voted on a matter, the shares of Realty Income common stock represented by your proxy will be voted as Realty Income’s board of directors recommends and therefore FOR the approval of the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of Realty Income common stock will NOT be voted at the meeting and will be considered broker non-votes.

All shares of ARCT common stock entitled to vote and represented by properly completed proxies received prior to ARCT’s special meeting, and not revoked, will be voted at ARCT’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of ARCT common stock should be voted on a matter, the shares of ARCT common stock represented by your proxy will be voted as ARCT’s board of directors recommends and therefore FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of ARCT common stock will NOT be voted at the meeting and will be considered broker non-votes.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at Realty Income’s special meeting or ARCT’s special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•

by sending a written notice to the Secretary of Realty Income or the Secretary of ARCT, as applicable, at the address set forth below, in time to be received before Realty Income’s special meeting or ARCT’s special meeting, as applicable, stating that you would like to revoke your proxy;

•

by completing, signing and dating another proxy card and returning it by mail in time to be received before Realty Income’s special meeting or ARCT’s special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•

by attending the Realty Income special meeting or the ARCT special meeting, as applicable, and voting in person. Simply attending Realty Income’s special meeting or ARCT’s special meeting without voting will not revoke your proxy or change your vote.

If your shares of Realty Income common stock or ARCT common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for Realty Income’s special meeting or ARCT’s special meeting?

A:	You may receive more than one set of voting materials for Realty Income’s special meeting or ARCT’s special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Realty Income common stock or ARCT common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Realty Income common stock or ARCT common stock. If you are a holder of record and your shares of Realty Income common stock or ARCT common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a stockholder of both Realty Income and ARCT?

A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Realty Income stockholder: Realty Income Corporation Attention: Corporate Secretary 600 La Terraza Boulevard Escondido, California 92025-3873 (760) 741-2111 www.realtyincome.com	If you are an ARCT stockholder: American Realty Capital Trust, Inc. Attention: Corporate Secretary 405 Park Avenue, 14th Floor New York, New York 10022 (646) 937-6900 www.arctreit.com

Proxy Solicitor: Georgeson Inc. 199 Water Street, 26th Floor New York, NY 10038-3560 Banks and Brokers Call (212) 440-9800 All Others Call Toll-Free (800) 314-4549 E-mail: realtyincome@georgeson.com	Proxy Solicitor: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Banks and Brokers Call (212) 269-5550 All Others Call Toll-Free (800) 714-3305 E-mail: americanrealty@dfking.com

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SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated thereby, Realty Income and ARCT encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. In addition, Realty Income and ARCT encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Realty Income and ARCT that has been filed with the Securities and Exchange Commission, which we refer to as the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Realty Income Corporation

Realty Income is The Monthly Dividend Company®. Realty Income is a Maryland corporation which is organized to operate as an equity real estate investment trust, commonly referred to as a REIT. Realty Income’s primary business objective is to generate dependable monthly cash distributions from a consistent and predictable level of funds from operations, which we refer to as FFO, per share. Additionally, Realty Income seeks to increase distributions to common stockholders and FFO per share through both active portfolio management and the acquisition of additional properties.

Realty Income is a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, credit research, real estate research, portfolio management and capital markets expertise. As of September 30, 2012, Realty Income owned a diversified portfolio of 2,838 properties located in 49 states, with over 34.3 million square feet of leasable space leased to 144 different retail and other commercial enterprises doing business in 44 separate industries. Of the 2,838 properties in the portfolio at that date, 2,822, or 99.4%, were single-tenant properties, and the remaining 16 were multi-tenant properties. At September 30, 2012, of the 2,822 single-tenant properties, 2,739, or 97.1%, were leased with a weighted average remaining lease term (excluding rights to extend a lease at the option of the tenant) of approximately 11.0 years.

Realty Income common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, and trades under the symbol “O.”

Realty Income’s principal executive offices are located at 600 La Terraza Boulevard, Escondido, California 92025-3873, and its telephone number is (760) 741-2111.

Tau Acquisition LLC, which we refer to as Merger Sub, is a Delaware limited liability company and a direct wholly owned subsidiary of Realty Income that was formed for the purpose of entering into the merger agreement.

American Realty Capital Trust, Inc.

ARCT is a Maryland corporation incorporated in August 2007 that qualifies as a REIT for federal income tax purposes. ARCT was formed to acquire a diversified portfolio of commercial real estate, which consists primarily of freestanding single tenant properties net leased to credit worthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock, excluding 25.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $10.00 per share, subject to certain volume and other discounts, which we refer to as the ARCT IPO. In March 2008, ARCT commenced real estate operations. The ARCT IPO closed in July 2011 and ARCT operated as a non-traded REIT through February 29, 2012.

Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, which we refer to as the Internalization, as a result of which ARCT became a self-administered REIT managed full-time by its own management team.

Concurrent with the Internalization, ARCT listed its common stock on the NASDAQ Global Select Market, which we refer to as NASDAQ, and commenced trading under the symbol “ARCT,” which we refer to as the Listing, and ARCT’s common stock continues to be so listed and trades under such symbol.

Substantially all of ARCT’s business is conducted through American Realty Capital Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the ARCT OP, of which ARCT is the sole general partner.

As of September 30, 2012, ARCT owned 507 properties with 15.8 million square feet of leasable area, 100% leased with a weighted average remaining lease term of 12.7 years. In constructing the portfolio, ARCT has been committed to diversification by industry, tenant and geography.

ARCT’s principal executive offices are located at 405 Park Avenue, 14th Floor, New York, New York 10022, and its telephone number is (646) 937-6900.

The Merger and the Merger Agreement

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, ARCT will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly owned subsidiary of Realty Income. In the merger, each share of ARCT common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.2874 of a share of Realty Income common stock, which we refer to as the merger consideration, as described under “The Merger Agreement—Merger Consideration; Conversion or Cancellation of Shares in the Merger.” Cash will be paid in lieu of any fractional shares.

Based on the closing price of Realty Income common stock on November 27, 2012, the aggregate value of the merger consideration to be received by ARCT stockholders is expected to be approximately $1.8 billion, based on the number of shares of outstanding ARCT common stock on November 27, 2012. The market value of the merger consideration ultimately received by ARCT stockholders will depend on the closing price of Realty Income common stock on the day that the merger is consummated. See “Risk Factors—Risk Factors Relating to the Merger” beginning on page 23. Because the merger consideration is fixed and the market price of shares of Realty Income common stock may fluctuate, ARCT stockholders cannot be sure of the value of the merger consideration they will receive.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. Realty Income and ARCT encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger.

Voting Agreement

Realty Income and ARCT have entered into a voting agreement with Nicholas S. Schorsch and William M. Kahane, which we refer to as the voting agreement. In the voting agreement, each of Messrs. Schorsch and Kahane has agreed to vote all of his shares of ARCT common stock in favor of approval of the merger and the other transactions contemplated by the merger agreement, subject to certain limitations, and to vote against certain actions that would reasonably be expected to impede the merger.

A copy of the voting agreement is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.

Side Letter

Realty Income has entered into a side letter agreement, which we refer to as the side letter, with AR Capital, LLC, which we refer to as AR Capital, and Mr. Schorsch. In the side letter, each of AR Capital and Mr. Schorsch has agreed, among other things, to (i) reimburse Realty Income for certain transaction expenses of ARCT in excess of $15 million, (ii) indemnify Realty Income and the surviving entity against costs and expenses resulting from the termination of ARCT employees and certain leases and personal property of ARCT and (iii) not purchase certain real properties that are currently contemplated to be purchased by ARCT. AR Capital has also agreed to use commercially reasonable efforts to unwind all joint ventures of ARCT and to waive all fees in connection with the unwinding of certain joint ventures to which ARCT is a party.

A copy of the side letter is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference.

Recommendation of Realty Income’s Board of Directors

Realty Income’s board of directors has unanimously (i) determined that the merger agreement and the merger, including the issuance of Realty Income common stock in connection with the merger, are advisable and in the best interests of Realty Income and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby and (iii) approved the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

Realty Income’s board of directors unanimously recommends that Realty Income stockholders vote FOR the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

Recommendation of ARCT’s Board of Directors

ARCT’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby.

ARCT’s board of directors unanimously recommends that ARCT stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger, which we at times refer to as merger-related compensation, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Summary of Risk Factors Related to the Merger

You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions are described under the caption “Risk Factors—Risks Relating to the Merger” beginning on page 23.

•	The exchange ratio is fixed and will not be adjusted in the event of any change in either Realty Income’s or ARCT’s stock price.

•	The merger and related transactions are subject to approval by stockholders of both Realty Income and ARCT.

•	Realty Income and ARCT stockholders will be diluted by the merger.

•	If the merger does not occur, one of the companies may incur payment obligations to the other.

•	Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Realty Income and ARCT.

•	The pendency of the merger could adversely affect the business and operations of Realty Income and ARCT.

•	Some of the directors and executive officers of ARCT have interests in seeing the merger completed that are different from, or in addition to, those of the other ARCT stockholders.

•	The merger agreement contains provisions that could discourage a potential competing acquirer of ARCT or could result in any competing proposal being at a lower price than it might otherwise be.

•	If the merger is not consummated by March 6, 2013 (unless extended), either Realty Income or ARCT may terminate the merger agreement.

•	The merger will likely result in a reduction in per share equivalent dividend payments for holders of ARCT common stock after the merger.

Stockholders Entitled to Vote; Vote Required

Realty Income

Realty Income stockholders who owned shares of Realty Income common stock at the close of business on December 6, 2012, which is referred to as Realty Income’s record date, are entitled to notice of and to vote at Realty Income’s special meeting. On Realty Income’s record date, there were 133,452,411 shares of Realty Income common stock outstanding and entitled to vote at Realty Income’s special meeting, held by approximately 8,057 holders of record. Each share of Realty Income common stock is entitled to one vote on each proposal to be voted on at Realty Income’s special meeting.

At Realty Income’s special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at Realty Income’s special meeting.

Approval of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Realty Income common stock entitled to vote on the proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

See page 43 for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

Your vote is very important. You are encouraged to submit your proxy as promptly as possible. If you do not indicate how your shares of Realty Income common stock should be voted on a matter, the shares of Realty Income common stock represented by your properly executed proxy will be voted as Realty Income’s board of directors recommends and therefore FOR the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of Realty Income common stock will NOT be voted at the meeting and will be considered broker non-votes.

ARCT

ARCT stockholders who owned shares of ARCT common stock at the close of business on December 6, 2012, which is referred to as ARCT’s record date, are entitled to notice of and to vote at ARCT’s special meeting. On ARCT’s record date, there were 158,478,679 shares of ARCT common stock outstanding and entitled to vote at ARCT’s special meeting, held by approximately 2,213 holders of record. Each share of ARCT common stock is entitled to one vote on each proposal to be voted on at ARCT’s special meeting.

At ARCT’s special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at ARCT’s special meeting.

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT common stock entitled to vote on such proposal. The approval of (i) the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger and (ii) the proposal to adjourn ARCT’s special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement in each case the affirmative vote of a majority of the votes cast on such proposal.

See page 47 for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

Your vote is very important. You are encouraged to submit your proxy as promptly as possible. If you do not indicate how your shares of ARCT common stock should be voted on a matter, the shares of ARCT common stock represented by your properly executed proxy will be voted as ARCT’s board of directors recommends and therefore FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of ARCT common stock will NOT be voted at the meeting and will be considered broker non-votes.

Opinions of Financial Advisors

Opinions of Realty Income’s Financial Advisors

BofA Merrill Lynch. In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, one of Realty Income’s financial advisors, delivered to Realty Income’s board of directors a written opinion, dated September 5, 2012, as to the fairness, from a financial point of view and as of the date of the opinion, to Realty Income of the exchange ratio provided for in the merger. The full text of the written opinion, dated September 5, 2012, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to Realty Income’s board of directors (in its capacity as such) for the benefit and use of Realty Income’s board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Realty Income or in which Realty Income might engage or as to the underlying business decision of Realty Income to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Wells Fargo Securities, LLC. In connection with the merger, Realty Income’s board of directors received an opinion, dated September 5, 2012, of Wells Fargo Securities, LLC, one of Realty Income’s financial advisors, which we refer to as Wells Fargo Securities, as to the fairness, from a financial point of view and as of the date of such opinion, to Realty Income of the exchange ratio provided for in the merger pursuant to the merger agreement. The full text of the written opinion is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The opinion was addressed to Realty Income’s board of directors (in its capacity as such) for its information and use in connection with its evaluation of the exchange ratio from a financial point of view to Realty Income and Wells Fargo Securities expressed no opinion or view with regard to any other terms, aspects or implications of the merger. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by Realty Income to enter into the merger agreement or the relative merits of the merger compared with other business strategies or transactions available or that have been or might be considered by Realty Income’s management or board of directors or in which Realty Income might engage. The opinion does not constitute a recommendation to Realty Income’s board of directors or any other person or entity in respect of the merger, including as to how any stockholder should vote or act in connection with the merger or any other matters.

See “The Merger—Opinions of Realty Income’s Financial Advisors” beginning on page 71.

Opinion of ARCT’s Financial Advisor

On September 6, 2012, at a meeting of the ARCT board of directors, Goldman, Sachs & Co., which we refer to as Goldman Sachs, rendered to the board of directors of ARCT its oral opinion, subsequently confirmed in writing, that, as of September 6, 2012, and based upon and subject to the limitations and assumptions set forth therein, the exchange ratio of 0.2874 shares of Realty Income common stock to be paid for each share of ARCT common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Realty Income and its affiliates) of shares of ARCT common stock.

The full text of the written opinion of Goldman Sachs, dated September 6, 2012, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex F. The summary of the Goldman Sachs opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the board of directors of ARCT in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of ARCT common stock should vote with respect to the proposed merger or any other matter.

See “The Merger—Opinion of ARCT’s Financial Advisor” beginning on page 88.

Treatment of ARCT Stock Options, Restricted Shares and LTIP Units

Treatment of Stock Options. Pursuant to, and as further described in the merger agreement, each option to purchase ARCT common stock that is outstanding and unexercised at the effective time of the merger will be deemed subject to a cashless exercise and the holder of such option will be deemed to receive a number of shares of ARCT common stock equal to (i) the number of shares of ARCT common stock subject to such option, less (ii) the number of shares of ARCT common stock equal in value to the aggregate exercise price of such option, assuming a fair market value of a share of ARCT common stock equal to the closing price of ARCT common stock on the last completed trading day immediately prior to the consummation of the merger, which shares of ARCT common stock will be converted into the right to receive the merger consideration.

Treatment of Restricted Shares. Pursuant to, and as further described in the merger agreement, each share of ARCT restricted stock outstanding as of immediately prior to the effective time of the merger will become fully vested and will convert into the right to receive the merger consideration.

Treatment of LTIP Units. Pursuant to, and as further described in the merger agreement, each award of long term incentive plan units in ARCT OP, which we refer to as LTIP Units, that is outstanding at the effective time of the merger will become fully vested immediately prior to the merger and will be adjusted as set forth in the merger agreement.

See “The Merger Agreement—Merger Consideration; Conversion or Cancellation of Shares in the Merger—Treatment of ARCT Stock Options, Restricted Shares and LTIP Units” beginning on page 132.

Directors and Management of Realty Income After the Merger

Realty Income currently anticipates that the directors and officers of Realty Income prior to the merger will continue as directors and officers of Realty Income after the merger.

Share Ownership of Directors and Executive Officers of Realty Income

At the close of business on December 6, 2012, the directors and executive officers of Realty Income and their affiliates held and were entitled to vote 1,441,788 shares of Realty Income common stock, collectively representing approximately 1.08% of the shares of Realty Income common stock outstanding and entitled to vote on that date. The directors and executive officers of Realty Income have each indicated that they expect to vote FOR the proposal to approve the issuance of Realty Income common stock to ARCT stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

Share Ownership of Directors and Executive Officers of ARCT

At the close of business on December 6, 2012, the directors and executive officers of ARCT and their affiliates held and were entitled to vote 1,467,135 shares of ARCT common stock (including shares held by AR Capital), collectively representing approximately 0.9% of the shares of ARCT common stock outstanding and entitled to vote on that date. The directors and executive officers of ARCT have each indicated that they expect to vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. In addition, under the terms of the voting agreement, each of Messrs. Schorsch and Kahane has agreed to vote all of his shares of

ARCT common stock in favor of approval of the merger and the other transactions contemplated by the merger agreement, subject to certain limitations.

Interests of ARCT’s Directors and Executive Officers in the Merger

In considering the recommendation of ARCT’s board of directors to approve the merger and the other transactions contemplated by the merger agreement, ARCT stockholders should be aware that ARCT’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of ARCT stockholders generally. These interests include those discussed below.

In connection with the Listing, and prior to any revisions made as a result of ARCT’s negotiations with Realty Income in connection with the merger, AR Capital, an entity majority-owned and controlled by Nicholas S. Schorsch, chairman of the board of directors of ARCT, and William M. Kahane, ARCT’s chief executive officer, president and a director, was entitled to a subordinated incentive listing fee, payable in the form of a promissory note, equal to 15% of the amount, if any, by which (a) the market value of ARCT’s outstanding common stock plus distributions paid by ARCT prior to the Listing exceeded (b) the sum of the total amount of capital raised from stockholders during the ARCT IPO and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. For this purpose, (i) the market value of ARCT’s common stock was to be calculated based on the average market value of the shares issued and outstanding at Listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation, and (ii) the promissory note would be non-transferrable with a maturity of three years, bearing interest at the applicable federal rate established by the Internal Revenue Service on the date the note is issued, and subject to mandatory amortization payments from any sale proceeds (except for the interest imputed for tax purposes). Further, the promissory note was to be convertible by AR Capital, at its option, into shares of ARCT common stock and, if AR Capital elected to convert any unpaid portion of the note into shares of ARCT common stock, the number of shares of ARCT common stock that would be issued upon such conversion would be valued for this purpose at the average market value of ARCT’s shares over the 30 trading days beginning 180 days after ARCT’s shares were first listed. We refer herein to such promissory note as the Subordinated Incentive Listing Fee Note.

In connection with the merger, ARCT and the ARCT OP (acting through and at the direction of ARCT’s independent directors) and AR Capital, entered into an Incentive Listing Fee Note Agreement, dated as of September 6, 2012, by and among ARCT, ARCT OP, and AR Capital, as amended by a First Amendment to Incentive Listing Fee Note Agreement on September 10, 2012 which, as amended, we refer to as the Incentive Listing Fee Note Agreement, and a letter agreement, dated September 6, 2012, between Realty Income and AR Capital, pursuant to which the parties agreed to modify the terms of the Subordinated Incentive Listing Fee Note, if and to the extent issued, to (i) add a cap of $76,000,000 on its principal amount, (ii) add a floor of $58,600,000 on its principal amount, (iii) provide that, until October 31, 2012, such note shall be due and payable upon demand on not less than five (5) business days’ prior written notice by AR Capital, (iv) eliminate AR Capital’s right to convert the principal amount of the Subordinated Incentive Listing Fee Note into shares of ARCT’s common stock at maturity and (v) clarify that the average market value of ARCT’s common stock for purposes of the calculation of the amount of the Subordinated Incentive Listing Fee Note would be based on the volume-weighted average of the daily volume-weighted average price, as reported by Bloomberg Financial, increased by the cumulative ARCT dividends paid during the measurement period for each day following the ex-dividend date of each respective dividend on September 5, 2012 and October 3, 2012, as declared by NASDAQ, of the shares issued and outstanding at the Listing over the 30 trading days beginning 180 days after the Listing (which measurement period commenced August 28, 2012 and ended on October 9, 2012). Other than the modifications listed above, the Incentive Listing Fee Note Agreement did not modify the terms of the Subordinated Incentive Listing Fee Note.

Pursuant to the terms of the Incentive Listing Fee Note Agreement, the Subordinated Incentive Listing Fee Note was issued to AR Capital on October 9, 2012, the end of the calculation period, with a principal amount of $63,189,091. On October 12, 2012, the outstanding principal amount, plus $1,201.25 in accrued interest, was paid to AR Capital in full satisfaction of the Subordinated Incentive Listing Fee Note. Messrs. Schorsch and Kahane own 63.6% and 13.5%, respectively, of the equity interests in AR Capital and, accordingly, indirectly received $40.2 million and $8.5 million, respectively, of such payment. Such payment represented gross income to AR Capital, not net income distributable to the equity holders of AR Capital.

In connection with the merger, on September 5, 2012, ARCT entered into a letter agreement, which we refer to as the letter agreement, with Realty Capital Securities, LLC, which we refer to as RC Securities, and ARC Advisory Services, LLC, which we refer to as ARC Advisory Services, to act as non-exclusive financial advisor and information agent, respectively, to ARCT in connection with the merger and the related proxy solicitation seeking approval of the merger by ARCT’s stockholders and to pay an aggregate amount of $1,500,000 in consideration for the services provided under the letter agreement and such fee will be payable upon the closing of the merger; provided that if the merger is not consummated, ARCT will be responsible for the payment of such fee. The letter agreement is subject to the expense cap under the terms of the side letter. See “Side Letter” on page 150 and “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger—Letter Agreement” on page 102.

In connection with the merger, on September 5, 2012, ARCT and the ARCT OP entered into a certain Legal Services Agreement, which we refer to as the Legal Services Agreement, with ARC Advisory Services, pursuant to which ARCT, on its own behalf and, as general partner of the ARCT OP, on behalf of the ARCT OP, retained ARC Advisory Services to perform legal support services in connection with the merger agreement. ARCT and the ARCT OP will pay to ARC Advisory Services an aggregate amount of $350,000 in consideration for the services provided under the Legal Services Agreement; provided that if the merger does not occur, ARCT will be responsible for the payment of such fee. The Legal Services Agreement is subject to the expense cap under the terms of the side letter. See “Side Letter” on page 150 and “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger—Legal Services Agreement” on page 102.

In connection with the merger, on September 5, 2012, ARCT and the ARCT OP entered into a certain Legal Services Reimbursement Agreement, which we refer to as the Legal Services Reimbursement Agreement, with ARC Advisory Services, pursuant to which ARCT, on its own behalf and, as general partner of the ARCT OP, on behalf of the ARCT OP, reaffirmed the retention of ARC Advisory Services for the performance of legal support services in connection with the merger agreement rendered prior to the date of the Legal Services Reimbursement Agreement. ARCT and the ARCT OP will pay to ARC Advisory Services an aggregate amount of $1,200,000 in consideration for the services provided under the Legal Services Reimbursement Agreement. The Legal Services Reimbursement Agreement is subject to the expense cap under the terms of the side letter. See “Side Letter” on page 150 and “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger—Legal Services Reimbursement Agreement” on page 103.

In connection with the merger, on September 5, 2012, ARCT and the ARCT OP entered into a certain Transition Services Agreement, which we refer to as the Transition Services Agreement, with ARC Advisory Services, pursuant to which ARC Advisory Services and ARCT, on its own behalf and, as general partner of the ARCT OP, on behalf of the ARCT OP, memorialized ARC Advisory Services’ obligation to perform the following services, which it has historically performed for, and for which it has historically been compensated by, ARCT and the ARCT OP: legal support, accounting support, marketing support, acquisition support, investor relations support, public relations support, event coordination, human resources and administration, general human resources duties, payroll services, benefits services, insurance and risk management, information technology services, telecom and internet services and services relating to office supplies. The Transition Services Agreement does not govern any legal support services rendered in connection with the merger agreement and its related transactions, which will be governed by the Legal Services Agreement and the Legal Services Reimbursement Agreement. ARCT and the ARCT OP will pay to ARC Advisory Services the actual costs and expenses incurred by ARC Advisory Services in connection with providing the services contemplated by the Transition Services Agreement. See “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger—Transition Services Agreement” on page 103.

RC Securities and ARC Advisory Services are each wholly owned by AR Capital, and Messrs. Schorsch and Kahane own 63.6% and 13.5%, respectively, of the equity interests in AR Capital. Payments under the letter agreement, the Legal Services Agreement, the Legal Services Reimbursement Agreement and the Transition Services Agreement represent gross income to the applicable affiliate of AR Capital, not net income distributable to the equity holders of such affiliate of AR Capital.

Some of the directors and executive officers of ARCT are entitled to certain contractual “change of control” payments, benefits and incentive awards in connection with the merger, as described below.

Summary of Accelerated Vesting of Incentive Compensation

OPP Agreements

Messrs. Schorsch and Kahane were each granted LTIP Units in ARCT OP under 2012 Outperformance Award Agreements between them, ARCT and ARCT OP made as of March 1, 2012 and August 29, 2012, which we collectively refer to as the OPP Agreements. Under the terms of the OPP Agreements, the LTIP Units may be earned at the end of a three-year performance period ending on February 28, 2015, and thereafter vest as to 25% of the earned LTIP Units on each of February 28, 2015 and February 28, 2016, and as to 50% of the earned LTIP Units on February 28, 2017, based on continued service. Under the OPP Agreements, Messrs. Schorsch and Kahane will be eligible to earn and vest in LTIP Units in connection with a “change in control” (as defined in the OPP Agreements) under certain circumstances. The consummation of the transactions contemplated by the merger agreement will constitute a change in control under the OPP Agreements.

In connection with entering into the merger agreement, ARCT and Messrs. Schorsch and Kahane agreed, subject to the consummation of the merger, that the value of the awards under the OPP Agreements and the ARCT Annual Incentive Compensation Plan (as discussed below, which we refer to as the ARCT Annual Plan, and together with the OPP Agreements as the ARCT Incentive Plans) will be capped and reduced to an aggregate value not to exceed $22,000,000 (which we refer to as the Incentive Cap). Accordingly, in connection with the Incentive Cap and as required under the merger agreement, on September 6, 2012, ARCT and ARCT OP entered into amendments to the OPP Agreements with Messrs. Schorsch and Kahane (which we refer to as the OPP Amendments) pursuant to which, subject to the consummation of the transactions contemplated by the merger agreement, effective as of immediately prior to the effective time of the merger the number of vested and earned LTIP Units under the OPP Agreements in connection with the change in control would be based on a reduced aggregate value of $19,000,000, allocated $14,825,000 for Mr. Schorsch and $4,175,000 for Mr. Kahane, divided by $11.506 (the average closing trading price of ARCT’s common stock during the ten-day trading period ending August 31, 2012). As a result, under the OPP Amendments, Messrs. Schorsch and Kahane would have earned an aggregate of 1,288,458 and 362,854 fully vested LTIP Units, respectively, in connection with the consummation of the merger. Subsequent to the execution of the merger agreement, the amounts that will be earned by Messrs. Schorsch and Kahane under the OPP Agreements in connection with the consummation of the merger were further reduced to an aggregate of 1,255,080 and 353,454 fully vested LTIP Units, respectively, and the remainder of their LTIP Units granted under the OPP Agreements will be automatically cancelled and forfeited without payment of any consideration. Messrs. Schorsch and Kahane have acknowledged and agreed to these further reductions.

Annual Incentive Compensation Plan

Under the ARCT Annual Plan Messrs. Schorsch and Kahane have the opportunity to earn annual awards from a bonus pool that is funded through both a discretionary component and a formulaic performance component. Upon a “change in control” of ARCT under the ARCT Annual Plan, they will be eligible to receive cash bonus awards as equitably adjusted in accordance with the ARCT Annual Plan to reflect the shortened plan year (ending on the date of the change in control), paid in one lump-sum within 45 days following the change in control. The consummation of the transactions contemplated by the merger agreement will constitute a change in control under the ARCT Annual Plan. In connection with the Incentive Cap and as required under the merger agreement, under the OPP Amendments, on the date on which the effective time of the merger occurs, ARCT will pay a reduced lump-sum cash payment in the amount of $1,500,000 to each of Messrs. Schorsch and Kahane in full satisfaction of any rights they may have under the ARCT Annual Plan, less any applicable tax withholdings.

Summary of Change in Control Payments

Set forth below is a summary of the estimated payments that ARCT executives will be entitled to receive in connection with the change in control that will occur as a result of the consummation of the transactions contemplated under the merger agreement:

i. Nicholas S. Schorsch:

Payment	Amount ($)
Reduced payment under the ARCT Annual Plan	1,500,000
Cash value of reduced number of earned and vested LTIP Units under the OPP Agreements assuming the conversion into shares of ARCT common stock at a price per share of ARCT common stock of $12.18 (the average closing price of ARCT common stock over the first five business days following September 6, 2012)	15,286,874
Total	16,786,874

ii. William M. Kahane

Payment	Amount ($)
Reduced payment under the ARCT Annual Plan	1,500,000
Cash value of reduced number of earned and vested LTIP Units under the OPP Agreements assuming the conversion into shares of ARCT common stock at a price per share of ARCT common stock of $12.18	4,305,070
ARCT’s estimated costs for continued health and welfare benefits for a period of 18 months following a termination without “cause”, for “good reason” or due to Mr. Kahane’s death or disability.	33,839
Total	5,838,909

iii. Brian Jones

Payment	Amount ($)
Severance payment equal to Mr. Jones’ annual base salary if he does not accept employment with AR Capital, LLC or its affiliates within six months following the consummation of the merger	325,000
Value of the acceleration of 13,502 unvested shares of ARCT restricted stock as of the effective time of the merger assuming a price per share of ARCT common stock of $12.18	164,454
ARCT’s estimated costs for continued health and welfare benefits for a period of 18 months following a termination without “cause”, for “good reason” or due to Mr. Jones’ death or disability.	26,596
Total	516,050

See “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger” and “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger.”

Listing of Shares of Realty Income Common Stock; Delisting and Deregistration of Shares of ARCT Common Stock

Approval of the listing on the NYSE of the shares of Realty Income common stock to be issued to ARCT stockholders pursuant to the merger agreement, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger. Realty Income has agreed to use its reasonable best efforts to cause the shares of Realty Income common stock to be issued to ARCT stockholders pursuant to the merger agreement to be approved for listing on the NYSE prior to the effective time of the merger, subject to official notice of issuance. If the merger is completed, shares of ARCT common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

No Stockholder Appraisal Rights in the Merger

Under the Maryland General Corporation Law, neither Realty Income stockholders nor ARCT stockholders are entitled to exercise appraisal rights in connection with the merger. See “No Appraisal Rights” beginning on page 150.

Conditions to Completion of the Merger

A number of conditions must be satisfied or waived, where legally permissible, before the merger can be consummated. These include, among others:

•	the approval by Realty Income’s stockholders of the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement;

•	the approval by ARCT’s stockholders of the merger and the other transactions contemplated by the merger agreement;

•	the absence of injunction or law prohibiting the merger;

•	the effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part;

•	the approval for listing on the NYSE of the shares of Realty Income common stock to be issued to ARCT stockholders pursuant to the merger agreement, subject to official notice of issuance;

•

the accuracy of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards);

•	the absence of any material adverse effect being experienced by either party;

•	the receipt of a legal opinion from each party’s legal counsel regarding such party’s qualification as a REIT;

•

the receipt by each party of an opinion from such party’s legal counsel to the effect that the merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code; and

•	receipt by ARCT of certain debt consents.

Neither Realty Income nor ARCT can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.

For more information regarding the conditions to the consummation of the merger and a complete list of such conditions, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 136.

Regulatory Approvals Required for the Merger

The merger may be subject to the regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities. Nevertheless, neither Realty Income nor ARCT is aware of any regulatory approvals that are expected to prevent the consummation of the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 111.

No Solicitation and Change in Recommendation

Under the merger agreement, ARCT has agreed not to, and to cause its subsidiaries not to (and not authorize and use reasonable best efforts to cause its officers, directors, managers and other representatives not to), directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a competing acquisition proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any third party any nonpublic information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any competing acquisition proposal or inquiry, (iii) approve or recommend a competing acquisition proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a competing acquisition proposal, or (iv) propose or agree to do any of the foregoing.

However, prior to the approval of the merger and the other transactions contemplated by the merger agreement by ARCT stockholders, ARCT may, under certain specified circumstances, engage in discussions or negotiations with and provide nonpublic information regarding itself to a third party making an unsolicited, bona fide written competing acquisition proposal. Under the merger agreement, ARCT is required to notify Realty Income promptly if it receives any competing acquisition proposal or inquiry or any request for nonpublic information in connection with a competing acquisition proposal.

Before the approval of the merger and the other transactions contemplated by the merger agreement by ARCT stockholders, ARCT’s board of directors may, under certain specified circumstances, withdraw its recommendation of the merger if ARCT’s board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law. For more information regarding the limitations on ARCT and its board of directors to consider other proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by ARCT” beginning on page 140.

Termination of the Merger Agreement

Realty Income and ARCT may mutually agree to terminate the merger agreement before completing the merger, even after approval of the Realty Income stockholders or approval of the ARCT stockholders.

In addition, either Realty Income or ARCT (so long as it is not at fault) may decide to terminate the merger agreement if:

•

the merger is not consummated by March 6, 2013, unless as of March 6, 2013, all conditions to closing have been satisfied or waived other than the obligation of ARCT to obtain certain debt consents, in which case this date will be extended to April 8, 2013;

•	there is a final, non-appealable order or injunction prohibiting the merger;

•	ARCT stockholders fail to approve the merger and the other transactions contemplated by the merger agreement;

•	Realty Income stockholders fail to approve the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger; or

•	the other party materially breaches the merger agreement and does not cure such breach within a specified period.

ARCT may also terminate the merger agreement prior to the ARCT stockholder approval in order to enter into an alternative acquisition agreement with respect to a superior proposal provided that ARCT concurrently pays the termination fee. Realty Income may also terminate the merger agreement if (i) the ARCT board of directors has made an adverse recommendation change, (ii) ARCT materially breaches its obligations regarding the preparation of the Form S-4 and the joint proxy statement/prospectus and the holding of ARCT’s stockholder meeting, or (iii) ARCT enters into a definitive agreement with respect to an alternative acquisition proposal. For more information regarding the rights of Realty Income and ARCT to terminate the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 146.

Expenses and Termination Fees

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, under the side letter, AR Capital and Mr. Schorsch have agreed to reimburse Realty Income for certain transaction expenses of ARCT in excess of $15 million. In addition, the merger agreement provides that if the merger agreement is terminated under certain circumstances, ARCT may be obligated to pay Realty Income a termination fee of $51 million plus $4 million in expense reimbursement. In certain other circumstances, Realty Income or ARCT may be required to pay $4 million in expense reimbursement to the other party, even if, in the case of payment by ARCT, the termination fee is not payable.

For more information regarding the termination fee and expense reimbursement, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by ARCT to Realty Income” beginning on page 147 and “The Merger Agreement—Termination of the Agreement—Expenses Payable by Realty Income to ARCT” beginning on page 148.

Material U.S. Federal Income Tax Consequences of the Merger

It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the merger that Realty Income and ARCT receive written opinions from their respective counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as such a reorganization, U.S. holders of ARCT common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their ARCT common stock for Realty Income common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Realty Income common stock.

For further discussion of the material U.S. federal income tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 111.

Holders of ARCT common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

Accounting Treatment of the Merger

Realty Income will account for the merger using the purchase method of accounting under U.S. generally accepted accounting principles, which we refer to as GAAP. The merger will be accounted for by applying the purchase method, with Realty Income treated as the acquiror.

Comparison of Rights of Realty Income Stockholders and ARCT Stockholders

At the effective time of the merger, ARCT stockholders will become Realty Income stockholders. Realty Income’s charter and bylaws contain provisions that are different from ARCT’s charter and bylaws as currently in effect.

For a summary of certain differences between the rights of Realty Income stockholders and ARCT stockholders, see “Comparison of Rights of Realty Income Stockholders and ARCT Stockholders” beginning on page 151.

Recent Developments

During the first nine months of 2012, Realty Income acquired properties with an aggregate purchase price of approximately $717.6 million. Moreover, in addition to the transactions contemplated by the merger agreement, Realty Income has entered into agreements to acquire additional properties with an aggregate purchase price of approximately $283 million. The total acquired properties and contracted property acquisitions for the second half of 2012 consist of approximately 145 single-tenant properties net leased to 26 different tenants, and all are of property types that Realty Income already has in its portfolio. In aggregate, during all of 2012, Realty Income anticipates acquiring in excess of $1.0 billion of new properties. On an aggregate basis, no single tenant of the properties that Realty Income has acquired or anticipates acquiring during 2012 will account for more than 10% of Realty Income’s assets as of December 31, 2011, which is the date of the last audited balance sheet.

Similarly, ARCT has acquired or entered into agreements to acquire properties with an aggregate purchase price of approximately $78 million during the second half of 2012 and first half of 2013. These acquisitions consist of approximately 40 single-tenant properties net leased to 12 different tenants, and all are in industries and of property types that ARCT already has in its portfolio. On an aggregate basis, no single tenant of the properties that ARCT has acquired or anticipates acquiring during 2012 and the first half of 2013 will account for more than 10% of ARCT’s assets as of December 31, 2011, which is the date of ARCT’s last audited balance sheet.

The acquisitions that have not closed yet are subject to various customary conditions to closing, the failure of which could delay the closing of one or more of these proposed acquisitions or result in one or more of these proposed transactions not closing or closing on terms that are different from those currently contemplated. Realty Income expects to fund any of these acquisitions that close in the future (including any ARCT acquisitions that close after the merger) with borrowings under its acquisition credit facility or possible issuances of additional securities. ARCT is expected to fund any of its acquisitions that are to close before the merger closes with borrowings under its credit facility.

On October 2, 2012, Realty Income issued $350 million in aggregate principal amount of 2.00% senior unsecured notes due January 2018, or the 2018 Notes, and $450 million in aggregate principal amount of 3.25% senior unsecured notes due October 2022, or the 2022 Notes. The price to the investors for the 2018 Notes was 99.910% of the principal amount for an effective yield of 2.017% per annum. The price to the investors for the 2022 Notes was 99.382% of the principal amount for an effective yield of 3.323% per annum. The total net proceeds of approximately $790.7 million from these offerings were used to repay all outstanding borrowings under Realty Income’s acquisition credit facility, and the remaining proceeds will be used for general corporate purposes, which may include additional property acquisitions.

Selected Historical Financial Information of Realty Income

Presented below is the selected consolidated financial data of Realty Income as of and for the periods indicated. The selected historical consolidated financial data as of December 31, 2011 and 2010 and for each of the fiscal years ended December 31, 2011, 2010 and 2009 have been derived from Realty Income’s historical audited consolidated financial statements, which were adjusted for discontinued operations and are incorporated by reference herein. The selected historical consolidated financial data as of December 31, 2009, 2008 and 2007 and for each of the fiscal years ended December 31, 2008 and 2007 were derived from Realty Income’s historical audited consolidated financial statements, which were adjusted for discontinued operations but not included in this joint proxy statement/prospectus or incorporated by reference herein.

The historical financial data as of September 30, 2012 and 2011 and for the nine-month periods ended September 30, 2012 and 2011 were derived from Realty Income’s historical unaudited condensed consolidated financial statements, which are incorporated by reference herein. In Realty Income’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim September 30, 2012 financial information. Interim results for the nine months ended and as of September 30, 2012 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2012.

You should read this selected historical financial information together with the financial statements included in reports that are incorporated by reference in this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of Realty Income contained in such reports.

	Historical as of or for the nine months ended September 30,		Historical as of or for the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Total assets (book value)	$5,036,326	$4,274,774	$4,419,389	$3,535,590	$2,914,787	$2,994,179	$3,077,352
Cash and cash equivalents	2,794	5,543	4,165	17,607	10,026	46,815	193,101
Total debt	2,492,394	1,914,750	2,055,181	1,600,000	1,354,600	1,370,000	1,470,000
Total liabilities	2,593,623	1,999,232	2,164,535	1,688,625	1,426,778	1,439,518	1,539,260
Total stockholders’ equity	2,442,703	2,275,542	2,254,854	1,846,965	1,488,009	1,554,661	1,538,092
Net cash provided by operating activities	208,528	199,247	298,952	243,368	226,707	246,155	318,169
Net change in cash and cash equivalents	(1,371)	12,064	(13,442)	7,581	(36,789)	(146,286)	182,528
Total revenue	349,932	303,486	416,730	339,642	318,589	318,371	284,002
Income from continuing operations	113,188	108,518	148,079	118,128	116,083	105,514	118,549
Income from discontinued operations	6,941	7,509	8,953	12,656	15,044	26,327	21,860
Net income	120,129	116,027	157,032	130,784	131,127	131,841	140,409
Preferred stock cash dividends	(30,435)	(18,190)	(24,253)	(24,253)	(24,253)	(24,253)	(24,253)
Excess of redemption value over carrying value of preferred shares redeemed	(3,696)	—	—	—	—	—	—
Net income available to common stockholders	85,998	97,837	132,779	106,531	106,874	107,588	116,156
Cash distributions paid to common stockholders	175,719	161,276	219,297	182,500	178,008	169,655	157,659
Net income per common share, basic and diluted	0.65	0.79	1.05	1.01	1.03	1.06	1.16
Cash distributions paid per common share	1.3173125	1.3010625	1.736625	1.721625	1.706625	1.662250	1.560250
Cash distributions declared per common share	1.3232500	1.3020000	1.737875	1.722875	1.707875	1.667250	1.570500
Basic weighted average number of common shares outstanding	132,731,984	123,921,317	126,142,696	105,869,637	103,577,507	101,178,191	100,195,031
Diluted weighted average number of common shares outstanding	132,845,970	124,013,142	126,189,399	105,942,721	103,581,053	101,209,883	100,333,966

Selected Historical Financial Information of ARCT

The following selected historical financial information for each of the years during the three-year period ended December 31, 2011 and the selected balance sheet data as of December 31, 2011 and 2010 have been derived from ARCT’s audited consolidated financial statements contained in its Annual Report on Form 10-K/A filed with the SEC on May 11, 2012, which has been incorporated into this document by reference. The selected historical financial information for each of the years ended December 31, 2008 and 2007 and as of December 31, 2009, 2008 and 2007 has been derived from ARCT’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The selected historical financial information for each of the nine-month periods ended September 30, 2012 and 2011, and as of September 30, 2012 has been derived from ARCT’s unaudited consolidated financial statements contained in ARCT’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, which has been incorporated into this joint proxy statement/prospectus by reference. The selected historical financial information as of September 30, 2011 has been derived from ARCT’s unaudited consolidated financial statements contained in ARCT’s Quarterly Report on Form 10-Q for the quarterly period ended September 30,

2011, which has not been incorporated into this joint proxy statement/prospectus by reference. In ARCT’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim September 30, 2012 financial information. Interim results for the nine months ended and as of September 30, 2012 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2012.

You should read this selected historical financial information together with the financial statements included in reports that are incorporated by reference in this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of ARCT contained in such reports.

	Historical as of September 30,		Historical as of December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Total real estate investments, at cost	$2,169,394	$1,843,115	$2,126,171	$882,593	$338,556	$164,770	$—
Total assets	2,059,501	2,133,164	2,130,575	914,054	339,277	164,942	938
Short-term borrowings	—	—	—	—	15,878	30,926	—
Mortgage notes payable	511,144	649,068	673,978	372,755	183,811	112,742	—
Mortgage discount and premium, net	756	716	679	1,163	—	—	—
Long-term notes payable	—	—	—	12,790	13,000	1,090	—
Note payable	235,000	—	—	—	—	—	—
Revolving credit facilities	202,307	—	10,000	—	—	—	—
Total liabilities	1,039,524	718,307	730,371	411,390	228,721	163,183	738
Total equity	1,019,977	1,424,857	1,400,204	502,664	110,556	1,759	200

	Historical Results For the Nine Months Ended September 30,		Historical Results For the Years Ended December 31,				Historical Results for the Period from August 17, 2007 (date of inception) to December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Total revenue	$137,324	$86,029	$129,120	$44,773	$14,964	$5,546	$—
Expenses:
Acquisition and transaction related costs	1,233	23,377	30,005	12,471	506	—	—
Property operating	7,488	2,666	5,297	—	—	—	—
Fees to affiliate	4,143	2,572	5,572	1,350	145	4	—
General and administrative	6,600	1,104	2,691	1,013	507	380	1
Equity-based compensation	1,955	1,099	1,477	431	—	—	—
Depreciation and amortization	78,521	45,015	68,939	21,654	8,315	3,056	—
Listing and internalization	85,766	—	—	—	—	—	—

Total operating expenses	185,706	75,833	113,981	36,919	9,473	3,440	1

Operating income (loss)	(48,382)	10,196	15,139	7,854	5,491	2,106	(1)
Other income (expenses):
Interest expense (includes extinguishment of debt)	(30,447)	(25,879)	(35,950)	(18,109)	(10,352)	(4,774)	—
Extinguishment of debt	(6,902)	(720)	(1,423)	—	—	—	—
Equity in income of unconsolidated joint venture	36	71	96	—	—	—	—
Other income (loss), net	1,980	(473)	766	765	51	3	—
Gains (losses) on derivative instruments	(4,055)	(2,967)	(2,539)	(305)	495	(1,618)	—
Gains (losses) on disposition of property	—	(44)	(44)	143	—	—	—

Total other expenses	(39,388)	(29,066)	(39,094)	(17,506)	(9,806)	(6,389)	—

	Historical Results For the Nine Months Ended September 30,		Historical Results For the Years Ended December 31,				Historical Results for the Period from August 17, 2007 (date of inception) to December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Net loss	(87,770)	(18,870)	(23,955)	(9,652)	(4,315)	(4,283)	(1)
Net income (loss) attributable to non-controlling interests	(526)	(830)	(1,121)	(181)	49	—	—

Net loss attributable to American Realty Capital Trust, Inc.	$(88,296)	$(19,700)	$(25,076)	$(9,833)	$(4,266)	$(4,283)	$(1)

Other data
Net loss per common share—basic and diluted	$(0.54)	$(0.17)	$(0.20)	$(0.31)	$(0.74)	$(6.02)	—

Distributions declared	$0.70	$0.70	$0.70	$0.70	$0.67	$0.65	$—

Weighted-average number of common shares outstanding, basic and diluted	165,271,199	119,235,958	133,730,159	32,539,393	5,768,761	711,524	—

Selected Unaudited Pro Forma Consolidated Financial Information

The following tables set forth selected unaudited pro forma consolidated financial information. The pro forma consolidated financial information combines the historical financial statements of Realty Income and ARCT after giving effect to the merger using the purchase method of accounting and Realty Income’s preliminary estimates, assumptions and pro forma adjustments as described below and in the accompanying notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information should be read in conjunction with Realty Income’s historical consolidated financial statements and ARCT’s historical consolidated financial statements, including the notes thereto, which are incorporated by reference into this proxy statement/prospectus. The selected unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the unaudited pro forma consolidated financial information and accompanying notes included in this joint proxy statement/prospectus beginning on page F-1.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements.

	Nine months ended September 30, 2012	Year ended December 31, 2011
	(in thousands, except for per share data)
Statement of operations data:
Total revenue	$486,878	$597,453
Income (loss) from continuing operations
attributable to common stockholders	$(6,457)	$89,679
Income (loss) from continuing operations attributable to common stockholders per common share:
Basic	$(0.04)	$0.52
Diluted	$(0.04)	$0.52

	As of September 30, 2012
Balance sheet data:
Total real estate, at costs	$8,078,779
Total assets	$7,957,666
Line of credit payable	$305,100
Mortgages payable, net	$660,538
Notes payable	$2,550,000
Total liabilities	$3,718,140
Total stockholders’ equity	$4,215,484
Total equity	$4,239,526

Unaudited Comparative Per Share Information

The following tables set forth, for the nine months ended September 30, 2012 and for the year ended December 31, 2011, selected per share information for Realty Income common stock on a historical and pro forma combined basis and for ARCT common stock on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the merger using the purchase method of accounting. The data is derived from and should be read in conjunction with the Realty Income and ARCT audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of Realty Income and ARCT and related notes, and the unaudited pro forma condensed consolidated financial information and related notes, which are included elsewhere in this joint proxy statement/prospectus.

The pro forma consolidated ARCT equivalent information shows the effect of the merger from the perspective of an owner of ARCT common stock. The information was computed by multiplying the Realty Income pro forma combined information by the exchange ratio of 0.2874.

The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.

The pro forma income from continuing operations per share includes the combined income (loss) from continuing operations of Realty Income and ARCT on a pro forma basis as if the transactions were consummated on January 1, 2011.

	Realty Income		ARCT
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the Nine Months Ended September 30, 2012
Income (loss) from continuing operations attributable to common stockholders per common share:
Basic	$0.60	$(0.04)	$(0.54)	$(0.01)
Diluted	$0.60	$(0.04)	$(0.54)	$(0.01)
Dividends declared per common share	$1.32	$1.32	$0.53	$0.38
Book value per common share	$13.74	$20.14	$6.36	$5.79

For the Year Ended December 31, 2011
Income (loss) from continuing operations attributable to common stockholders per common share:
Basic	$0.98	$0.52	$(0.20)	$0.15
Diluted	$0.98	$0.52	$(0.20)	$0.15
Dividends declared per common share	$1.74	$1.74	$0.70	$0.50
Book value per common share	$14.39	$20.64	$7.75	$5.93

Comparative Realty Income and ARCT Market Price and Dividend Information

Realty Income’s Market Price Data

Realty Income’s common stock is listed on the NYSE under the symbol “O.” This table sets forth, for the periods indicated, the high and low sales prices per share of Realty Income’s common stock, as reported by the NYSE, and distributions declared per share of Realty Income common stock.

	Price Per Share of Common Stock		Distributions Declared Per Share(1)
	High	Low
2010
First Quarter	31.18	25.30	0.429313
Second Quarter	34.53	28.42	0.430250
Third Quarter	34.79	29.12	0.431188
Fourth Quarter	35.97	32.92	0.432125
2011
First Quarter	36.12	33.40	0.433063
Second Quarter	36.35	32.19	0.434000
Third Quarter	35.03	27.95	0.4349375
Fourth Quarter	35.76	29.78	0.4358750
2012
First Quarter	39.03	34.30	0.4368125
Second Quarter	41.98	36.87	0.4377500
Third Quarter	44.22	40.35	0.4486875

(1)	Common stock cash distributions currently are declared monthly by Realty Income, based on financial results for the prior months.

ARCT’s Market Price Data

ARCT’s common stock is listed on NASDAQ under the symbol “ARCT.” This table sets forth, for the periods indicated, the range of high and low sales prices for ARCT’s common stock as reported on NASDAQ. ARCT’s fiscal year ends on December 31 of each year.

	Price Per Share of Common Stock		Distributions Declared Per Share
	High	Low
2012
First Quarter	10.58	5.54	0.17499
Second Quarter	11.25	9.76	0.17499
Third Quarter	12.74	10.62	0.17624

If Realty Income continues to pay monthly cash dividends at the rate of $0.1514375 per share after the merger, this dividend, from the perspective of a holder of ARCT common stock, would be equivalent to a monthly dividend of approximately $0.04352 per share of ARCT common stock, based on the exchange ratio of 0.2874, which is approximately 27% less than ARCT’s most recent monthly dividend of $0.05958 per share of ARCT common stock.

Recent Closing Prices

The following table sets forth the closing per share sales prices of Realty Income’s common stock and ARCT’s common stock as reported on the NYSE and NASDAQ, respectively, on September 5, 2012, the last full trading day before the public announcement of the execution of the merger agreement by Realty Income and ARCT, and on November 27, 2012, the latest practicable trading day before the date of this joint proxy statement/prospectus:

	Realty Income Common Stock	ARCT Common Stock
September 5, 2012	$42.48	$11.96
November 27, 2012	$39.45	$11.43

The market price of Realty Income common stock and ARCT common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger. Because the number of shares of Realty Income common stock to be issued in connection with the merger for each share of ARCT common stock is fixed in the merger agreement, the market value of Realty Income common stock to be received by ARCT stockholders at the effective time of the merger may vary significantly from the prices shown in the table above.

Following the transaction, Realty Income common stock will continue to be listed on the NYSE and, until the completion of the merger, ARCT’s common stock will continue to be listed on NASDAQ.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for (i) if you are a Realty Income stockholder, the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger, or (ii) if you are an ARCT stockholder, the approval of the merger and other transactions contemplated by the merger agreement, the approval of the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Realty Income and ARCT because these risks will also affect the combined company. These risks can be found in Realty Income’s and ARCT’s respective Annual Reports on Form 10-K for the year ended December 31, 2011 and other reports filed by Realty Income and ARCT with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 156.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Realty Income’s or ARCT’s stock price.

Upon the consummation of the merger, each share of ARCT common stock will be converted into the right to receive 0.2874 of a share of Realty Income common stock, with cash paid in lieu of fractional shares. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either Realty Income common stock or ARCT common stock. Changes in the price of Realty Income common stock prior to the merger will affect the market value of the merger consideration that ARCT stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	market reaction to the announcement of the merger and the prospects of the combined company;

•	changes in our respective businesses, operations, assets, liabilities and prospects;

•	changes in market assessments of the business, operations, financial position and prospects of either company;

•	market assessments of the likelihood that the merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Realty Income’s and ARCT’s common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which ARCT and Realty Income operate; and

•	other factors beyond the control of Realty Income and ARCT, including those described or referred to elsewhere in this “Risk Factors” section.

The price of Realty Income common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Realty Income and ARCT. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of closing prices of Realty Income common stock during the period from September 5, 2012, the last trading day before public announcement of the merger, through November 27, 2012, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 0.2874 shares of Realty Income common stock represented a market value ranging from a low of $10.77 to a high of $12.29.

Because the merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the Realty Income common stock that ARCT stockholders will receive upon completion of the merger. You should consider the following two risks:

•

If the price of Realty Income common stock increases between the date the merger agreement was signed or the date of the Realty Income special meeting and the effective time of the merger, ARCT stockholders will receive shares of Realty Income common stock that have a market value upon completion of the merger that is greater than the market value of such shares calculated pursuant to the exchange ratio when the merger agreement was signed or the date of the Realty Income special meeting, respectively. Therefore, while the number of shares of Realty Income common stock to be issued per share of ARCT common stock is fixed, Realty Income stockholders cannot be sure of the market value of the consideration that will be paid to ARCT stockholders upon completion of the merger.

•

If the price of Realty Income common stock declines between the date the merger agreement was signed or the date of the ARCT special meeting and the effective time of the merger, including for any of the reasons described above, ARCT stockholders will receive shares of Realty Income common stock that have a market value upon completion of the merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the ARCT special meeting, respectively. Therefore, while the number of shares of Realty Income common stock to be issued per share of ARCT common stock is fixed, ARCT stockholders cannot be sure of the market value of the Realty Income common stock they will receive upon completion of the merger or the market value of Realty Income common stock at any time after the completion of the merger.

The merger and related transactions are subject to approval by stockholders of both Realty Income and ARCT.

In order for the merger to be completed, ARCT stockholders must approve the merger and the other transactions contemplated by the merger agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT common stock entitled to vote on such proposal. In addition, while a vote of Realty Income stockholders is not required to approve the merger, Realty Income’s stockholders’ approval is required under applicable NYSE rules in order for Realty Income to be authorized to issue the shares of Realty Income common stock to ARCT stockholders as part of the merger consideration. Approval of the issuance of shares of Realty Income common stock to ARCT stockholders under NYSE rules requires approval by holders of at least a majority of the total votes cast, provided that the total votes cast represent at least a majority of the outstanding shares of Realty Income common stock entitled to vote on such proposal.

Realty Income and ARCT stockholders will be diluted by the merger.

The merger will dilute the ownership position of the current Realty Income stockholders, and result in ARCT stockholders having an ownership stake in Realty Income that is smaller than their current stake in ARCT. Following the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement, Realty Income stockholders and the former ARCT stockholders are expected to hold approximately 74.4% and 25.6%, respectively, of the combined company’s common stock outstanding immediately after the merger, based on the number of shares of common stock of each of Realty Income and ARCT currently outstanding and various assumptions regarding share issuances by each of Realty Income and ARCT prior to the effective time of the merger. Consequently, Realty Income stockholders and ARCT stockholders, as a general matter, will have less influence over the management and policies of Realty Income after the merger than each currently exercise over the management and policies of Realty Income and ARCT, as applicable.

If the merger does not occur, one of the companies may incur payment obligations to the other.

If the merger agreement is terminated under certain circumstances, ARCT may be obligated to pay Realty Income a termination fee of $51 million plus $4 million in expense reimbursement, or Realty Income may be required to pay ARCT $4 million in expense reimbursement. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by ARCT to Realty Income” beginning on page 147 and “The Merger Agreement—Termination of the Agreement—Expenses Payable by Realty Income to ARCT” beginning on page 148.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Realty Income and ARCT.

If the merger is not completed, the ongoing businesses of Realty Income and ARCT could be adversely affected and each of Realty Income and ARCT will be subject to several risks, including the following:

•

ARCT being required, under certain circumstances, to pay to Realty Income a termination fee of $51 million and/or $4 million in expense reimbursement or Realty Income being required, under certain circumstances, to pay to ARCT $4 million in expense reimbursement;

•	having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

If the merger is not completed, these risks could materially affect the business, financial results and stock prices of Realty Income or ARCT.

The pendency of the merger could adversely affect the business and operations of Realty Income and ARCT.

In connection with the pending merger, some customers or vendors of each of Realty Income and ARCT may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of Realty Income and ARCT, regardless of whether the merger is completed. In addition, due to operating covenants in the merger agreement, each of Realty Income and ARCT may be unable, during the pendency of the merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

Some of the directors and executive officers of ARCT have interests in seeing the merger completed that are different from, or in addition to, those of the other ARCT stockholders.

Some of the directors and executive officers of ARCT have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the stockholders of ARCT. These interests include, among other things, an incentive listing fee note agreement, a financial advisory and information letter agent agreement, a legal services agreement, a legal services reimbursement agreement, a transition services agreement, a facilities license agreement, certain “change of control” payments, benefits and certain incentive awards. These interests, among other things, may influence the directors and executive officers of ARCT to support or approve the merger. See “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100.

In addition, Realty Income and ARCT have entered into a voting agreement with Nicholas S. Schorsch, the chairman of the board of directors of ARCT, and William M. Kahane, the chief executive officer, president and a director of ARCT, in their capacities as stockholders of ARCT. The voting agreement requires Messrs. Schorsch and Kahane to vote in favor of the proposals to be voted on at the ARCT special meeting of stockholders and to vote against certain actions. The voting agreement specifically does not limit or restrict the rights and obligations of Mr. Schorsch as a director of ARCT or Mr. Kahane as a director and officer of ARCT, and it in no way restricts Messrs. Schorsch and Kahane from exercising their fiduciary duties to ARCT. However, the voting agreement does limit the rights of Messrs. Schorsch and Kahane, solely in their capacity as stockholders, to vote against the proposals to be voted on at ARCT’s special meeting of stockholders and for certain other actions. A copy of the voting agreement can be found attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference.

The merger agreement contains provisions that could discourage a potential competing acquirer of ARCT or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict ARCT’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of ARCT. In addition, Realty Income generally has an opportunity to offer to modify the terms of the proposed merger in response to any competing acquisition proposals that may be made before the ARCT board of directors may withdraw or qualify its recommendation. Upon termination of the merger agreement in certain circumstances, ARCT may be required to pay a termination fee and/or expense reimbursement to Realty Income, and in certain other circumstances, Realty Income may be required to pay an expense reimbursement to ARCT. See “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by ARCT” beginning on page 140, “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by ARCT to Realty Income” beginning on page 147, and “The Merger Agreement—Termination of the Merger Agreement— Expenses Payable by Realty Income to ARCT” beginning on page 148.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of ARCT from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expense reimbursement that may become payable in certain circumstances.

If the merger is not consummated by March 6, 2013 (unless extended), either Realty Income or ARCT may terminate the merger agreement.

Either Realty Income or ARCT may terminate the merger agreement if the merger has not been consummated by March 6, 2013, unless as of March 6, 2013, all conditions to closing have been satisfied or waived other than the obligation of ARCT to obtain certain debt consents, in which case this date will be extended to April 8, 2013. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principle cause of, or resulted in, the failure to consummate the merger. For more information, please see the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 146.

Risk Factors Relating to Realty Income Following the Merger

Realty Income expects to incur substantial expenses related to the merger.

Realty Income expects to incur substantial expenses in connection with completing the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of ARCT with those of Realty Income. There are several systems that must be integrated, including accounting and finance and asset management. While Realty Income has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that Realty Income expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger.

Following the merger, the combined company may be unable to integrate successfully the businesses of Realty Income and ARCT and realize the anticipated benefits of the merger or do so within the anticipated timeframe.

The merger involves the combination of two companies which currently operate as independent public companies. Even though the companies are operationally similar, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Realty Income and ARCT. In addition, ARCT’s real estate portfolio includes a number of U.S. General Services Administration assets, among others, and Realty Income has less experience with this type of property than with its historical property base. It is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with customers, vendors and employees or to fully achieve the anticipated benefits of the merger.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The market price of Realty Income common stock may decline as a result of the merger.

The market price of Realty Income common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the merger on Realty Income’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, following the effective time of the merger, Realty Income stockholders and former ARCT stockholders will own interests in a combined company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders of Realty Income and ARCT may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of Realty Income common stock. If, following the effective time of the merger, large amounts of Realty Income common stock are sold, the price of Realty Income common stock could decline.

After the merger is completed, ARCT stockholders who receive Realty Income common stock in the merger will have different rights that may be less favorable than their current rights as ARCT stockholders.

After the closing of the merger, ARCT stockholders who receive Realty Income common stock in the merger will have different rights than they currently have as ARCT stockholders. For a detailed discussion of the significant differences between your rights as a stockholder of ARCT and your rights as a stockholder of Realty Income, see “Comparison of Rights of Realty Income Stockholders and ARCT Stockholders” beginning on page 151.

Realty Income cannot assure you that it will be able to continue paying dividends at the current rate.

As noted elsewhere in this joint proxy statement/prospectus, Realty Income plans to continue its current monthly dividend practices following the merger. However, Realty Income stockholders may not receive the same dividends following the merger for various reasons, including the following:

•

as a result of the merger and the issuance of shares of Realty Income common stock in connection with the merger, the total amount of cash required for Realty Income to pay dividends at its current rate will increase;

•	Realty Income may not have enough cash to pay such dividends due to changes in Realty Income’s cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Realty Income board of directors, which reserves the right to change Realty Income’s dividend practices at any time and for any reason;

•	Realty Income may desire to retain cash to maintain or improve its credit ratings; and

•

the amount of dividends that Realty Income’s subsidiaries may distribute to Realty Income may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Realty Income’s stockholders have no contractual or other legal right to dividends that have not been declared.

The merger will likely result in a reduction in per share equivalent dividend payments for holders of ARCT common stock after the merger.

If Realty Income continues to pay monthly cash dividends at the rate of $0.1514375 per share after the merger, this dividend, from the perspective of a holder of ARCT common stock, would be equivalent to a monthly dividend of approximately $0.04352 per share of ARCT common stock, based on the exchange ratio of 0.2874, which is approximately 27% less than ARCT’s most recent monthly dividend of $0.05958 per share of ARCT common stock.

In connection with the announcement of the merger agreement, nine lawsuits have been filed and are pending, as of December 6, 2012, seeking, among other things, to enjoin the merger and rescind the merger agreement, and an adverse judgment in any of the lawsuits may prevent the merger from becoming effective within the expected timeframe (if at all).

As of December 6, 2012, purported stockholders of ARCT have filed nine lawsuits against ARCT, its directors, Realty Income and Merger Sub, challenging the merger. The complaints allege that ARCT’s directors breached their fiduciary duties to ARCT stockholders and/or to ARCT itself in connection with the merger, and further claim that Realty Income and Merger Sub aided and abetted those alleged breaches of fiduciary duty. The various amended complaints add allegations that disclosures regarding the proposed merger in the joint proxy statement/prospectus filed on October 1, 2012 are inadequate. The complaints seek injunctive relief, including enjoining or rescinding the merger, and an award of unspecified attorneys’ and other fees and costs, in addition to other relief (including damages). We may also be the target of similar litigation in the future.

While Realty Income and ARCT management believe that the allegations in the complaints are without merit and intend to defend vigorously against these allegations, we cannot assure you as to the outcome of these, or any similar future lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may prevent the completion of the merger in the expected time frame, or may prevent it from being completed altogether. Whether or not the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of our businesses. For more information about litigation related to the merger, see “The Merger—Litigation Relating to the Merger” beginning on page 130.

Counterparties to certain significant agreements with ARCT may have consent rights in connection with the merger.

ARCT is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions. Under certain of these agreements, the merger will constitute a change in control and, therefore, the counterparty may assert its rights in connection with the merger. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available.

Realty Income may incur adverse tax consequences if ARCT has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

If ARCT has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, Realty Income may inherit significant tax liabilities, and Realty Income could lose its REIT status should disqualifying activities continue after the merger.

REITs are subject to a range of complex organizational and operational requirements.

In order to qualify as a REIT, each of Realty Income and ARCT must distribute with respect to each taxable year at least 90% of its net income (excluding capital gains) to its stockholders. A REIT must also meet certain requirements with respect to the nature of its income and assets, and the ownership of its stock. For any taxable year that Realty Income or ARCT fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, Realty Income or ARCT, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Realty Income or ARCT, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If Realty Income or ARCT failed to qualify as a REIT, the market price of Realty Income common stock may decline, and Realty Income may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

Realty Income’s anticipated level of indebtedness will increase upon completion of the merger and will increase the related risks Realty Income now faces.

In connection with the merger, Realty Income will assume certain indebtedness of ARCT and will be subject to increased risks associated with debt financing, including an increased risk that the combined company’s cash flow could be insufficient to meet required payments on its debt. At September 30, 2012, Realty Income had indebtedness of $2.5 billion, including $609.0 million of outstanding borrowings under its acquisition credit facility, a total of $1.75 billion of outstanding unsecured senior debt securities and $133.4 million of outstanding mortgage debt. Taking into account Realty Income’s existing indebtedness and the assumption of indebtedness in the merger, Realty Income’s pro forma consolidated indebtedness as of September 30, 2012, after giving effect to the merger, would be approximately $3.5 billion, including $660.5 million of mortgage debt and $800 million of notes issued by Realty Income in October 2012, the proceeds of which were used to pay down the line of credit.

Realty Income’s increased indebtedness could have important consequences to holders of its common stock and preferred stock, including ARCT stockholders who receive Realty Income common stock in the merger, including:

•	increasing Realty Income’s vulnerability to general adverse economic and industry conditions;

•	limiting Realty Income’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring the use of a substantial portion of Realty Income’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting Realty Income’s flexibility in planning for, or reacting to, changes in its business and its industry; and

•	putting Realty Income at a disadvantage compared to its competitors with less indebtedness.

If Realty Income defaults under a mortgage loan, it will automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans. Although Realty Income anticipates that it will pay off its mortgage payables as soon as prepayment penalties and other costs make it economically feasible to do so, Realty Income cannot anticipate when such payment will occur.

Realty Income and ARCT Face Other Risks.

The risks listed above are not exhaustive, and you should be aware that following the merger, Realty Income and ARCT will face various other risks, including those discussed in reports filed by Realty Income and ARCT with the SEC. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 156.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain certain forecasts and other forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or Realty Income’s or ARCT’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger—Background of the Merger,” “The Merger—Recommendation of Realty Income’s Board of Directors and Its Reasons for the Merger,” “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger,” “The Merger—Certain Prospective Financial Information Reviewed by Realty Income” and “The Merger—Certain Prospective Financial Information Reviewed by ARCT” constitute forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond Realty Income’s and ARCT’s control. These include the factors described above in “Risk Factors” and under the caption “Risk Factors” in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2011 and in ARCT’s Annual Report on Form 10-K for the year ended December 31, 2011 as well as:

•	each company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments;

•	the nature and extent of future competition;

•	increases in each company’s cost of borrowing as a result of changes in interest rates and other factors;

•	each company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

•

the ability and willingness of each company’s tenants to renew their leases upon expiration of the leases and each company’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the tenants or in the event either company exercises its right to replace an existing tenant upon default;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either company or its major tenants;

•	risks associated with the ability to consummate the merger and the timing of the closing of the merger;

•	the risk that the anticipated benefits from the merger may not be realized or may take longer to realize than expected;

•	unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; and

•	each company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations.

Should one or more of the risks or uncertainties described above or elsewhere in reports incorporated by reference herein occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus, as applicable.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Realty Income, ARCT or persons acting on their behalf may issue.

Except as otherwise required by applicable law, Realty Income and ARCT disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information; Incorporation by Reference.”

THE COMPANIES

Realty Income Corporation and Tau Acquisition LLC

Realty Income is The Monthly Dividend Company®. Realty Income is a Maryland corporation organized to operate as an equity real estate investment trust, commonly referred to as a REIT. Realty Income’s primary business objective is to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share. Additionally, Realty Income seeks to increase distributions to common stockholders and FFO per share through both active portfolio management and the acquisition of additional properties.

Realty Income is a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, credit research, real estate research, portfolio management and capital markets expertise. As of September 30, 2012, Realty Income owned a diversified portfolio of 2,838 properties located in 49 states, with over 34.3 million square feet of leasable space leased to 144 different retail and other commercial enterprises doing business in 44 separate industries. Of the 2,838 properties in the portfolio at that date, 2,822, or 99.4%, were single-tenant properties, and the remaining 16 were multi-tenant properties. At September 30, 2012, of the 2,822 single-tenant properties, 2,739, or 97.1%, were leased with a weighted average remaining lease term (excluding rights to extend a lease at the option of the tenant) of approximately 11.0 years.

Realty Income common stock is listed on the NYSE and trades under the symbol “O.”

Realty Income’s principal executive offices are located at 600 La Terraza Boulevard, Escondido, California 92025-3873, and its telephone number is (760) 741-2111.

Tau Acquisition LLC, referred to as Merger Sub, is a Delaware limited liability company and a direct wholly owned subsidiary of Realty Income that was formed for the purpose of entering into the merger agreement.

Additional information about Realty Income and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” on page 156.

American Realty Capital Trust, Inc.

ARCT is a Maryland corporation incorporated in August 2007 that qualifies as a REIT for federal income tax purposes. ARCT was formed to acquire a diversified portfolio of commercial real estate, which consists primarily of freestanding single tenant properties net leased to credit worthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock, excluding 25.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $10.00 per share, subject to certain volume and other discounts. In March 2008, ARCT commenced real estate operations. The ARCT IPO closed in July 2011 and ARCT operated as a non-traded REIT through February 29, 2012.

Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which ARCT became a self-administered REIT managed full-time by its own management team.

Substantially all of ARCT’s business is conducted through ARCT OP, of which ARCT is the sole general partner.

As of September 30, 2012, ARCT owned 507 properties with 15.8 million square feet of leasable area, 100% leased with a weighted average remaining lease term of 12.7 years. In constructing the portfolio, ARCT has been committed to diversification by industry, tenant and geography.

Concurrent with the Internalization, ARCT listed its common stock on NASDAQ, and commenced trading under the symbol “ARCT,” and ARCT’s common stock continues to be so listed and trades under such symbol.

ARCT’s principal executive offices are located at 405 Park Avenue, 14th Floor, New York, New York 10022, and its telephone number is (646) 937-6900.

Additional information about ARCT and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” on page 156.

Property Portfolio Information

At September 30, 2012, Realty Income owned a diversified portfolio:

•	Of 2,838 properties;

•	With an occupancy rate of 97.0%, or 2,754 properties leased and only 84 properties available for lease;

•	Leased to 144 different retail and other commercial enterprises doing business in 44 separate industries;

•	Located in 49 states;

•	With over 34.3 million square feet of leasable space; and

•	With an average leasable space per property of approximately 12,100 square feet.

At September 30, 2012, of Realty Income’s 2,838 properties, 2,739 were leased under net-lease agreements. A net lease typically requires the tenant to be responsible for minimum monthly rent and property operating expenses including property taxes, insurance and maintenance. In addition, Realty Income’s tenants are typically subject to future rent increases based on increases in the consumer price index (typically subject to ceilings), additional rent calculated as a percentage of the tenants’ gross sales above a specified level, or fixed increases.

At September 30, 2012, ARCT owned a diversified portfolio:

•	Of 507 properties;

•	With an occupancy rate of 100%;

•	Leased to 63 different retail and other commercial enterprises doing business in 20 separate industries;

•	Located in 43 states and in Puerto Rico;

•	With over 15.8 million square feet of leasable space; and

•	With an average leasable space per property of approximately 31,000 square feet.

The following tables present the pro-forma combination of the Realty Income and ARCT portfolios:

•	Of 3,345 properties, including 2,838 Realty Income properties at September 30, 2012 and 507 ARCT properties at September 30, 2012;

•	With an occupancy rate of 97.5%;

•	Leased to 188 different retail and other commercial enterprises doing business in 48 separate industries;

•	Located in 49 states and in Puerto Rico;

•	With over 50.1 million square feet of leasable space; and

•	With an average leasable space per property of approximately 15,000 square feet.

Combined Property Portfolio

All of the following property portfolio information is provided to illustrate the combined property portfolio of Realty Income and ARCT post-merger. This information includes an illustration of the combined portfolio by industry, property type and geography, as well as a combined lease expiration schedule. The Realty Income information is for the quarter ended September 30, 2012. The ARCT information represents quarterly information for the 507 properties owned at September 30, 2012.

Industry Diversification

The following table sets forth certain information regarding the property portfolios classified according to the business of the respective tenants, expressed as a percentage of total rental revenue:

Percentage of Rental Revenue

Industries	Realty Income(1)(2)	ARCT(3)	Combined Total
Retail Industries
Apparel stores	1.4%	—%	1.1%
Automotive collision services	1.2	—	0.9
Automotive parts	1.0	1.6	1.2
Automotive service	3.1	4.0	3.3
Automotive tire services	4.7	—	3.4
Book stores	0.1	—	0.1
Business services	*	—	*
Child care	4.5	—	3.3
Consumer electronics	0.5	—	0.4
Convenience stores	16.3	2.4	12.6
Crafts and novelties	0.3	0.5	0.3
Dollar stores	3.0	3.9	3.2
Drug stores	3.5	17.2	7.2
Education	0.7	—	0.5
Entertainment	1.0	—	0.7
Equipment services	0.1	—	0.1
Financial services	0.2	7.6	2.2
General merchandise	0.5	3.7	1.4
Grocery stores	3.7	2.5	3.3
Health and fitness	6.7	—	4.9
Home furnishings	1.0	1.2	1.1
Home improvement	1.5	2.6	1.8
Jewelry	—	0.4	0.1
Motor vehicle dealerships	2.0	—	1.5
Office supplies	0.8	—	0.6
Pet supplies and services	0.6	2.1	1.0
Restaurants—casual dining	7.3	2.6	6.0
Restaurants—quick service	5.9	2.6	5.0
Shoe stores	0.1	3.7	1.1
Sporting goods	2.4	—	1.8

Industries	Realty Income(1)(2)	ARCT(3)	Combined Total
Theaters	9.5	—	6.9
Transportation services	0.2	—	0.1
Video rental	0.0	—	0.0
Wholesale clubs	2.8	0.5	2.2
Other	0.1	—	0.1

	86.7	59.1	79.4

Other Industries
Aerospace	1.0	0.6	0.9
Beverages	5.1	—	3.8
Consumer appliance	0.2	1.9	0.6
Consumer goods	*	3.8	1.0
Diversified industrial	*	—	*
Equipment services	0.2	—	0.2
Financial services	0.4	—	0.3
Food processing	1.2	1.1	1.1
Government services	—	4.5	1.2
Healthcare	—	8.8	2.4
Home furnishings	—	0.9	0.2
Insurance	0.1	—	*

Machinery	0.2	—	0.1

Other manufacturing	—	2.2	0.6
Packaging	0.6	—	0.4
Paper	0.1	—	0.1
Telecommunications	0.8	0.6	0.8
Transportation services	2.3	16.5	6.1
Other	1.1	—	0.8

	13.3%	40.9%	20.6%

Totals	100.0%	100.0%	100.0%

* Less than 0.1%

(1)	The Realty Income information is for the quarter ended September 30, 2012.
(2)	Realty Income’s percentages exclude revenue from properties owned by Crest Net Lease, Inc., which we refer to as Crest.
(3)	The ARCT information represents quarterly rental revenue for the properties owned at September 30, 2012.

Property Type Diversification

The following table sets forth certain property type information regarding the property portfolios (dollars in thousands):

Realty Income

Property Type	Number of Properties	Approximate Leasable Square Feet	Rental Revenue for the Quarter Ended Sept. 30, 2012(1)	Percentage of Rental Revenue
Retail	2,771	25,697,200	$102,959	85.8%
Agriculture	15	184,500	5,138	4.3
Distribution	20	4,741,500	4,578	3.8
Office	9	824,000	3,000	2.5
Manufacturing	8	2,030,300	2,745	2.3
Industrial	15	850,500	1,570	1.3

Totals	2,838	34,328,000	$119,990	100.0%

ARCT

Property Type	Number of Properties(2)	Approximate Leasable Square Feet	Quarterly Rental Revenue(2)	Percentage of Rental Revenue
Retail	438	5,325,200	$23,636	53.6%
Distribution	38	9,007,900	13,820	31.4
Office	31	1,421,100	6,569	15.0

Totals	507	15,754,200	$44,025	100.0%

Combined
Property Type	Number of Properties(2)	Approximate Leasable Square Feet	Total Rental Revenue(1) (2)	Percentage of Total Rental Revenue
Retail	3,209	31,022,400	$126,595	77.2%
Distribution	58	13,749,400	18,398	11.2
Office	40	2,245,100	9,569	5.8
Agriculture	15	184,500	5,138	3.1
Manufacturing	8	2,030,300	2,745	1.7
Industrial	15	850,500	1,570	1.0

Totals	3,345	50,082,200	$164,015	100.0%

(1)	Includes rental revenue for all properties owned by Realty Income at September 30, 2012, including revenue from properties reclassified as discontinued operations of $168. Excludes revenue of $23 from three properties owned by Crest.
(2)	The ARCT information represents quarterly rental revenue for the properties owned at September 30, 2012.

Geographic Diversification

The following table sets forth certain state-by-state information regarding the property portfolios (dollars in thousands):

Realty Income

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Rental Revenue for the Quarter Ended Sept. 30, 2012(1)	Percentage of Rental Revenue
Alabama	65	94%	450,500	$1,799	1.5%
Alaska	2	100	128,500	307	0.3
Arizona	97	98	713,300	3,417	2.8
Arkansas	17	100	105,100	320	0.3
California	137	100	3,670,500	15,729	13.1
Colorado	59	95	507,400	1,961	1.6
Connecticut	25	96	456,500	1,283	1.1
Delaware	16	100	29,500	391	0.3
Florida	188	97	2,088,900	7,917	6.6
Georgia	144	93	1,274,900	4,993	4.2
Hawaii	—	—	—	—	—
Idaho	12	100	80,700	332	0.3
Illinois	104	99	1,367,400	6,156	5.1

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Rental Revenue for the Quarter Ended Sept. 30, 2012(1)	Percentage of Rental Revenue
Indiana	84	96	830,600	3,750	3.1
Iowa	28	89	1,876,600	1,211	1.0
Kansas	53	94	790,500	1,512	1.3
Kentucky	23	96	138,900	629	0.5
Louisiana	39	100	384,600	1,419	1.2
Maine	3	100	22,500	139	0.1
Maryland	30	100	492,500	2,255	1.9
Massachusetts	64	92	575,400	2,280	1.9
Michigan	64	100	374,700	1,492	1.2
Minnesota	150	100	1,003,600	6,756	5.6
Mississippi	77	95	775,300	1,817	1.5
Missouri	77	99	1,047,300	3,857	3.2
Montana	2	100	30,000	89	0.1
Nebraska	20	100	204,100	561	0.5
Nevada	16	100	333,700	1,054	0.9
New Hampshire	15	93	217,200	944	0.8
New Jersey	32	94	258,000	1,934	1.6
New Mexico	17	100	139,000	401	0.3
New York	44	98	899,800	4,271	3.6
North Carolina	94	97	851,800	2,878	2.4
North Dakota	6	100	36,600	59	*
Ohio	143	97	1,678,100	4,584	3.8
Oklahoma	42	95	813,400	1,458	1.2
Oregon	20	100	384,200	1,240	1.0
Pennsylvania	105	98	1,092,500	4,173	3.5
Rhode Island	3	100	11,000	37	*
South Carolina	99	98	426,700	2,469	2.1
South Dakota	10	100	89,800	186	0.2
Tennessee	133	97	1,076,000	2,992	2.5
Texas	284	96	3,759,900	11,149	9.3
Utah	9	100	159,300	413	0.3
Vermont	4	100	12,700	130	0.1
Virginia	110	97	1,680,800	4,707	3.9
Washington	35	94	298,100	1,086	0.9
West Virginia	2	100	23,000	125	0.1
Wisconsin	32	94	645,500	1,265	1.1
Wyoming	3	100	21,100	63	0.1

Totals/Average	2,838	97%	34,328,000	$119,990	100.0%

ARCT

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Quarterly Rental Revenue(2)	Percentage of Rental Revenue
Alabama	16	100%	158,400	$599	1.4%
Alaska	—	—	—	—	—
Arizona	5	100	368,800	1,333	3.0
Arkansas	6	100	397,500	657	1.5
California	10	100	727,000	2,279	5.2

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Quarterly Rental Revenue(2)	Percentage of Rental Revenue
Colorado	5	100	97,000	282	0.6
Connecticut	1	100	19,100	89	0.2
Delaware	—	—	—	—	—
Florida	22	100	204,100	1,337	3.0
Georgia	24	100	984,400	1,985	4.5
Hawaii	—	—	—	—	—
Idaho	2	100	16,800	112	0.3
Illinois	20	100	1,948,400	2,896	6.6
Indiana	4	100	50,900	348	0.8
Iowa	7	100	801,600	677	1.5
Kansas	9	100	636,700	1,012	2.3
Kentucky	10	100	329,300	1,308	3.0
Louisiana	21	100	191,300	714	1.6
Maine	2	100	45,100	253	0.6
Maryland	2	100	165,500	1,034	2.3
Massachusetts	19	100	127,200	685	1.6
Michigan	27	100	450,000	1,226	2.8
Minnesota	5	100	122,900	407	0.9
Mississippi	6	100	59,600	293	0.7
Missouri	30	100	686,500	2,446	5.6
Montana	—	—	—	—	—
Nebraska	4	100	157,300	632	1.4
Nevada	2	100	32,300	159	0.4
New Hampshire	1	100	46,000	149	0.3
New Jersey	33	100	181,800	737	1.7
New Mexico	2	100	12,200	79	0.2
New York	33	100	1,046,500	5,218	11.9
North Carolina	14	100	119,200	804	1.8
North Dakota	1	100	29,400	58	0.1
Ohio	26	100	2,013,600	3,147	7.1
Oklahoma	7	100	70,100	359	0.8
Oregon	3	100	10,700	97	0.2
Pennsylvania	42	100	610,200	2,253	5.1
Rhode Island	—	—	—	—	—
South Carolina	16	100	171,300	1,131	2.6
South Dakota	1	100	43,800	74	0.2
Tennessee	8	100	213,300	592	1.3
Texas	40	100	1,032,000	4,045	9.2
Utah	2	100	578,300	712	1.6
Vermont	—	—	—	—	—
Virginia	6	100	51,500	424	1.0
Washington	2	100	79,000	181	0.4
West Virginia	5	100	146,500	479	1.1
Wisconsin	2	100	492,200	508	1.1
Wyoming	—	—	—	—	—
Puerto Rico	4	100	28,900	215	0.5

Totals/Average	507	100%	15,754,200	$44,025	100.0%

Combined

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Total Rental Revenue(1)(2)	Percentage of Total Rental Revenue
Alabama	81	95%	608,900	$2,398	1.5%
Alaska	2	100	128,500	307	0.2
Arizona	102	98	1,082,100	4,750	2.9
Arkansas	23	100	502,600	977	0.6
California	147	100	4,397,500	18,008	11.0
Colorado	64	95	604,400	2,243	1.4
Connecticut	26	96	475,600	1,372	0.8
Delaware	16	100	29,500	391	0.2
Florida	210	98	2,293,000	9,254	5.6
Georgia	168	94	2,259,300	6,978	4.3
Hawaii	—	—	—	—	—
Idaho	14	100	97,500	444	0.3
Illinois	124	99	3,315,800	9,052	5.5
Indiana	88	97	881,500	4,098	2.5
Iowa	35	91	2,678,200	1,888	1.2
Kansas	62	95	1,427,200	2,524	1.5
Kentucky	33	97	468,200	1,937	1.2
Louisiana	60	100	575,900	2,133	1.3
Maine	5	100	67,600	392	0.2
Maryland	32	100	658,000	3,289	2.0
Massachusetts	83	94	702,600	2,965	1.8
Michigan	91	100	824,700	2,718	1.7
Minnesota	155	100	1,126,500	7,163	4.4
Mississippi	83	95	834,900	2,110	1.3
Missouri	107	99	1,733,800	6,303	3.8
Montana	2	100	30,000	89	*
Nebraska	24	100	361,400	1,193	0.7
Nevada	18	100	366,000	1,213	0.7
New Hampshire	16	94	263,200	1,093	0.7
New Jersey	65	97	439,800	2,671	1.6
New Mexico	19	100	151,200	480	0.3
New York	77	99	1,946,300	9,489	5.8
North Carolina	108	97	971,000	3,682	2.2
North Dakota	7	100	66,000	117	0.1
Ohio	169	98	3,691,700	7,731	4.7
Oklahoma	49	96	883,500	1,817	1.1
Oregon	23	100	394,900	1,337	0.8
Pennsylvania	147	99	1,702,700	6,426	3.9
Rhode Island	3	100	11,000	37	*
South Carolina	115	98	598,000	3,600	2.2
South Dakota	11	100	133,600	260	0.2
Tennessee	141	97	1,289,300	3,584	2.2
Texas	324	97	4,791,900	15,192	9.3
Utah	11	100	737,600	1,127	0.7
Vermont	4	100	12,700	130	0.1
Virginia	116	97	1,732,300	5,131	3.1
Washington	37	95	377,100	1,267	0.8
West Virginia	7	100	169,500	604	0.4
Wisconsin	34	94	1,137,700	1,773	1.1
Wyoming	3	100	21,100	63	*
Puerto Rico	4	100	28,900	215	0.1

Totals/Average	3,345	98%	50,082,200	$164,015	100.0%

*	Less than 0.1%

(1)	Includes rental revenue for all properties owned by Realty Income at September 30, 2012, including revenue from properties reclassified as discontinued operations of $168. Excludes revenue of $23 from properties owned by Crest.
(2)	The ARCT information represents quarterly rental revenue for the properties owned at September 30, 2012.

Lease Expirations

The following table sets forth certain information regarding the property portfolios and the timing of the lease term expirations (excluding rights to extend a lease at the option of the tenant) on net leased, single-tenant properties (dollars in thousands):

	Realty Income(1)
Year	Number of Leases Expiring(2)	Approx. Leasable Sq. Feet	Rental Revenue for the Quarter Ended Sept. 30, 2012(3)	Percentage of Quarterly Rental Revenue	Annualized Rental Revenues(5)	Percentage of Annualized Rental Revenue
2012	59	430,000	$1,503	1.3%	$5,771	1.1%
2013	157	1,232,800	4,020	3.4	16,183	3.2
2014	155	1,024,300	3,716	3.1	14,938	3.0
2015	156	834,500	3,583	3.0	14,816	2.9
2016	175	885,200	3,739	3.2	15,422	3.0
2017	146	1,816,700	4,581	3.9	21,375	4.2
2018	116	1,863,300	5,265	4.5	22,392	4.4
2019	142	1,505,700	7,274	6.2	29,162	5.8
2020	85	1,928,400	5,219	4.4	21,513	4.3
2021	163	2,272,900	7,351	6.2	32,999	6.5
2022	122	2,085,900	5,422	4.6	27,900	5.5
2023	255	2,272,900	10,545	9.0	42,606	8.4
2024	61	676,900	2,459	2.1	11,015	2.3
2025	255	2,713,600	12,267	10.4	53,873	10.7
2026	112	1,918,200	7,487	6.4	30,482	6.0
2027-2043	580	8,494,700	33,299	28.3	144,844	28.7

Totals	2,739	32,675,600	$117,730	100.0%	$505,291	100.0%

	ARCT(4)
Year	Number of Leases Expiring(2)	Approx. Leasable Sq. Feet	Rental Revenue for the Quarter Ended Sept. 30, 2012(3)	Percentage of Quarterly Rental Revenue	Annualized Rental Revenue(5)	Percentage of Annualized Rental Revenue
2012	—	—	$—	—%	$—	—%
2013	—	—	—	—	—	—
2014	2	9,800	40	0.1	160	0.1
2015	—	—	—	—	—	—
2016	3	27,700	120	0.3	480	0.3
2017	1	12,600	45	0.1	180	0.1
2018	69	1,006,700	2,968	6.8	11,872	6.8
2019	19	1,172,600	2,123	4.8	8,492	4.8
2020	14	1,253,700	2,211	5.0	8,844	5.0
2021	26	3,048,400	4,971	11.3	19,884	11.3
2022	60	2,648,600	5,097	11.6	20,388	11.6
2023	50	1,267,300	5,300	12.0	21,200	12.0
2024	30	1,128,000	2,822	6.4	11,288	6.4
2025	37	637,300	2,560	5.8	10,240	5.8
2026	80	1,238,600	3,913	8.9	15,652	8.9
2027-2043	116	2,302,900	11,855	26.9	47,420	26.9

Totals	507	15,754,200	$44,025	100.0%	$176,100	100.0%

	Combined(1)(4)
Year	Number of Leases Expiring(2)	Approx. Leasable Sq. Feet	Rental Revenue for the Quarter Ended Sept. 30, 2012(3)	Percentage of Quarterly Rental Revenue	Annualized Rental Revenue(5)	Percentage of Annualized Rental Revenue
2012	59	430,000	$1,503	0.9%	$5,771	0.8%
2013	157	1,232,800	4,020	2.5	16,183	2.4
2014	157	1,034,100	3,756	2.3	15,098	2.2
2015	156	834,500	3,583	2.2	14,816	2.2
2016	178	912,900	3,859	2.4	15,902	2.3
2017	147	1,829,300	4,626	2.9	21,555	3.2
2018	185	2,870,000	8,233	5.1	34,264	5.0
2019	161	2,678,300	9,397	5.8	37,654	5.5
2020	99	3,182,100	7,430	4.6	30,357	4.4
2021	189	5,321,300	12,322	7.6	52,883	7.8
2022	182	5,454,500	10,519	6.5	48,288	7.1
2023	305	3,539,800	15,845	9.8	63,806	9.4
2024	91	1,804,900	5,281	3.3	22,303	3.3
2025	292	3,350,900	14,827	9.2	64,113	9.4
2026	192	3,156,800	11,400	7.0	46,134	6.8
2027-2043	696	10,797,600	45,154	27.9	192,264	28.2

Totals	3,246	48,429,800	$161,755	100.0%	$681,391	100.0%

(1)	The Realty Income information is for the quarter ended September 30, 2012.
(2)	Excludes 15 multi-tenant properties and 84 vacant unleased properties, one of which is a multi-tenant property. The lease expirations for properties under construction are based on the estimated date of completion of those properties.
(3)	Includes rental revenue of $168 from properties reclassified as discontinued operations and excludes revenue of $2,261 from 15 multi-tenant properties and from 84 vacant and unleased properties at September 30, 2012. Excludes revenue of $23 from three properties owned by Crest.
(4)	The ARCT information represents rental revenue for the properties owned at September 30, 2012.
(5)	Annualized rental revenue for net leases is rental revenue annualized on a straight-line basis for properties held as of September 30, 2012, which includes the effect of tenant concessions such as free rent, as applicable. For modified gross leased properties amount is rental income on a straight-line basis as of September 30, 2012, which includes the effect of tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.

THE REALTY INCOME SPECIAL MEETING

Date, Time, Place and Purpose of Realty Income’s Special Meeting

The special meeting of the stockholders of Realty Income will be held at Rancho Valencia Resort, located at 5921 Valencia Circle, Rancho Santa Fe, CA 92067, on January 16, 2013, commencing at 9 a.m., local time. The purpose of Realty Income’s special meeting is:

1. to consider and vote on a proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement; and

2. to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

Recommendation of the Board of Directors of Realty Income

Realty Income’s board of directors has unanimously (i) determined that the merger agreement and the merger, including the issuance of Realty Income common stock in connection with the merger, are advisable and in the best interests of Realty Income and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. Realty Income’s board of directors unanimously recommends that you vote FOR the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. For the reasons for this recommendation, see “The Merger—Recommendation of Realty Income’s Board of Directors and Its Reasons for the Merger” beginning on page 64.

Record Date; Who Can Vote at Realty Income’s Special Meeting

Realty Income’s board of directors has fixed the close of business on December 6, 2012 as the record date for determination of Realty Income stockholders entitled to receive notice of, and to vote at, Realty Income’s special meeting and any adjournments of the special meeting. Only holders of record of Realty Income common stock at the close of business on the record date are entitled to receive notice of, and to vote at, Realty Income’s special meeting. As of the record date, there were 133,452,411 shares of Realty Income common stock outstanding and entitled to vote at Realty Income’s special meeting, held by approximately 8,057 stockholders of record.

Each share of Realty Income common stock is entitled to one vote on the proposals to approve issuance of shares of Realty Income common stock pursuant to the merger agreement and to solicit additional proxies.

Vote Required for Approval; Quorum

Approval of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Realty Income common stock entitled to vote on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal.

Realty Income’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at Realty Income’s special meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have the same effect as a vote cast AGAINST the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. Broker non-votes will not be counted as votes cast on such proposal, and as such, broker non-votes could result in there not being sufficient votes cast on such proposal. Abstentions will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. Broker non-votes will also have no effect on such proposal as long as a quorum is present at the meeting.

Manner of Submitting Proxy

Realty Income stockholders may submit their votes for or against the proposals submitted at Realty Income’s special meeting in person or by proxy. Realty Income stockholders may be able to submit a proxy in the following ways:

•

Internet. Realty Income stockholders may submit a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone. Realty Income stockholders may submit a proxy using the toll-free number listed on their proxy card or voting instruction card.

•	Mail. Realty Income stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

Realty Income stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. eastern time on January 15, 2013.

The method by which Realty Income stockholders submit a proxy will in no way limit their right to vote at Realty Income’s special meeting if they later decide to attend the meeting and vote in person. If shares of Realty Income common stock are held in the name of a broker or other nominee, Realty Income stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at Realty Income’s special meeting.

All shares of Realty Income common stock entitled to vote and represented by properly completed proxies received prior to Realty Income’s special meeting, and not revoked, will be voted at Realty Income’s special meeting as instructed on the proxies. If Realty Income stockholders of record do not indicate how their shares of Realty Income common stock should be voted on a proposal, the shares of Realty Income common stock represented by their properly executed proxy will be voted as Realty Income’s board of directors recommends and therefore FOR the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock pursuant to the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of Realty Income common stock will NOT be voted and will be considered broker non-votes.

Shares Held in “Street Name”

If Realty Income stockholders hold shares of Realty Income common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.

If Realty Income stockholders hold shares of Realty Income common stock in an account of a broker or other nominee and attend Realty Income’s special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of Realty Income common stock and authorizing them to vote.

Shares of Realty Income common stock held by brokers and other nominees will NOT be voted unless such Realty Income stockholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

Realty Income stockholders of record may revoke their proxy at any time before it is exercised by timely sending written notice to Realty Income’s Secretary that they would like to revoke their proxy, by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at Realty Income’s special meeting. Simply attending Realty Income’s special meeting without voting will not revoke your proxy. Realty Income stockholders who hold shares of Realty Income common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Tabulation of the Votes

Realty Income will appoint an Inspector of Election for Realty Income’s special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Realty Income will pay the cost of soliciting proxies. Directors, officers and employees of Realty Income may solicit proxies on behalf of Realty Income in person or by telephone, facsimile or other means, for which they will not receive any additional compensation. Realty Income has engaged Georgeson Inc. to assist it in the solicitation of proxies. Realty Income has agreed to pay Georgeson Inc. a fee not expected to exceed $65,500, which includes the payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC and the NYSE, Realty Income also will reimburse brokerage firms, and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Realty Income common stock.

PROPOSALS SUBMITTED TO REALTY INCOME STOCKHOLDERS

Share Issuance Proposal

(Proposal 1 on the Realty Income Proxy Card)

If the merger is consummated pursuant to the merger agreement, ARCT stockholders will receive 0.2874 of a share of Realty Income common stock for each share of ARCT common stock held by ARCT stockholders at the effective time of the merger. The exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of Realty Income common stock or ARCT common stock.

Under the NYSE Listed Company Manual, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of twenty percent (20%) of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the merger is completed pursuant to the merger agreement, we estimate that Realty Income will issue or reserve for issuance approximately 45,893,290 shares of Realty Income common stock in connection with the merger. On an as-converted basis, the aggregate number of shares of Realty Income common stock that Realty Income will issue in the merger will exceed 20% of the shares of Realty Income common stock outstanding before such issuance, and for this reason Realty Income must obtain the approval of Realty Income stockholders for the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

The approval of this proposal by Realty Income stockholders is a condition to the closing of the merger. In the event this proposal is not approved by Realty Income stockholders, the merger cannot be consummated. In the event this proposal is approved by Realty Income stockholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement, Realty Income will not issue the shares of Realty Income common stock.

Realty Income is asking Realty Income stockholders to approve the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger agreement.

Recommendation of Realty Income’s Board of Directors

Realty Income’s board of directors unanimously recommends that Realty Income stockholders vote “FOR” the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

The Realty Income Adjournment Proposal

(Proposal 2 on the Realty Income Proxy Card)

Realty Income’s special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

If, at Realty Income’s special meeting, the number of shares of Realty Income common stock present or represented and voting in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement is insufficient to approve the proposal, Realty Income intends to move to adjourn Realty Income’s special meeting in order to enable Realty Income’s board of directors to solicit additional proxies for approval of the proposal.

Realty Income is asking Realty Income stockholders to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

Recommendation of Realty Income’s Board of Directors

Realty Income’s board of directors unanimously recommends that Realty Income stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

Other Business

At this time, Realty Income does not intend to bring any other matters before Realty Income’s special meeting, and Realty Income does not know of any matters to be brought before Realty Income’s special meeting by others. If, however, any other matters properly come before Realty Income’s special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at Realty Income’s special meeting or any adjournment or postponement thereof will be deemed authorized to vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE ARCT SPECIAL MEETING

Date, Time, Place and Purpose of ARCT’s Special Meeting

The special meeting of the stockholders of ARCT will be held at The Core Club, located at 66 East 55th Street, New York, New York 10022, on January 16, 2013, commencing at 9 a.m., local time. The purpose of ARCT’s special meeting is:

1. to consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement;

2. to consider and vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger; and

3. to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Board of Directors of ARCT

ARCT’s board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT and its stockholders, and has approved the merger agreement, the merger and the other transactions contemplated thereby. ARCT’s board of directors unanimously recommends that ARCT stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. For the reasons for this recommendation, see “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger” beginning on page 66.

Record Date; Who Can Vote at ARCT’s Special Meeting

Only holders of record of ARCT common stock at the close of business on December 6, 2012, ARCT’s record date, are entitled to notice of, and to vote at, ARCT’s special meeting and any adjournment of the special meeting. As of the record date, there were 158,478,679 shares of ARCT common stock outstanding and entitled to vote at ARCT’s special meeting, held by approximately 2,213 holders of record. Each share of ARCT common stock owned on ARCT’s record date is entitled to one vote on each proposal at ARCT’s special meeting.

Vote Required for Approval; Quorum

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT common stock entitled to vote on such proposal. Approval of (i) the non-binding, advisory proposal to approve the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger, and (ii) the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement each requires the affirmative vote of a majority of the votes cast on such proposal.

ARCT’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the ARCT special meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have the same effect as votes cast AGAINST the proposal to approve the merger and the other transactions contemplated by the merger agreement but will have no effect on the non-binding, advisory proposal to approve the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. Broker non-votes will have the same effect as votes cast AGAINST the approval of the merger and the other transactions contemplated by the merger agreement, but will have no effect on the non-binding, advisory proposal to approve the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement as long as a quorum is present at the meeting.

Manner of Submitting Proxy

ARCT stockholders may submit their votes for or against the proposals submitted at ARCT’s special meeting in person or by proxy. ARCT stockholders may also be able to submit a proxy in the following ways:

•

Internet. ARCT stockholders may submit a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, follow the instructions to submit a proxy.

•	Telephone. ARCT stockholders may submit a proxy using the toll-free number listed on their proxy card or voting instruction card.

•	Mail. ARCT stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

ARCT stockholders should refer to their proxy card or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written property card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. eastern time on January 15, 2013.

The method by which ARCT stockholders submit a proxy will in no way limit their right to vote at ARCT’s special meeting if they later decide to attend the meeting in person. If ARCT stockholders’ shares of ARCT common stock are held in the name of a broker or other nominee, ARCT stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at ARCT’s special meeting.

All shares of ARCT common stock entitled to vote and represented by properly completed proxies received prior to ARCT’s special meeting, and not revoked, will be voted at ARCT’s special meeting as instructed on the proxies. If ARCT stockholders of record do not indicate how their shares of ARCT common stock should be voted on a matter, the shares of ARCT common stock represented by their properly executed proxy will be voted as ARCT’s board of directors recommends and therefore, FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to ARCT’s named executive officers in connection with the merger, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of ARCT common stock will NOT be voted and will be considered broker non-votes.

Shares Held in “Street Name”

If ARCT stockholders hold shares of ARCT common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee. If ARCT stockholders hold shares of ARCT common stock in an account of a broker or other nominee and attend ARCT’s special meeting, they should bring a proxy from their broker or other nominee identifying them as the beneficial owner of such shares of ARCT common stock and authorizing them to vote.

Shares of ARCT common stock held by brokers and other nominees will NOT be voted unless such ARCT stockholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

ARCT stockholders of record may change their vote or revoke their proxy at any time before it is exercised at ARCT’s special meeting by:

•	submitting notice in writing to ARCT’s Secretary at American Realty Capital Trust, Inc., 405 Park Avenue, 14th Floor, New York, New York 10022, that you are revoking your proxy;

•	executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the Internet; or

•	voting in person at ARCT’s special meeting.

Attending ARCT’s special meeting without voting will not revoke your proxy.

ARCT stockholders who hold shares of ARCT common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Solicitation of Proxies

The solicitation of proxies from ARCT stockholders is made on behalf of ARCT’s board of directors. ARCT will pay the cost of soliciting proxies from ARCT stockholders. Directors, officers and employees of ARCT may solicit proxies on behalf of ARCT in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. ARCT has engaged D.F. King & Co., Inc. to assist it in the solicitation of proxies. ARCT has agreed to pay D.F. King & Co., Inc. a fee not expected to exceed $65,500, which includes the payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC and NASDAQ, ARCT also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of ARCT common stock.

PROPOSALS SUBMITTED TO ARCT STOCKHOLDERS

Merger Proposal

(Proposal 1 on the ARCT Proxy Card)

ARCT stockholders are asked to approve the merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal to approve the merger and the other transactions contemplated by the merger agreement, see the information about the merger agreement and the merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 53 and “The Merger Agreement” beginning on page 131. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the merger. If the proposal is not approved, the merger will not be completed even if the other proposals related to the merger are approved.

ARCT is requesting that ARCT stockholders approve the merger and the other transactions contemplated by the merger agreement. Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT common stock entitled to vote on such proposal.

Recommendation of ARCT’s Board of Directors

ARCT’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. ARCT’s board of directors unanimously recommends that ARCT stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Advisory Vote Regarding Merger-Related Compensation

(Proposal 2 on the ARCT Proxy Card)

Merger-Related Compensation. In accordance with SEC requirements, ARCT is required to include in this joint proxy statement/prospectus a non-binding, advisory vote on the compensation that may be paid or become payable to each of ARCT’s “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant to arrangements entered into with ARCT, and ARCT therefore is asking its stockholders to adopt the following resolution:

“RESOLVED, that the compensation that will or may be paid or become payable to American Realty Capital Trust’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in this proposal titled “Advisory Vote Regarding Merger-Related Compensation” is hereby APPROVED.”

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of ARCT’s named executive officers, which we refer to as the NEOs, that is based on or otherwise relates to the transactions contemplated under the merger agreement. For this purpose, ARCT’s NEOs are Nicholas Schorsch, ARCT’s non-executive chairman, William Kahane, ARCT’s chief executive officer, and Brian Jones, ARCT’s chief financial officer. No other executive officer of ARCT is entitled to receive any payments or benefits in connection with the transactions contemplated under the merger agreement.

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a NEO may differ in material respects form the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed:

•	A closing date for the merger of November 27, 2012, the latest practicable date prior to the filing of this joint proxy statement/prospectus;

•	The consummation of the merger constitutes a “change in control” for purposes of the applicable plan or agreement;

•	A qualifying termination of the NEO’s employment in connection with a change in control on November 27, 2012; and

•	A price per share of ARCT common stock of $12.18, which equals the average closing price of ARCT common stock over the first five business days following September 6, 2012.

The amounts reported in the table below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above, and elsewhere in this joint proxy statement/prospectus. These estimates will not be used to determine actual benefits paid or provided which will be calculated in accordance with terms of the merger agreement, the NEO’s agreements with ARCT or any other related agreement, plan or arrangement, as applicable, and may materially differ from these estimates. As a result, the compensation, if any, to be received by an NEO may materially differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officers	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Nicholas S. Schorsch	1,500,000	15,286,874	0	16,786,874
William M. Kahane	1,500,000	4,305,070	33,839	5,838,909
Brian D. Jones	325,000	164,454	26,596	516,050

(1)

For Messrs. Schorsch and Kahane this amount reflects a lump sum cash payment under the ARCT Annual Incentive Compensation Plan and in accordance with the Omnibus Amendments to the OPP Agreements, which we refer to as the OPP Amendments, payable on the date that the effective time of the merger occurs. For Mr. Jones this amount reflects a lump severance payment equal to his annual base salary, payable six months and one day following the consummation of the merger, assuming Mr. Jones does not accept employment with AR Capital or its affiliates within six months following the consummation of the merger. Mr. Jones is not currently a participant in the ARCT Annual Incentive Compensation Plan and ARCT’s board of directors has not set, nor do they currently intend to set, an amount for his 2012 discretionary bonus under his employment agreement. Accordingly, the table above does not reflect a pro-rated bonus for Mr. Jones for 2012.

(2)	For Messrs. Schorsch and Kahane this amount reflects the value of the LTIP Units in ARCT OP that would become earned and fully vested in connection with the consummation of the merger, assuming the conversion thereof into shares of ARCT common stock immediately prior to the merger. For Mr. Jones this amount reflects the value of the acceleration of 13,502 unvested shares of ARCT restricted stock as of the effective time of the merger. Under the OPP Amendments, Messrs. Schorsch and Kahane agreed and acknowledged that, from and after the effective time of the merger, they will have no right to additional amounts under the ARCT Annual Incentive Compensation Plan or the OPP Agreements, including the right to (i) earn any additional LTIP Units or (ii) receive any other amounts under the OPP Agreements and the ARCT Annual Incentive Compensation Plan.
(3)	Amounts represent ARCT’s costs for continued health and welfare benefits and life insurance premiums for a period of 18 months following a termination without “cause”, for “good reason” or due to the executive’s death or disability. Life insurance policies have not been purchased on the lives of Messrs. Kahane and Jones; accordingly, the table above does not reflect the continued payment of life insurance premiums.

Narrative Disclosure to Golden Parachute Compensation Table. ARCT has entered into employment agreements with Messrs. Kahane and Jones which provide for severance payments and/or benefits upon a qualifying termination of employment or in connection with a change in control. For more information related to these agreements, see “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger—Employment Agreements” on page 108.

Messrs. Schorsch and Kahane participate in the ARCT Annual Incentive Compensation Plan pursuant to which they are eligible to earn a bonus award in connection with a change in control of ARCT. They also are party to OPP Agreements with ARCT and ARCT OP, pursuant to which they were granted and are eligible to earn and vest in LTIP Units in ARCT OP. In connection with entering into the merger agreement, ARCT, ARCT

OP and each of Messrs. Schorsch and Kahane entered into an Omnibus Amendment to their respective OPP Agreements, pursuant to which the parties determined the amounts that would be earned by each of Mr. Schorsch and Mr. Kahane under the ARCT Annual Incentive Compensation Plan and their respective OPP Agreements in connection with the merger. Subsequent to the execution of the merger agreement, the amounts that will be earned by Messrs. Schorsch and Kahane under the OPP Agreements in connection with the consummation of the merger were further reduced, pursuant to that certain letter agreement between ARCT and each of Messrs. Schorsch and Kahane dated September 28, 2012, which we refer to as the OPP letter. For additional information related to these arrangements, see “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger—OPP Agreements, Treatment of LTIP Units and ARCT Annual Plan Payments” on page 105.

In connection with the merger, all outstanding ARCT restricted stock held by Mr. Jones will accelerate and vest in full. For more information, see “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger—Treatment of ARCT Restricted Stock” on page 105.

Vote Required and Board of Directors Recommendation

The vote regarding this proposal on merger-related compensation is a vote separate and apart from the vote on the proposal to approve the merger and the other transactions contemplated by the merger agreement. Because the vote regarding merger-related compensation is advisory only, it will not be binding on either ARCT or the surviving company regardless of whether the merger is completed. Accordingly, if the merger is completed, the merger-related compensation will become payable in connection with the merger and a qualifying termination of employment, subject only to the conditions applicable thereto, regardless of the outcome of this non-binding, advisory vote.

Approval of the merger-related compensation requires the affirmative vote of a majority of the votes cast on such proposal.

Recommendation of ARCT’s Board of Directors

ARCT’s board of directors unanimously recommends that ARCT stockholders vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to ARCT’s named executive officers in connection with the merger.

ARCT Adjournment Proposal

(Proposal 3 on the ARCT Proxy Card)

ARCT’s special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

If, at ARCT’s special meeting, the number of shares of ARCT common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the proposal to approve the merger and the other transactions contemplated by the merger agreement, ARCT intends to move to adjourn ARCT’s special meeting in order to enable ARCT’s board of directors to solicit additional proxies for approval of the proposal.

ARCT is requesting that ARCT stockholders approve the adjournment of ARCT’s special meeting, if necessary or appropriate, to another time and place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of ARCT’s Board of Directors

ARCT’s board of directors unanimously recommends ARCT stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Other Business

At this time, ARCT does not intend to bring any other matters before ARCT’s special meeting, and ARCT does not know of any matters to be brought before ARCT’s special meeting by others. If, however, any other matters properly come before ARCT’s special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at ARCT’s special meeting or any adjournment or postponement thereof will be deemed authorized to vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE MERGER

The following is a description of the material aspects of the merger. While Realty Income and ARCT believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to Realty Income stockholders and ARCT stockholders. Realty Income and ARCT encourage Realty Income stockholders and ARCT stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger.

General

Each of Realty Income’s and ARCT’s boards of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated thereby. In the merger, ARCT will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly owned subsidiary of Realty Income. ARCT stockholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration; Conversion or Cancellation of Shares in the Merger.”

Background of the Merger

Realty Income’s board of directors and its management have periodically, and in the ordinary course of business, evaluated and considered a variety of strategic opportunities as part of its long term strategy to maximize Realty Income’s stockholder value. In particular, the Realty Income board of directors and management have considered opportunities that would, among other things, (i) enhance the credit quality of Realty Income’s real estate portfolio, (ii) increase Realty Income’s funds from operations and adjusted funds from operations, (iii) allow Realty Income to increase its dividend, (iv) provide Realty Income with higher occupancy rates and average lease terms, (v) further diversify Realty Income’s real estate portfolio by industry, tenant and asset class and (vi) increase Realty Income’s size and scale, while maintaining the strength of its balance sheet.

ARCT was founded in 2007 by AR Capital as a non-exchange traded, externally-advised REIT to focus on the acquisition and operation of free standing, single tenant commercial real estate properties net leased on a long-term basis to investment grade credit rated and other creditworthy tenants. AR Capital is majority-owned and controlled by Nicholas S. Schorsch, the chairman of ARCT’s board of directors, which we sometimes refer to as the ARCT Board, and William M. Kahane, ARCT’s chief executive officer, president, and a member of the ARCT Board. Between 2008 and 2011, ARCT raised equity capital to finance its real estate investment activities primarily through a continuous initial public offering of its common stock for aggregate gross proceeds of approximately $1.8 billion.

Because of the relatively stable nature of the assets owned and operated by ARCT, including the fact that such assets were primarily net leased to tenants subject to long-term leases, ARCT’s management was of the view that continuing to hold ARCT’s assets and maintaining ARCT’s status as a non-traded REIT following the completion of its offering of common stock would not likely maximize value for its stockholders. In light of the foregoing, it was the view of ARCT’s management that ARCT should undertake an evaluation of strategic alternatives with a view toward increasing stockholder value. Accordingly, the ARCT Board directed management to identify financial advisors who would be appropriate to assist in an analysis of the potential strategic alternatives available to ARCT. Proskauer Rose LLP, which we refer to as Proskauer, ARCT’s outside legal counsel, gave advice to the ARCT Board regarding its obligations as this process evolved.

In furtherance of the foregoing, on April 21, 2011, 10 investment banks with significant experience advising REITs, including Goldman, Sachs & Co., which we refer to as Goldman Sachs, met with ARCT’s management and presented materials relating to their capabilities. ARCT’s management’s criteria for selecting an investment bank to act as ARCT’s financial advisor included, among other things, the investment bank’s institutional knowledge of the non-traded and traded REIT industries, its capacity to provide the functions of a full service investment bank and the investment banking team’s past experience advising other companies in connection with similar transactions. Based upon these criteria, four of those banks, including Goldman Sachs, were selected to attend a meeting of the ARCT Board held on May 17, 2011, and give separate presentations regarding their qualifications to represent ARCT. At this meeting, each investment banking team delivered a presentation to the ARCT Board that described the bank’s experience in the non-traded and traded REIT industries and its views on the current state of the financial markets. The investment banking teams also discussed various strategic alternatives for consideration by the ARCT Board with the goal of maximizing ARCT’s stockholder value.

After due and careful consideration, at a meeting of the ARCT Board held on May 23, 2011, the ARCT Board approved the engagement of Goldman Sachs to act as ARCT’s financial advisor in connection with its strategic review process, and Goldman Sachs was so engaged on May 27, 2011.

Beginning in early June 2011, Goldman Sachs, at the direction of ARCT, reached out to over 40 third parties regarding their interest in engaging in a strategic transaction with ARCT. Such third parties included REITs, financial sponsors, life insurance companies, sovereign wealth funds and pension funds, and were selected based on, among other things, ability to consummate a transaction of the size suggested by ARCT’s value, strategic imperative, liquidity, perceived decision making efficiency, experience and track record. Of the third parties contacted by Goldman Sachs, 18 (including nine REITs) executed confidentiality agreements and were provided access to ARCT’s online data room, which contained certain non-public information concerning ARCT’s business and operations. In early June 2011, members of Realty Income’s management and ARCT’s management met in person in New York, along with representatives of Goldman Sachs, at which meeting the parties discussed their respective companies’ strategies and the strategic review process being run by Goldman Sachs for ARCT. Realty Income executed a confidentiality agreement with ARCT on June 13, 2011.

On June 23, 2011, at the direction of ARCT, Goldman Sachs provided interested third party bidders, including Realty Income, with a process letter requesting that bids for a potential transaction be submitted by June 28, 2011.

Goldman Sachs continued to actively manage this process through mid-September 2011. Six of the third parties previously contacted by Goldman Sachs submitted non-binding indications of interest regarding a potential strategic transaction with ARCT, including Realty Income, as described below. ARCT’s board of directors and its management thoroughly considered each of these proposals, including the fact that none of the third parties that had submitted proposals valued ARCT at or above its initial public offering price of $10.00 per share, one of the proposals was solely to provide financing to other acquirers in connection with a potential transaction, and several of the proposals only related to the acquisition of a portion of ARCT’s real estate portfolio rather than the complete portfolio. The ARCT Board felt it was important that any sale transaction (i) provide an adequate consideration price based on cost and current market conditions; (ii) provide an attractive mix of consideration if other than cash; (iii) not include lock-ups of ARCT’s stockholders; (iv) not result in negative tax repercussions for ARCT’s stockholders; and (v) provide for the sale of the entire company. Accordingly, ARCT’s board of directors and its management ultimately concluded that none of these proposals would result in a strategic transaction that would maximize stockholder value.

On June 29, 2011, Realty Income submitted a preliminary non-binding indicative proposal, which proposal remained subject to approval by Realty Income’s investment committee and the Realty Income board of directors, to acquire the real estate portfolio held by ARCT as of May 31, 2011 (which consisted of 350 properties) at a price based on an enterprise value for such assets of $1.474 billion, with similar valuation metrics to be applied for any properties purchased by ARCT after May 31, 2011. Realty Income proposed using consideration in the form of an unspecified mix of cash, restricted and unrestricted common stock and convertible preferred stock. After discussion and due consultation with ARCT’s management and the members of the ARCT Board, Mr. Schorsch communicated to John Case, the Chief Investment Officer of Realty Income, that ARCT did not view Realty Income’s proposal as a bona fide proposal to engage in a strategic transaction with ARCT because, among other things, it: (i) failed to provide an adequate consideration price based on cost and current market conditions; (ii) included a mix of consideration other than cash or Realty Income unrestricted common stock, including a difficult to value convertible security; (iii) included lock-ups of ARCT’s stockholders; and (iv) provided for an asset sale, instead of a sale of the entire company. Each of the foregoing reasons contributed to a proposal that was problematic and not favorable to ARCT’s stockholders and which did not deliver maximum value to ARCT’s stockholders. Mr. Schorsch also communicated to Mr. Case that ARCT had significant equity that it had yet to invest in new properties and before considering further a strategic transaction ARCT intended to deploy the funds.

Following Realty Income’s initial preliminary proposal, Realty Income responded orally to an inquiry by Goldman Sachs in early July 2011 that Realty Income would be interested in possibly acquiring the portfolio of 258 properties held by ARCT as of December 31, 2010, at a price of $905 million. Later in the summer of 2011, Realty Income orally indicated to Goldman Sachs a price range for the portfolio of 258 properties of $930 million to $950 million, payable in an unspecified mix of cash, restricted and unrestricted common stock and convertible preferred stock. After consultation with ARCT’s management and members of the ARCT Board, Goldman Sachs informed Mr. Case that ARCT did not view Realty Income’s revised proposal to acquire the portfolio of 258 properties as being in the best interest of ARCT’s stockholders and that at the present time ARCT intended to continue to execute on its current business plan of investing its existing equity in the acquisition of additional properties.

On August 25, 2011, Mr. Case updated Realty Income’s board of directors on current strategic acquisition opportunities, including a potential transaction with ARCT. Mr. Case provided an overview of ARCT and discussed the strategic rationale for, benefits of, and considerations for a possible transaction with ARCT.

In September 2011, at the direction of ARCT, Goldman Sachs again informed Mr. Case that ARCT intended to invest its existing equity, which ARCT anticipated would occur in late 2011 or early 2012, prior to considering further any strategic transaction. ARCT’s management and Goldman Sachs believed that, out of all the previously interested parties, Realty Income showed the greatest level of interest in engaging in a strategic transaction with ARCT, due to, among other things, its size, demonstrated access to and cost of capital, and strategic objectives of increasing its revenue generated by investment grade tenants and further diversifying its portfolio outside of the retail industry.

U.S. financial market conditions worsened in the fall of 2011, and it became clear to the ARCT Board that none of the discussions or proposals arising out of the 2011 strategic process managed by Goldman Sachs would result in a transaction that would maximize ARCT’s stockholder value, ARCT management turned its attention to the consideration of other strategic alternatives. In conjunction with the foregoing, during the fall of 2011, ARCT, with the assistance of Goldman Sachs, evaluated potential leveraged recapitalization scenarios, but concluded that it was not feasible to execute a recapitalization that would return sufficient proceeds to ARCT’s stockholders while at the same time maintaining the safety of ARCT’s dividend. In addition, ARCT management continued to focus on completing the acquisition of ARCT’s real estate portfolio, thereby demonstrating its ability to close on ARCT’s pipeline of proposed acquisitions, improving its credit ratings, and building and improving ARCT’s balance sheet through the restructuring of debt and lowering of financing costs.

In late December 2011, ARCT management informed Goldman Sachs that it was evaluating a potential strategic transaction with American Realty Capital Properties, Inc., which we refer to as ARCP, a NASDAQ-listed REIT that is externally advised by an affiliate of AR Capital.

On January 12, 2012, Goldman Sachs provided an update of the status of the ARCT strategic review process. Such discussion included an update of the marketed process of ARCT, status of dialogues with potential third parties, the continuing growth of ARCT’s portfolio through 2011 and a review of current market conditions. In addition, Goldman Sachs provided a financial review of the proposed merger with ARCP. After a thorough deliberation, the ARCT Board agreed to further consider the proposed merger with ARCP and requested that Goldman Sachs continue to review this potential transaction.

On January 23, 2012, at a meeting of the ARCT Board, Goldman Sachs provided a further financial review of the proposed merger with ARCP. At this meeting, the ARCT Board agreed to form a special committee to be composed of each independent director of the ARCT Board, which committee would be charged with deliberating on ARCT’s strategic alternatives. The next day, ARCT’s management informed Goldman Sachs that the special committee had determined not to move forward with the proposed merger with ARCP because of the significant debt leverage that would be associated with such transaction, and the fact that ARCP had indicated that it had decided to pursue an independent strategy. Furthermore, ARCT’s management, upon consultation with the ARCT Board, instead began to explore a direct listing of ARCT’s shares of common stock on a national securities exchange.

In late January 2012, at the direction of the ARCT Board, Goldman Sachs contacted Realty Income to gauge Realty Income’s interest in a possible transaction with ARCT for the entire company. Based on ARCT’s understanding that Realty Income would consider submitting a revised proposal to engage in a strategic transaction with ARCT subject to further due diligence, on January 24, 2012, Realty Income was granted access to ARCT’s online data room with updated information to conduct further due diligence. No other interested parties contacted Goldman or ARCT with respect to a strategic transaction involving ARCT or its assets at this time.

On January 27, 2012, at a meeting of the ARCT Board, ARCT’s management presented an additional strategic alternative for consideration by the ARCT Board, specifically (i) the exploration of an internalization of ARCT’s management, (ii) the filing of a registration statement with the SEC relating to an underwritten offering of shares of ARCT common stock, (iii) the listing of the outstanding ARCT common stock on a national securities exchange and (iv) the implementation of a share repurchase by ARCT. After a thorough deliberation, the ARCT Board agreed to consider this proposed strategic alternative further. At this meeting the ARCT Board also disbanded the special committee that had previously been established to consider a transaction with ARCP.

On February 2, 2012, at a meeting of the ARCT Board, Goldman Sachs reviewed various strategic alternatives, including maintaining the status quo, pursuing an institutionally oriented public offering and an associated listing of ARCT’s common stock, and a potential transaction with Realty Income. After due and careful deliberation, the ARCT Board approved ARCT management’s plan to provide ARCT’s stockholders an opportunity to either take advantage of a full liquidity opportunity or remain with ARCT and ARCT’s management and grow with ARCT by listing ARCT’s common stock on a national exchange. Accordingly, on February 15, 2012, ARCT publicly announced its plan to internalize ARCT’s management, list ARCT’s shares of common stock on NASDAQ, effect a public offering of its shares of common stock, and commence a self-tender offer for a portion of its shares of common stock.

On February 7, 2012, the Realty Income board of directors held a regularly scheduled meeting at which Realty Income’s management updated the Realty Income board of directors on current strategic acquisition opportunities, including a potential strategic transaction with ARCT.

Shortly after ARCT’s February 15, 2012 announcement, Party A, one of the third parties that had not originally submitted a proposal after being contacted by Goldman Sachs as part of the 2011 strategic process, contacted Goldman Sachs to inquire about the announced listing. After conducting a reevaluation of the ARCT real estate portfolio, Party A indicated that it could not value ARCT at or above its initial public offering price of $10.00 per share, which would make any offer less favorable to ARCT’s stockholders and not maximize value to ARCT’s stockholders.

On February 20, 2012, at a meeting of the ARCT Board, ARCT’s management informed the ARCT Board that a proposal from Realty Income to engage in a strategic transaction with ARCT might be forthcoming.

On February 21, 2012, the Realty Income board of directors held a meeting. At the meeting, Realty Income’s management reviewed for the Realty Income board of directors the progress of negotiations with ARCT and provided an updated summary of the current proposal, including the anticipated benefits and considerations of the proposed transaction to Realty Income’s stockholders. Following such review and discussion, the Realty Income board of directors authorized Realty Income’s management to continue to discuss a possible transaction with ARCT.

On February 21, 2012, ARCT received a new written non-binding indicative proposal from Realty Income, subject to final approval of the Realty Income board of directors, at a price of $10.25 per share, composed of a fixed exchange ratio of 0.168 shares of Realty Income common stock and $4.10 in cash. Realty Income’s proposal contemplated that 50% of the stock consideration would be subject to a 45-day lock-up and that the remaining 50% would be subject to an additional six month lock-up. Realty Income’s proposal contemplated a four week exclusivity and due diligence standstill period that would require the termination of ARCT’s internalization and listing process, which process ARCT’s management believed would create value for ARCT’s stockholders through the market’s determination of a more accurate enterprise value. Realty Income’s proposal included a per share purchase price significantly lower than ARCT’s management’s estimates of ARCT’s trading price once listed on NASDAQ, based on ARCT’s anticipated operating performance, trading levels of comparable companies and a dividend discount analysis.

Goldman Sachs, at the direction of ARCT, engaged in multiple discussions with Realty Income to better understand the indication of interest and explore improvements in the proposed terms.

On February 22, 2012, ARCT communicated to Realty Income that it declined to proceed with further discussions with Realty Income because, among other things, it viewed the proposed consideration as inadequate since it: (i) failed to provide an adequate consideration price based on cost and current market conditions; (ii) included a mix of consideration other than cash or Realty Income unrestricted common stock; (iii) failed to take into consideration any negative tax repercussions to ARCT’s stockholders resulting from such form of consideration; (iv) included lock-ups of ARCT’s stockholders, and (v) included exclusivity and due diligence standstill provisions that made the proposal too speculative, as Realty Income’s previous proposal had been. Each of the foregoing reasons contributed to a proposal that was problematic and less favorable to ARCT’s stockholders and which did not deliver maximum value to ARCT’s stockholders. ARCT and Realty Income were unable to agree on terms for a potential transaction. As a result, in its ongoing effort to maximize value for its stockholders, the ARCT Board chose to focus on the listing of its common stock on NASDAQ, internalizing its management and completing the proposed underwritten offering and common stock repurchase, and thereby providing immediate liquidity to its non-traded REIT investors.

On March 1, 2012, ARCT internalized the management services previously provided to it by its former sponsor, AR Capital and its affiliates, listed its common stock on NASDAQ, which we refer to as the Listing, and commenced a “Dutch auction” self tender offer at a price range of $10.50 to $11.00 per share. At the time of Listing, 100% of ARCT’s common stock was held by retail investors, rather than institutional holders.

In connection with the Listing, pursuant to ARCT’s charter that had been adopted in connection with ARCT’s initial public offering in January 2008, AR Capital was entitled to a subordinated incentive listing fee equal to 15% of the amount, if any, by which (a) the market value of ARCT’s outstanding common stock plus distributions paid by ARCT prior to listing exceeds (b) the sum of the total amount of capital raised from stockholders during ARCT’s initial public offering and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. For this purpose, (i) the market value of ARCT’s common stock is calculated based on the average market value, adjusted to add back any dividends declared during the applicable period, of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation, and (ii) ARCT had agreed with the Ohio Division of Securities that such fee would be paid by the issuance of a non-interest bearing, non-transferrable promissory note with a maturity of three years that would be subject to mandatory amortization payments from any sale proceeds (except for the interest imputed for tax purposes). Further, if AR Capital elected to convert any unpaid portion of the note into shares of ARCT common stock, the number of shares of ARCT common stock that would be issued upon such conversion would be valued for this purpose at the average market value, adjusted to add back any dividends declared during the applicable period, of ARCT’s shares over the 30 trading days beginning 180 days after ARCT’s shares were first listed.

In connection with the Listing, the compensation committee of the ARCT Board (consisting entirely of independent directors) approved a performance-based multi-year Outperformance Plan, which we refer to as the OPP. For a description of the OPP Agreements and the amendment thereof, see the section entitled “—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100 of this proxy statement/prospectus.

On March 29, 2012, ARCT publicly announced the repurchase of approximately 11.7% of its outstanding shares of common stock at a price of $10.50 per share pursuant to the self-tender offer. Due to the oversubscription of the tender offer and pursuant to the terms thereof, ARCT accepted for purchase on a pro rata basis approximately 73.3% of tendered shares. On April 4, 2012, ARCT completed its self-tender offer.

In addition to the completion of the self-tender offer, in the months following the Listing, ARCT’s management focused on several initiatives as a listed REIT to improve ARCT’s stockholder value, including: (i) increasing sell-side research analyst coverage; (ii) recapitalizing certain high cost mortgage indebtedness; (iii) exercising the accordion feature of its revolving line of credit and obtaining a new term loan facility to increase ARCT’s access to growth capital; (iv) meeting with institutional investors; and (v) operating and expanding its investment portfolio. By early August 2012, approximately 46% of ARCT’s common stock was held by institutional holders, rather than by retail investors, reflecting the transformative effect of the Listing and the resulting immediate liquidity offered to ARCT’s initial non-traded REIT investors. From the time of the Listing to July 31, 2012, approximately 234 million shares of ARCT’s common stock traded on NASDAQ with an average daily trading volume of 2.2 million shares. From the period beginning with the Listing through August 21, 2012, ARCT’s stock price ranged from $10.23 to $11.21.

On August 9, 2012, Mr. Case contacted Mr. Schorsch and indicated Realty Income’s interest in revisiting a possible strategic transaction with ARCT. Prior to Mr. Case’s contact, no other third party, whether one of the original third parties previously involved in the strategic transaction process led by Goldman Sachs or otherwise, had contacted ARCT or Goldman Sachs in respect of a possible strategic transaction since the Listing. During this discussion, Mr. Case recalled Realty Income’s earlier proposals that had been deemed unacceptable by ARCT, and stated that Realty Income was interested in discussing a revised offer to purchase ARCT. Mr. Schorsch stated that any offer must, among other things, be a proposal that (i) included a mix of consideration of only cash or Realty Income unrestricted common stock, (ii) included no lock-ups of ARCT’s stockholders, (iii) provided for the sale of the entire company, and (iv) included a premium to ARCT’s stockholders. Mr. Case informed Mr. Schorsch that any transaction would need to be consistent with Realty Income’s strategic objectives, including, increasing Realty Income’s funds from operations and adjusted funds from operations on a per share basis and being essentially balance sheet neutral for Realty Income. Mr. Schorsch and Mr. Case discussed that the size and scale of the combined company following a transaction could make it eligible for inclusion in additional indices and provide the combined company with a better cost of capital, which in turn would benefit ARCT’s and Realty Income’s respective stockholders. Mr. Schorsch and Mr. Case also discussed the fact that there would be no issues relating to integration of the employees of the two entities, as none of ARCT’s management or employees would become employees of Realty Income in connection with the proposed transaction despite the Internalization that had previously taken place. Mr. Schorsch and Mr. Case discussed potential synergies and cost savings that might be realized by the combined company as a result of the proposed transaction and the fact that the proposed transaction would result in a larger, more profitable combined company. Mr. Schorsch and Mr. Case agreed that the parties would need to further discuss the Subordinated Incentive Listing Fee Note and the OPP. Mr. Schorsch and Mr. Case discussed that any negotiations between the parties must be conducted confidentially on an expedited basis in order to avoid leaks of material non-public information.

The next day, Mr. Case and Mr. Schorsch continued to discuss a possible strategic transaction between Realty Income and ARCT. Mr. Schorsch reiterated that any transaction must be at a premium to ARCT’s stockholders. Mr. Case and Mr. Schorsch also discussed the attractiveness of adding ARCT’s real estate portfolio to Realty Income’s existing portfolio and strong balance sheet. Mr. Case and Mr. Schorsch also agreed that a stock-for-stock transaction would be beneficial to both ARCT’s stockholders and Realty Income’s stockholders. The same day, Mr. Schorsch advised ARCT’s management and members of the ARCT Board of his conversations with Mr. Case and of Realty Income’s interest in a transaction with ARCT. From August 9, 2012 through September 5, 2012, Mr. Case and Mr. Schorsch had numerous discussions with each other and with their respective boards of directors and management, regarding various aspects of the proposed transaction.

On August 11, 2012, ARCT had internal calls with ARCT’s management, ARCT’s internal legal counsel and Proskauer to discuss the possible transaction with Realty Income.

On August 13, 2012, the ARCT Board held a meeting during which the ARCT Board discussed the indication of interest by Realty Income, with considerable attention paid to the potential that such proposal might result in substantial long-term value creation for ARCT’s stockholders. The ARCT Board also discussed that the indication of interest by Realty Income (i) provided an adequate consideration price based on cost and current market conditions; (ii) provided an attractive mix of consideration; (iii) did not include lock-ups of ARCT’s stockholders; (iv) did not result in negative tax repercussions for ARCT’s stockholders; and (v) provided for the sale of the entire company. After due and careful deliberation, the ARCT Board granted ARCT’s management approval to initiate discussions with Realty Income and agreed to entertain a possible proposal from Realty Income, subject to conducting a thorough due diligence review and analysis of Realty Income and the terms and conditions of any proposal, further discussions and deliberations with ARCT’s management, and the discharge of the ARCT Board’s fiduciary duties to its stockholders. On the same day, ARCT and Realty Income executed an amendment to the existing mutual nondisclosure agreement.

On August 16, 2012, the Realty Income board of directors held a meeting. At the meeting, Realty Income’s management provided an overview of ARCT’s business and an update on the status of due diligence and negotiations with ARCT’s management regarding the proposed transaction. Realty Income’s management also reviewed with the Realty Income board of directors financial information and analysis regarding ARCT, the proposed merger, various issues pertaining to ARCT and the strategic rationale, the anticipated benefits and the considerations of the proposed transaction to Realty Income’s stockholders. Additionally, the Realty Income board of directors discussed formally engaging BofA Merrill Lynch and Wells Fargo Securities as financial advisors, which investment banking firms have had longstanding relationships with Realty Income, are familiar with Realty Income and its business and are considered premier financial advisory firms for REIT merger and acquisition transactions. Accordingly, Realty Income decided to engage both investment banking firms as financial advisors to provide greater depth and diversity of financial advice and no distinction was made as to specific roles of each financial advisor. The engagements of BofA Merrill Lynch and Wells Fargo Securities were finalized by the end of August 2012.

On August 16, 2012, Mr. Case contacted Mr. Schorsch regarding the exchange ratio in a stock for stock transaction. Mr. Case initially proposed an exchange ratio of 0.2841 shares of Realty Income common stock in exchange for each share of ARCT common stock, which would equate $11.80 per share of ARCT common stock based on the closing price of Realty Income’s common stock of $41.54 per share on August 16, 2012. Mr. Schorsch indicated to Mr. Case that the proposed exchange ratio of 0.2841 was not acceptable as it did not maximize ARCT’s stockholder value.

On August 17, 2012 after further discussion by Mr. Case with Realty Income’s management and with Mr. Schorsch, Mr. Case proposed to Mr. Schorsch a revised exchange ratio of 0.2874, which at Realty Income’s after market price on August 17, 2012 of $41.75 per share, would equate to $12.00 per share of ARCT common stock, and based on the closing price for ARCT’s common stock of $11.30, represented a 6.2% premium. Mr. Schorsch and Mr. Case also discussed the reduction of management compensation contractually due under existing obligations, including forgoing a portion of the amounts payable under the OPP Agreements and creating a cap and a floor of the Subordinated Incentive Listing Fee Note. Finally, Mr. Schorsch and Mr. Case discussed the potential positive impact that the proposed transaction would have on each of ARCT’s stockholders and Realty Income’s stockholders. The same day, Mr. Schorsch advised ARCT management of the discussions with Mr. Case.

Also on that date, at a meeting of the ARCT Board, Goldman Sachs presented a review of the 2011 strategic process, including Realty Income’s participation in the process, and Realty Income’s earlier proposals in 2012. Goldman Sachs also discussed ARCT’s and Realty Income’s stock market performance since March 1, 2012, and the premium represented by the proposed exchange ratio of 0.2874. After due and careful deliberation, the ARCT Board concluded that it was in the best interests of ARCT’s stockholders to authorize ARCT management, with the advice of counsel and its financial advisor, to continue discussions with Realty Income. Accordingly, the Board approved authorizing ARCT management to negotiate a proposed transaction with Realty Income on the terms presented to the Board, subject to conducting thorough and extensive due diligence on Realty Income, further detailed analysis by the ARCT Board, management and its advisors of the terms of the proposal, and a complete analysis of the benefits and risks of any merger, and customary conditions for transactions of this size and scope. The ARCT Board viewed this proposal as compelling because, among other things, Realty Income was willing to acquire ARCT as a whole, the exchange ratio implied a capitalization rate for ARCT’s assets of 5.9%, the transaction could be effectuated on a tax-free basis, and Realty Income possessed, in the view of ARCT management, a strong balance sheet and the most attractive common stock currency in the publicly-traded net lease REIT market. The ARCT Board also approved the engagement of Proskauer to begin work related to the proposed transaction.

On August 18, 2012, Mr. Case and Mr. Schorsch continued to have discussions regarding the structure of the transaction and the OPP Agreements. These discussions also covered a proposed floor and cap on the amount of the Subordinated Incentive Listing Fee and cap on certain of ARCT’s transaction expenses. On the same day, ARCT received from Realty Income a draft indicative non-binding term sheet, subject to final approval of the Realty Income board of directors, reflecting a stock-for-stock merger pursuant to which ARCT’s stockholders would receive Realty Income shares at a fixed exchange ratio of 0.2874 shares of Realty Income common stock for each share of ARCT common stock, as well as an exclusivity agreement that contemplated a four week due diligence and exclusivity period. The draft indicative non-binding term sheet also contemplated a floor and a cap to amounts payable under the Subordinated Incentive Listing Fee Note and caps on certain of ARCT’s transaction expenses and change of control payments under management agreements and company plans.

On August 19, 2012, after multiple internal calls over the weekend between ARCT’s management, Goldman Sachs, ARCT’s internal legal counsel and Proskauer, the exchange of multiple drafts of the term sheet and exclusivity agreement between Proskauer and Latham & Watkins LLP, which we refer to as Latham & Watkins, outside legal counsel to Realty Income, and a call between Proskauer and Latham & Watkins, the term sheet was finalized and agreed to by the parties and ARCT signed an exclusivity agreement providing for a due diligence and exclusivity period through September 7, 2012.

Later that day, at a meeting of the ARCT Board, after due and careful discussion, the ARCT Board unanimously (i) reaffirmed, ratified and approved the execution of the exclusivity agreement and the agreement on the term sheet as consistent with its previously provided authorization, and (ii) affirmed, ratified and approved the engagement of Proskauer and Venable LLP, which we refer to as Venable, as ARCT’s external New York and Maryland legal counsel, respectively, and the continued engagement of Goldman Sachs as ARCT’s financial advisor. Venable also made a presentation to the members of the ARCT Board regarding the duties of directors under Maryland law. In addition, Goldman Sachs reviewed the anticipated next steps relating to financial and property due diligence for the proposed transaction with Realty Income.

On August 21, 2012, at a meeting of the ARCT Board, Goldman Sachs provided an overview of Realty Income’s business, dividend history, management and board composition, current types of securities outstanding, share price performance and historical and current trading multiples. Proskauer also reviewed a due diligence memorandum provided to the ARCT Board prior to the meeting regarding its review of Realty Income’s recent public filings, and ARCT’s management made a presentation to the ARCT Board regarding its preliminary due diligence review. ARCT’s management also presented to the ARCT Board materials prepared by FTI Consulting, which we refer to as FTI, and their materials, which we refer to as the FTI Report, an independent consulting firm that advised ARCT and the independent directors of the ARCT Board in connection with the OPP, summarizing amounts due to ARCT’s management in connection with a transaction that would be deemed to be a change of control transaction under the ARCT’s existing incentive plans. Such analysis determined that approximately $31.573 million would be due to ARCT’s management under the existing incentive plans (assuming the maximum amount of LTIP Units under the OPP Agreements were issued under such plans) if a contractually defined change of control or similar transaction were to occur. Under the agreed upon term sheet with Realty Income, change of control payments under management agreements and company plans, including under ARCT’s incentive plans, would be capped at $22 million.

Also on that day, ARCT and its advisors were provided access to Realty Income’s online data room, which contained certain non-public information concerning Realty Income’s business and operations.

On August 22, 2012, Latham & Watkins circulated to ARCT, Goldman Sachs and Proskauer an initial draft of the merger agreement in connection with the possible transaction.

On August 23, 2012, at a meeting of the ARCT Board, Goldman Sachs reviewed Realty Income’s stock price movements relative to ARCT’s stock price movements, as well as illustrative share price calculations. In addition, ARCT’s management presented updated due diligence materials regarding Realty Income’s portfolio and the combined portfolio of Realty Income and ARCT following the proposed merger.

On August 23, 2012, the Realty Income board of directors held a regularly scheduled meeting at which it discussed the proposed merger with ARCT. At the meeting, Realty Income management reviewed the strategic rationale and the anticipated benefits and considerations of the proposed transaction to Realty Income’s stockholders, the history of negotiations with ARCT and an updated summary of the negotiations regarding the proposed merger. BofA Merrill Lynch and Wells Fargo Securities then discussed financial information regarding ARCT, Realty Income and the proposed merger.

On August 24, 2012, Proskauer circulated to Latham & Watkins comments to the draft merger agreement. Also on that day, at a meeting of the ARCT Board, Goldman Sachs reviewed further background information on Realty Income’s and ARCT’s respective portfolios and financial condition, and ARCT’s management reported on the status of negotiations with Realty Income.

In addition, on August 24, 2012, at a meeting of the independent directors of the ARCT Board, the independent directors considered two conditions of the proposed transaction that Realty Income required of ARCT. First, the independent directors considered the requirement that the maximum amount payable under ARCT’s annual plan and the vested value of any LTIP Units issued pursuant to the OPP Agreements be capped at $22 million. The independent directors discussed the FTI Report and FTI’s determination that $31.573 million would be the minimum amount due under ARCT’s incentive plans as of August 17, 2012. The independent directors pointed out that management was accepting a substantial reduction in the amount of the payments in respect of their OPP awards and a change in the structure of the OPP to satisfy Realty Income’s requirements. Based upon the FTI Report, the fact that the cap had been requested by Realty Income, management’s willingness to accept the capped payments in respect of their OPP awards, and the positive effect of the changes on ARCT’s stockholders, the independent directors unanimously approved a contingent resolution, effective only if the proposed transaction with Realty Income was consummated, to cap the amounts payable under ARCT’s incentive plans at $22 million for 2012. Second, the independent directors considered Realty Income’s requirement that the Subordinated Incentive Listing Fee Note be changed to include a cap of $76 million and its agreement to a floor of $58.6 million, its requirement that the conversion feature be eliminated, and its requirement that the Subordinated Incentive Listing Fee Note be fully paid at or before the closing of the proposed merger. The independent directors considered a sensitivity analysis prepared by management and discussed the possibility that the 30-day trading price of ARCT’s common stock during the applicable measurement period (August 28, 2012 through October 8, 2012) could produce a lower or higher face amount for the Subordinated Incentive Listing Fee Note than the floor and cap discussed with Realty Income. The independent directors also discussed the fact that the modification requires AR Capital, as the holder of the note, to forgo significant potential upside given the fact that it had the right to exchange the note three years after issuance for common stock based on the exchange price that equals the average price of ARCT’s common stock during the 30 trading days between August 28, 2012 and October 8, 2012. Based upon those considerations, the independent directors provisionally supported the proposed modification with the ultimate approval being subject to final approval by the independent directors of the proposed transaction in its entirety. For a further description of the ARCT Incentive Plans and the Subordinated Incentive Listing Fee Note, see the section entitled “—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100 of this proxy statement/prospectus.

On August 26, 2012, Latham & Watkins circulated to Proskauer comments to the revised draft of the merger agreement.

The next day, Proskauer, Latham & Watkins and representatives from ARCT had a conference call to discuss the revised draft of the merger agreement that Latham & Watkins had circulated to Proskauer.

On August 27, 2012, at a meeting of the ARCT Board, Goldman Sachs provided further background information on Realty Income, and ARCT’s management reported on the status of negotiations with Realty Income.

On August 29, 2012, Proskauer circulated to Latham & Watkins comments to the revised draft of the merger agreement as well as an initial draft of ARCT’s disclosure letter to the merger agreement. Also on that day, at a meeting of the Board, ARCT’s management reported on the status of negotiations with Realty Income. When the LTIP unit pool was adopted by the independent directors of the ARCT Board on March 1, 2012, it was their intention that 100% of the LTIP pool be allocated to eligible participants. In connection with the agreement that the incentive payments to Messrs. Schorsch and Kahane be reduced and limited to the Incentive Cap, the ARCT Board determined that to the extent possible such amounts should be paid from the LTIP unit pool because (i) since the LTIP units subject to pool were already reserved for issuance, they would not further dilute ARCT stockholders, and (ii) it would not require any additional cash payments from ARCT. Accordingly, the ARCT Board determined that the remaining LTIP unit pool should be allocated to Messrs. Schorsch and Kahane, subject to the Incentive Cap. After taking into account the grant of the remaining LTIP unit pool to Messrs. Schorsch and Kahane, the amounts that they will be eligible to receive, subject to the Incentive Cap, will still be less than the amounts that they otherwise would have been entitled to receive pursuant to their original LTIP units under the Incentive Plans absent the Incentive Cap.

In addition, on August 29, 2012, at a meeting of the independent directors of the ARCT Board, the independent directors unanimously approved the grant of the remaining 30% of the LTIP Units under the OPP that had not been granted to date, which additional awards would also be subject to the $22 million cap required by Realty Income. The independent directors also considered further Realty Income’s requirement that the Subordinated Incentive Listing Fee Note be changed to have a cap of $76 million and Realty Income’s agreement to a floor of $58.6 million.

On August 30, 2012, at a meeting of the independent directors of the ARCT Board, the independent directors further discussed Realty Income’s required changes to the Subordinated Incentive Listing Fee Note. After discussion, the independent directors unanimously approved the following modifications to the Subordinated Incentive Listing Fee Note: (i) a maximum principal amount of $76 million; (ii) the note would be payable on demand in cash upon five days’ written notice of AR Capital, the holder of the note; (iii) AR Capital would relinquish its right to convert the principal amount of the note into ARCT common stock; and (iv) the floor amount of the note would be the lesser of $58.6 million or the implied average trading price for ARCT’s common stock based on applying the exchange ratio of 0.2874 to the average trading price of Realty Income’s common stock, commencing on August 28, 2012, and ending on the day before the merger agreement is executed and publicly announced.

On August 31, 2012, Proskauer, Latham & Watkins and representatives from ARCT had multiple conference calls to discuss, among other things, the revised draft of the merger agreement that Proskauer had circulated to Latham & Watkins.

On September 2, 2012, Proskauer, Latham & Watkins, representatives from ARCT and representatives from Realty Income had a conference call to discuss the revised draft of the merger agreement that Proskauer had circulated to Latham, including, among other things, the restrictions on ARCT’s and Realty Income’s operations between the execution of the merger agreement and the closing, the “force-the-vote” provision that had been requested by Realty Income (which provision was not included in the final version of the merger agreement, at ARCT’s insistence), and the provisions regarding the termination fee and expense reimbursement, including the amounts thereof, and the instances in which they would be payable.

On September 3, 2012, Latham & Watkins circulated to Proskauer comments to the revised draft of the merger agreement and an initial draft of the voting agreement.

On September 4, 2012, Proskauer circulated to Latham & Watkins comments to the revised draft of the merger agreement. On the same day, Latham & Watkins circulated to Proskauer an initial draft of Realty Income’s disclosure letter and an initial draft of the side letter relating to, among other things, certain of ARCT’s transaction expenses.

On September 5, 2012, Latham & Watkins circulated to Proskauer comments to the revised draft of the merger agreement. On each of September 5, 2012 and September 6, 2012, representatives of ARCT and Realty Income, as well as their respective counsel, continued to negotiate the terms of the merger agreement and the other transaction documents and continued to exchange drafts of such.

On September 5, 2012, at a meeting of the ARCT Board, Goldman Sachs presented its financial analysis of the transaction, Proskauer provided the ARCT Board a detailed review of the merger agreement and a detailed update of its legal due diligence review with respect to Realty Income, and management made another presentation regarding its due diligence review with respect to Realty Income. In addition, at a meeting of the independent directors of the ARCT Board, the independent directors considered a modification requested by AR Capital with respect to the Subordinated Incentive Listing Fee Note, which modification would remove the cap of

$76 million on the principal amount of the note if the proposed transaction with Realty Income was not consummated. The independent directors agreed to this request, but AR Capital later withdrew it, and it did not become a part of the ultimate agreement concerning the Subordinated Incentive Listing Fee Note.

Also on September 5, 2012, the Realty Income board of directors held a special meeting to discuss the proposed merger with ARCT. At the meeting, Realty Income’s management provided an update to the Realty Income board of directors on the negotiation of the proposed merger and summarized the results of its due diligence review of ARCT. Representatives of Latham & Watkins then reviewed the material terms of the proposed merger agreement and addressed and discussed the results of its due diligence review of ARCT. Also at this meeting, BofA Merrill Lynch and Wells Fargo Securities each separately reviewed with the Realty Income board of directors its financial analysis of the 0.2874 exchange ratio provided for in the merger and each separately delivered to the Realty Income board of directors an oral opinion, which was confirmed by delivery of a written opinion dated September 5, 2012, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, such exchange ratio was fair, from a financial point of view, to Realty Income. Following discussions and deliberations by Realty Income’s board of directors, the Realty Income board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

On the morning of September 6, 2012, at a meeting of the ARCT Board, Goldman Sachs rendered to the ARCT Board its oral opinion, which was subsequently confirmed in writing, that, as of September 6, 2012, and based upon and subject to the limitations and assumptions set forth in the written opinion, the exchange ratio of 0.2874 shares of Realty Income common stock to be paid for each share of ARCT common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Realty Income and its affiliates) of ARCT common stock. Following deliberations, the ARCT Board determined it was in the best interests of ARCT and its stockholders to enter into the merger agreement with Realty Income. Accordingly, the ARCT Board (i) unanimously determined that the merger agreement, merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT and its stockholders and approved the merger agreement, the merger and the other transactions contemplated thereby and (ii) recommended that the stockholders approve the merger and the other transactions contemplated by the merger agreement.

On the morning of September 6, 2012, before the U.S. stock markets opened, ARCT and Realty Income executed and delivered the merger agreement and certain ancillary documents and issued a joint press release announcing the merger.

Recommendation of Realty Income’s Board of Directors and Its Reasons for the Merger

By vote at a meeting held on September 5, 2012, Realty Income’s board of directors unanimously (i) determined that the merger agreement and the merger, including the issuance of Realty Income common stock in connection with the merger, are advisable and in the best interests of Realty Income and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement. Realty Income’s board of directors unanimously recommends that Realty Income stockholders vote FOR the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the merger agreement.

In evaluating the merger agreement, Realty Income’s board of directors consulted with Realty Income’s management and legal and financial advisors and, in deciding to approve the merger agreement and to recommend that Realty Income stockholders vote to approve the issuance of Realty Income common stock to

ARCT stockholders pursuant to the merger agreement, Realty Income’s board of directors considered several factors that it viewed as supporting its decision, including the following material factors:

•

because a substantial portion of the rental revenue added by the merger will be generated by investment-grade tenants, the merger is expected to significantly advance Realty Income’s strategic objective to further enhance the credit quality of its real estate portfolio;

•

the belief that the merger will immediately increase and be accretive to Realty Income’s funds from operations and adjusted funds from operations and that, following the merger, Realty Income will be able to increase its dividend, while maintaining a conservative payout ratio;

•	following the merger, Realty Income’s real estate portfolio will be more diversified by industry, tenant and asset class;

•	the combined real estate portfolio will have higher occupancy rates and average lease term, and the merger is expected to reduce Realty Income’s exposure to near-term lease expirations;

•

based on current stock prices, the merger will create the largest publicly traded net lease REIT by equity value, which is expected to enhance Realty Income’s ability to execute large, accretive transactions;

•	the expectation that the merger will be essentially balance sheet neutral, despite substantially growing the overall size of Realty Income’s balance sheet;

•

because none of the employees of ARCT will remain with the combined company and all of the properties owned by ARCT are net leased properties similar to Realty Income’s existing property portfolio, any integration, additional resources or ongoing expenses required to integrate the ARCT properties are expected to be minimal;

•

the exchange ratio is fixed and will not fluctuate as a result of changes in the price of Realty Income common stock or ARCT common stock, and a fixed exchange ratio limits the impact of external factors on the transaction;

•

the Realty Income board of directors’ and management’s strong understanding of the business, operations, financial condition, earnings and prospects of Realty Income and ARCT, taking into account the results of Realty Income’s due diligence review of ARCT, as well as of the current and prospective environment in which Realty Income and ARCT operate, including economic and market conditions;

•

the separate opinions, each dated September 5, 2012, of BofA Merrill Lynch and Wells Fargo Securities to Realty Income’s board of directors as to the fairness, from a financial point of view and as of such date, to Realty Income of the exchange ratio provided for in the merger pursuant to the merger agreement, which opinions were based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described below in the section entitled “Opinions of Realty Income’s Financial Advisors”; and

•

the commitment of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement, and the likelihood that the stockholder approvals needed to complete the merger will be obtained in a timely manner, which is supported in part by the voting agreement entered into by Nicholas S. Schorsch, the chairman of the board of directors of ARCT, and William M. Kahane, the chief executive officer, president and a director of ARCT, with Realty Income and ARCT to vote in favor of the transactions contemplated by the merger agreement.

Realty Income’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the possibility that the merger may not be completed, or that completion may be unduly delayed, including because ARCT stockholders may not approve the merger and the other transactions contemplated by the merger agreement, Realty Income stockholders may not approve the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger or because of reasons beyond the control of Realty Income and/or ARCT;

•	the risk that failure to complete the merger could negatively affect the price of Realty Income common stock and future business and financial results of Realty Income;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•

the risk of not capturing all of the anticipated operational synergies and cost savings between Realty Income and ARCT and the risk that other anticipated benefits might not be realized in the expected timeframe or at all;

•

the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Realty Income and ARCT and the transaction expenses arising from the merger;

•	the restrictions on the conduct of Realty Income’s business between the date of the merger agreement and the date of the closing of the merger;

•	the obligation to pay to ARCT $4 million in expense reimbursement if the merger agreement is terminated under certain circumstances; and

•	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by Realty Income’s board of directors in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by Realty Income’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Realty Income’s board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of Realty Income’s board of directors may have given different weight to different factors. Realty Income’s board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the issuance of shares of Realty Income common stock thereunder.

This explanation of the reasoning of Realty Income’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger

The ARCT board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of ARCT and its stockholders. The decision of the ARCT board of directors to enter into the merger agreement was the result of careful consideration by the ARCT board of directors of numerous factors, including the following material factors:

•

the value of the merger consideration, which, based on the closing price per Realty Income common share on September 5, 2012 (the last full trading day before announcement of the proposed merger), implied a value of $12.21 per share of ARCT common stock, representing a premium of approximately 6.8% over the average closing price per share of ARCT common stock over the 30 calendar days prior to September 5, 2012 and a premium of approximately 12.3% over the average closing price per share of ARCT common stock since March 1, 2012, the date that ARCT’s common stock was listed on the NASDAQ;

•

as a result of its increased size and scale, the combined company, which will be the largest publicly traded net lease REIT by enterprise value and equity market capitalization and one of the largest publicly traded REITs in the U.S., is expected to have a strategic advantage over its competitors in successfully executing on large acquisition opportunities;

•

the expectation that after the closing of the merger, ARCT’s former stockholders will benefit from improved liquidity as a result of the increased equity capitalization and the increased stockholder base of the combined company;

•	the combined company will have a property portfolio with greater diversification by asset class and tenant/operator than ARCT currently possesses;

•

as a result of its larger size, access to multiple forms of capital and investment grade balance sheet, the combined company will have lower cost of debt capital than ARCT on a stand-alone basis and substantially all of its competitors operating in the net lease real estate market, thereby enabling the combined company to fund its external acquisition growth strategy at a lower cost;

•

as shareholders of the combined company, former ARCT shareholders will immediately benefit from the investment grade credit rating of the combined company without the time and risk that would be associated with ARCT potentially achieving an investment grade rating on its own;

•

as an experienced issuer of public securities, the combined company should be able to raise capital in the public capital markets more easily and cheaply than would ARCT which has not previously completed an underwritten offering of equity or debt securities;

•	the combined company will be able to achieve greater economies of scale than ARCT on a stand-alone basis by allocating Realty Income’s operating platform over a larger portfolio;

•	the combination of ARCT and Realty Income is expected to result in the realization of annual general and administrative cost savings of approximately $4 million;

•

because the merger consideration consists of Realty Income common stock and the exchange ratio is fixed, ARCT stockholders will benefit from any increase in the trading price of Realty Income common shares between the announcement of the merger and the closing of the merger and any increases following the closing of the merger, whether from future growth in funds from operations per share or as a result of any premium paid to Realty Income stockholders in connection with a future acquisition of Realty Income;

•

the merger is expected to be immediately accretive to Realty Income’s funds from operations and funds available for distribution, and that the combined company’s stockholders after the closing of the merger will benefit from a stable and secure dividend with above-average growth potential;

•

the ARCT board of directors’ understanding of the information concerning ARCT’s and Realty Income’s respective businesses, financial performance, condition, operations, management, competitive positions, prospects and stock performance, including the report of ARCT’s management on the results of ARCT’s due diligence review of Realty Income and its assets, liabilities, earnings, financial condition, business and prospects, which confirmed the positive view of Realty Income’s business and supported the ARCT board of directors’ determination that the combined company would have a strong foundation for growth and improved performance;

•

in light of the review of potential strategic alternatives conducted by ARCT in May 2011 (see the section entitled “—Background of the Merger” beginning on page 53 of this proxy statement/prospectus), the ARCT board of directors did not believe that it was likely that another party would make or accept an offer to engage in a transaction with ARCT that would be more favorable to ARCT and its stockholders than the merger;

•	the oral opinion of Goldman Sachs rendered to the ARCT board of directors, which was subsequently confirmed in writing, to the effect that as of September 4, 2012, and subject to the limitations and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio of 0.2874 shares of Realty Income common stock to be paid for each share of ARCT common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Realty Income and its affiliates) of shares of ARCT common stock. For a discussion of Goldman Sachs’ opinion and the financial analyses presented by Goldman Sachs to the ARCT board of directors in connection with the delivery of its opinion, please refer to the section entitled “—Opinion of ARCT’s Financial Advisor” beginning on page 88 of this proxy statement/prospectus

•

the ability to complete the merger within a reasonable period of time, including the likelihood of receiving the Realty Income and ARCT stockholder approvals necessary to complete the transaction in a timely manner and the necessary third party consents and other approvals in light of the efforts ARCT and Realty Income agreed to use in order to complete the transaction;

•

the merger agreement provisions permitting ARCT to furnish non-public information to, and engage in discussions with, a third party that makes an unsolicited bona fide written proposal to engage in a business combination transaction, provided that the ARCT board of directors determines in good faith, (i) after consultation with outside legal counsel and financial advisors, that the proposal is reasonably likely to result in a transaction that, if consummated, would be more favorable to ARCT stockholders than the merger, and (ii) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law (see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by ARCT” beginning on page 140 of this proxy statement/prospectus);

•

the merger agreement provisions permitting the ARCT board of directors to, under certain circumstances, withhold, withdraw, modify or qualify its recommendation with respect to the merger if (i) the ARCT board of directors receives an unsolicited bona fide written proposal to engage in a business combination transaction that, in the good faith determination of the ARCT board of directors, after consultation with outside legal counsel and financial advisors, constitutes a transaction that, if consummated, would be more favorable to ARCT stockholders than the merger, and (ii) the ARCT board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, and, subject to the requirement to pay the termination fee and expense reimbursement referenced below, terminate the merger agreement (see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by ARCT” beginning on page 140 of this proxy statement/prospectus);

•

the structure of the transaction and the terms of the merger agreement, including the fact that the merger is intended to qualify as a “reorganization” within the meaning of the Code and is, therefore, not expected to be taxable to ARCT stockholders, other than with respect to cash received in lieu of fractional Realty Income common shares;

•

the fact that the amounts under the OPP Agreements and ARCT’s Annual Incentive Plan were subject to a maximum threshold which will result in a significant reduction in the amounts earned thereunder (see the section entitled “—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100 of this proxy statement/prospectus); and

•	the fact that the principal amount payable under the Subordinated Incentive Listing Fee Note was subject to a maximum threshold and provisions relating to future exchanges were eliminated.

The ARCT board of directors also identified and considered the following potentially negative factors in its deliberations:

•

because the merger consideration is Realty Income stock and the exchange ratio is fixed, ARCT stockholders will be adversely affected by any decrease in the trading price of Realty Income common shares between the announcement of the transaction and the completion of the merger, which would not have been the case had the consideration been based solely on a fixed value (that is, a fixed dollar amount of value per share in all cases); and the fact that ARCT is not permitted to terminate the merger agreement solely because of changes in the market price of Realty Income common shares;

•

based on the exchange ratio and the monthly dividend most recently announced by Realty Income of $0.1514375 per share, the pro forma equivalent dividend to be paid to ARCT stockholders is approximately $0.04352 per share, which is less than the monthly dividend of $0.05958 per share most recently paid by ARCT;

•	the possible disruption to ARCT’s or Realty Income’s business that may result from the announcement of the transaction;

•	the risk that the cost savings, operational synergies and other benefits expected result from the transaction might not be fully realized or not realized at all;

•	the terms of the merger agreement regarding the restrictions on the operation of ARCT’s business during the period between the signing of the merger agreement and the completion of the merger;

•

the $51 million termination fee and/or $4 million expense reimbursement to be paid to Realty Income if the merger agreement is terminated under circumstances specified in the merger agreement, which is approximately 2.8% of the net equity value of the merger based on the closing price per share of Realty Income’s common stock on September 5, 2012, the last full trading day immediately preceding the announcement of the transaction, may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, ARCT (see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 146 of this proxy statement/prospectus);

•

the terms of the merger agreement placing limitations on the ability of ARCT to solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that would reasonably be expected to result in alternative business combination transactions and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement— Covenants and Agreements—No Solicitation of Transactions by ARCT” beginning on page 140 of this proxy statement/prospectus);

•

the possibility that the merger may not be completed or may be unduly delayed because the ARCT stockholders may not approve the merger and the other transactions contemplated by the merger agreement, the Realty Income stockholders may not approve the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger, or other factors outside of ARCT’s control;

•	the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market price of ARCT common stock,

•	ARCT’s operating results, particularly in light of the costs incurred in connection with the transaction, and

•	ARCT’s ability to attract and retain tenants and personnel;

•

the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of ARCT and Realty Income and the transaction expenses arising from the merger;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	the absence of appraisal rights for ARCT stockholders under Maryland law;

•

the fact that a portion of the LTIP Units issued under the OPP Agreements will vest immediately in connection with the merger which may accelerate the rights the LTIP Unit holders have with respect thereto (see the section entitled “—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100 of this proxy statement/prospectus);

•

the addition of a floor and demand payment feature to the Subordinated Incentive Listing Fee Note (see the section entitled “—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100 of this proxy statement/prospectus); and

•	the risks described in the section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus.

The ARCT board of directors also considered the interests that certain executive officers and directors of ARCT may have with respect to the merger in addition to their interests as stockholders of ARCT generally (see the section entitled “—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100 of this proxy statement/prospectus), which the ARCT board of directors considered as being neutral in its evaluation of the proposed transaction.

Although the foregoing discussion sets forth the material factors considered by the ARCT board of directors in reaching its recommendation, it may not include all of the factors considered by the ARCT board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the ARCT board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The ARCT board of directors realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the ARCT board of directors concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. This explanation of ARCT’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 of this proxy statement/prospectus.

THE ARCT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF ARCT AND ITS STOCKHOLDERS. ACCORDINGLY, THE ARCT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ARCT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

In considering the recommendation of the ARCT board of directors with respect to the merger agreement, you should be aware that certain of ARCT’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of ARCT stockholders generally. See the section entitled “—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100 of this proxy statement/prospectus.

The explanation of the reasoning of ARCT’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Opinions of Realty Income’s Financial Advisors

BofA Merrill Lynch

Realty Income has retained BofA Merrill Lynch to act as one of its financial advisors in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Realty Income selected BofA Merrill Lynch to act as one of its financial advisors in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Realty Income and its business.

On September 5, 2012, at a meeting of Realty Income’s board of directors held to evaluate the merger, BofA Merrill Lynch delivered to Realty Income’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated September 5, 2012, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Realty Income.

The full text of BofA Merrill Lynch’s written opinion to Realty Income’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Realty Income’s board of directors for the benefit and use of Realty Income’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Realty Income or in which Realty Income might engage or as to the underlying business decision of Realty Income to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(a)	reviewed certain publicly available business and financial information relating to ARCT and Realty Income;

(b)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ARCT furnished to or discussed with BofA Merrill Lynch by the management of ARCT, including certain financial forecasts relating to ARCT prepared by the management of ARCT for the calendar years ending December 31, 2012 through December 31, 2013, referred to herein as the “ARCT Forecasts”;

(c)	reviewed an alternative version of the ARCT Forecasts that extended the ARCT Forecasts to include calendar years ending December 31, 2014 through December 31, 2018 and incorporated certain other adjustments thereto, referred to herein as the “Adjusted ARCT Forecasts”, and discussed with the management of Realty Income its assessments as to the relative likelihood of achieving the future financial results reflected in the ARCT Forecasts and the Adjusted ARCT Forecasts for the periods reflected therein;

(d)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Realty Income furnished to or discussed with BofA Merrill Lynch by the management of Realty Income, including certain financial forecasts relating to Realty Income prepared by the management of Realty Income for the calendar years ending December 31, 2012 through December 31, 2014, referred to herein as the “Realty Income Forecasts”;

(e)	reviewed certain estimates as to the amount and timing of cost savings, referred to herein as the “Cost Savings”, anticipated by the management of Realty Income to result from the merger;

(f)	discussed the past and current business, operations, financial condition and prospects of ARCT with members of senior managements of ARCT and Realty Income, and discussed the past and current business, operations, financial condition and prospects of Realty Income and certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets with members of senior management of Realty Income;

(g)	reviewed the potential pro forma financial impact of the merger on the future financial performance of Realty Income, including the potential effect on Realty Income’s estimated adjusted funds from operations;

(h)	reviewed the trading histories for ARCT common stock and Realty Income common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(i)	compared certain financial and stock market information of ARCT and Realty Income with similar information of other companies BofA Merrill Lynch deemed relevant;

(j)	compared certain financial terms of the transaction to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(k)	reviewed a draft, dated September 5, 2012, of the Agreement, referred to herein as the “Draft Agreement”; and

(l)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Realty Income and ARCT that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ARCT Forecasts, BofA Merrill Lynch was advised by ARCT, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ARCT as to the future financial performance of ARCT. With respect to the Adjusted ARCT Forecasts, the Realty Income Forecasts and the Cost Savings, BofA Merrill Lynch assumed, at the direction of Realty Income, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Realty Income as to the future financial performance of ARCT taking into account the adjustments reflected therein and as to the future financial performance of Realty Income, as the case may be, and other matters covered thereby. At the direction of Realty Income and based on the assessments of the management of Realty Income as to the relative likelihood of achieving the future financial results reflected in the ARCT Forecasts and the Adjusted ARCT Forecasts for the periods reflected therein, BofA Merrill Lynch relied on the Adjusted ARCT Forecasts for purposes of its opinion.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ARCT or Realty Income, nor did it make any physical inspection of the properties or assets of ARCT or Realty Income. BofA Merrill Lynch did not evaluate the solvency or fair value of ARCT or Realty Income under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Realty Income, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on ARCT, Realty Income or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of Realty Income, that the final executed merger agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch. BofA Merrill Lynch also assumed, at the direction of Realty Income, that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code. BofA Merrill Lynch was advised by the managements of ARCT and Realty Income, respectively, that each of ARCT and Realty Income has operated in conformity with the requirements for qualification as a real estate investment trust, referred to herein as a “REIT”, for federal income tax purposes since its formation as a REIT and further assumed, at the direction of Realty Income, that the merger will not adversely affect the status or operation of Realty Income as a REIT. In addition, BofA Merrill Lynch assumed, at the direction of Realty Income, that the surviving entity in the merger will constitute a “qualified REIT subsidiary” within the meaning of section 856(i)(2) of the Code.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to Realty Income of the exchange ratio provided for in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Realty Income or in which Realty Income might engage or as to the underlying business decision of Realty Income to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of Realty Income common stock actually would be when issued or the prices at which Realty Income common stock or ARCT common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Realty Income imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Realty Income’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Financial Analyses.

Selected Companies Analyses. BofA Merrill Lynch reviewed publicly available financial and stock market information for ARCT and the following four companies, referred to as the selected REITs, based on the criteria that each (i) was a publicly traded REIT, (ii) operated in the net lease sector, (iii) had an enterprise value that was meaningful for purposes of comparison to ARCT, (iv) had an appropriate capital structure for purposes of comparison to ARCT, and (v) was otherwise deemed relevant for purposes of comparison to ARCT based on BofA Merrill Lynch’s professional judgment:

•	Realty Income Corporation

•	National Retail Properties, Inc.

•	Entertainment Properties Trust

•	Lexington Realty Trust

BofA Merrill Lynch reviewed, among other things, closing stock prices of the selected REITs on August 31, 2012 as a multiple of both calendar year 2013 estimated FFO and calendar year 2013 estimated Adjusted FFO, which we refer to as AFFO. BofA Merrill Lynch further reviewed annualized quarterly and monthly dividends, as applicable, of the selected REITs as a percentage of the closing stock prices of the selected REITs on August 31, 2012, referred to as dividend yield. BofA Merrill Lynch observed low to high calendar year 2013 FFO and AFFO multiples for the selected REITs to be 9.2x to 19.7x and 12.3x to 19.3x, respectively, and low to high dividend yields for the selected REITs to be 4.3% to 6.6%. BofA Merrill Lynch then applied to corresponding data of ARCT (adjusted to reflect the payment due to ARCT’s external management company, which we refer to as Adjusted FFO and Adjusted AFFO, respectively) a selected range of multiples of 14.5x to 16.5x derived from the selected REITs in respect of both calendar year 2013 estimated Adjusted FFO and calendar year 2013 estimated Adjusted AFFO. In addition, BofA Merrill Lynch applied a selected range of dividend yields of 5.5% to 6.0% derived from the selected REITs to ARCT’s annualized dividend per share. Estimated financial data of the selected REITs other than Realty Income were based on publicly available research analysts’ estimates, estimated financial data of ARCT were based on the Adjusted ARCT Forecasts, and estimated financial data of Realty Income were based on the Realty Income Forecasts. This implied the following approximate per share equity value reference ranges for ARCT on a standalone basis, as compared to the implied consideration value of $12.11 per share:

Implied Per Share Equity Value Reference Ranges Based On			Implied Consideration Value
2013E Adjusted AFFO	2013E Adjusted FFO	Annualized Dividend Yield
$11.45 - $13.05	$11.45 - $13.05	$11.90 - $13.00	$12.11

No company used in this analysis is identical or directly comparable to ARCT. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which ARCT was compared.

Based on the standalone implied per share equity value reference ranges for ARCT described above and Realty Income’s closing stock price of $42.13 on August 31, 2012, BofA Merrill Lynch calculated implied exchange ratio reference ranges. The implied reference ranges derived from the calendar year 2013 Adjusted FFO and Adjusted AFFO multiples described above indicated, in each case, an implied exchange ratio reference range of 0.2718x to 0.3098x, while the implied reference ranges derived from the annual dividend yield described above indicated an implied exchange ratio reference range of 0.2825x to 0.3086x, as compared to the 0.2874x exchange ratio in the merger.

BofA Merrill Lynch reviewed publicly available financial and stock market information for Realty Income and the other selected REITs (including ARCT), including the multiple of closing stock price on August 31, 2012 to forward 12 months FFO, the premium/discount of closing stock price on August 31, 2012 to net asset value per share, and the trading history for Realty Income common stock as compared with the trading histories of the other selected REITs (including ARCT) and based on this review in its professional judgment BofA Merrill Lynch determined to use Realty Income’s closing stock price of $42.13 on August 31, 2012 as the per share equity value of Realty Income for purposes of its analyses. Estimated financial data of Realty Income and the selected REITs were based on publicly available research analysts’ estimates.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following six transactions which of BofA Merrill Lynch selected based on the criteria that each (i) involved the acquisition of a publicly traded REIT in the net lease sector, (ii) had a transaction value that was meaningful for purposes of comparison to the merger and (iii) was otherwise deemed relevant for purposes of comparison to the merger based on BofA Merrill Lynch’s professional judgement:

Acquiror	Target

• Gramercy Capital Corp.	• American Financial Realty Trust

• Investor Group led by Macquarie Bank	• Spirit Finance Corporation

• General Electric Capital Corporation	• Trustreet Properties, Inc.

• Record Realty Trust	• Government Properties Trust, Inc.

• Lexington Realty Trust	• Newkirk Realty Trust, Inc.

• DRA Advisors LLC	• Capital Automotive REIT

BofA Merrill Lynch reviewed transaction values, based on the consideration payable in the selected transaction, as a multiple of the target company’s one-year forward FFO. After adjusting the one-year forward FFO multiples based on the difference between the yield of a Baa corporate bond index at the time of announcement of the transaction and the current yield of such Baa corporate bond index (based on publicly available research analyst reports), BofA Merrill Lynch observed that the overall low to high multiples for the selected transactions were 8.8x to 20.3x. Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected transactions, BofA Merrill Lynch applied one-year forward FFO multiples of 15.0x to 17.0x, derived from the selected transactions to ARCT’s calendar year 2013 estimated Adjusted FFO. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of ARCT were based on the Adjusted ARCT Forecasts. This analysis indicated the following approximate implied per share equity value reference range for ARCT, as compared to the implied consideration value of $12.11 per share:

Implied Per Share Equity Value Reference Range Based On 2013E Adjusted FFO	Implied Consideration Value
$11.85 - $13.45	$12.11

No company, business or transaction used in this analysis is identical or directly comparable to ARCT or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which ARCT and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of ARCT to calculate the estimated present value of standalone unlevered, after-tax free cash flows that ARCT was forecasted to generate during ARCT’s fiscal years 2013E through 2017E based on the Adjusted ARCT Forecasts both with and without taking into account synergies and transaction expenses related to the merger. BofA Merrill Lynch calculated terminal values for ARCT by applying a range of perpetuity growth rates of 0.75% to 1.25% to ARCT’s fiscal year 2017 projected unlevered free cash flows. The cash flows and terminal values were then discounted to present value as of December 31, 2012 using discount rates ranging from 6.75% to 7.75%, which were based on an estimate of ARCT’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for ARCT as compared to the implied consideration value of $12.11 per share:

Implied Per Share Equity Value Reference Ranges
Without Synergies	With Synergies and Transaction Expenses	Implied Consideration Value
$9.05 - $12.90	$9.30 - $13.30	$12.11

Based on the standalone implied per share equity value reference ranges for ARCT described above (both with and without synergies) and Realty Income’s closing stock price of $42.13 on August 31, 2012, BofA Merrill Lynch calculated an implied exchange ratio reference range of 0.2148x to 0.3157x, as compared to the 0.2874x exchange ratio in the merger.

Dividend Discount Analysis. BofA Merrill Lynch performed a dividend discount analysis of ARCT’s common stock for the purpose of determining the per share equity value. Based on ARCT’s annualized dividend per share, BofA Merrill Lynch applied a perpetual dividend growth rate ranging from 1.5% to 2.5%, which was chosen by BofA Merrill Lynch based upon a review of historical dividend growth of the selected REITs (other than Lexington Realty Trust, which was excluded because it materially reduced its dividend during the recent financial crisis) and taking into consideration ARCT’s projected growth rate, amongst other things. BofA Merrill Lynch discounted the perpetual dividend stream to present values by applying a range of discount rates from 8.0% to 9.0%, chosen by BofA Merrill Lynch based upon an analysis of the cost of equity for ARCT. This analysis indicated the following approximate implied per share equity value reference range for ARCT as compared to the implied consideration value of $12.11 per share:

Implied Per Share Equity Value Reference Range	Implied Consideration Value
$9.70 - $13.30	$12.11

Based on the standalone implied per share equity value reference range for ARCT described above and Realty Income’s closing stock price of $42.13 on August 31, 2012, BofA Merrill Lynch calculated an implied exchange ratio reference range of 0.2302x to 0.3157x , as compared to the 0.2874x exchange ratio in the merger.

Contribution Analyses.

Net Asset Value Analysis. BofA Merrill Lynch performed a per share net asset value analysis using ARCT’s calendar year 2013 estimated cash net operating income and asset and liability balances as of June 30, 2012, adjusted to include the impact of certain acquisitions and financing transactions by ARCT and anticipated to close prior to December 31, 2012, based on the Adjusted ARCT Forecasts. BofA Merrill Lynch applied a range of capitalization rates of 6.50% to 7.00% to the calendar year 2013 estimated cash net operating income, excluding net operating income from acquisitions made after June 30, 2012, for the portfolio to arrive at an aggregate value for the property portfolio. The capitalization rate range applied was selected by BofA Merrill Lynch in its professional judgment based on reported capitalization rates for property transactions in the private real estate market, as provided by publicly available sources. BofA Merrill Lynch then added the value of ARCT’s acquisitions since June 30, 2012 at the applicable purchase price and the value of other tangible assets of ARCT to derive an estimate of gross asset value of ARCT. BofA Merrill Lynch then deducted debt balances and other tangible liabilities of ARCT, including debt associated with certain acquisitions since June 30, 2012 and debt associated with payments due to ARCT’s external management company. This analysis implied a net asset value of $9.14 to $10.30 per share.

Based on the standalone implied per share equity value reference range for ARCT described above and the equity research analyst average net asset value per share of $28.91 for Realty Income, BofA Merrill Lynch calculated an implied exchange ratio reference range of 0.3165x to 0.3563x, as compared to the 0.2874x exchange ratio in the merger.

Profit & Loss Contribution Analysis. BofA Merrill Lynch performed an analysis of the contribution of each of Realty Income and ARCT to the profits and losses of the pro forma combined company with respect to calendar year 2013 estimated cash net operating income, cash EBITDA (defined as earnings before interest, taxes, depreciation and amortization), Adjusted FFO and Adjusted AFFO. Equity value contributions and relative ownership interests were then derived by adjusting firm value contributions for outstanding net debt, preferred equity, cash and non-controlling interests of both companies (and adjusting ARCT’s firm value for the payment due ARCT’s external management company and certain change of control payments due to ARCT management as a result of the merger), as applicable. This analysis indicated the following pro forma diluted equity value contributions and ownership interests with respect to cash net operating income, cash EBITDA, Adjusted FFO and Adjusted AFFO:

Pro Forma Contribution Based On	Realty Income % Contribution	Realty Income % Ownership	ARCT % Contribution	ARCT % Ownership
Cash NOI	73.7%	74.0%	26.3%	26.0%
Cash EBITDA	73.4%	73.5%	26.6%	26.5%
Adjusted FFO	69.0%	69.0%	31.0%	31.0%
Adjusted AFFO	69.5%	69.5%	30.5%	30.5%

Based on the range of the contribution percentages described above, BofA Merrill Lynch calculated an implied exchange ratio reference range of 0.2959x to 0.3695x, as compared to the 0.2874x exchange ratio in the merger.

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•

historical trading prices and trading volumes of ARCT common stock during the 26-week period ended August 31, 2012, which reflected low and high closing prices for ARCT common stock during such period of $10.23 to $11.80 per share;

•	publicly available Wall Street research analyst reports relating to ARCT, including stock price targets for ARCT common stock, which indicated a range of approximately $12.00 to $13.00 per share; and

•

potential pro forma financial effects of the merger on Realty Income’s calendar year 2013 estimated AFFO per share and annualized monthly dividend per share based on the Adjusted ARCT Forecasts, the Realty Income Forecasts, their respective public filings and other publicly available information, which indicated that the merger would likely be accretive to Realty Income’s calendar year 2013 estimated AFFO per share and accretive to Realty Income’s annualized monthly dividend per share.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Realty Income’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA

Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ARCT and Realty Income. The estimates of the future performance of ARCT and Realty Income in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to Realty Income’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of ARCT or Realty Income.

The type and amount of consideration payable in the merger was determined through negotiations between ARCT and Realty Income, rather than by any financial advisor, and was approved by Realty Income’s board of directors. The decision to enter into the merger agreement was solely that of Realty Income’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Realty Income’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Realty Income’s board of directors or management with respect to the merger or the exchange ratio.

Realty Income has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $3,500,000, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. Realty Income also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ARCT, Realty Income and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates have, during the two years preceding the date of its opinion, provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Realty Income and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) joint bookrunner or co-manager for various high grade debt and follow-on equity offerings of Realty Income and (ii) lender under Realty Income’s $1 billion revolving credit facility due 2016. From January 1, 2010 through September 30, 2012, BofA Merrill Lynch and its affiliates received aggregate revenues from Realty Income of approximately $12.5 million for commercial, corporate and investment banking services.

Wells Fargo Securities, LLC

Realty Income engaged Wells Fargo Securities as one of its financial advisors in connection with the merger. As part of that engagement, Realty Income’s board of directors requested that Wells Fargo Securities evaluate the fairness, from a financial point of view, to Realty Income of the exchange ratio provided for in the merger pursuant to the merger agreement. On September 5, 2012, at a meeting of Realty Income’s board of directors held to evaluate the merger, Wells Fargo Securities rendered to Realty Income’s board of directors an oral opinion, confirmed by delivery of a written opinion dated September 5, 2012, to the effect that, as of that date and based on and subject to various qualifications, limitations and assumptions stated in such opinion, the exchange ratio provided for in the merger pursuant to the merger agreement was fair, from a financial point of view, to Realty Income.

The full text of Wells Fargo Securities’ written opinion, dated September 5, 2012, is attached as Annex E to this joint proxy statement/prospectus. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of such opinion. The opinion was addressed to Realty Income’s board of directors (in its capacity as such) for its information and use in connection with its evaluation of the exchange ratio from a financial point of view to Realty Income and Wells Fargo Securities expressed no opinion or view with regard to any other terms, aspects or implications of the merger. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by Realty Income to enter into the merger agreement or the relative merits of the merger compared with other business strategies or transactions available or that have been or might be considered by Realty Income’s management or board of directors or in which Realty Income might engage. The opinion does not constitute a recommendation to Realty Income’s board of directors or any other person or entity in respect of the merger, including as to how any stockholder should vote or act in connection with the merger or any other matters.

The terms of the merger were determined through negotiations between Realty Income and ARCT, rather than by any financial advisor, and the decision to enter into the merger was solely that of Realty Income’s board of directors. Wells Fargo Securities did not recommend any specific form of consideration to Realty Income’s board of directors or that any specific form of consideration constituted the only appropriate consideration for the merger. The opinion was only one of many factors considered by Realty Income’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Realty Income’s board of directors, management or any other party with respect to the merger or the consideration payable in the merger.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed a draft, dated September 5, 2012, of the merger agreement, including the financial terms of the merger;

•

reviewed certain publicly available business, financial and other information regarding Realty Income and ARCT, including information set forth in their respective annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended December 31, 2009, 2010 and 2011 and quarterly reports on Form 10-Q for the period ended June 30, 2012;

•

reviewed certain other business and financial information regarding Realty Income and ARCT furnished to Wells Fargo Securities by and discussed with the managements of Realty Income and ARCT, including financial forecasts and estimates relating to Realty Income for the fiscal years ending December 31, 2012 and 2013 prepared by Realty Income’s management and financial forecasts and estimates relating to ARCT for the fiscal years ending December 31, 2012 and 2013 prepared by ARCT’s management as extended for the fiscal years ending December 31, 2014 through 2016 based upon assumptions of ARCT’s management;

•

discussed with the managements of Realty Income and ARCT the operations and prospects of Realty Income and ARCT, including the historical financial performance and trends in the results of operations of Realty Income and ARCT;

•

discussed with Realty Income’s management the strategic rationale for the merger, including potential cost savings and other financial and strategic benefits and transaction expenses and related costs anticipated by Realty Income’s management to result from the merger;

•	participated in discussions and negotiations among representatives of Realty Income, ARCT and their respective advisors regarding the proposed merger;

•	reviewed reported prices and trading activity for Realty Income common stock and ARCT common stock;

•	compared certain financial data of Realty Income and ARCT with similar data of certain other publicly traded companies that Wells Fargo Securities deemed relevant in evaluating Realty Income and ARCT;

•

analyzed the estimated net asset value of ARCT’s real estate portfolio based upon financial forecasts and estimates referred to above and related assumptions discussed with and confirmed as reasonable by the managements of Realty Income and ARCT;

•

analyzed the estimated present value of the future dividends per share of ARCT based upon financial forecasts and estimates referred to above and related assumptions discussed with and confirmed as reasonable by the managements of Realty Income and ARCT;

•

reviewed the relative financial contributions of Realty Income and ARCT to the financial performance of the combined company on a pro forma basis based upon financial forecasts and estimates referred to above and related assumptions discussed with and confirmed as reasonable by the managements of Realty Income and ARCT; and

•	considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, that Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to Wells Fargo Securities, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and assumed no responsibility for) any independent verification of such information. Wells Fargo Securities relied upon assurances of the managements of Realty Income and ARCT that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and estimates and other information utilized in Wells Fargo Securities’ analyses, Wells Fargo Securities was advised by the managements of Realty Income and ARCT and, at Realty Income’s direction, Wells Fargo Securities assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions of such managements as to the future financial performance of Realty Income and ARCT. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in Wells Fargo Securities’ analyses or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there were no material changes in the condition (financial or otherwise), results of operations, business or prospects of Realty Income or ARCT since the respective dates of the most recent financial statements and other information provided to Wells Fargo Securities and that the financial forecasts relating to ARCT reviewed by Wells Fargo Securities reflected all assets and liabilities to be acquired or assumed by Realty Income in the merger, including from pending acquisitions expected to be consummated and joint ventures expected to be wholly owned by ARCT at the closing date of the merger as referenced in the merger agreement. Wells Fargo Securities relied, at Realty Income’s direction, upon the assessments of the managements of Realty Income and ARCT as to (i) certain market trends and recent developments in, and prospects for, the commercial real estate market and (ii) the terms upon which properties and joint ventures would be acquired by ARCT as of the closing date of the merger. Wells Fargo Securities assumed, with Realty Income’s consent, that there would be no developments with respect to any of the foregoing that would be material to its analyses or opinion. In arriving at Wells Fargo Securities’ opinion, Wells Fargo Securities did not conduct physical inspections of the properties or assets of Realty Income, ARCT or any other entity and did not make, and was not provided with, any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Realty Income, ARCT or any other entity. Wells Fargo Securities was advised by the managements of Realty Income and ARCT and, with Realty Income’s consent, assumed that there were no material undisclosed liabilities of Realty Income or ARCT for which appropriate reserves or other provisions have not been made.

In rendering its opinion, Wells Fargo Securities assumed, at Realty Income’s direction, that the final form of the merger agreement, when signed by the parties thereto, would not differ from the draft reviewed by Wells Fargo Securities in any respect material to its analyses or opinion, that the merger would be consummated in accordance with the terms described in the merger agreement and in compliance with all applicable laws, without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the merger, no delay, limitation or restriction would be imposed or action would be taken that would have an adverse effect on Realty Income, ARCT or the merger (including the contemplated benefits to Realty Income). Wells Fargo Securities also assumed, at Realty Income’s direction, that the merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Wells Fargo Securities was advised by the respective managements of Realty Income and ARCT that each of Realty Income and ARCT has operated in conformity with the requirements for qualification as a REIT for federal income tax purposes since its formation as a REIT and further assumed, at Realty Income’s direction, that the merger would not adversely affect the status or operations of Realty Income or ARCT. Wells Fargo Securities did not express any opinion as to what the value of Realty Income common stock actually would be when issued pursuant to the merger or the prices at which securities of Realty Income or ARCT would trade at any time. Wells Fargo Securities’ opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Wells Fargo Securities, as of the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Wells Fargo Securities expressed no opinion or view as to any potential effects of such volatility on Realty Income, ARCT or the merger (including the contemplated benefits to Realty Income). Although subsequent developments may affect the matters set forth in its opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to Wells Fargo Securities’ attention after the date of its opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view and as of the date of its opinion, to Realty Income of the exchange ratio provided for in the merger pursuant to the merger agreement to the extent expressly specified in its opinion and did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, any fees or other amounts payable or assumed by Realty Income in connection with the merger or any other agreement, arrangement or understanding entered into in connection with or contemplated by the merger or otherwise. In addition, Wells Fargo Securities’ opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise. Wells Fargo Securities also did not express any view or opinion with respect to, and with Realty Income’s consent relied upon the assessments of Realty Income’s representatives regarding, accounting, tax, regulatory, legal or similar matters and Wells Fargo Securities understood that Realty Income obtained such advice as it deemed necessary from qualified professionals. Except as described in this summary, Realty Income imposed no other instructions or limitation on Wells Fargo Securities with respect to the investigations made or procedures followed by Wells Fargo Securities in rendering its opinion.

In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities did not ascribe a specific value to Realty Income common stock or ARCT common stock but rather made its determinations as to the fairness, from a financial point of view, to Realty Income of the exchange ratio on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of this particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company or transaction is identical to Realty Income, ARCT or the merger and an evaluation of Wells Fargo Securities’ analyses is not entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies reviewed.

In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Realty Income, ARCT or any other parties to the merger. None of Realty Income, ARCT, Wells Fargo Securities or any other person assumes responsibility if future results are different from those discussed, whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of properties, businesses or securities do not purport to be appraisals or necessarily reflect the prices at which properties, businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses provided on September 5, 2012 to Realty Income’s board of directors by Wells Fargo Securities in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. In connection with the ARCT financial analyses described below, the total number of outstanding fully diluted shares of ARCT common stock utilized was 158,579,730 per ARCT’s management.

ARCT Financial Analyses

Net Asset Value Analysis.  Wells Fargo Securities performed a net asset valuation of ARCT’s real estate portfolio based on internal estimates of ARCT’s management. Wells Fargo Securities calculated the estimated net asset value of ARCT’s retail, office and industrial income-producing properties acquired prior to June 30, 2012 on an asset-by-asset basis by applying, depending on the tenant credit quality, remaining lease term and type of property, selected calendar year 2013 capitalization rate ranges based on an overall range of 5.75% to 8.25% to the calendar year 2013 estimated cash net operating income of such property. In the case of such properties acquired after June 30, 2012 and acquisitions under contract that are anticipated to close in the second half of calendar year 2012 and in advance of the expected closing of the merger, estimated net asset value was based on the acquisition price for such properties. Wells Fargo Securities also took into account for purposes of such analysis (i) the estimated net asset value of ARCT’s non-real estate assets and other investments based on market values, to the extent publicly available, as of August 31, 2012 and internal estimates of ARCT’s management, (ii) ARCT’s cash and liabilities as reflected on its balance sheet as of June 30, 2012, including ARCT’s outstanding indebtedness (which was marked to market utilizing estimated market rates for similar types of indebtedness) and excluding intangibles and other non-cash GAAP-specific balance sheet items, (iii) the minimum fee payable to ARCT’s former manager and (iv) the estimated amount payable by ARCT for remaining equity interests in certain joint ventures not wholly owned by ARCT. Implied per share equity values for ARCT were calculated as ARCT’s implied net asset value divided by the number of ARCT’s fully diluted common stock. This analysis indicated an approximate per share equity value reference range for ARCT of $9.21 to $10.43. Based on this implied per share equity value reference range for ARCT and Realty Income’s closing stock price of $42.13 per share on August 31, 2012, Wells Fargo Securities calculated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
0.2186 - 0.2475	0.2874

For informational purposes, Wells Fargo Securities also calculated the illustrative impact of the maximum fee payable to ARCT’s former manager, which indicated an approximate per share equity value reference range for ARCT of $9.10 to 10.32 and an implied exchange ratio reference range of 0.2160x to 0.2449x.

Selected Publicly Traded Companies Analysis. Wells Fargo Securities reviewed and compared financial and operating data relating to ARCT and the following four selected companies, which generally were selected because, as is the case with ARCT, they are publicly traded net lease REITs with certain financial and operating characteristics that Wells Fargo Securities deemed relevant, including total market capitalization and leverage, referred to as the ARCT selected REITs:

•	Entertainment Properties Trust

•	Lexington Realty Trust

•	National Retail Properties, Inc.

•	Realty Income Corporation

Wells Fargo Securities reviewed closing stock prices of the ARCT selected REITs on August 31, 2012 as a multiple of calendar year 2013 estimated FFO per share and AFFO per share, which was adjusted for certain items, including primarily straight-line rent revenues, recurring capital expenditures, above market and below market lease amortization and non-cash employee compensation. The overall low to high calendar year 2013 estimated FFO per share and AFFO per share multiples observed for the ARCT selected REITs were 9.2x to 19.5x (with a mean multiple of 14.4x) and 12.1x to 19.4x (with a mean multiple of 15.0x), respectively. Wells Fargo Securities then applied selected ranges of calendar year 2013 estimated FFO per share and AFFO per share multiples of 13.5x to 16.5x and 14.0x to 17.0x, respectively, derived from the ARCT selected REITs to corresponding data of ARCT. Financial data of the ARCT selected REITs were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of ARCT were based on internal estimates of ARCT’s management. This analysis indicated an approximate per share equity value reference ranges for ARCT of $10.84 to $13.25 and $11.42 to $13.86 based on calendar year 2013 estimated FFO per share and AFFO per share, respectively. Based on these implied per share equity value reference ranges for ARCT and Realty Income’s closing stock price of $42.13 per share on August 31, 2012, Wells Fargo Securities calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges Based On:		Merger Exchange Ratio
2013 FFO	2013 AFFO
0.2572 - 0.3144	0.2710 - 0.3291	0.2874

Dividend Discount Analysis. Wells Fargo Securities performed a dividend discount analysis of ARCT to calculate a range of implied present values of the distributable cash flows that ARCT was forecasted to generate during the second half of the fiscal year ending December 31, 2012 through the full fiscal year ending December 31, 2015 utilizing internal estimates of ARCT’s management for fiscal years ending December 31, 2012 and 2013 as extended for fiscal years ending December 31, 2014 through 2016 per Realty Income’s management based upon assumptions of ARCT’s management. Implied terminal values were derived by applying to ARCT’s fiscal year 2016 estimated AFFO per share a range of terminal AFFO multiples of 14.0x to 17.0x. Present values (as of June 30, 2012) of distributable cash flows and terminal values were then calculated using a discount rate range of 9.0% to 10.0%. This indicated an approximate per share equity value reference range for ARCT of $11.30 to $13.65. Based on this implied per share equity value reference range for ARCT and Realty Income’s closing stock price of $42.13 per share on August 31, 2012, Wells Fargo Securities calculated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
0.2682 - 0.3240	0.2874

Realty Income Financial Analysis

Selected Publicly Traded Companies Analysis. Wells Fargo Securities reviewed and compared financial and operating data relating to Realty Income and the following four selected companies, which generally were selected because, as is the case with Realty Income, they are publicly traded net lease REITs with certain financial and operating characteristics that Wells Fargo Securities deemed relevant, including total market capitalization and leverage, referred to as the Realty Income selected REITs:

•	American Realty Capital Trust, Inc.

•	Entertainment Properties Trust

•	Lexington Realty Trust

•	National Retail Properties, Inc.

Wells Fargo Securities reviewed closing stock prices of the Realty Income selected REITs on August 31, 2012 as a multiple of calendar year 2013 estimated FFO per share and AFFO per share. Wells Fargo Securities then compared the implied multiples of calendar year 2013 estimated FFO per share and AFFO per share derived for Realty Income with those derived for the Realty Income selected REITs. Financial data of Realty Income and the Realty Income selected REITs were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis indicated ranges of implied multiples of calendar year 2013 estimated FFO per share and AFFO per share for the Realty Income selected REITs of 9.2x to 17.1x (with a mean multiple of 13.1x) and 12.1x to 16.2x (with a mean multiple of 13.7x), respectively, as compared to implied multiples of calendar year 2013 estimated FFO per share and AFFO per share derived for Realty Income of 19.5x and 19.4x, respectively.

Pro Forma Relative Contributions

Wells Fargo Securities reviewed the relative financial contributions of Realty Income and ARCT to the combined company on a pro forma basis without giving effect to potential synergies or transaction-related adjustments. Wells Fargo Securities reviewed calendar year 2013 estimated net operating income, earnings before interest, taxes, depreciation and amortization, FFO and AFFO of each of Realty Income and ARCT utilizing internal estimates of the managements of Realty Income and ARCT and then calculated the overall aggregate equity ownership percentages of Realty Income and ARCT in the combined company based on such relative contributions after neutralizing the leverage of each company. This analysis indicated the following overall contribution percentage reference range for Realty Income as compared to the aggregate pro forma equity ownership percentage of Realty Income in the combined company immediately upon consummation of the merger based on the exchange ratio:

Overall Contribution Percentage Reference Range for Realty Income	Aggregate Pro Forma Equity Ownership of Realty Income Based on Exchange Ratio:
67.2% - 70.7%	74.5%

Other Information. Wells Fargo Securities observed certain additional factors that were not considered part of Wells Fargo Securities’ financial analyses with respect to its opinion but were noted for informational purposes, including the following:

•

one-year forward stock price targets for Realty Income common stock in eight recently published, publicly available Wall Street research analyst reports, which indicated, to the extent publicly available, a target stock price range for Realty Income of $27.00 to $40.00 per share;

•

implied historical exchange ratios for Realty Income and ARCT derived from the closing prices of Realty Income common stock and ARCT common stock on, and the volume-weighted average of such closing prices during various periods ended, August 31, 2012, noting that the historical low to high implied exchange ratio reference range for such periods was 0.2552x to 0.3044x; and

•

potential pro forma financial effects of the merger on Realty Income’s calendar year 2013 estimated FFO per share and AFFO per share, after taking into account potential synergies anticipated by Realty Income’s management to result from the merger and certain transaction-related adjustments utilizing internal estimates of the managements of Realty Income and ARCT, noting that, based on the exchange ratio, the merger could be accretive relative to Realty Income’s calendar year 2013 estimated FFO per share and AFFO per share by approximately 9.8% and 6.7%, respectively (with a reduction to such accretion of approximately 0.1% after giving effect to the maximum fee payable to ARCT’s former manager).

Miscellaneous

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Realty Income’s board of directors selected Wells Fargo Securities because of its qualifications, reputation and experience and its familiarity with Realty Income and its business. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

As compensation for Wells Fargo Securities’ financial advisory services to Realty Income in connection with the merger, Realty Income has agreed to pay Wells Fargo Securities an aggregate fee of $3.5 million, a portion of which was payable in connection with its opinion and the principal portion of which is contingent upon consummation of the merger. Realty Income also has agreed to reimburse certain of Wells Fargo Securities’ expenses, including fees and disbursements of Wells Fargo Securities’ counsel, and to indemnify Wells Fargo Securities and certain related parties against certain liabilities, including liabilities under the federal securities laws, that may arise out of Wells Fargo Securities’ engagement. Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities and its affiliates in the past have provided, currently are providing and in the future may provide banking and financial services to Realty Income, ARCT and certain of their respective affiliates, for which Wells Fargo Securities and such affiliates have received and expect to receive fees, including during the two years preceding the date of this opinion (i) having acted or currently acting as administrative agent, sole lead arranger and sole bookrunner for, and as a lender under, certain credit facilities of Realty Income, ARCT and certain of their respective affiliates, (ii) having acted as joint book-running or co-lead manager for certain equity and debt offerings of Realty Income and (iii) having acted or currently acting as transfer agent and registrar for certain securities of Realty Income. During the two-year period preceding the date of its opinion, Wells Fargo Securities received aggregate fees from Realty Income for such banking and financial services unrelated to the merger of approximately $12.8 million. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Realty Income, ARCT and their respective affiliates for Wells Fargo

Securities’ and its affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Certain Prospective Financial Information Reviewed by Realty Income

Realty Income does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Realty Income is including unaudited prospective financial information that was made available to the Realty Income board of directors and the ARCT board of directors in connection with the evaluation of the merger. This information also was provided to Realty Income’s and ARCT’s respective financial advisors. The inclusion of this information should not be regarded as an indication that any of Realty Income, ARCT, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. Realty Income stockholders and ARCT stockholders are urged to review Realty Income’s SEC filings for a description of risk factors with respect to Realty Income’s business. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 31 and “Where You Can Find More Information; Incorporation by Reference” beginning on page 156. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for

preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Realty Income’s historical GAAP financial statements. Neither Realty Income’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. The report of Realty Income’s independent registered public accounting firm contained in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by the Current Report on Form 8-K dated November 1, 2012, which is incorporated by reference into this joint proxy statement/prospectus, relates to Realty Income’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2012 through 2014 for Realty Income on a standalone basis including potential projected acquisitions.

	2012	2013	2014
	($ in millions)
Revenue	$479.3	$572.6	$561.9
Funds from Operations (FFO)	$269.0	$296.5	$327.2
Adjusted Funds from Operations (AFFO)	$276.4	$306.8	$340.4

For purposes of the unaudited prospective financial information presented herein, FFO is calculated as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairment of real estate assets, reduced by gains on sales of investment properties and extraordinary items and AFFO is calculated as FFO adjusted for (i) capitalized leasing costs and commissions, (ii) capitalized building improvements, (iii) certain other adjustments for straight line rent revenue and the amortization of above or below-market leases and other non-cash expenses, plus (i) amortization of share-based compensation, (ii) amortization of deferred financing costs and (iii) provision or impairment on real estate acquired for resale by Crest.

In addition to the summary metrics presented above, Realty Income also provided estimates of Revenue, FFO and AFFO on a twelve-month run-rate basis effective November 1, 2012, which estimates included identified acquisitions that Realty Income determined were likely to close by October 31, 2012. The estimates provided by Realty Income for Revenue, FFO and AFFO on this basis was $503.3 million, $285.5 million and $291.8 million, respectively.

ARCT and Realty Income calculate certain non-GAAP financial metrics including FFO and AFFO using different methodologies. The differences relate to the treatment of acquisition-related fees and expenses and other non-recurring expenses. Realty Income has made conforming methodology changes to the financial data received from ARCT. Consequently, the financial metrics presented in each company’s prospective financial information disclosures may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, Realty Income made a number of assumptions regarding, among other things, interest rates, corporate financing activities, Realty Income common stock price appreciation and the timing and amount of common stock issuances, annual dividend levels, occupancy and customer retention levels of its owned and managed portfolios, changes in rent, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” beginning on page 23 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 31, all of which are difficult to predict and many of which are beyond the control of Realty Income and/or ARCT and will be beyond the control of the combined company. The underlying assumptions may not prove to be accurate and the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Realty Income management that Realty Income management believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the merger. Realty Income stockholders and ARCT stockholders are urged to review Realty Income’s most recent SEC filings for a description of Realty Income’s reported and anticipated results of operations and financial condition and capital resources during 2011, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by the Current Report on Form 8-K dated November 1, 2012, which is incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Realty Income, ARCT or any other person to any Realty Income stockholder or any ARCT stockholder regarding the ultimate performance of Realty Income compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

REALTY INCOME DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING

AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Opinion of ARCT’s Financial Advisor

On September 6, 2012, at a meeting of the ARCT board of directors, Goldman Sachs rendered to the ARCT board of directors its oral opinion, subsequently confirmed in writing, that, as of September 6, 2012, and based upon and subject to the limitations and assumptions set forth therein, the exchange ratio of 0.2874 shares of Realty Income common stock to be paid for each share of ARCT common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Realty Income and its affiliates) of shares of ARCT common stock.

The full text of the written opinion of Goldman Sachs, dated September 6, 2012, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex F. The summary of the Goldman Sachs opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the ARCT board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of ARCT common stock should vote with respect to the proposed merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the Indicative Non-Binding Term Sheet submitted by Realty Income to ARCT on August 19, 2012;

•	the Exclusivity Agreement, dated August 19, 2012, between ARCT and Realty Income;

•	the Incentive Listing Fee Note Agreement;

•

the Omnibus Amendments to 2012 Outperformance Award Agreements and Release, dated as of September 6, 2012, by and among ARCT and each of the Chairman of the board of directors of ARCT and the Chief Executive Officer and President of ARCT;

•	the letter agreement, dated September 6, 2012 by and among Realty Income, AR Capital and the Chairman of the board of directors of ARCT;

•	annual reports to stockholders and Annual Reports on Form 10-K of ARCT for the four fiscal years ended December 31, 2011;

•	annual reports to stockholders and Annual Reports on Form 10-K of Realty Income for the five fiscal years ended December 31, 2011;

•	the Registration Statement of ARCT on Form S-11 (file no. 333-145949), including the Prospectus of ARCT, dated January 25, 2008, relating to the initial public offering of shares of ARCT common stock;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ARCT and Realty Income;

•	certain other communications from ARCT and Realty Income to their respective stockholders;

•	certain publicly available research analyst reports for ARCT and Realty Income;

•	certain third party appraisal reports with respect to the real estate assets of ARCT provided by ARCT, or “the third party appraisals”;

•

certain internal financial analyses and forecasts for ARCT prepared by its management, or “the ARCT management forecasts”, and certain financial analyses and forecasts for Realty Income prepared by its management, or “the Realty Income management forecasts”, in each case, as approved for Goldman Sachs’ use by ARCT; and

•

certain cost savings and operating synergies projected by the management of Realty Income to result from the proposed merger, which we refer to as the synergies, as approved for Goldman Sachs’ use by ARCT.

Goldman Sachs held discussions with members of the senior managements of ARCT and Realty Income regarding their assessment of the strategic rationale for, and the potential benefits of, the proposed merger and the past and current business operations, financial condition and future prospects of ARCT and Realty Income; reviewed the reported price and trading activity for the shares of ARCT common stock and the shares of Realty Income common stock; compared certain financial and stock market information for ARCT and Realty Income with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of ARCT, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with ARCT’s consent, that the ARCT management forecasts, the Realty Income management forecasts and the synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ARCT. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ARCT or Realty Income or any of their respective subsidiaries and except for the third party appraisals, was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on ARCT or Realty Income or on the expected benefits of the proposed transaction in any way meaningful to its analysis. Goldman Sachs assumed that the proposed transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of ARCT to engage in the proposed transaction, or the relative merits of the proposed transaction as compared to any strategic alternatives that may be available to ARCT; nor did it address any legal, regulatory, tax or accounting matters. Since February 2012, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, ARCT or any other alternative transaction. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than Realty Income and its affiliates) of ARCT common stock, as of the date hereof, of the exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or proposed transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed transaction, and the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of ARCT; nor as to the fairness of the amount or nature of any compensation to be paid or payable to AR Capital or any of its affiliates or any of the officers, directors or employees of ARCT, or class of such persons, in connection with the proposed merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs also did not express any view on, and its opinion did not address, any term or aspect of any of the arrangements with AR Capital or the chairman or chief executive officer of ARCT or any consideration or compensation to be paid or payable pursuant such arrangements. Goldman Sachs did not express any opinion as to the prices at which shares of Realty Income common stock will trade at any time or as to the impact of the proposed merger on the solvency or viability of ARCT or Realty Income or the ability of ARCT or Realty Income to pay their respective obligations when they come due. Goldman Sachs’ written opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of September 6, 2012, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the board of directors of ARCT in connection with its consideration of the proposed merger and such opinion does not constitute a recommendation as to how any holder of ARCT common stock should vote with respect to such proposed merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses presented by Goldman Sachs to the board of directors of ARCT on September 5, 2012 in connection with rendering the opinion described above. Goldman Sachs’ analyses and the summary below must be considered as a whole and selecting portions of its analyses and factors could create a misleading or incomplete view of Goldman Sachs’ analyses and opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 4, 2012, the last trading day before Goldman Sachs presented its financial analyses to the board of directors of ARCT on September 5, 2012, and is not necessarily indicative of current market conditions.

The estimates of the future performance of ARCT, Realty Income or the combined company underlying Goldman Sachs’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.

Implied Premia and Multiples Analysis

Based upon the closing price of $42.72 per share of Realty Income common stock on September 4, 2012, Goldman Sachs calculated that the exchange ratio of 0.2874 shares of Realty Income common stock reflected an implied value of $12.28 per share of ARCT common stock. By multiplying this implied value per share by the total number of fully diluted outstanding shares of ARCT common stock as provided by ARCT management, Goldman Sachs derived an implied equity value of ARCT of approximately $1,947.0 million. Goldman Sachs then added to this implied equity value ARCT’s net debt amount of approximately $889.5 million as of August 17, 2012 as provided by ARCT management and the aggregate buy-out value of minority interests in entities controlled by ARCT of approximately $22.6 million as provided by ARCT’s management and derived an implied enterprise value of ARCT of approximately $2,859.1 million.

Using the results of the calculations described above and the most recent median estimates for ARCT’s financial results for 2012 and 2013 published by Institutional Brokers’ Estimate System, or IBES, Goldman Sachs calculated the following premia and multiples:

•	the implied value of the per share merger consideration as a premium to the closing price of ARCT common stock on September 4, 2012;

•	the implied value of the per share merger consideration as a premium to the volume weighted average share price of ARCT common stock over the 20-day period ended September 4, 2012;

•	the implied value of the per share merger consideration as a premium to the average of the closing prices of ARCT common stock over the 30-day period ended September 4, 2012;

•	the implied value of the per share merger consideration as a premium to the closing price of ARCT common stock on March 1, 2012, the date on which the common stock of ARCT began trading on the NASDAQ;

•	the implied value of the per share merger consideration as a premium to the average of the closing prices of ARCT common stock over the period from March 1, 2012 to September 4, 2012;

•	the implied enterprise value as a multiple of IBES median estimates of ARCT’s earnings before interest, taxes, depreciation and amortization, or EBITDA, for 2012 and 2013;

•	the implied value of the per share merger consideration as a multiple of IBES median estimates of ARCT’s FFO per share for 2012 and 2013; and

•	the implied value of the per share merger consideration as a multiple of IBES median estimates of ARCT’s AFFO per share for 2012 and 2013.

The results of these analyses are summarized as follows:

Premium to
9/4/2012 Close	2.7%
20-Day Closing Average	7.7%
30 - Day Closing Average	7.8%
3/1/2012 Close	17.0%
Post - Listing Closing Average	13.0%
Enterprise Value / IBES Median EBITDA
2012E	17.1x
2013E	15.3x
Price/IBES Median FFO per Share
2012E	16.8x
2013E	14.5x
Price/IBES Median AFFO per Share
2012E	15.9x
2013E	14.3x

Selected Companies Analysis

Goldman Sachs calculated and compared certain financial information and multiples for ARCT to corresponding financial information and multiples for Realty Income and the following selected companies in the real estate industry:

•	National Retail Properties, Inc.

•	Entertainment Properties Trust

•	Lexington Realty Trust

•	CapLease, Inc.

Although none of Realty Income or the selected companies is directly comparable to ARCT, the companies included were chosen because they are publicly real estate investment trusts that predominantly own net lease assets that are similar to those owned by ARCT, and therefore, for purposes of analysis, may be considered similar to ARCT.

With respect to ARCT, Realty Income and each of the selected companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated EBITDA for 2012 and 2013; and

•	closing share price on September 4, 2012, as a multiple of estimated AFFO per share for 2012 and 2013.

For purposes of these calculations, Goldman Sachs calculated an implied equity value for each company derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s closing share price on September 4, 2012. By adding the net debt amount of each company as reported in its most recent public filings to the equity value of such company derived from the foregoing calculations, Goldman Sachs determined an implied enterprise value for each company. The multiples for ARCT were calculated using both the ARCT management forecasts and the most recent median estimates for ARCT published by IBES, respectively. The multiples for Realty Income and each of the selected companies were calculated using the most recent median estimates for each company published by IBES. The following table presents the results of these calculations:

	American Realty		Realty Income	Selected Companies
	IBES	Management		High	Low	Mean	Median
Enterprise Value/EBITDA
2012E	16.8x	16.9x	19.4x	18.1x	13.8x	15.2x	14.3x
2013E	15.0x	15.2x	17.8x	16.6x	13.2x	14.2x	13.5x
Price/AFFO per Share
2012E	15.5x	16.4x	20.6x	17.3x	7.0x	12.4x	12.7x
2013E	13.9x	14.7x	19.5x	16.6x	7.8x	12.3x	12.3x

Based on its review of the foregoing calculations:

•

Goldman Sachs applied illustrative Price/AFFO per share multiples ranging from 7.8x to 16.6x to estimated AFFO per share of ARCT for 2013 contained in the ARCT management forecasts to derive illustrative standalone implied values per share of ARCT common stock ranging from $6.35 to $13.51.

•

Goldman Sachs applied illustrative enterprise value/EBITDA multiples ranging from 13.2x to 16.6x to estimated EBITDA of ARCT for 2013 contained in the ARCT management forecasts to derive illustrative standalone implied values per share of ARCT common stock ranging from $9.64 to $13.60.

Illustrative Present Value of Future Return Analysis

Goldman Sachs calculated an illustrative range of implied standalone present values per share of ARCT common stock based on hypothetical share prices for ARCT common stock as of the beginning of each of the years 2013 through 2017 and the estimated dividends per share to be paid by ARCT in each of the years 2013 through 2017 as reflected in the ARCT management forecasts. For purposes of this analysis, Goldman Sachs derived these hypothetical future share prices for ARCT common stock by applying an illustrative range of price/AFFO multiples of 12.0x to 15.0x to ARCT’s estimated AFFO per share for each of the years 2013 through 2017 as reflected in the ARCT management forecasts. This illustrative range of price/AFFO multiples was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical price/AFFO multiples for the selected companies referred to above under “—Selected Companies Analysis.” By applying a discount rate of 8.76% to the derived hypothetical future share prices and the estimated future dividends, Goldman Sachs derived an illustrative range of present values per share of ARCT common stock of $9.76 to $12.27. The 8.76% discount rate reflected an estimate of ARCT’s cost of equity derived using the Capital Asset Pricing Model taking into account the average historical beta of Realty Income and the selected companies referred to above under “—Selected Companies Analysis” as well as certain financial metrics for the Untied States financial markets generally.

Illustrative Dividend Discount Analysis

Goldman Sachs performed an illustrative dividend discount analysis to determine the present value per share of ARCT common stock. By applying a discount rate of 8.76%, reflecting an estimate of ARCT’s cost of equity, to (a) ARCT’s estimated dividends per share for the years 2013 through 2017 as reflected in ARCT’s management forecasts, and (b) an illustrative terminal value for ARCT derived by applying a perpetuity growth rate of 2.0% (as provided by ARCT’s management) to ARCT’s estimated dividend per share for the year 2017, Goldman Sachs derived an illustrative present value per share of ARCT common stock of $10.34.

Using the same methodologies described above, Goldman Sachs performed a sensitivity analysis by applying discount rates ranging from 8.25% to 9.25% to (a) ARCT’s estimated dividends per share for the years 2013 through 2017 as reflected in ARCT’s management forecasts, and (b) illustrative terminal values for ARCT derived by applying perpetuity growth rates ranging from 1.0% to 3.0% to ARCT’s estimated dividend per share for the year 2017. This analysis resulted in a range of illustrative present values per share of ARCT common stock of $8.76 to $12.86.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to acquisitions announced since 2006 involving a real estate investment trust as the target. The following are the transactions analyzed:

Date Announced	Target	Acquiror

12/27/2011	Cogdell Spencer Inc.	Ventas, Inc.

02/27/2011	Nationwide Health Properties, Inc.	Ventas, Inc.

01/27/2011	ProLogis	AMB Property Corporation

12/10/2008	American Land Lease, Inc.	Green Courte Partners, LLC

02/11/2008	GMH Communities Trust	American Campus Communities, Inc.

11/05/2007	American Financial Realty Trust	Gramercy Capital Corp.

07/24/2007	Republic Property Trust	Liberty Property Trust

06/21/2007	Equity Inns, Inc.	Whitehall Street Global Real Estate Limited Partnership 2007

05/29/2007	Archstone-Smith Trust	Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc.

05/23/2007	Crescent Real Estate Equities Company	Morgan Stanley Real Estate

04/30/2007	Eagle Hospitality Properties Trust, Inc.	Apollo Real Estate Investment Fund V, L.P., Aimbridge Hospitality, L.P. and JF Capital Advisors, LLC

04/24/2007	Highland Hospitality Corporation	JER Partners

04/16/2007	Innkeepers USA Trust	Apollo Investment Corporation

03/13/2007	Spirit Finance Corporation	Macquarie Bank Limited, Kaupthing bank hf. and other independent equity participants

02/27/2007	New Plan Excel Realty Trust, Inc.	Centro Properties Group

02/21/2007	Winston Hotels, Inc.	Inland American Real Estate Trust, Inc.

01/19/2007	CNL Hotels & Resorts, Inc.	Morgan Stanley Real Estate Fund V Inc. and Ashford Hospitality Trust, Inc.

01/17/2007	The Mills Corporation	Farallon Capital Management L.L.C. and Simon Property Group Inc.

01/15/2007	Sunrise Senior Living Real Estate Investment Trust	Ventas, Inc.

11/19/2006	Equity Office Properties Trust	Blackstone Real Estate Partners V L.P.

10/30/2006	Trustreet Properties, Inc.	General Electric Capital Corporation

10/23/2006	Government Properties Trust, Inc.	Record Realty Trust

10/23/2006	Inland Retail Real Estate Trust, Inc.	Developers Diversified Realty Corporation

09/13/2006	Windrose Medical Properties Trust	Health Care REIT, Inc.

08/21/2006	Glenborough Realty Trust Inc.	Morgan Stanley Real Estate Investing

08/03/2006	Reckson Associates Realty Corp.	SL Green Realty Corp.

07/23/2006	Newkirk Realty Trust, Inc.	Lexington Corporate Properties Trust

07/10/2006	Pan Pacific Retail Properties, Inc.	Kimco Realty Corporation

Date Announced	Target	Acquiror

07/10/2006	Heritage Property Investment Trust Inc.	Centro Properties Group

06/05/2006	Trizec Properties, Inc.	Blackstone Real Estate Partners V L.P. and Brookfield Properties Corporation

03/07/2006	Shurgard Storage Centers, Inc.	Public Storage, Inc.

03/06/2006	CarrAmerica Realty Corporation	Blackstone Real Estate Partners V L.P.

02/10/2006	Bedford Property Investors, Inc.	LBA Realty LLC

Although none of the selected transactions is directly comparable to the proposed merger, the target companies in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger.

With respect to each of the selected transactions, Goldman Sachs calculated the implied premium represented by the announced per share transaction price to the closing price of the target company’s common stock on the last trading day before the public announcement of the transaction. The calculation of the mean and median values excluded the premium applicable to the acquisition of American Land Lease, Inc. announced on December 10, 2008 which represented a 1-day premium of 264.1%. The results of this analysis are as follows:

Selected Transactions	1 Day Premium
Since 01/01/2011
High	15.5%
Low	(0.2)%
Mean	7.9%
Median	8.4%
Since 01/01/2006
High	264.1%
Low	(0.2)%
Mean	17.2%
Median	11.1%
Between 01/01/2006 and 12/31/2008
High	264.1%
Low	(0.0)%
Mean	18.2%
Median	11.6%

Based on the foregoing calculations, Goldman Sachs applied the range of premia represented by selected transactions announced since January 1, 2011 to the closing price of ARCT’s common stock on September 4, 2012 to derive a range of illustrative implied values per share of ARCT’s common stock of $11.93 to $13.80.

Illustrative Accretion/Dilution Analysis

Goldman Sachs calculated an illustrative pro forma AFFO for the combined company for 2013 by adding the estimated AFFO for ARCT for 2013 reflected in the ARCT management forecasts to the estimated AFFO for Realty Income for 2013 contained in Realty Income’s management forecasts, and adding to the result the synergies estimated by Realty Income’s management to result from the merger, additional AFFO estimated by ARCT management to result from the buyout of certain ARCT’s joint venture partners and the refinancing of certain ARCT indebtedness, incremental net operating income estimated by ARCT management to result from additional properties identified to be acquired as of August 31, 2012, interest from cash and interest savings under ARCT’s credit facilities (each as estimated by management of ARCT) and subtracting from the result expected interest expense with respect to new debt expected to be incurred by Realty Income as estimated by management of Realty Income. This analysis resulted in an illustrative pro forma AFFO for the combined company for 2013 of approximately $433.1 million. By dividing this illustrative pro forma AFFO by the estimated total number of shares of Realty Income common stock outstanding after giving effect to the proposed merger, Goldman Sachs calculated an illustrative pro forma AFFO per share for the combined company for 2013 of approximately $2.33, representing an illustrative accretion of $0.142, or 6.5%, to the Realty Income shareholders on an AFFO per share basis.

Based on the estimated AFFO for Realty Income for 2013 reflected in the Realty Income management forecasts and an illustrative AFFO payout ratio of 85% for Realty Income provided by management of Realty Income, Goldman Sachs calculated an illustrative dividend per share of Realty Income common stock for 2013 of $1.86. By applying the exchange ratio under the merger agreement to this illustrative Realty Income dividend per share for 2013, Goldman Sachs derived an illustrative dividend of $0.54 to be received by ARCT shareholders in 2013 with respect to each share of ARCT common stock, representing illustrative dilution of $(0.17), or (24.6)%, to the ARCT shareholders on a dividend per share basis. Using the foregoing methodologies, Goldman Sachs performed a sensitivity analysis by applying illustrative 2013 AFFO per share for Realty Income ranging from $2.09 to $2.49 and illustrative AFFO per share payout ratios for Realty Income ranging from 80.0% to 90.0%. This analysis indicated that the proposed merger would be dilutive to ARCT shareholders by (9.2)% to (32.3)% on a dividend per share basis.

In addition, based upon the closing price of Realty Income common stock on September 4, 2012 and the exchange ratio under the merger agreement, Goldman Sachs derived an implied enterprise value of ARCT of approximately $2,859.1 million. By subtracting tangible assets of approximately $23.0 million and adding tangible liabilities of approximately $12.1 million based on information reflected on ARCT’s balance sheet as of June 30, 2012 contained in its SEC filings, Goldman Sachs derived an illustrative implied pre-transaction expense value of ARCT’s real estate portfolio of approximately $2,848.2 million. By adding ARCT management’s estimate of transaction expenses of $128.0 million (reflecting an incentive listing fee of $76.0 million), Goldman Sachs derived an illustrative implied post-transaction expense value of ARCT’s real estate portfolio of approximately $2,976.2 million. Based on the estimated cash net operating income for 2013 reflected in the ARCT management forecasts, Goldman Sachs calculated an implied capitalization rate of 5.6% for the implied post-transaction expense real estate portfolio value.

Illustrative Pro Forma Transaction Analysis

Goldman Sachs calculated an implied pro forma equity value for the combined company by multiplying the closing price of Realty Income common stock on September 4, 2012 by the total number of Realty Income common stock outstanding after giving effect to the proposed merger. By adding the pro forma net debt and preferred equity of the combined company as provided by Realty Income management to this implied pro forma equity value, Goldman Sachs calculated an implied pro forma enterprise value for the combined company of approximately $11,433.1 million. Based on the foregoing calculations and an illustrative pro forma 2013 EBITDA for the combined company (calculated by adding the estimated 2013 EBITDA for ARCT reflected in the ARCT management forecasts, the estimated 2013 EBITDA for Realty Income reflected in the Realty Income management forecasts and the synergies estimated by Realty Income’s management to result from the merger), Goldman Sachs calculated the implied pro forma enterprise value as a multiple of the illustrative pro forma 2013 EBITDA for the combined company of 17.1x.

Based on the closing price of the Realty Income common stock on September 4, 2012 and the illustrative pro forma 2013 AFFO per share for the combined company described under “Illustrative Accretion/Dilution Analysis” above, Goldman Sachs calculated a current share price as a multiple of illustrative pro forma 2013 AFFO per share for the combined company of $18.3x.

Based on the foregoing calculations and applying its professional judgment, Goldman Sachs applied illustrative price/AFFO per share multiples ranging from 17.0x to 21.0x to the illustrative pro forma 2013 AFFO per share for the combined company to derive a range of illustrative implied values per share of the Realty

Income common stock of $39.68 to $49.01. This illustrative range of price/AFFO multiples was derived by Goldman Sachs utilizing its professional judgment and experience taking into account current and historical price/AFFO multiples for Realty Income. By multiplying the derived range of illustrative implied values per share of the Realty Income common stock by the total number of shares of Realty Income common stock outstanding after giving effect to the proposed merger, Goldman Sachs calculated an illustrative range of implied equity values of the combined company of approximately $7,138.5 million to $8,818.1 million. Goldman Sachs added to this illustrative range of implied equity values of the combined company the value of the pro forma net debt and preferred equity of the combined company to derive an illustrative range of implied enterprise values of the combined company of approximately $10,885.5 million to $12,565.1 million. Using the illustrative pro forma 2013 EBITDA for the combined company calculated as described in the first paragraph under “Illustrative Pro Forma Transaction Analysis”, Goldman Sachs calculated this range of illustrative implied enterprise values of the combined company as a multiple of the illustrative pro forma 2013 EBITDA ranging from 16.3x to 18.8x.

In addition, using illustrative pro forma 2013 cash net operating income for the combined company (calculated by adding the estimated 2013 cash net operating income for ARCT and Realty Income reflected in the ARCT management forecasts and Realty Income management forecasts, respectively, including, in the case of Realty Income estimated 2013 cash net operating income expected by Realty Income management to result from acquisitions in 2012) and a range of illustrative implied values of the combined company’s real estate portfolio (calculated by adjusting the illustrative range of implied enterprise values of the combined company described above by the amount of net tangible assets of ARCT and Realty Income calculated based on information reflected on their respective balance sheets as of June 30, 2012 contained in their SEC filings), Goldman Sachs calculated a range of illustrative implied capitalization rates of 6.1% to 5.3% for the combined company.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ARCT, Realty Income or the proposed transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the ARCT board of directors as to the fairness from a financial point of view to the holders (other than Realty Income and its affiliates) of ARCT common stock, as of September 6, 2012, of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ARCT, Realty Income, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between ARCT and Realty Income and was approved by the ARCT board of directors. Goldman Sachs provided advice to ARCT during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to ARCT or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the proposed merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the board of directors of ARCT in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the board of directors of ARCT and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex F to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of ARCT, Realty Income, any of their respective affiliates and third parties, including AR Capital, a company controlled by the chairman and the chief executive officer of ARCT and the former sponsor of ARCT, and affiliates of, and other entities sponsored by, AR Capital, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and their customers. Goldman Sachs has acted as financial advisor to ARCT in connection with, and has participated in certain of the negotiations leading to, the proposed merger. In addition, Goldman Sachs has provided certain investment banking services to ARCT and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a lender (with a commitment of $65,000,000) under ARCT’s unsecured revolving credit facility (aggregate principal amount $115,000,000) in August 2011. During the two year period ended September 6, 2012, the Investment Banking Division of Goldman Sachs did not receive any compensation from ARCT other than the fees described in the next paragraph. During that period, the Investment Banking Division of Goldman Sachs did not receive any compensation from Realty Income. Goldman Sachs may also in the future provide investment banking services to ARCT, Realty Income, AR Capital, their respective affiliates and entities sponsored by AR Capital for which Goldman Sachs’ Investment Banking Division may receive compensation.

The board of directors of ARCT selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction. Pursuant to a letter agreement, dated May 27, 2011, as amended by letter agreements dated May 4, 2012 and September 5, 2012, ARCT engaged Goldman Sachs to act as its financial advisor in connection with the transaction contemplated by the merger agreement as well as a sale of ARCT to any third party. Pursuant to the terms of this engagement letter, as amended, ARCT has paid Goldman Sachs fees of $2.5 million in the aggregate and has agreed to pay Goldman Sachs a transaction fee of $12 million (less the fees previously paid) if the proposed merger is consummated. In addition, ARCT has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of its engagement.

Certain Prospective Financial Information Reviewed by ARCT

ARCT does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, ARCT is including these projections that were made available to the ARCT board of directors, the Realty Income board of directors and management in connection with the evaluation of the merger. This information also was provided to ARCT’s and Realty Income’s respective financial advisors to the extent noted below. The inclusion of this information should not be regarded as an indication that any of ARCT, Realty Income, their respective advisors or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial results cover multiple years, such information by its nature becomes less predictive with each successive year. ARCT stockholders and Realty Income stockholders are urged to review the SEC filings of ARCT for a description of risk factors with respect to the business of ARCT. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 and “Where You Can Find More Information; Incorporation by Reference” beginning on page 156. The unaudited prospective financial results were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, which we refer to as GAAP.

Neither the independent registered public accounting firm of ARCT nor any other independent accountants have compiled, examined, or performed any audit or other procedures with respect to the unaudited prospective financial results contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of ARCT contained in ARCT’s Annual Report on Form 10-K/A for the year ended December 31, 2011, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of ARCT. It does not extend to the unaudited prospective financial results and should not be read to do so. Furthermore, the unaudited prospective financial results do not take into account any circumstances or events occurring after the respective dates on which they were prepared.

In August 2012, ARCT’s management prepared unaudited prospective financial results for ARCT’s internal use, which were provided to Realty Income and its financial advisors. The August 2012 unaudited prospective financial results set forth below were not used by Goldman Sachs in connection with the preparation of Goldman Sach’s financial analyses described above under “The Merger—Opinion of ARCT’s Financial Advisor.” The following table presents selected unaudited prospective financial information for the fiscal year ending 2013 for ARCT on a standalone basis including identified acquisitions:

2013
($ in thousands)
Funds from operations (FFO)	128,397
Adjusted Funds from operations (AFFO)	128,007

Later in August 2012, ARCT’s management updated the early August 2012 unaudited prospective financial results to reflect current information and assumptions and to include prospective financial results for the fiscal years ending 2014 through 2017. In updating the unaudited prospective financial results, ARCT’s management assumed external growth and debt recapitalization plans. The external growth and debt recapitalization assumptions include assumptions about ARCT’s access to debt and equity capital markets and the future issuance of senior unsecured debt and ARCT common stock. The issuance of ARCT common stock is dilutive to ARCT’s unaudited prospective financial results on a per share basis. These unaudited prospective financial results were provided to Goldman Sachs and used by Goldman Sachs in connection with the preparation of its financial analyses described above under “The Merger—Opinion of ARCT’s Financial Advisor.” These unaudited prospective financial results were not provided to Realty Income or its financial advisors. The following table presents revised selected unaudited prospective financial information for the fiscal years ending 2013 through 2017 that was prepared in late August 2012:

	2012	2013	2014	2015	2016	2017
	($ in thousands)
EBITDA	$165,827	$184,904	$210,354	$244,496	$284,806	$330,217
Funds from operations (FFO)	118,435	137,534	156,411	183,133	214,767	241,876
Adjusted Funds from operations (AFFO)	118,921	141,048	162,794	190,938	223,563	251,733

For purposes of the unaudited prospective financial information presented herein, EBITDA is calculated as net earnings plus (i) depreciation and amortization (ii) debt extinguishment costs (iii) consolidated interest expense (iv) loss on derivative instruments (v) net earnings attributable to non-controlling interests (vi) fees to a former affiliate, and (vii) listing and internalization expenses and funds from operations is calculated as net income adjusted for non-cash items, including (i) real estate depreciation and amortization and (ii) mark-to-market adjustments, and non-recurring items, including (iii) listing and internalization expenses and (iv) debt extinguishment costs. Adjusted funds from operations is calculated as funds from operations plus (i) acquisition expenses (ii) non-cash interest expense (iii) non-cash compensation and (iv) FAS 13 straight line rent adjustments and (v) FAS 141 above-market lease adjustments.

EBITDA, FFO and AFFO are non-GAAP measures that ARCT believes are important to understanding ARCT’s operations. ARCT believes EBITDA is an important supplemental measure of operating performance as it allows comparison of ARCT’s operating results without regard to financing methods and capital structure. ARCT believes FFO is an important supplemental measure of operating performance because it excludes the effects of depreciation and amortization (which is based on historical costs and which may be of limited relevance in evaluating current performance). ARCT believes AFFO is an important supplemental measure of operating performance because, in addition to the items excluded in calculating FFO, it excludes straight-lined rent and other non-cash items that have become more significant for ARCT and ARCT’s competitors over the last several years. AFFO also excludes acquisition costs, which are dependent on acquisitions made and can fluctuate significantly from period to period. ARCT believes that net income is the most directly comparable GAAP measure to FFO and AFFO.

In preparing the foregoing unaudited prospective financial results, ARCT made a number of assumptions and estimates regarding, among other things, future interest rates, ARCT’s future stock price, the level of future investments by ARCT and the yield to be achieved on such investments, financing of future investments, including leverage ratios, future property sales by ARCT, future mortgage and receivable loan payoffs to ARCT, the ability to refinance certain of ARCT’s outstanding secured and unsecured debt and the terms of any such refinancing, and future capital expenditures and dividend rates. ARCT management believes these assumptions and estimates were reasonably prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 23 and 31, respectively, and in ARCT’s Annual Report on Form 10-K/A for the year ended December 31, 2011, which is incorporated by reference into this joint proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of ARCT and/or Realty Income and will be beyond the control of the combined company.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial results set forth above. The inclusion of the above unaudited prospective financial results in this joint proxy statement/prospectus should not be regarded as an indication that ARCT, Realty Income, or their respective officers, directors, affiliates or other representatives consider such information to be necessarily predictive of actual future events. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial results, whether or not the merger is completed. In addition, the above unaudited prospective financial results do not give effect to the merger. None of ARCT, Realty Income, or their respective officers, directors, affiliates or other representatives has made any representations regarding the performance of ARCT compared to the information included in the above unaudited prospective financial results.

ARCT stockholders and Realty Income stockholders are urged to review ARCT’s most recent SEC filings for a description of ARCT’s results of operations and financial condition and capital resources during 2011, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ARCT’s Annual Report on Form 10-K/A for the year ended December 31, 2011, which is incorporated by reference into this joint proxy statement/prospectus.

See “Where You Can Find More Information; Incorporation by Reference” beginning on page 156.

ARCT DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Interests of Realty Income’s Directors and Executive Officers in the Merger

None of Realty Income’s executive officers or the members of its board of directors is party to an agreement with Realty Income, or participates in any Realty Income plan, program or arrangement that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the merger.

Interests of ARCT’s Directors and Executive Officers in the Merger

In considering the recommendation of ARCT’s board of directors to approve the merger and the other transactions contemplated by the merger agreement, ARCT stockholders should be aware that executive officers and directors of ARCT have certain interests in the merger that may be different from, or in addition to, the interests of ARCT stockholders generally. These interests may create potential conflicts of interest. The ARCT board of directors was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby. These interests include the following:

Incentive Listing Fee Note Agreement

ARCT and the ARCT OP, which we refer to collectively as the Obligors, entered into the Incentive Listing Fee Note Agreement with AR Capital. AR Capital is majority-owned and controlled by Nicholas S. Schorsch, the chairman of the board of directors of ARCT, and William M. Kahane, ARCT’s chief executive officer, president and a director.

AR Capital was the sponsor of ARCT. Prior to March 1, 2012, ARCT operated as a non-exchange-traded REIT and its day-to-day business and operations were managed by American Realty Capital Advisors, LLC, a Delaware limited liability company wholly-owned by AR Capital, which we refer to as the Former Advisor. On March 1, 2012, ARCT internalized its management and provided notice of termination of its advisory agreement with the Former Advisor and listed its shares of common stock on The NASDAQ Global Select Market, or the Listing. In connection with the ARCT IPO, (i) pursuant to ARCT’s charter that had been adopted in January 2008, ARCT agreed to pay to AR Capital a subordinated incentive listing fee, which we refer to as the Subordinated Incentive Listing Fee, if the investors in the ARCT IPO received certain returns from ARCT following the Listing (as described below) and (ii) ARCT separately agreed to pay the Subordinated Incentive Listing Fee to AR Capital in the form of a promissory note in a form that was previously agreed to by ARCT and AR Capital, which we refer to as the Subordinated Incentive Listing Fee Note (as described below), and the ARCT OP agreed to be jointly and severally liable with ARCT in respect of the issuance of, and payment with respect to, the Subordinated Incentive Listing Fee Note if and when such note is issued.

In connection with the Listing, and prior to any revisions made as a result of ARCT’s negotiations with Realty Income in connection with the merger, AR Capital was entitled to the Subordinated Incentive Listing Fee, payable in the form of the Subordinated Incentive Listing Fee Note, equal to 15% of the amount, if any, by which (a) the market value of ARCT’s outstanding common stock plus distributions paid by ARCT prior to the Listing exceeds (b) the sum of the total amount of capital raised from stockholders during the ARCT IPO and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. For this purpose, (i) the market value of ARCT’s common stock was to be calculated based on the average market value of the shares issued and outstanding at Listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation, and (ii) the Subordinated Incentive Listing Fee Note would be non-transferrable with a maturity of three years, bearing interest at the applicable federal rate established by the Internal Revenue Service on the date the note is issued, and subject to mandatory amortization payments from any sale proceeds (except for the interest imputed for tax purposes). Further, the Subordinated Incentive Listing Fee Note was to be convertible by AR Capital, at its option, into shares of ARCT common stock and, if AR Capital elected to convert any unpaid portion of the note into shares of ARCT common stock, the number of shares of ARCT common stock that would be issued upon such conversion would be valued for this purpose at the average market value of ARCT’s shares over the 30 trading days beginning 180 days after ARCT’s shares were first listed.

In connection with certain requests and negotiation related to ARCT’s entry into the merger agreement, the Obligors (acting through and at the direction of ARCT’s independent directors) and AR Capital agreed to modify the terms of the Subordinated Incentive Listing Fee Note, if and to the extent issued, to (i) add a cap of $76,000,000 on its principal amount, (ii) add a floor of $58,600,000 on its principal amount, (iii) provide that, until October 31, 2012, such note shall be due and payable upon demand on not less than five business days’ prior written notice by AR Capital, (iv) eliminate AR Capital’s right to convert the principal amount of the Subordinated Incentive Listing Fee Note into shares of ARCT’s common stock at maturity and (v) clarify that the average market value or ARCT’s common stock for purposes of the calculation of the amount of the Subordinated Incentive Listing Fee Note would be based on the Seasoned Average Market Value (as defined below). In connection with and as a result of the Listing and the negotiations among Realty Income, AR Capital and the Obligors regarding the revised terms of the Subordinated Incentive Listing Fee Note, the Obligors and AR Capital memorialized the Obligors’ obligation to issue, and AR Capital’s right to receive, the Subordination Incentive Listing Fee Note, upon the terms and subject to the conditions set forth in the Incentive Listing Fee Note Agreement. Other than the modifications listed above, the Incentive Listing Fee Note Agreement did not modify the terms of the Subordinated Incentive Listing Fee Note.

Pursuant to the Incentive Listing Fee Note Agreement, if the excess of (I) the sum of (a) the market value of ARCT’s common stock, based on the volume-weighted average of the daily volume-weighted average price, as reported by Bloomberg Financial, increased by the cumulative ARCT dividends paid during the measurement period for each day following the ex-dividend date of each respective dividend on September 5, 2012 and October 3, 2012, as declared by NASDAQ, of the shares issued and outstanding at the Listing over the 30 trading days beginning 180 days after the Listing (which measurement period commenced August 28, 2012 and ended on October 9, 2012), which we refer to as the Seasoned Average Market Value, plus (b) distributions paid by ARCT from and after May 21, 2008 and prior to the Listing exceeds (II) the sum of (c) the total amount of capital raised from stockholders during the ARCT IPO and (d) the amount of cash flow necessary to generate a 6.0% annual cumulative, non-compounded return to such stockholders through the date of the Listing (we refer to the excess of clause (I) over clause (II) as the Excess Value Amount), then the Obligors, jointly and severally, agreed to issue to AR Capital the Subordinated Incentive Listing Fee Note, in a principal amount equal to 15% of the Excess Value Amount; provided, however, that the principal amount of the Subordinated Incentive Listing Fee Note (x) would not be less than $58,600,000 and (y) would not be more than $76,000,000.

On October 9, 2012, the Excess Value Amount was $421.3 million resulting in the issuance of the Subordinated Incentive Listing Fee Note in the principal amount of $63,189,091. On October 12, 2012, the outstanding principal amount, plus $1,201.25 in accrued interest, was paid to AR Capital in full satisfaction of the Subordinated Incentive Listing Fee Note. Messrs. Schorsch and Kahane own 63.6% and 13.5%, respectively, of the equity interests in AR Capital and, accordingly, indirectly received $40.2 million and $8.5 million, respectively, of such payment. Such payment represented gross income to AR Capital, not net income distributable to the equity holders of AR Capital.

Messrs. Schorsch and Kahane, as holders of more than a majority of the equity interests in AR Capital, had material financial interests in the calculation, timing and form of payment of the Subordinated Incentive Listing Fee.

Letter Agreement

On September 5, 2012, ARCT entered into the letter agreement with RC Securities and ARC Advisory Services, pursuant to which ARCT retained each of RC Securities and ARC Advisory Services to act as non-exclusive financial advisor and information agent, respectively, to ARCT in connection with the merger and the related proxy solicitation seeking approval of the merger by ARCT’s stockholders. The term of the letter agreement will automatically expire upon the earlier to occur of (i) June 5, 2013 and (ii) the consummation of the merger and the services described in the letter agreement; provided, however, that ARCT only (and not RC Securities nor ARC Advisory Services) may terminate the letter agreement prior to the end of the term (except for certain surviving provisions), with or without cause, by giving RC Securities at least five days’ prior written notice thereof.

Pursuant to the letter agreement, ARCT will pay to RC Securities and ARC Advisory Services an aggregate amount of $1,500,000 in consideration for the services provided under the letter agreement and such fee will be payable upon the closing of the merger; provided that if the merger is not consummated, ARCT will be responsible for the payment of such fee. Additionally, ARCT will reimburse, irrespective of whether the merger is consummated, each of RC Securities and ARC Advisory Services for reasonable and actually incurred direct out-of-pocket expenses of RC Securities or ARC Advisory Services (including actually incurred reasonable legal fees in respect of any legal services incurred at the specific written request of ARCT) and for reasonable and actually incurred direct out-of-pocket expenses of third-party vendors, to the extent such vendors have been approved in writing by ARCT, incurred by RC Securities or ARC Advisory Services, as the case may be, in connection with the merger. RC Securities shall not mark-up any of such expenses and, to the extent any such expenses (i.e., travel and lodging) are incurred on behalf of ARCT and some other party unrelated to ARCT, RC Securities and ARC Advisory Services shall apportion such expenses in good faith, in a reasonable manner and advise ARCT thereof. At its sole discretion, ARCT may also directly pay any expenses of third party vendors. Amounts payable under the letter agreement are subject to reimbursement to Realty Income by AR Capital and Mr. Schorsch pursuant to a side letter (see “Side Letter” on page 150) to the extent aggregate transaction expenses, which include payments due under the Letter Agreement, exceed the $15 million expense cap of the side letter. ARCT has agreed, subject to certain conditions, to indemnify RC Securities and ARC Advisory Services, together with their respective officers, directors, shareholders, employees, agents, and other controlling persons, against certain liabilities in connection with the letter agreement. Each of RC Securities and ARC Advisory Services is directly or indirectly wholly-owned by AR Capital.

Legal Services Agreement

On September 5, 2012, ARCT and the ARCT OP entered into the Legal Services Agreement with ARC Advisory Services, pursuant to which ARCT, on its own behalf and, as general partner of the ARCT OP, on behalf of the ARCT OP, retained ARC Advisory Services to perform legal support services in connection with the merger agreement. The Legal Services Agreement does not govern any legal support services (i) rendered by ARC Advisory Services before September 5, 2012 in connection with the merger agreement and its related transactions or (ii) not rendered in connection with the merger agreement and its related transactions, which, in each case, will be governed by the Legal Services Reimbursement Agreement and the Transition Services Agreement (each as further described below), respectively. Amounts payable under the Legal Services Agreement are subject to reimbursement to Realty Income by AR Capital and Mr. Schorsch pursuant to a side letter (see “Side Letter” on page 150) to the extent aggregate transaction expenses, which include payments due under the Legal Services Agreement, the $15 million expense cap of the side letter. The Legal Services Agreement will expire on the earlier of (a) the closing date of the merger and (b) September 5, 2013, and thereafter it may be renewed from year to year by written consent of the parties thereto. Additionally, the Legal

Services Agreement is terminable by any party thereto (upon determination of the majority of the independent directors of ARCT) at any time upon 60 days’ prior written notice to the non-terminating parties.

Pursuant to the Legal Services Agreement, ARCT and the ARCT OP will pay to ARC Advisory Services an aggregate amount of $350,000 in consideration for the services provided under the Legal Services Agreement; provided that if the merger does not occur, ARCT will be responsible for the payment of such fee. Additionally, expenses of ARCT and the ARCT OP will be paid by the ARCT OP and ARCT and will not be borne by ARC Advisory Services unless any such expense constitutes or is part of a fee which ARC Advisory Services is otherwise receiving from ARCT or the ARCT OP. ARCT and the ARCT OP have agreed, subject to certain conditions, to indemnify ARC Advisory Services and its affiliates against certain liabilities in connection with the Legal Services Agreement and advance legal expenses and other costs incurred in connection therewith.

Legal Services Reimbursement Agreement

On September 5, 2012, ARCT and the ARCT OP entered into the Legal Services Reimbursement Agreement with ARC Advisory Services, pursuant to which ARCT, on its own behalf and, as general partner of the ARCT OP, on behalf of the ARCT OP, reaffirmed the retention of ARC Advisory Services for the performance of legal support services in connection with the merger agreement rendered prior to the date of the Legal Services Reimbursement Agreement. The Legal Services Reimbursement Agreement does not govern any legal support services (i) rendered by ARC Advisory Services from and after September 5, 2012 in connection with the merger agreement and its related transactions or (ii) not rendered in connection with the merger agreement and its related transactions, which, in each case, will be governed by the Legal Services Agreement and the Transition Services Agreement, respectively. Amounts payable under the Legal Services Reimbursement Agreement are subject to reimbursement to Realty Income by AR Capital and Mr. Schorsch pursuant to a side letter (see “Side Letter” on page 150) to the extent aggregate transaction expenses, which include payments due under the Legal Services Reimbursement Agreement, exceed the $15 million expense cap of the side letter. The Legal Services Reimbursement Agreement will expire on the earlier of (a) the closing date of the merger and (b) September 5, 2013, and thereafter it may be renewed from year to year by written consent of the parties thereto. Additionally, the Legal Services Reimbursement Agreement is terminable by any party thereto (upon determination of the majority of the independent directors of ARCT) at any time upon 60 days’ prior written notice to the non-terminating parties.

Pursuant to the Legal Services Reimbursement Agreement, ARCT and the ARCT OP will pay to ARC Advisory Services an aggregate amount of $1,200,000 in consideration for the services provided under the Legal Services Reimbursement Agreement. Additionally, expenses of ARCT and the ARCT OP will be paid by the ARCT OP and ARCT and will not be borne by ARC Advisory Services unless any such expense constitutes or is part of a fee which ARC Advisory Services is otherwise receiving from ARCT or the ARCT OP. ARCT and the ARCT OP have agreed, subject to certain conditions, to indemnify ARC Advisory Services and its affiliates against certain liabilities in connection with the Legal Services Reimbursement Agreement and advance legal expenses and other costs incurred in connection therewith.

Transition Services Agreement

On September 5, 2012, ARCT and the ARCT OP entered into a certain Transition Services Agreement with ARC Advisory Services, pursuant to which ARC Advisory Services and ARCT, on its own behalf and, as general partner of the ARCT OP, on behalf of the ARCT OP, memorialized ARC Advisory Services’ obligation to perform the following services, which it has historically performed for, and for which it has historically been compensated by, ARCT and the ARCT OP: legal support, accounting support, marketing support, acquisition support, investor relations support, public relations support, event coordination, human resources and administration, general human resources duties, payroll services, benefits services, insurance and risk management, information technology services, telecom and internet services and services relating to office supplies. The Transition Services Agreement does not govern any legal support services rendered in connection with the merger agreement and its related transactions, which will be governed by the Legal Services Agreement and the Legal Services Reimbursement Agreement. The Transition Services Agreement will expire on the earlier of (i) the closing date of the merger and (ii) September 5, 2013, and thereafter it may be renewed from year to year by written consent of the parties thereto. Additionally, the Transition Services Agreement is terminable by any party thereto (upon determination of the majority of the independent directors of ARCT) at any time upon 60 days’ prior written notice to the non-terminating parties; provided, however, that, prior to the closing date of the merger, ARCT may elect to extend the term of the Transition Services Agreement on a monthly basis up to an including September 5, 2013.

Pursuant to the Transition Services Agreement, ARCT and the ARCT OP will pay to ARC Advisory Services the actual costs and expenses incurred by ARC Advisory Services in connection with providing the services contemplated by the Transition Services Agreement (which costs and expenses range from $90 to $325 per employee per hour). Additionally, expenses of ARCT and the ARCT OP will be paid by the ARCT OP and ARCT and will not be borne by ARC Advisory Services unless any such expense constitutes or is part of a fee which ARC Advisory Services is otherwise receiving from ARCT or the ARCT OP. ARCT and the ARCT OP have agreed, subject to certain conditions, to indemnify ARC Advisory Services and its affiliates against certain liabilities in connection with the Transition Services Agreement and advance legal expenses and other costs incurred in connection therewith.

RC Securities and ARC Advisory Services are each wholly owned by AR Capital, and Messrs. Schorsch and Kahane own 63.6% and 13.5%, respectively, of the equity interests in AR Capital. Payments under the letter agreement, the Legal Services Agreement, the Legal Services Reimbursement Agreement and the Transition Services Agreement represent gross income to the applicable affiliate of AR Capital, not net income distributable to the equity holders of such affiliate of AR Capital.

Facilities License Agreement

ARCT is party to a certain License Agreement, dated as of March 1, 2012, with American Realty Capital, LLC, the Former Advisor and American Realty Capital, each of which we refer to as a Licensor and collectively as the Licensors, pursuant to which ARCT licenses office space in New York, New York, Dresher, Pennsylvania and Palo Alto, California. Pursuant to the License Agreement, ARCT pays an aggregate fee of $12,083.33 per month to the Licensors. ARCT has agreed to indemnify the Licensors against liabilities resulting from ARCT’s use and/or occupancy of the licensed space, including attorney’s fees and costs. The License Agreement will be terminated concurrently with the closing of the merger. Each Licensor is wholly-owned, directly or indirectly, or otherwise controlled by, AR Capital.

Transfer of Furniture, Fixtures, Equipment and Other Personal Property

Neither Realty Income nor Merger Sub will occupy any of the facilities leased by ARCT following the consummation of the merger. As a result, pursuant to the merger agreement, ARCT will transfer to AR Capital, in consideration of $1.00, the furniture, fixtures, equipment and other personal property used by ARCT in its New York, New York, Dresher, Pennsylvania and Palo Alto, California offices.

Conversion of Outstanding Shares Pursuant to the Merger

Shares of ARCT common stock owned by executive officers and directors of ARCT will be converted into the right to receive shares of Realty Income common stock on the same terms and conditions as the other stockholders of ARCT. As of November 27, 2012, the executive officers and directors of ARCT beneficially owned, in the aggregate, 1,467,135 shares of ARCT common stock (including shares held by AR Capital), excluding shares of ARCT common stock issuable upon (i) exercise of stock options to acquire shares of ARCT common stock, which we refer to as ARCT stock options, granted under ARCT’s 2007 Non-Employee Director Stock Option Plan, which we refer to as the ARCT Stock Option Plan, (ii) settlement of ARCT restricted stock awards granted under ARCT’s Amended and Restated Employee and Director Incentive Restricted Share Plan,

which we refer to as the ARCT Restricted Stock Plan, and collectively with the ARCT Stock Option Plan, the ARCT Stock Plans, and (iii) the conversion of LTIP Units of ARCT OP granted under the 2012 Outperformance Award Agreements, as amended, between ARCT, ARCT OP and each of Nicholas S. Schorsch and William M. Kahane, which we refer to as the OPP Agreements. If all of the shares of ARCT common stock beneficially owned by the executive officers and directors as of November 27, 2012 (other than shares of ARCT common stock issuable with respect to ARCT stock options, ARCT restricted stock and upon conversion of LTIP Units of ARCT OP) were converted to shares of Realty Income common stock in connection with the merger, then the executive officers and directors would receive an aggregate of 421,654 shares of Realty Income common stock pursuant to the merger, which based on the closing price of Realty Income common stock on November 27, 2012, would have an aggregate value of $16,634,250.

Treatment of ARCT Stock Options

Under the merger agreement, each ARCT stock option that is outstanding and unexercised at the effective time of the merger, whether or not then exercisable, will be deemed subject to a cashless exercise and the holder of the ARCT stock option will be deemed to receive by virtue of such deemed cashless exercise a number of shares of ARCT common stock equal to (i) the number of shares of ARCT common stock subject to each ARCT stock option, less (ii) the number of shares of ARCT common stock equal in value to the aggregate exercise price of each ARCT stock option, assuming a fair market value of a share of ARCT common stock equal to the closing price of ARCT common stock on the last completed trading day immediately prior to the closing of the merger. Immediately following such deemed cashless exercise, the net number of shares of ARCT common stock deemed issued in connection with the deemed cashless exercise of each ARCT stock option will be converted into the right of the holder of the corresponding ARCT stock option to receive the merger consideration payable with respect to ARCT common stock in the merger.

As a result of the transactions contemplated under the merger agreement, ARCT’s directors would receive an aggregate of 3,042 shares of ARCT common stock in connection with the deemed exercise of the directors’ ARCT stock options outstanding as of November 27, 2012 and based on the closing price of ARCT’s common stock on that date. Such shares of ARCT common stock would be convertible into 874 shares of Realty Income common stock pursuant to the merger, which based on the closing price of Realty Income common stock on November 27, 2012, would have an aggregate value of $34,479.

Treatment of ARCT Restricted Stock

Under the merger agreement, immediately prior to the effective time of the merger, each then-outstanding share of ARCT restricted stock will fully vest. All shares of ARCT common stock then-outstanding as a result of the full vesting of shares of ARCT restricted stock (and on the satisfaction of any applicable withholding taxes) will have the right to receive the merger consideration to be received by ARCT stockholders with respect to ARCT common stock in the merger.

As a result of the transactions contemplated under the merger agreement, 35,567 shares of ARCT restricted stock held by ARCT’s executive officers and directors would vest and, subject to shares withheld for tax withholding, would be convertible into 10,221 shares of Realty Income common stock pursuant to the merger, which based on the closing price of Realty Income common stock on November 27, 2012, would have an aggregate value of $403,218.

OPP Agreements, Treatment of LTIP Units and ARCT Annual Plan Payments

Under the OPP Agreements, Messrs. Schorsch and Kahane were each granted LTIP Units in ARCT OP which may be earned at the end of a three-year performance period ending on February 28, 2015, and which vest as to 25% of the earned LTIP Units on each of February 28, 2015 and February 28, 2016, and as to 50% of the earned LTIP Units on February 28, 2017, based on continued service. The number of LTIP Units that ultimately are earned, and thus eligible for vesting, is determined by reference to each individual’s percentage opportunity in a bonus pool that is funded based upon ARCT’s performance over the performance period. Under the OPP Agreements, upon a termination without “cause” or by Mr. Schorsch or Mr. Kahane for “good reason” (each, as defined in the OPP Agreements) prior to the end of the performance period, the individual is entitled to earn LTIP Units that will be subject to transfer restrictions through the original vesting dates. The OPP Agreements also provide for the eligibility to earn and vest in LTIP Units in connection with a “change in control” (as defined in the OPP Agreements) under certain circumstances. The consummation of the transactions contemplated by the merger agreement will constitute a change in control under the OPP Agreements.

The ARCT Annual Plan provides Messrs. Schorsch and Kahane the opportunity to earn annual awards from a bonus pool that is funded through both a discretionary component and a formulaic performance component. Upon a “change in control” of ARCT under the ARCT Annual Plan, participants will be eligible to receive cash bonus awards as equitably adjusted in accordance with the ARCT Annual Plan to reflect the shortened plan year (ending on the date of the change in control), paid in one lump-sum within 45 days following the change in control. The consummation of the transactions contemplated by the merger agreement will constitute a change in control under the ARCT Annual Plan.

Based on performance as of August 21, 2012 and measured based on an assumed transaction price in the merger of $12.05 per share of ARCT’s common stock, a third party independent compensation consulting firm has determined that the current aggregate estimated value of the OPP Agreements is approximately $22,200,000 and the current aggregate estimated value of the ARCT Annual Plan is approximately $9,300,000. In connection with entering into the merger agreement, ARCT and Messrs. Schorsch and Kahane agreed, subject to the consummation of the merger, that the value of the awards under the ARCT Incentive Plans will be capped and reduced to an aggregate value not to exceed the Incentive Cap of $22,000,000.

In connection with the Incentive Cap and as required under the merger agreement, on September 6, 2012, ARCT and ARCT OP entered into the OPP Amendments with Messrs. Schorsch and Kahane. Pursuant to the OPP Amendments subject to the consummation of the transactions contemplated under the merger agreement, effective as of immediately prior to the effective time of the merger the number of vested and earned LTIP Units under the OPP Agreements would be based on a reduced aggregate value of $19,000,000 (an aggregate reduction of approximately $3,200,000 from the estimated value determined by ARCT’s compensation consulting firm), allocated $14,825,000 for Mr. Schorsch and $4,175,000 for Mr. Kahane, divided by $11.506 (the average closing trading price of ARCT’s common stock during the ten-day trading period ending August 31, 2012). As a result, under the OPP Amendments, Messrs. Schorsch and Kahane would have earned an aggregate of 1,288,458 and 362,854 fully vested LTIP Units, respectively, in connection with the consummation of the merger. Subsequent to the execution of the merger agreement, the amounts that will be earned by Messrs. Schorsch and Kahane under the OPP Agreements in connection with the consummation of the merger were further reduced, pursuant to the OPP letter, to an aggregate of 1,255,080 and 353,454 fully vested LTIP Units, respectively, which we refer to as the Earned LTIP Units, and the remainder of their LTIP Units granted under the OPP Agreements will be automatically cancelled and forfeited without payment of any consideration. Messrs. Schorsch and Kahane have acknowledged these further reductions, which we refer to as the Second LTIP Reduction.

In addition, pursuant to the OPP Amendments, on September 6, 2012, Messrs. Schorsch and Kahane transferred and assigned 830,002 and 234,660 unearned and unvested LTIP Units awarded to them under the OPP Agreements, respectively, to ARC Real Estate Partners, LLC, which we refer to as AREP, an entity controlled by Messrs. Schorsch and Kahane, which transfers were approved by ARCT’s compensation committee. In connection with the Second LTIP Reduction, the number of unearned and unvested LTIP Units transferred and assigned by Messrs. Schorsch and Kahane to AREP was adjusted to 808,500 and 228,581, respectively, which adjustments were acknowledged by Messrs. Schorsch and Kahane. As of the effective time of the merger, these LTIP Units will become earned and fully vested and not subject to forfeiture, and will be deemed Earned LTIP Units, thus resulting in AREP holding a total of 1,037,081 Earned LTIP Units, thus reducing the number of Earned LTIP Units held by Messrs. Schorsch and Kahane to 446,580 and 124,873 Earned LTIP Units, respectively.

Pursuant to the merger agreement, as of the effective time of the merger, each Earned LTIP Unit will be automatically converted into such number of Earned LTIP Units that, assuming a one-for-one exchange of such Earned LTIP Units for OP Units of ARCT OP, would give the Earned LTIP Unit holder the right to redeem or exchange his Earned LTIP Units (assuming a prior conversion of such Earned LTIP Units for an equal number of OP Units) for a number of shares of Realty Income common stock (or, at the discretion of Realty Income, cash equivalents thereof) equal to the number of shares of Realty Income common stock that such Earned LTIP Unit holder (assuming a prior conversion of such Earned LTIP Units for an equal number of OP Units) would have been entitled to receive if the Earned LTIP Units held immediately prior to the merger had been converted in OP Units, on a one-for-one basis, and such OP Units had been converted into ARCT common stock, on a one-for-one basis, immediately prior to the effective time of the merger. As a result of the merger, AREP will be treated as holding a total of 298,057 Earned LTIP Units and Messrs. Schorsch and Kahane will be treated as holding 128,347 and 35,888 Earned LTIP Units, respectively.

As of the effective time of the merger, ARCT OP will enter into the Second Amended and Restated Agreement of Limited Partnership of ARCT OP, (the “Second Amended OP LPA”), pursuant to which the Earned LTIP Units held by AREP will be converted into an equal number of common units of ARCT OP, or Class A Common Units, and the Earned LTIP Units held by and Messrs. Schorsch and Kahane will be converted into 5,275 and 1,475 preferred units of ARCT OP, or Preferred Units, respectively. Subject to limitations in the Second Amended OP LPA, the Class A Common Units will be convertible into an amount of cash equal to the value of a corresponding number of shares of Realty Income common stock, or, at the option of Realty Income, the corresponding number of shares of Realty Income common stock. However, subject to limitations in the Second Amended OP LPA, the Preferred Units will be convertible only into an amount of cash equal to the liquidation preference on such Preferred Units (equal to $1,000 per Preferred Unit) plus any accrued but unpaid preferred return on such Preferred Units (equal to a 2% non-compounded annual return on the liquidation preference).

The OPP Amendments also provide that on the date on which the effective time of the merger occurs, ARCT will pay a reduced lump-sum cash payment in the amount of $1,500,000 to each of Messrs. Schorsch and Kahane (an aggregate reduction of approximately $6,300,000 from the estimated value determined by ARCT’s compensation consulting firm) in full satisfaction of any rights they may have under the ARCT Annual Plan, less any applicable tax withholdings.

Messrs. Schorsch and Kahane agreed to release ARCT, ARCT OP, Realty Income, Merger Sub and other related parties from any claims relating to the OPP Agreements and the ARCT Annual Plan other than their rights under the OPP Amendments. Messrs. Schorsch and Kahane also agreed and acknowledged that, from and after the effective time of the merger, they will have no right to (i) earn any additional LTIP Units or (ii) receive any other amounts under the OPP Agreements and ARCT Annual Plan.

Special Allocation of Deductions

Prior to entering into the merger agreement, AREP, an entity controlled by Messrs. Schorsch and Kahane, was admitted to ARCT OP as a limited partner in exchange for a cash contribution. In connection with such contribution, the partnership agreement of ARCT OP was amended in order to reflect the economic arrangement amongst the partners of ARCT OP, including AREP. The amendment to the partnership agreement of ARCT OP provided for, among other things, a special allocation of the deductions relating to the issuance of the Subordinated Incentive Listing Fee Note to AREP, if available, and AREP agreed that, in the event of a liquidation of ARCT OP, AREP will be obligated to restore a deficit balance in its capital account, subject to certain limitations. Furthermore, AREP was provided with the opportunity to guaranty a portion of ARCT OP’s indebtedness, and ARCT OP agreed to maintain a certain amount of indebtedness for AREP to guaranty. ARCT OP agreed to indemnify AREP for certain breaches by ARCT OP with respect to these arrangements. Pursuant to the merger agreement and a tax matter agreement to be entered into concurrent with the effective time of the merger, the parties to the merger have agreed to maintain the arrangements with respect to this special allocation to AREP.

Employment Agreements

ARCT has entered into employment agreements with each of Messrs. Kahane and Jones, which we refer to collectively as the Employment Agreements. The Employment Agreements provide that in the event of the executive’s termination due to death, disability, by ARCT without “cause” (as defined in the Employment Agreements), or, solely with respect to Mr. Kahane, upon a non-renewal of his Employment Agreement (the current term of which is scheduled to expire on March 1, 2015 unless renewed) or his resignation for “good reason” (as defined in his Employment Agreement), the executive will be entitled to receive:

•

subject to his execution of a release, amounts earned but unpaid under the ARCT Incentive Plans, any earned and unpaid base salary, expenses up to the date of termination (including pay in lieu of accrued, but unused vacation), and, solely in the case of Mr. Jones, any portion of his annual cash bonus earned but unpaid for the prior year and pro rata portion of his annual cash bonus for the year of termination;

•	to the extent not vested, full vesting of all restricted stock, stock options and awards held under the ARCT Incentive Plans;

•	a grant of any award the executive would have received under the ARCT Incentive Plans had he remained employed for the entire year, prorated to reflect the partial year’s service;

•

continued participation, at ARCT’s cost, in ARCT’s healthcare, dental, vision, prescription drug, and in the case of Mr. Jones, disability plans in which the executive participated prior to termination, for a period of 18 months following termination, which we refer to as the Severance Period, to the extent permitted or otherwise practicable under such plans. To the extent not permitted or otherwise practicable, ARCT will take such actions as may be necessary to provide the executive with comparable benefits (without additional cost to the executive). If the executive engages in regular employment after termination, then any benefits received by him which are similar in nature to any of the forgoing plans will relieve ARCT of its obligation to provide such comparable benefit to the extent of benefits so received; and

•	during the Severance Period, ARCT will also continue to pay the premium payments on the life insurance policies purchased by ARCT on the lives of Messrs. Kahane and Jones and owned by the executives.

In the event of a “change of control” (as defined in the Employment Agreements), the executive’s equity awards in ARCT will become fully vested and the executive will vest in any outstanding awards under the ARCT Incentive Plans. In addition, if Mr. Jones does not accept employment with AR Capital or its affiliates within six months following the consummation of a change of control, he will be entitled to a lump sum severance payment equal to his then current annual base salary, paid six months and one day following the change of control.

It is currently contemplated that at the effective time of the merger, Messrs. Kahane and Jones will terminate employment with ARCT and will become employed by AR Capital or one of its affiliates. In connection with such subsequent employment it is expected that Messrs. Kahane and Jones would receive employee health and welfare benefits similar in nature to those provided by ARCT. Accordingly, it is anticipated that they will not be entitled to receive continued coverage under such ARCT plans or comparable benefits following the termination of their employment with ARCT and Mr. Jones will not be entitled to receive the cash severance payment described in the immediately preceding paragraph. In addition, under the OPP Amendments, Messrs. Schorsch and Kahane agreed and acknowledged that, from and after the effective time of the merger, they will have no right to additional amounts under the ARCT Incentive Plans, including the right to (i) earn any additional LTIP Units or (ii) receive any other amounts under the OPP Agreements and ARCT Annual Plan.

Section 16 Matters

Pursuant to the merger agreement, ARCT has agreed to take all steps as may be required to cause to be exempt under Rule 16b-3 under the Exchange Act any dispositions of shares of ARCT common stock (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-3 and result from the transactions contemplated under the merger agreement by each officer or director of ARCT who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ARCT.

Indemnification and Insurance

For a period of six years after the effective time of the merger, pursuant to the terms of the merger agreement and subject to certain limitations, the surviving entity will indemnify, defend and hold harmless among others, each officer and director of ARCT, for actions at or prior to the effective time of the merger, including with respect to the transactions contemplated by the merger agreement. In addition, pursuant to the terms of the merger agreement and subject to certain limitations, prior to the effective time of the merger, ARCT has agreed to (or, if ARCT is unable to, Realty Income has agreed to cause the surviving entity in the merger to) obtain and pay for a non-cancelable extension of the coverage afforded by ARCT’s existing directors’ and officers’ liability insurance policies and ARCT’s existing fiduciary liability insurance policies covering at least six years after the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time of the merger, and if ARCT or the surviving entity does not obtain a “tail” policy as of the effective time of the merger, the surviving entity will maintain in effect, for a period of at least six years after the effective time of the merger, ARCT’s existing policies in effect on September 6, 2012 on terms and limits of liability that are no less favorable in the aggregate than the coverage provided on that date. These interests are described in detail below at “The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers; Insurance .”

The ARCT board of directors was aware of the interests described in this section and considered them, among other matters, in approving the merger agreement and making its recommendation that ARCT stockholders approve the merger and the other transactions contemplated by the merger agreement. See “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger.”

Security Ownership of ARCT’s Directors and Executive Officers and Current Beneficial Owners

The following table sets forth information regarding the beneficial ownership of ARCT’s common stock as of November 27, 2012 by:

•	each person known by ARCT to be the beneficial owner of more than 5% of its outstanding shares of ARCT based solely upon the amounts and percentages contained in the public filings of such persons;

•	each of the ARCT’s officers and directors; and

•	all of the ARCT’s officers and directors as a group.

	Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares of Common Stock(2)		Percentage of Class
AR Capital, LLC(3)	20,000		*
Nicholas S. Schorsch, Chairman of the Board	993,240		*
William M. Kahane, President, Chief Executive Officer and Director	261,451		*
Susan E. Manning, Chief Accounting Officer and Secretary	5,000		*
Brian D. Jones, Chief Financial Officer and Treasurer(4)	24,952		*
Leslie D. Michelson, Independent Director(5)	30,401		*
William G. Stanley, Independent Director(6)	98,574		*
Robert H. Burns, Independent Director(7)	96,085		*
All directors and executive officers as a group (seven persons)	1,529,703	(8)	*

*	Less than 1%.
(1)	The business address of each individual or entity listed in the table is 405 Park Avenue, 14th Floor, New York, New York 10022.
(2)	Based on 158,576,630 shares of common stock outstanding (including 97,951 shares of restricted stock for this purpose) as of September 28, 2012. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of ARCT’s common stock the person actually owns beneficially or of record, all shares of ARCT’s common stock over which the person has or shares voting or dispositive control and all shares the person has the right to acquire within 60 days (such as shares of restricted common stock which are scheduled to vest within 60 days).
(3)	AR Capital, LLC is directly or indirectly owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch and William M. Kahane.
(4)	Shares owned by Mr. Michelson include 6,550 shares issued for board related services in lieu of cash consideration, 1,496 shares issued under the Distribution Reinvestment Plan, 6,000 restricted shares of common stock which vested upon ARCT’s listing of its common stock on NASDAQ, 7,355 restricted shares of common stock issued for board compensation which will immediately vest upon closing of the merger and options to purchase 9,000 shares of common stock which will be immediately converted into shares of Realty Income upon closing of the merger.
(5)	Shares owned by Mr. Stanley include 20,451 shares issued for board related services in lieu of cash consideration, 11,323 shares issued under the Distribution Reinvestment Plan, 44,444 shares purchased by Mr. Stanley, 6,000 restricted shares of common stock which vested upon ARCT’s listing of its common stock on NASDAQ, 7,355 restricted shares of common stock issued for board compensation which will immediately vest upon closing of the merger and options to purchase 9,000 shares of common stock which will be immediately converted into shares of Realty Income upon closing of the merger. 53,907 shares listed as owned by Mr. Stanley are held by a trust over which Mr. Stanley has voting and dispositive power.

(6)	Shares owned by Mr. Burns include 16,451 shares issued for board-related services in lieu of cash consideration, 12,835 shares issued under the Distribution Reinvestment Plan, 44,444 shares purchased by Mr. Burns and 6,000 restricted shares of common stock which vested upon ARCT’s listing of its common stock on NASDAQ, 7,355 restricted shares of common stock issued for board compensation which will immediately vest upon closing of the merger and options to purchase 9,000 shares of common stock which will be immediately converted into shares of Realty Income upon closing of the merger. All shares listed as owned by Mr. Burns are held by an entity in which Mr. Burns has voting and dispositive power.
(7)	Shares owned by Mr. Jones include 13,502 restricted shares which will immediately vest upon closing of the merger.
(8)	Includes 20,000 shares held by AR Capital, LLC. See footnote 3.

Regulatory Approvals Required for the Merger

The merger may be subject to certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Realty Income and ARCT are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Realty Income and ARCT have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement.

Although Realty Income and ARCT do not expect any regulatory authorities to raise any significant objections to the merger that would result in the failure to satisfy the conditions to closing the merger by the termination date, Realty Income and ARCT can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Realty Income after the effective time of the merger. Realty Income and ARCT have not yet obtained any of the regulatory approvals required to complete the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of ARCT common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code.

This discussion is based upon the Code, Treasury regulations promulgated under the Code, which we refer to as the Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements applicable to the merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of ARCT common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold ARCT common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	U.S. holders whose “functional currency” is not the U.S. dollar;

•	persons who acquired their ARCT common stock through the exercise of an employee stock option or otherwise as compensation; and

•	persons who are not U.S. holders.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of ARCT common stock that is:

•	an individual who is a citizen or resident of the United States for U.S. income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ARCT common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ARCT common stock, and the partners in such partnership, should consult their tax advisors.

This discussion of material U.S. federal income tax consequences of the merger is not binding on the Internal Revenue Service, which we refer to as the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

HOLDERS OF ARCT COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Opinions from Outside Counsel

It is a condition to the consummation of the merger that outside counsel to Realty Income and outside counsel to ARCT each renders a tax opinion to its client to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on factual representations and covenants made by Realty Income and ARCT (including those contained in tax representation letters provided by Realty Income and ARCT), and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinions. The tax opinions represent the legal judgment of outside counsel to Realty Income and outside counsel to ARCT and are not binding on the IRS. No ruling from the IRS has been or will be requested in connection with the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

Material U.S. Federal Income Tax Consequences of the Merger

In the opinion of Latham & Watkins LLP and Proskauer Rose LLP, the merger of ARCT with and into Merger Sub will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

•

a U.S. holder will not recognize any gain or loss upon receipt of Realty Income common stock in exchange for its ARCT common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of Realty Income common stock, as discussed below.

•

a U.S. holder will have an aggregate tax basis in the Realty Income common stock received in the merger equal to the U.S. holder’s aggregate tax basis in its ARCT shares surrendered pursuant to the merger, reduced by the portion of the U.S. holder’s tax basis in its ARCT shares surrendered in the merger that is allocable to a fractional share of Realty Income common stock. If a U.S. holder acquired any of its shares of ARCT common stock at different prices or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of Realty Income common stock received in the merger. U.S. holders that hold multiple blocks of ARCT common stock should consult their tax advisors regarding the proper allocation of their basis among shares of Realty Income common stock received in the merger under these Treasury Regulations.

•

the holding period of the Realty Income common stock received by a U.S. holder in connection with the merger will include the holding period of the ARCT common stock surrendered in connection with the merger.

•

cash received by a U.S. holder in lieu of a fractional share of Realty Income common stock in the merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Realty Income, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

Certain U.S. holders of ARCT common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the merger. Backup withholding will not apply, however, to a U.S. holder of ARCT common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or substitute Form W-9) or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. While this discussion does not otherwise address the United States federal income tax considerations applicable to non-U.S. holders, a non-U.S. holder may be subject to backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we have or our paying agent has actual knowledge, or reason to know, that such holder is not a non-U.S. holder. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. ARCT STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS.

REIT Qualification of Realty Income and ARCT

It is a condition to the obligation of ARCT to complete the merger that Realty Income receive an opinion from Latham & Watkins LLP (or other Realty Income counsel reasonably satisfactory to ARCT) to the effect that, commencing with the taxable year of Realty Income ended December 31, 1994, Realty Income has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Realty Income to continue to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Latham & Watkins LLP will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by Realty Income about factual matters relating to the organization and operation of Realty Income and its subsidiaries.

It is a condition to the obligation of Realty Income to complete the merger that ARCT receive an opinion from Proskauer Rose LLP to the effect that, commencing with the taxable year of ARCT ended December 31, 2008, ARCT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled ARCT to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code. The opinion of Proskauer Rose LLP will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by ARCT about factual matters relating to the organization and operation of ARCT and its subsidiaries.

Neither of the opinions described above will be binding on the IRS. Realty Income intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of Realty Income to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Realty Income, it cannot be guaranteed that the actual operating results of Realty Income will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from ARCT

If ARCT failed to qualify as a REIT for any of its taxable years, ARCT would be liable for (and Realty Income would be obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, after the merger, the asset and income tests will apply to all of the assets of Realty Income, including the assets Realty Income acquires from ARCT, and to all of the income of Realty Income, including the income derived from the assets Realty Income acquires from ARCT. As a result, the nature of the assets that Realty Income acquires from ARCT and the income Realty Income derives from those assets may have an effect on the tax status of Realty Income as a REIT.

Qualification as a REIT requires ARCT to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to Realty Income. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of ARCT.

Material U.S. Federal Income Tax Considerations Applicable to Holders of Realty Income Common Stock

This section summarizes the material U.S. federal income tax consequences generally resulting from the election of Realty Income to be taxed as a REIT.

The sections of the Code and the corresponding Treasury regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of ownership of the securities of Realty Income and of the election of Realty Income to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of REITs in General

General.

Realty Income elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1994. Realty Income believes it has been organized and has operated in a manner which allows it to qualify for taxation as a REIT under the Code commencing with its taxable year ended December 31, 1994. Realty Income currently intends to continue to be organized and operate in this manner. However, its qualification and taxation as a REIT depend upon its ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership.

Accordingly, no assurance can be given that Realty Income has been organized and has operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See the section below entitled “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the United States federal income tax treatment of a REIT and the holders of certain of its securities. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Provided Realty Income qualifies for taxation as a REIT, Realty Income generally will not be required to pay federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” that typically results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation generally means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Realty Income will be required to pay United States federal income tax, however, as follows:

•	first, Realty Income will be required to pay tax at regular corporate tax rates on any undistributed net taxable income, including undistributed net capital gains.

•	second, Realty Income may be required to pay the “alternative minimum tax” on its items of tax preference under some circumstances.

•

third, if Realty Income has (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Realty Income will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is made.

•

fourth, Realty Income will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

fifth, if Realty Income fails to satisfy the 75% or the 95% gross income tests, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, Realty

Income will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 95% of its gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect its profitability.

•

sixth, if Realty Income fails to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and Realty Income nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused it to fail such test.

•

seventh, if Realty Income fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, it may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•

eighth, Realty Income will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for the year, (b) 95% of its REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods. Such excise tax would not be deductible by Realty Income.

•

ninth, if Realty Income acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in Realty Income’s hands is less than the fair market value of the asset, in each case determined at the time it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset, then it will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which it acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which Realty Income acquires the asset from the C corporation. The IRS has issued Proposed Treasury Regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by Realty Income in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code. The Proposed Treasury Regulations described above will not be effective unless they are issued in their final form, and as of the date of this joint proxy statement/prospectus it is not possible to determine whether the proposed regulations will be finalized in their current form or at all.

•	tenth, entities Realty Income owns that are C corporations, including its “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•

eleventh, Realty Income will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of Realty Income to any of its tenants. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of Realty Income for amounts paid to it that are in excess of the amounts that would have been deducted based on arm’s length negotiations. See “—Penalty Tax” below.

Requirements for Qualification as a Real Estate Investment Trust.

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation but for special Code provisions applicable to REITs;

(4) that is not a financial institution or an insurance company within the meaning of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year;

(7) that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and

(8) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

Realty Income believes that it has been organized, has operated and has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy conditions (1) through (8), inclusive, during the relevant time periods. In addition, Realty Income’s charter provides for restrictions regarding the ownership and transfer of its shares which are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Realty Income will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If Realty Income fails to satisfy these share ownership requirements, except as provided in the next sentence, Realty Income’s status as a REIT will terminate. If, however, Realty Income complies with the rules contained in the applicable Treasury Regulations that require it to ascertain the actual ownership of its shares, and Realty Income does not know, and would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, Realty Income will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, Realty Income may not maintain its status as a REIT unless its taxable year is the calendar year. Realty Income has and will continue to have a calendar taxable year.

Ownership of Partnership and Limited Liability Company Interests. Realty Income may from time to time own and operate one or more properties through partnerships and limited liability companies, including the properties it acquired from ARCT, which will be operated through ARCT OP. Treasury Regulations generally provide that, in the case of a REIT which is a partner in a partnership or a member in a limited liability company that is treated as a partnership for United States federal income tax purposes, the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, pursuant to Treasury Regulations, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT, including for purposes of satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for United States federal income tax purposes in which Realty Income directly or indirectly owns an interest include such entity’s share of assets and items of income of any partnership or limited liability company in which it owns an interest. Realty Income has included a brief summary of the rules governing the United States federal income taxation of partnerships and limited liability companies below in “—Tax Aspects of the Partnerships.”

Realty Income has direct or indirect control of certain partnerships and limited liability companies and intends to continue to operate them in a manner consistent with the requirements for its qualification as a REIT. From time to time Realty Income may be a limited partner or non-managing member in certain partnerships and limited liability companies. If any such partnership or limited liability company were to take actions that could jeopardize Realty Income’s status as a REIT or require it to pay tax, Realty Income could be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause Realty Income to fail a REIT income or asset test, and that Realty Income would not become aware of such action in time to dispose of its interest in the applicable entity or take other corrective action on a timely basis. In such a case, unless Realty Income were entitled to relief, as described below, it could fail to qualify as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries. Realty Income currently owns and may from time to time own and operate certain properties through wholly-owned subsidiaries that Realty Income intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as Realty Income’s qualified REIT subsidiary if Realty Income owns 100% of the corporation’s outstanding stock and Realty Income does not elect with the corporation to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the United States federal income tax requirements described in this joint proxy statement/prospectus, the subsidiaries in which Realty Income owns a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such subsidiaries are treated as Realty Income’s assets, liabilities, and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not required to pay United States federal income tax, and Realty Income’s ownership of the stock of such a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt that Realty Income directly or indirectly funds if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are satisfied. Realty Income currently owns 100% of the stock of a taxable REIT subsidiary, will acquire 100% of the stock of one or more additional taxable REIT subsidiaries upon its acquisition of ARCT and may from time to time acquire interests in additional taxable REIT subsidiaries. Realty Income’s ownership of securities of taxable REIT subsidiaries will not be subject to the 10% or 5% asset tests described below. See “—Asset Tests.”

Income Tests. Realty Income must satisfy two gross income requirements annually to maintain its qualification as a REIT:

•

first, in each taxable year, Realty Income must derive directly or indirectly at least 75% of its gross income (excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008) from investments relating to real property or mortgages on real property, including “rents from real property,” interest on obligations adequately secured by mortgages on real property, gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, and certain types of temporary investments; and

•

second, in each taxable year, Realty Income must derive at least 95% of its gross income (excluding gross income from prohibited transactions, certain designated hedges of indebtedness, and certain foreign currency gains recognized after July 30, 2008) from (a) the real property investments described above, and (b) dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents Realty Income receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•

Realty Income, or an actual or constructive owner of 10% or more of Realty Income’s stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents Realty Income receives from a tenant that is its taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by Realty Income’s other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which Realty Income owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•

rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent Realty Income receives under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•

Realty Income generally must not operate or manage its property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception and except as provided below. Realty Income may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, Realty Income may employ an independent contractor from whom it derives no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by Realty Income, to provide both customary and non-customary services, to Realty Income’s tenants without causing the rent Realty Income receives from those tenants to fail to qualify as “rents from real property.” Any amounts Realty Income receives from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

Realty Income generally does not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, Realty Income may have taken and may in the future take actions which fail to satisfy one or more of the above conditions to the extent that Realty Income determines, based on the advice of its tax counsel, that those actions will not jeopardize its tax status as a REIT.

From time to time, Realty Income may enter into hedging transactions with respect to one or more of its assets or liabilities. Realty Income’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction Realty Income enters into in the normal course of its business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by Realty Income to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that Realty Income does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Realty Income intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Realty Income believes that the aggregate amount of its nonqualifying income, from all sources, in any taxable year will not exceed the limits on nonqualifying income under the gross income tests. Realty Income will monitor the amount of the dividend and other income from its taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests. While Realty Income expects these actions will prevent a violation of the REIT income tests, it cannot guarantee that such actions will in all cases prevent such a violation. If Realty Income fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. Realty Income generally may avail itself of the relief provisions if:

•

following its identification of the failure to meet the 75% or 95% gross income test for any taxable year, Realty Income files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations to be issued; and

•	the failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances Realty Income would be entitled to the benefit of these relief provisions. For example, if Realty Income fails to satisfy the gross income tests because nonqualifying income that it intentionally accrues or receives exceeds the limits on nonqualifying income, the

IRS could conclude that Realty Income’s failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, Realty Income will not qualify as a REIT. As discussed above in “—General,” even if these relief provisions apply, and Realty Income retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income. Realty Income may not always be able to comply with the gross income tests for REIT qualification despite its periodic monitoring of its income.

Prohibited Transaction Income. Any gain that Realty Income realizes on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Realty Income’s gain would include any gain realized by its qualified REIT subsidiaries and its share of any gain realized by any of the partnerships or limited liability companies in which it owns an interest. This prohibited transaction income may also adversely affect Realty Income’s ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Realty Income intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning its properties. Realty Income has made, and may in the future make, occasional sales of the properties as are consistent with its investment objectives. Realty Income does not intend to enter into any sales that are prohibited transactions. The IRS may successfully contend, however, that one or more of these sales is a prohibited transaction subject to the 100% penalty tax.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest Realty Income generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished by one of its taxable REIT subsidiaries to any of Realty Income’s tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to Realty Income that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents Realty Income receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Realty Income does not believe that it has been, and does not expect to be, subject to this penalty tax, although its rental or service arrangements may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, Realty Income would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each quarter of its taxable year, Realty Income also must satisfy four tests relating to the nature and diversification of its assets:

•

First, at least 75% of the value of its total assets, including assets held by its qualified REIT subsidiaries and its allocable share of the assets held by the partnerships and limited liability companies treated as partnerships for United States federal income tax purposes, in which it owns an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

•

Second, not more than 25% of the value of its total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries) other than those securities includable in the 75% asset test.

•

Third, of the investments included in the 25% asset class and except for investments in other REITs, its qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of its total assets, and it may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities Realty Income may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for the purposes of the 10% value test, the determination of its interest in the assets of a partnership or limited liability company in which it owns an interest will be based on its proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

•	Fourth, not more than 25% (20% for taxable years beginning before January 1, 2009) of the value of its total assets may be represented by the securities of one or more taxable REIT subsidiaries.

As of the date of this joint proxy statement/prospectus, Realty Income owns 100% of the outstanding stock of Crest. Crest has elected, together with Realty Income, to be treated as a taxable REIT subsidiary. So long as Crest qualifies as Realty Income’s taxable REIT subsidiary, Realty Income will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to its ownership of Crest’s securities. Realty Income or Crest may acquire securities in other taxable REIT subsidiaries in the future, and Realty Income expects to acquire one or more additional taxable REIT subsidiaries from ARCT in the merger. Realty Income believes that the aggregate value of its taxable REIT subsidiaries has not exceeded and will not exceed 25% (or 20% for taxable years beginning before January 1, 2009) of the aggregate value of its gross assets. With respect to each issuer in which Realty Income currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Realty Income believes that its ownership of the securities of any such issuer has complied with the 5% asset test, the 10% voting securities limitation, the 10% value limitation, and the 75% asset test. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with Realty Income’s determinations of value.

The asset tests described above must be satisfied at the close of each calendar quarter of Realty Income’s taxable year in which it (directly or through its qualified REIT subsidiaries, partnerships or limited liability companies) acquires securities in the applicable issuer, and also at the close of each calendar quarter in which it increases its ownership of securities of such issuer, including as a result of increasing its interest in a partnership or limited liability company which owns such securities, or acquiring other assets. For example, Realty Income’s indirect ownership of securities of an issuer may increase as a result of its capital contributions to, or the redemption of other partners’ or members’ interests in, a partnership or limited liability company in which it has an ownership interest. After initially meeting the asset tests at the close of any quarter, Realty Income will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If it fails to satisfy an asset test because it acquires securities or other property during a quarter (including as a result of an increase in its interests in a partnership or limited liability company), it may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Realty Income believes that it has maintained and intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests. In addition, it intends to take such actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to Realty Income if it fails to satisfy the asset tests described above after the 30-day cure period. Under these provisions, it will be deemed to have met the 5% and 10% asset tests if the value of its nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter and (b) $10,000,000, and (ii) it disposes of the nonqualifying assets or otherwise satisfies such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the time period prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, it may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions which allow it to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the time period prescribed by Treasury Regulations to be issued, and (ii) disclosing certain information to the IRS. In such case, Realty Income will be required to pay a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

Although Realty Income believes that it has satisfied the asset tests described above and it plans to take steps to ensure that it satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in its overall interest in an issuer (including in a taxable REIT subsidiary). If it fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, Realty Income will cease to qualify as a REIT.

Annual Distribution Requirements. To maintain its qualification as a REIT, Realty Income is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of its “REIT taxable income”; and

•	90% of its after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of its non-cash income items over 5% of “REIT taxable income” as described below.

For these purposes, Realty Income’s “REIT taxable income” is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

Also, Realty Income’s “REIT taxable income” will be reduced by any taxes it is required to pay on any gain it recognizes from the disposition of any asset it acquires from a corporation which is or has been a C corporation in a transaction in which Realty Income’s basis in the asset is less than the fair market value of the asset, in each case determined at the time it acquired the asset, within the ten-year period following its acquisition of such asset. See “Taxation of REITs in General—General.”

Realty Income generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At its election, a distribution will be treated as paid in a taxable year if it is declared before it timely files its tax return for such year and is paid on or before the first regular dividend payment following the declaration, provided such payment is made during the 12-month period following the close of such year. These distributions generally are taxable to its stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential (i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class). To the extent that it does not distribute all of its net capital gain, or distribute at least 90%, but less than 100%, of its “real estate investment trust taxable income,” as adjusted, it will be required to pay tax on the undistributed amount at regular corporate tax rates. Realty Income believes it has made, and intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize its corporate tax obligations.

Realty Income anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, it may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. If these timing differences occur, it may borrow funds to pay dividends or pay dividends through the distribution of other property in order to meet the distribution requirements.

Under certain circumstances, Realty Income may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, it may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, it will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

In addition, Realty Income will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of 85% of its ordinary income for such year, 95% of its capital gain for such year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the distribution requirements and excise tax described above, dividends declared during the last three months of the calendar year payable to stockholders of record on a specified date during such period, and paid during January of the following year, will be treated as paid by Realty Income and received by its stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. Realty Income may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Like-kind exchanges are intended to result in the deferral of gain for United States federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject Realty Income to United States federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

Specified cure provisions are available to Realty Income in the event that it discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.

If Realty Income fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be required to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate tax rates. Distributions to its stockholders in any year in which it fails to qualify as a REIT will not be deductible by it, and it will not be required to distribute any amounts to its stockholders. As a result, Realty Income anticipates that its failure to qualify as a REIT would reduce the cash available to it for distribution to its stockholders. In addition, if it fails to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. In addition, individuals may be eligible for the preferential rates on the qualified dividend income. Unless entitled to relief under specific statutory provisions, Realty Income will also be disqualified from taxation as a REIT for the four taxable years following the year in which it loses its qualification. It is not possible to state whether in all circumstances Realty Income would be entitled to this statutory relief.

Tax Aspects of the Partnerships

General. From time to time, Realty Income may own, directly or indirectly, interests in various partnerships and limited liability companies, including an interest in ARCT OP, which it expects to acquire in the merger.

Realty Income expects these partnerships and limited liability companies will be treated as partnerships (or disregarded entities) for United States federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for United States federal income tax purposes are treated as “pass-through” entities which are not required to pay United States federal income tax. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. Realty Income includes in its income its allocable share of the foregoing items for purposes of computing its REIT taxable income, based on the applicable partnership agreement. For purposes of applying the REIT income and asset tests, Realty Income includes its pro rata share of the income generated by and the assets held by the partnerships and limited liability companies treated as partnerships for United States federal income tax purposes in which it owns an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for United States federal income tax purposes based on its capital interests. See “—Taxation of REITs in General.”

Realty Income’s ownership interests in such partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations, for United States federal income tax purposes. If a partnership or limited liability company in which it owns an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of its assets and items of gross income would change, and could prevent Realty Income from satisfying the REIT asset tests and/or the REIT income tests (see “—Requirements for Qualification as a Real Estate Investment Trust—Asset Tests” and “—Requirements for Qualification as a Real Estate Investment Trust—Income Tests”). This, in turn, could prevent it from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of its failure to meet these tests for a taxable year. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which it owns an interest might be treated as a taxable event. If so, it might incur a tax liability without any related cash distributions.

Realty Income believes that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for United States federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of the Partnerships” is based on such classification.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for United States federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which Realty Income owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which Realty Income owns an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Code.

United States Federal Income Tax Considerations for Holders of Realty Income’s Common Stock

The following summary describes the principal United States federal income tax consequences to you of purchasing, owning and disposing of Realty Income’s common stock. You should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of Realty Income’s common stock arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of Taxable U.S. Holders Generally

Distributions Generally. Distributions out of Realty Income’s current or accumulated earnings and profits, other than capital gain dividends and certain amounts subject to corporate level taxation as discussed below, will constitute dividends taxable to its taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as Realty Income qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of common stock are out of Realty Income’s current or accumulated earnings and profits, its earnings and profits will be allocated first to its outstanding preferred stock and then to its outstanding common stock.

To the extent that Realty Income makes distributions on its common stock in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the adjusted tax basis which the U.S. holder has in its shares of common stock by the amount of the distribution, but not below zero. Distributions in excess of Realty Income’s current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares of common stock will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares of common stock have been held for more than one year. Dividends Realty Income declares in October, November or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by Realty Income and received by the stockholder on December 31 of that year, provided Realty Income actually pays the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of Realty Income’s net operating losses or capital losses.

Capital Gain Dividends. Dividends that Realty Income properly designates as capital gain dividends will be taxable to its taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed its actual net capital gain for the taxable year. If it properly designates any portion of a dividend as a “capital gain dividend” then, except as otherwise required by law, it presently intends to allocate a portion (the “capital gains amount”) of the total capital gain dividends paid or made available to holders of all classes of its common stock for the year to the holders of each class of its common stock in proportion to the amount that its total dividends, as determined for United States federal income tax purposes, paid or made available to holders of such class of common stock for the year bears to the total dividends paid or made available for that year to holders of all classes of its stock. In addition, except as otherwise required by law, Realty Income will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in its stockholders’ long-term capital gains, based on the allocation of the capital gains amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by Realty Income to its stockholders.

Retention of Net Capital Gains. Realty Income may elect to retain, rather than distribute as a capital gain dividend, all or a portion of its net capital gains. If it makes this election, it would pay tax on its retained net capital gains. In addition, to the extent it so elects, a U.S. holder generally would:

•

include its pro rata share of Realty Income’s undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of Realty Income’s taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on Realty Income on the designated amounts included in the U.S. holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions Realty Income makes and gain arising from the sale or exchange by a U.S. holder of its common stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of common stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by Realty Income, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Realty Income’s Common Stock. If a U.S. holder sells or disposes of shares of common stock, it will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares of common stock for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common stock for more than one year at the time of such sale or disposition. However, if a U.S. holder recognizes loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from Realty Income which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for capital gains, including certain “capital gain dividends,” is generally 15% (although depending on the characteristics of the assets which produced these gains and on designations which Realty Income may make, certain capital gain dividends may be taxed at a 25% rate). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” The maximum tax rate for non-corporate taxpayers for income that the REIT properly designates as “qualified dividend income” is generally 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met with respect to the REIT’s stock and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Medicare Tax on Unearned Income. Certain U.S. holders that are individuals, estates or certain trusts will be required to pay an additional 3.8% tax on, among other things, dividends, interest on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of Realty Income’s common stock.

Backup Withholding and Information Reporting. Realty Income reports to its U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide Realty Income with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. In addition, Realty Income may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax Exempt Stockholders

Dividend income from Realty Income and gain arising upon a sale of shares of common stock generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares of common stock as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts or qualified group legal services plans exempt from United States federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in shares of Realty Income’s common stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in shares of Realty Income’s common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of limitations on the transfer and ownership of shares of common stock contained in Realty Income’s charter, it does not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to its stockholders. However, because its shares of common stock are publicly traded, it cannot guarantee that this will always be the case.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. The failure to comply with additional certification, information reporting and other specified requirements could result in a withholding tax being imposed on payments of dividends, interest and sales proceeds to foreign intermediaries. A 30% withholding tax may be imposed on dividends and interest on, and gross proceeds from the sale or other disposition of, Realty Income’s common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, Proposed Treasury Regulations and subsequent IRS guidance provide that such rules will generally apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017.

The guidance described above will not be effective until it is reflected in final Treasury Regulations. Prospective investors should consult their tax advisors regarding these withholding provisions.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding United States federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisors regarding the effect of state, local and foreign tax laws with respect to Realty Income’s tax treatment as a REIT and on an investment in Realty Income’s common stock.

Accounting Treatment

Realty Income will account for the merger under the acquisition method of accounting for business combinations under GAAP with Realty Income being deemed to have acquired ARCT. This means that the assets and liabilities of ARCT will be recorded, as of the completion of the merger, at their fair values and added to those of Realty Income, including an amount for goodwill, if applicable, representing the difference between the purchase price and fair value of the identifiable net assets. Financial statements of Realty Income issued after the merger will reflect only the operations of ARCT’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of ARCT.

All unaudited pro forma consolidated financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of the assets and liabilities of ARCT’s business. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of ARCT’s business as compared to the unaudited pro forma consolidated financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Listing of Realty Income Common Stock

Realty Income will use its reasonable best efforts to cause the shares of Realty Income common stock to be issued in the merger to be approved for listing on the NYSE prior to the completion of the merger, subject to official notice of issuance. Approval of the listing on the NYSE of the shares of Realty Income common stock to be issued in the merger, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger.

Delisting and Deregistration of ARCT Common Stock

If the merger is completed, ARCT common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and ARCT will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Realty Income Common Stock Received in the Merger

Shares of Realty Income common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or the Exchange Act, except for shares of Realty Income common stock issued to any ARCT stockholder who may be deemed to be an “affiliate” of Realty Income after the completion of the merger. This joint proxy statement/prospectus does not cover resales of Realty Income common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Litigation Relating to the Merger

Since the announcement of the merger on September 6, 2012, six putative class actions and/or shareholder derivative actions have been filed on behalf of alleged ARCT stockholders and/or ARCT itself in the Circuit Court for Baltimore City, Maryland, under the following captions: Quaal v. American Realty Capital Trust Inc., et al., No. 24-C1-2005306, filed September 7, 2012; Hill v. American Realty Capital Trust, Inc., et al., No. 24-C-005502, filed September 19, 2012; Goldwurm v. American Realty Capital Trust, Inc., et al., No. 24-C-005524, filed September 20, 2012; Gordon v. Schorsch, et al., No. 24-C-12-5571, filed September 21, 2012; Gregor v. Kahane, et al., No. 24-C-12-5563, filed September 21, 2012; and Rooker v. American Realty Capital Trust Inc., et al., filed October 5, 2012. On November 16, 2012, the court consolidated these actions into a single action captioned In re American Capital Realty Trust, Inc. Shareholder Litigation, No. 24-C-12-005306 (the “Maryland Action”), and, on November 21, 2012, appointed Brower Piven, P.C. as lead counsel for plaintiffs.

After plaintiff Sydelle Goldwurm’s motion for appointment of lead plaintiff and lead counsel was denied by the Circuit Court for Baltimore City, Maryland, she filed a class action and shareholder derivative action in the United States District Court for the District of Maryland, captioned Goldwurm v. American Realty Capital Trust, Inc., et al., No. 1:12-cv-03516-JKB (the “Federal Action”). On December 3, 2012, she voluntarily dismissed her case in the Circuit Court for Baltimore City, Maryland.

Two putative class actions also have been filed on behalf of alleged ARCT stockholders in the Supreme Court of the State of New York for New York, New York, under the following captions: The Carol L. Possehl Living Trust v. American Realty Capital Trust, Inc., et al., No. 653300-2012, filed September 20, 2012; and Salenger v. American Realty Capital Trust, Inc. et al., No. 353355-2012, filed September 25, 2012. On October 19, 2012, the court consolidated these actions into a single action captioned In re American Realty Capital Trust Shareholders Litigation, No. 653300-2012 (the “New York Action”), and appointed Robbins Geller Rudman & Dowd LLP as lead counsel for plaintiffs. Plaintiffs filed an amended complaint in the consolidated New York Action on October 23, 2012.

All of these complaints name as defendants ARCT, members of the ARCT board of directors, Realty Income and Merger Sub. In each case, the plaintiffs allege that the ARCT directors breached their fiduciary duties to ARCT and/or its stockholders in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly values ARCT, that the ARCT stockholders will not receive fair value for their ARCT common stock in the merger, and that the terms of the merger agreement impose improper deal-protection devices that purportedly preclude competing offers. The complaints further allege that Realty Income, Merger Sub, and, in some cases, ARCT aided and abetted those alleged breaches of fiduciary duty. The various amended complaints add allegations that disclosures regarding the proposed merger in the joint proxy statement/prospectus filed on October 1, 2012 are inadequate. Plaintiffs seek injunctive relief, including enjoining or rescinding the merger, and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief.

On November 9, 2012, the Court granted defendants’ motion to stay the New York Action pending the Maryland Action. Defendants do not anticipate further developments in the New York Action until the Maryland Action has been resolved.

In the Maryland Action, the Court ordered plaintiffs to file a consolidated amended complaint by December 14, 2012. Prior to consolidation, plaintiffs in Quaal, Hill, Gordon, Gregor, and Rooker filed a motion for a temporary restraining order and defendants filed motions to dismiss each of the complaints. On December 3, 2012, plaintiffs voluntarily withdrew their motion for a temporary restraining order. A hearing on the motion to dismiss is currently scheduled for February 12, 2013. Realty Income and ARCT management believe that these actions have no merit and continue to defend vigorously against them.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. Realty Income and ARCT urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any factual information about Realty Income or ARCT. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of Realty Income and ARCT filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of Realty Income and ARCT file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 156.

Realty Income and ARCT acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Merger

The merger agreement provides for the merger of ARCT with and into Merger Sub, upon the terms and subject to the conditions set forth in the merger agreement. Merger Sub will be the surviving entity in the merger and, following completion of the merger, will continue to exist under the name Tau Acquisition LLC as a direct wholly owned subsidiary of Realty Income. The merger will become effective upon the filing of articles of merger with the State Department of Assessments and Taxation of the State of Maryland and a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by Realty Income and ARCT and specified in the articles of merger and certificate of merger.

The merger agreement provides that the closing of the merger will take place on the third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to Completion of the Merger”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions).

Organizational Documents of the Surviving Entity

Upon completion of the merger, the certificate of formation and limited liability company agreement of Merger Sub in effect as of immediately prior to the effective time will be the certificate of formation and limited liability company agreement of the surviving entity.

Merger Consideration; Conversion or Cancellation of Shares in the Merger

Merger Consideration

If the merger is completed, each share of ARCT common stock (other than shares of ARCT common stock owned by any wholly owned subsidiary of ARCT, Realty Income or any subsidiary of Realty Income, which will be cancelled) will be converted automatically into the right to receive 0.2874 shares of Realty Income common stock, which we refer to as the exchange ratio. No fractional shares of Realty Income common stock will be issued. Instead of fractional shares, ARCT stockholders will receive cash, without interest, in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the volume weighted average price of Realty Income common stock for the 10 trading days immediately prior to the closing date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the closing date, as reported by Bloomberg.

Procedures for Surrendering ARCT Stock Certificates

The conversion of ARCT common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. In accordance with the merger agreement, Realty Income will appoint an exchange agent to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares. On or before the effective time of the merger, Realty Income will deliver to the exchange agent certificates representing shares of Realty Income common stock sufficient to pay the merger consideration and the cash to be delivered in lieu of fractional shares. As promptly as practicable after the effective time, but in no event later than two business days thereafter, the surviving entity will cause the exchange agent to send to each record holder of ARCT common stock at the effective time of the merger, a letter of transmittal and instructions explaining how to surrender ARCT stock certificates to the exchange agent.

Each ARCT stockholder that surrenders its stock certificate to the exchange agent together with a duly completed letter of transmittal, and each ARCT stockholder that holds book-entry shares of ARCT common stock, will receive the merger consideration due to such stockholder (including cash in lieu of any fractional shares). After the effective time of the merger, each certificate that previously represented shares of ARCT common stock will only represent the right to receive the merger consideration into which those shares of ARCT common stock have been converted.

Treatment of ARCT Stock Options, Restricted Shares and LTIP Units

As of the effective time of the merger, each ARCT stock option to purchase ARCT common stock then-outstanding, whether or not exercisable at such time, will be deemed subject to a cashless exercise and the holder of each ARCT stock option will be deemed to receive by virtue of such deemed cashless exercise a number of shares of ARCT common stock equal to (i) the number of shares of ARCT common stock subject to each ARCT stock option, less (ii) the number of shares of ARCT common stock equal in value to the aggregate exercise price of each ARCT stock option, assuming a fair market value of a share of ARCT common stock equal to the closing price of ARCT common stock on the last completed trading day immediately prior to the closing of the merger. Immediately following such deemed cashless exercise, the net number of shares of ARCT common stock deemed issued in connection with the deemed cashless exercise of each ARCT stock option will be converted into the right of the holder of the corresponding ARCT stock option to receive the merger consideration payable with respect to ARCT common stock under the merger agreement.

Immediately prior to the effective time of the merger, each then-outstanding share of ARCT restricted stock will fully vest (and ARCT will be entitled to deduct and withhold the number of shares of ARCT common stock otherwise deliverable upon such acceleration to satisfy any applicable withholding taxes, assuming a fair market value of a share of ARCT common stock equal to the closing price of ARCT common stock on the last completed trading day immediately prior to the closing of the merger). All shares of ARCT common stock then-outstanding as a result of the full vesting of shares of ARCT restricted stock, and the satisfaction of any applicable withholding taxes, will have the right to receive a number of shares of Realty Income common stock based on the exchange ratio.

At the effective time of the merger, each LTIP Unit in ARCT OP that is then-outstanding will become fully vested and will be subject to adjustment as described in the merger agreement.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by ARCT, on the one hand, and Realty Income and Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement or the disclosure letters delivered in connection therewith.

Representations and Warranties of ARCT

ARCT made representations and warranties in the merger agreement relating to, among other things:

•	corporate organization, valid existence, good standing, and qualification to conduct business;

•	organizational documents;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings, financial statements, and internal accounting controls;

•	disclosure documents to be filed with the SEC in connection with the merger;

•	absence of certain changes since January 1, 2012;

•	employee benefit plans;

•	labor and other employment-related matters;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	real property and leases;

•	tax matters, including qualification as a REIT;

•	insurance;

•	receipt of the opinion of Goldman Sachs;

•	exemption of the merger from anti-takeover statutes;

•	stockholder vote required in connection with the merger;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Company Act of 1940;

•	affiliate transactions; and

•	compliance with obligations under the exclusivity agreement with Realty Income.

Representations and Warranties of Realty Income and Merger Sub

Realty Income and Merger Sub made representations and warranties in the merger agreement relating to, among other things:

•	corporate organization, valid existence, good standing, and qualification to conduct business;

•	organizational documents;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings, financial statements, and internal accounting controls;

•	disclosure documents to be filed with the SEC in connection with the merger;

•	absence of certain changes since January 1, 2012;

•	employee benefit plans;

•	labor and other employment-related matters;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	real property and leases;

•	tax matters, including qualification as a REIT;

•	insurance;

•	stockholder vote required in order to issue Realty Income shares to ARCT stockholders in connection with the merger;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Company Act of 1940;

•	funds sufficient to consummate the transactions contemplated by the merger agreement;

•	ownership and prior activities of Merger Sub;

•	ownership of ARCT common stock; and

•	affiliate transactions.

Definition of “Material Adverse Effect”

Many of the representations of ARCT, Realty Income and Merger Sub are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect (i) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of ARCT and its subsidiaries, taken as a whole, or Realty Income and its subsidiaries (including Merger Sub), taken as a whole, as the case may be or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of ARCT or Realty Income or Merger Sub, as the case may be, to consummate the merger before March 6, 2013. However, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

•

any failure of ARCT or Realty Income, as applicable, to meet any projections or forecasts or any decrease in the market price of the ARCT common stock or Realty Income common stock, as applicable (except any event, circumstance, change or effect giving rise to such failure or decrease is taken into account in determining whether there has been a material adverse effect);

•	any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally;

•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

•	any changes in the legal or regulatory conditions;

•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

•	the negotiation, execution or announcement of the merger agreement, or the consummation or anticipation of the merger or other transactions contemplated by the merger agreement;

•

the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the other party;

•	earthquakes, hurricanes or other natural disasters;

•	any damage or destruction of any property that is substantially covered by insurance; or

•	changes in law or GAAP;

except to the extent, (i) in the case of the second, third, fourth, fifth and tenth bullet points above, that such changes do not disproportionately affect ARCT and its subsidiaries, taken as a whole, or Realty Income and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the commercial real estate REIT industry in the United States and (ii) in the case of the eighth bullet point above, that such changes do not disproportionately affect ARCT and its subsidiaries, taken as a whole, or Realty Income and its subsidiaries, taken as a whole, as applicable, relative to other participants in the commercial real estate REIT industry in the geographic regions in which ARCT and its subsidiaries, or Realty Income and its subsidiaries, as applicable, operate, own or lease properties.

Conditions to Completion of the Merger

Mutual Closing Conditions

The obligation of each of ARCT, Realty Income and Merger Sub to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	approval of the merger and the other transactions contemplated by the merger agreement by ARCT stockholders;

•	approval of the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger by Realty Income stockholders;

•

the absence of any law or order by any governmental authority restricting, preventing or prohibiting the consummation of the merger or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of ARCT common stock by Realty Income;

•	the Form S-4 will have been declared effective and no stop order suspending the effectiveness of the Form S-4 will have been issued; and

•	the shares of Realty Income common stock to be issued in connection with the merger will have been authorized for listing on the NYSE, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of Realty Income and Merger Sub

The obligation of Realty Income and Merger Sub to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•

the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by ARCT regarding ARCT’s organization and subsidiaries, certain aspects of its capital structure, corporate authority relative to the merger agreement, the fairness opinion from Goldman Sachs, applicability of takeover statutes and the Investment Company Act of 1940, brokers, and the required stockholder vote to approve the merger and the other transactions contemplated by the merger agreement;

•

the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by ARCT regarding certain aspects of its capital stock;

•

the accuracy of all other representations and warranties made in the merger agreement by ARCT (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ARCT;

•	ARCT must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;

•

receipt by Realty Income of an officer’s certificate, dated as of the closing date and signed by ARCT’s chief executive officer or another senior officer on its behalf, certifying that the closing conditions described in the four preceding bullets have been satisfied;

•	no material adverse effect with respect to ARCT can have occurred, or reasonably be expected to occur, since September 6, 2012;

•	receipt by Realty Income of an opinion dated as of the closing date from Proskauer Rose LLP regarding ARCT’s qualification and taxation as a REIT under the Code;

•

receipt by Realty Income of an opinion dated as of the closing date from Latham & Watkins LLP regarding the merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and

•	receipt by ARCT of certain debt consents.

Additional Closing Conditions for ARCT’s Benefit

The obligation of ARCT to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•

the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by Realty Income regarding Realty Income’s organization and subsidiaries, certain aspects of its capital structure, corporate authority relative to the merger agreement, applicability of the Investment Company Act of 1940, brokers, and the required stockholder vote to approve the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger;

•

the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by Realty Income regarding certain aspects of its capital stock;

•

the accuracy of all other representations and warranties made in the merger agreement by Realty Income (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not constitute, individually or in the aggregate, a material adverse effect on Realty Income;

•	Realty Income must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;

•

receipt by ARCT of an officer’s certificate dated as of the closing date and signed by Realty Income’s chief executive officer or other senior officer on its behalf, certifying that the closing conditions described in the four preceding bullets have been satisfied;

•	no material adverse effect with respect to Realty Income can have occurred, or reasonably be expected to occur, since September 6, 2012;

•

receipt by ARCT of an opinion dated as of the closing date from Latham & Watkins LLP, or other counsel reasonably acceptable to ARCT, regarding Realty Income’s qualification and taxation as a REIT under the Code; and

•	receipt by ARCT of an opinion dated as of the closing date from Proskauer Rose LLP regarding the merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code.

Covenants and Agreements

Conduct of Business of ARCT Pending the Merger

ARCT has agreed to certain restrictions on it and its subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with Realty Income’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, ARCT has agreed that, it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of ARCT’s or its subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, maintain all of its material insurance policies and maintain the status of ARCT as a REIT. ARCT has also agreed to use its commercially reasonable efforts to obtain the legal opinions of Proskauer Rose LLP and Latham & Watkins LLP that are conditions to the obligations of Realty income to complete the merger and to deliver certain officer’s certificates in connection with such opinions and the opinions of Proskauer Rose LLP and Latham & Watkins LLP on the effective date of the Form S-4 registration statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Without limiting the foregoing, ARCT has also agreed that, except with Realty Income’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, it will not, and it will not cause or permit any of its subsidiaries to:

•	amend or propose to amend its organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of ARCT or any of its subsidiaries;

•

declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of ARCT or any of its subsidiaries or other equity securities or ownership interests in ARCT or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of ARCT or one its subsidiaries;

•

issue, sell, pledge, dispose, encumber or grant any shares of ARCT’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of ARCT’s or any of its subsidiaries’ capital stock or other equity interests;

•

grant, confer, award, or modify the terms of any ARCT stock options, ARCT restricted stock, LTIP Units, convertible securities, or other rights to acquire, or denominated in, any of ARCT’s or any of its subsidiaries’ capital stock or take any action not required under any existing ARCT benefit plan and disclosed in the ARCT disclosure letter or not contemplated by the merger agreement to cause to be exercisable any otherwise unexercisable ARCT stock option;

•

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property , corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•	sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, employees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, property leases;

•

waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of ARCT or any of its subsidiaries before the same comes due in accordance with its terms;

•

settle or compromise (i) any legal action, suit or arbitration proceeding, in each case made or pending against ARCT or any of its subsidiaries, including relating to taxes, and (ii) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of ARCT common stock;

•

(i) hire or terminate any officer or director of ARCT or any of its subsidiaries or promote or appoint any person to a position of officer or director of ARCT or any of its subsidiaries, (ii) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors, officers or employees, (iii) pay or agree to pay any pension, retirement allowance or other compensation or benefit not contemplated by any ARCT benefit plan to any director, officer, employee or consultant of ARCT or any of its subsidiaries, whether past or present, (iv) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or ARCT benefit plan or other compensation or employee benefits arrangement, (v) accelerate the vesting or payment of any compensation or benefits under any ARCT benefit plan, (vi) grant any awards under any ARCT stock plan, bonus, incentive, performance or other compensation plan or arrangement, or (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or ARCT benefit plan;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2012, or make any change with respect to accounting policies;

•	enter into any new line of business;

•

fail to duly and timely file all material reports and other material documents required to be filed with NASDAQ or any governmental authority, subject to extensions permitted by law or applicable rules and regulations;

•

enter into any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

•

take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (i) ARCT to fail to qualify as a REIT or (ii) any subsidiary of ARCT to cease to be treated as any of (a) a partnership or disregarded entity for federal income tax purposes or (b) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•

initiate or consent to any zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any property of ARCT;

•	form any new funds or joint ventures;

•	make or commit to make any capital expenditures in excess of a specified threshold;

•

amend or modify the compensation terms or any other obligations of ARCT contained in its engagement letter with Goldman Sachs in a manner adverse to ARCT, any of its subsidiaries or Realty Income or engage other financial advisers in connection with the transactions contemplated by the merger agreement; or

•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

Conduct of Business of Realty Income Pending the Merger

Realty Income has agreed to certain restrictions on it and its subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with ARCT’s prior written approval (not to be unreasonably withheld) or as otherwise expressly required or permitted by the merger agreement or required by law, Realty Income has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of Realty Income’s or its subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees and maintain the status of Realty Income as a REIT. Realty Income has also agreed to use its commercially reasonable efforts to obtain the legal opinions of Proskauer Rose LLP and Latham & Watkins LLP that are conditions to the obligations of ARCT to complete the merger and to deliver certain officer’s certificates in connection with such opinions and the opinions of Proskauer Rose LLP and Latham & Watkins LLP on the effective date of the Form S-4 registration statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Without limiting the foregoing, Realty Income has also agreed that, except with ARCT’s prior written approval (not to be unreasonably withheld), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, it will not, and it will not cause or permit any of its subsidiaries to:

•	amend or propose to amend its organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Realty Income, Merger Sub or any other subsidiary of Realty Income;

•

issue, sell, pledge, dispose, encumber or grant any shares of Realty Income’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Realty Income’s or any of its subsidiaries’ capital stock or other equity interests;

•

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, if such transaction would reasonably be expected to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement;

•

take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (i) Realty Income to fail to qualify as a REIT, (ii) any subsidiary of Realty Income to cease to be treated as any of (a) a partnership or disregarded entity for federal income tax purposes or (b) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be or (iii) Merger Sub to be treated as other than an entity disregarded from Realty Income for federal income tax purposes;

•	make any material change to its methods of accounting in effect as of the date of the merger agreement or make any change with respect to accounting policies;

•

adopt a complete or partial liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization if such transaction would reasonably be expected to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement; or

•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation of Transactions by ARCT

ARCT will not, and it will cause its subsidiaries not to, and will not authorize and will use reasonable best efforts to cause its and their officers and directors, managers or the equivalent, and any of its or their other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an ARCT Acquisition

Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any ARCT Acquisition Proposal or inquiry, (iii) approve or recommend an ARCT Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or any other similar agreement (other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable in any material respect to ARCT than the terms of ARCT’s confidentiality agreement with Realty Income entered into in accordance with the limitations described below) providing for or relating to an ARCT Acquisition Proposal, or (iv) propose or agree to do any of the foregoing.

For the purposes of the merger agreement, “ARCT Acquisition Proposal” means, subject to certain exceptions, any proposal or offer for (or expression by a third party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving ARCT or any of its subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of ARCT or any of its subsidiaries representing 20% or more of the consolidated assets of ARCT and its subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of ARCT, (iv) any tender offer or exchange offer in which any person or “group” (as defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of any class of voting securities of ARCT, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to ARCT in which a third party acquires beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of ARCT.

Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to the approval of the merger by ARCT stockholders, ARCT may, directly or indirectly, in response to an unsolicited bona fide written ARCT Acquisition Proposal from a third party made after September 6, 2012 that did not result from a breach of the merger agreement, (i) furnish non-public information to such third party pursuant to a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to ARCT than the terms of ARCT’s confidentiality agreement with Realty Income (provided that all such information is provided to Realty Income substantially at the same time that such information is provided to such third party if it has not been provided previously) and (ii) engage in discussions or negotiations with such third party and its representatives if the ARCT board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that the ARCT Acquisition Proposal constitutes, or is reasonably likely to result in, a superior proposal (as defined below) and the ARCT board of directors determines in good faith, after consultation with outside legal counsel, that (x) such ARCT Acquisition Proposal constitutes or is reasonably likely to result in a superior proposal and (y) the failure to take such action would be inconsistent with the directors’ duties under applicable law.

ARCT must notify Realty Income promptly (but in no event later than 24 hours) after receipt of any ARCT Acquisition Proposal or any request for nonpublic information relating to ARCT or any of its subsidiaries by any third party, or any inquiry from any person or entity seeking to have discussions or negotiations with ARCT relating to a possible ARCT Acquisition Proposal. ARCT must also promptly, and in any event within 24 hours, notify Realty Income if it enters into discussions or negotiations concerning any ARCT Acquisition Proposal or provides nonpublic information or data to any person and keep Realty Income informed of the status and material terms of any proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all related material documentation or material correspondence.

Except as described below, the ARCT board of directors may not (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to Realty Income or Merger Sub, the ARCT board’s recommendation to ARCT stockholders that they approve the merger and the other transactions contemplated by the merger agreement, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any ARCT Acquisition Proposal, (iii) fail to include the ARCT board’s recommendation in this joint proxy statement/prospectus, (iv) fail to publicly recommend against any ARCT Acquisition Proposal within 10 business days of the request of Realty Income and/or to reaffirm the ARCT board’s recommendation within 10 business days of the request of Realty Income, or (v) approve, adopt, declare advisable or recommend, or cause or permit ARCT to enter into, an alternative acquisition agreement (other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable in any material respect to ARCT than the terms of ARCT’s confidentiality agreement with Realty Income entered into in accordance with the limitations described above). In this joint proxy statement/prospectus, we refer to (i) through (iv) above as an “adverse recommendation change.” Notwithstanding the foregoing, at any time prior to obtaining the approval of ARCT’s stockholders, the ARCT board of directors may effect an adverse recommendation change if it (a) has received an unsolicited bona fide ARCT Acquisition Proposal that, in the good faith determination of the ARCT board of directors, after consultation with outside legal counsel and financial advisors, constitutes a superior proposal (subject to the matching right described below), and such ARCT Acquisition Proposal is not withdrawn, and (b) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, and in such case ARCT may also terminate the merger agreement (subject to ARCT’s obligations upon such termination to pay the termination fee and expense amount as described below) and/or approve or recommend such superior proposal to the ARCT stockholders.

For the purposes of the merger agreement, “superior proposal” means any bona fide written ARCT Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “ARCT Acquisition Proposal” to “20%” are replaced by “50%”) made by a third party on terms that the ARCT board of directors determines in good faith, after consultation with ARCT’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the person or entity making the proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of the merger agreement proposed by Realty Income and Merger Sub in response to such proposal or otherwise, to be (i) more favorable to ARCT and its stockholders (solely in their capacity as stockholders) from a financial point of view than the transactions contemplated by the merger agreement and (ii) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

The ARCT board of directors is not entitled to effect an adverse recommendation change unless (i) ARCT has provided a written notice to Realty Income that ARCT intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of (and attaching a complete copy of) the superior proposal that is the basis of such action, (ii) during the following five business days, ARCT negotiates with Realty Income in good faith (if desired by Realty Income) to adjust the terms of the merger agreement so that the superior proposal giving rise to the notice is no longer a superior proposal and (iii) the ARCT board of directors has subsequently determined in good faith, after consultation with its outside legal counsel and financial advisors, that the superior proposal giving rise to the notice continues to constitute a superior proposal and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law. Upon any material amendment to the superior proposal giving rise to the notice, ARCT is required to deliver a new notice and commence a new negotiation period of three business days.

The merger agreement required ARCT to immediately cease any existing discussions, negotiations or communications conducted before the execution of the merger agreement with respect to any ARCT Acquisition Proposal and requires ARCT to enforce any confidentiality provisions or provisions of similar effect that ARCT may have against third parties. ARCT must also use all reasonable efforts to cause third parties who were furnished confidential information regarding ARCT in connection with the solicitation of or discussions regarding an ARCT Acquisition Proposal within the six months prior to the execution of the merger agreement to promptly return or destroy such information.

Form S-4, Joint Proxy Statement/Prospectus; Stockholders Meetings

ARCT and Realty Income agreed to prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and Realty Income agreed to prepare and file a registration statement on Form S-4 with respect to the merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable. ARCT and Realty Income also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (iii) to keep the Form S-4 effective for so long as necessary to complete the merger.

ARCT and Realty Income each agreed to use their reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their stockholders entitled to vote at their respective stockholder meetings and to hold their respective stockholder meetings as soon as practicable after the Form S-4 is declared effective. ARCT further agreed to include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the merger and the other transactions contemplated by the merger agreement and to use its reasonable best efforts to obtain its stockholder approval. Realty Income also agreed to include its recommendation that the Realty Income stockholders approve the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger and to use its reasonable best efforts to obtain such approval.

Efforts to Complete Transactions; Consents

Both Realty Income and ARCT have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the merger, including obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the merger and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the merger or other transactions contemplated by the merger agreement.

Realty Income and ARCT have agreed to provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the merger.

Access to Information; Confidentiality

The merger agreement requires both ARCT and Realty Income to provide to the other, upon reasonable notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of ARCT and Realty Income are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of ARCT and Realty Income has agreed to hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Each of ARCT and Realty Income has agreed to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Notification of Certain Matters; Transaction Litigation

ARCT and Realty Income have agreed to provide prompt notice to the other of any notice received from any governmental authority in connection with the merger agreement or the transactions contemplated by the merger agreement, including the merger, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of ARCT and Realty Income has agreed to provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by March 6, 2013, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement.

Each of ARCT and Realty Income has agreed to provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement. Each has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any stockholder litigation and not to agree to a settlement of any stockholder litigation without the other’s consent (not to be unreasonably withheld).

Stock Exchange Listing

Realty Income has agreed to use its reasonable best efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

Indemnification of Directors and Officers; Insurance

For a period of six years after the effective time of the merger, pursuant to the terms of the merger agreement and subject to certain limitations, the surviving entity will indemnify, defend and hold harmless among others, each officer and director of ARCT, for actions at or prior to the effective time of the merger, including with respect to the transactions contemplated by the merger agreement.

Prior to the effective time of the merger, ARCT has agreed to (or, if ARCT is unable to, Realty Income has agreed to cause the surviving entity in the merger to) obtain and pay for a non-cancelable extension of the coverage afforded by ARCT’s existing directors’ and officers’ liability insurance policies and ARCT’s existing fiduciary liability insurance policies covering at least six years after the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time of the merger from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under ARCT’s existing policies, as long as the annual premium does not exceed 125% of the annual aggregate premium(s) under ARCT’s existing policies.

If ARCT or the surviving entity does not obtain a “tail” policy as of the effective time of the merger, the surviving entity will maintain in effect, for a period of at least six years after the effective time of the merger, ARCT’s existing policies in effect on September 6, 2012 on terms and limits of liability that are no less favorable in the aggregate than the coverage provided on that date. Notwithstanding the foregoing, (i) neither Realty Income nor the surviving entity will be required to pay annual premiums in excess of 300% of the current annual premium paid by ARCT for such insurance, and (ii) if the annual premiums exceed 300%, Realty Income or the surviving entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Public Announcements

Realty Income, Merger Sub and ARCT have agreed, subject to certain exceptions, to consult with, and receive consent (not to be unreasonably withheld) from, each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement.

Incentive and Management Payments

The parties have agreed to the amendment and prepayment of an incentive listing fee note held by ARCT’s sponsor and the amendment of certain outperformance awards due to certain of ARCT’s directors and officers. See “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger.”

Operating Partnership

Realty Income has agreed to take certain actions with respect to ARCT OP related to structuring and incentive compensation, including, among other things, to cause ARCT OP to enter into a tax matters agreement with certain limited partners of ARCT OP, to guarantee the obligations of ARCT OP under the tax matters agreement and to amend the ARCT OP partnership agreement. Realty Income has also agreed that, following the effective time of the merger and subject to certain limitations, each ARCT LTIP Unit will be convertible into an ARCT OP unit and each ARCT OP unit will be redeemable and exchangeable for one share of Realty Income common stock, subject to certain limitations.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•	termination of all (i) ARCT employees effective as of immediately preceding the effective time of the merger and (ii) obligations with respect to certain real property leases;

•	each of Realty Income and ARCT using its reasonable best efforts to cause the merger to qualify as a reorganization under the Code;

•	Realty Income’s filing of a tax return for ARCT OP for the short taxable year ending on the closing of the merger;

•

Realty Income’s taking all necessary steps to (i) cause Merger Sub to perform its obligations under the merger agreement and to consummate the merger and (ii) ensure that, prior to the effective time of the merger, Merger Sub does not conduct any business or make any investments or incur or guarantee any indebtedness other than as contemplated by the merger agreement or incur or guarantee any indebtedness;

•

each of ARCT, Realty Income and Merger Sub taking all necessary or appropriate steps to ensure that any disposition of ARCT common stock and any acquisition of Realty Income common stock in connection with the merger and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;

•

Realty Income and its subsidiaries voting all ARCT common stock they beneficially own as of the record date of the ARCT special meeting, if any, in favor of approval of the merger, and ARCT and its subsidiaries voting all Realty Income common stock they beneficially own as of the record date of the Realty Income special meeting, if any, in favor of the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger;

•	the cooperation of Realty Income and ARCT in the termination of derivative instruments and transactions of ARCT, as determined by the parties;

•	consummation of certain pending acquisitions by ARCT;

•	the unwinding of certain joint ventures by ARCT;

•	termination of ARCT’s employee benefit plans, including its annual incentive bonus plan; and

•	substitution of certain guarantees provided by Nicholas S. Schorsch and William M. Kahane in favor of ARCT following the effective time of the merger.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the merger by the mutual written agreement of Realty Income and ARCT.

Termination by Either Realty Income or ARCT

The merger agreement may also be terminated prior to the effective time of the merger by either Realty Income or ARCT if:

•

the merger has not been consummated on or before March 6, 2013, unless as of March 6, 2013, all conditions to closing have been satisfied or waived other than the obligation of ARCT to obtain certain debt consents, in which case this date will be extended to April 8, 2013 (provided that this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principle cause of, or resulted in, the merger not closing);

•

a governmental authority of competent jurisdiction has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement (provided that this termination right will not be available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement);

•

ARCT stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting (provided that this termination right will not be available to ARCT if the failure to obtain such ARCT stockholder approval was primarily due to ARCT’s failure to perform any of its obligations under the merger agreement); or

•

Realty Income stockholders fail to approve the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger at a duly convened meeting (provided that this termination right will not be available to Realty Income if the failure to obtain such Realty Income stockholder approval was primarily due to Realty Income’s failure to perform any of its obligations under the merger agreement).

Termination by Realty Income

The merger agreement may also be terminated prior to the effective time of the merger by Realty Income if:

•

ARCT has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of Realty Income’s condition to closing the merger related to the accuracy of ARCT’s representations and warranties or ARCT’s material performance of or compliance with its obligations under the merger agreement and such breach either (i) cannot be cured by March 6, 2013 or (ii) if curable, has not been cured by ARCT within 20 days after receiving written notice of such breach (provided that this termination right will not be available to Realty Income if Realty Income or Merger Sub is then in breach of the merger agreement and such breach would result in the failure of ARCT’s condition to closing the merger related to the accuracy of Realty Income’s and Merger Sub’s representations and warranties or Realty Income’s and Merger Sub’s material performance of or compliance with their obligations under the merger agreement); or

•

(i) the ARCT board of directors has made an adverse recommendation change, (ii) ARCT has materially breached any of its obligations under the provisions of the merger agreement regarding (a) the preparation of the Form S-4 and the joint proxy statement/prospectus and the holding of ARCT’s stockholder meeting or (b) no solicitation of transactions by ARCT, or (iii) ARCT enters into an agreement providing for or relating to an ARCT Acquisition Proposal other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to ARCT than the terms of ARCT’s confidentiality agreement with Realty Income entered into in accordance with the limitations described above under “—No Solicitation of Transactions by ARCT” (provided that the termination right under clauses (i) and (ii) will not be available after ARCT’s stockholders approve the transaction).

Termination by ARCT

The merger agreement may also be terminated prior to the effective time of the merger by ARCT:

•

if Realty Income or Merger Sub has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of ARCT’s condition to closing the merger related to the accuracy of Realty Income’s and Merger Sub’s representations and warranties or Realty Income’s and Merger Sub’s material performance of or compliance with their obligations under the merger agreement and such breach either (i) cannot be cured by March 6, 2013 or (ii) if curable, has not been cured by Realty Income within 20 days after receiving written notice of such breach (provided that this termination right will not be available to ARCT if ARCT is then in breach of the merger agreement and such breach would result in the failure of Realty Income’s condition to closing the merger related to the accuracy of ARCT’s representations and warranties or ARCT’s material performance of or compliance with its obligations under the merger agreement); or

•

at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the ARCT stockholders in order to enter into an alternative acquisition agreement with respect to a superior proposal; provided, that such termination will be null and void unless ARCT concurrently pays the termination fee of $51 million plus an expense amount of $4 million as described below under “—Termination Fee and Expenses Payable by ARCT to Realty Income.”

Termination Fee and Expenses Payable by ARCT to Realty Income

ARCT has agreed to pay a termination fee of $51 million plus $4 million as an expense reimbursement to Realty Income (unless the expense amount is previously paid as described below) if:

•	all of the following events have occurred:

•

ARCT receives an ARCT Acquisition Proposal (provided that the references to “20%” in the definition of “ARCT Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a termination fee is due and payable) after the date of the merger agreement that has been publicly announced;

•

the merger agreement is terminated (i) by either ARCT or Realty Income because (a) the merger has not occurred by March 6, 2013 (and, prior to termination, the Realty Income stockholders have approved the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger, but the ARCT stockholders have not approved the merger and the other transactions contemplated by the merger agreement), or (b) the ARCT stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting and the ARCT Acquisition Proposal referenced in the preceding bullet has been withdrawn prior to the date of the ARCT stockholder meeting or (ii) by Realty Income upon a material uncured breach by ARCT of its representations, warranties, covenants or agreements set forth in the merger agreement; and

•	within 12 months after such termination, ARCT consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an ARCT Acquisition Proposal; or

•

the merger agreement is terminated by Realty Income because (i) the ARCT board of directors has made an adverse recommendation change, (ii) ARCT has materially breached any of its obligations under the provisions of the merger agreement regarding (a) the preparation of the Form S-4 and the joint proxy statement/prospectus and the holding of ARCT’s stockholder meeting or (b) ARCT Acquisition Proposals, or (iii) ARCT enters into an alternative acquisition agreement other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to ARCT than the terms of ARCT’s confidentiality agreement with Realty Income entered into in accordance with the limitations described above under “—No Solicitation of Transactions by ARCT”; or

•

(i) the merger agreement is terminated by either ARCT or Realty Income because the ARCT stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting, (ii) ARCT receives or has received an ARCT Acquisition Proposal after September 6, 2012, which proposal has been publicly announced and not withdrawn prior to the date of the ARCT stockholder meeting, (iii) the ARCT board of directors did not make an adverse recommendation change, and (iv) ARCT subsequently enters into an acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement or other similar definitive agreement with respect to an ARCT Acquisition Proposal within 12 months of the termination of the merger agreement (provided that references to provided that the references to “20%” in the definition of “ARCT Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a termination fee is due and payable); or

•

the merger agreement is terminated by ARCT at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the ARCT stockholders in order to enter into an alternative acquisition agreement with respect to a superior proposal.

ARCT has also agreed to pay the expense amount of $4 million to Realty Income, if Realty Income or ARCT terminates the merger agreement due to the failure of ARCT’s stockholders to approve the merger and the other transactions contemplated by the merger agreement, within two business days after such termination (rather than when a termination fee, if any, becomes payable to Realty Income).

Expenses Payable by Realty Income to ARCT

Realty Income has agreed to pay $4 million as an expense reimbursement to ARCT if ARCT or Realty Income terminates the merger agreement due to the failure of Realty Income’s stockholders to approve the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger within two business days after such termination.

Miscellaneous Provisions

Payment of Expenses

Other than as described above under “—Termination Fee and Expenses Payable by ARCT to Realty Income” and “—Expenses Payable by Realty Income to ARCT,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, except that ARCT and Realty Income will share equally all expenses related to the printing, filing and distribution of this joint proxy statement/prospectus and the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part (other than attorneys’ and accountants’ fees). Nevertheless, under the side letter, AR Capital and Mr. Schorsch have agreed to reimburse Realty Income for certain transaction expenses of ARCT in excess of $15 million.

Specific Performance

The parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Amendment

The parties to the merger agreement may amend the merger agreement by written agreement executed and delivered by their duly authorized officers, provided that, after approval of the merger and the other transactions contemplated by the merger agreement by ARCT’s stockholders or the approval of the issuance of shares of Realty Income common stock to ARCT stockholders in connection with the merger by Realty Income’s stockholders, no amendment may be made which changes the form or amount of the consideration to be delivered to the holders of ARCT common stock or which by law or in accordance with the rules of any stock exchange requires further approval by ARCT’s or Realty Income’s stockholders, without the approval of such stockholders.

Waiver

Prior to the effective time of the merger, Realty Income or ARCT may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any agreement or condition contained in the merger agreement to the extent permitted by law.

Governing Law

The merger agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

VOTING AGREEMENT

Concurrently with the execution of the merger agreement on September 6, 2012, Realty Income and ARCT entered into a voting agreement with Nicholas S. Schorsch and William M. Kahane. In the voting agreement, each of Messrs. Schorsch and Kahane has agreed to vote all of his shares of ARCT common stock in favor of approval of the merger and the other transactions contemplated by the merger agreement, subject to certain limitations. Messrs. Schorsch and Kahane have also agreed to vote against certain actions or proposals that would reasonably be expected to impede, impair or materially interfere with, delay or postpone the consummation of the merger or any other transaction contemplated by the merger agreement. The voting agreement also restricts each of Messrs. Schorsch’s and Kahane’s ability to sell, transfer, pledge, encumber, dispose of or enter into any contract or other arrangement with respect to the transfer of his shares of ARCT common stock, subject to certain exceptions.

Approximately 1,269,771 shares (993,240 shares beneficially owned by Mr. Schorsch, 261,451 shares beneficially owned by Mr. Kahane and 15,080 shares held by AR Capital), or approximately 0.9% of the ARCT common stock outstanding as of ARCT’s record date, are subject to the voting agreement.

The voting agreement will terminate upon the earliest to occur of (i) the effectiveness of the merger, (ii) the date of termination of the merger agreement in accordance with its terms, (iii) any adverse recommendation change and (iv) at the option of each of Messrs. Schorsch and Kahane, any change or modification to the terms of the merger agreement that results in a decrease in the consideration to be paid per share of ARCT common stock.

The preceding summary of the voting agreement is subject to, and qualified in its entirety by reference to, the full text of the voting agreement.

SIDE LETTER

Concurrently with the execution of the merger agreement on September 6, 2012, Realty Income entered into a side letter agreement with AR Capital and Nicholas S. Schorsch. In the side letter, each of AR Capital and Mr. Schorsch has agreed, among other things, to (i) reimburse Realty Income for certain transaction expenses of ARCT in excess of $15 million, (ii) indemnify Realty Income and the surviving entity against costs and expenses resulting from the termination of ARCT employees and certain leases and personal property of ARCT and (iii) not purchase certain properties subject to pending acquisition by ARCT. AR Capital has also agreed to use commercially reasonable efforts to unwind all joint ventures of ARCT and to waive all fees in connection with the unwinding of certain joint ventures referenced in the merger agreement.

The preceding summary of the side letter is subject to, and qualified in its entirety by reference to, the full text of the side letter.

NO APPRAISAL RIGHTS

Under Section 3-202 of the Maryland General Corporation Law, holders of ARCT common stock may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, among other things, the shares of ARCT are listed on NASDAQ.

Under the Maryland General Corporation Law, the holders of Realty Income common stock are not entitled to appraisal rights in connection with the merger.

COMPARISON OF RIGHTS OF REALTY INCOME STOCKHOLDERS

AND ARCT STOCKHOLDERS

The rights of ARCT stockholders are governed by ARCT’s charter and bylaws and the laws of the State of Maryland, and the rights of Realty Income stockholders are governed by Realty Income’s charter and bylaws and the laws of the State of Maryland. As a result of the merger, ARCT stockholders will become stockholders of Realty Income and, accordingly, their rights will be governed by Realty Income’s charter and bylaws and the laws of the State of Maryland. While the rights and privileges of ARCT stockholders are, in many instances, comparable to those of Realty Income stockholders, there are some differences. The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of ARCT stockholders and the rights of Realty Income stockholders. These differences arise from differences between the respective charters and bylaws of ARCT and Realty Income.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the Maryland General Corporation Law and the respective charters and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of Realty Income and ARCT for a more complete understanding of these differences.

Realty Income	ARCT
Capital Stock:

Pre-Merger and Post-Merger:	Pre-Merger:

Realty Income is authorized to issue:	ARCT is authorized to issue:

•   370,100,000 shares of common stock, of which 133,452,011 were issued and outstanding as of November 27, 2012.

•   69,900,000 shares of preferred stock, of which 25,150,000 were issued and outstanding as of November 27, 2012.

•   240,000,000 shares of common stock, of which 158,478,679 were issued and outstanding as of November 27, 2012.

•   10,000,000 shares of preferred stock, none of which were issued and outstanding as of November 27, 2012.

Number and Term of Directors:

Pre-Merger and Post-Merger:	Pre-Merger:

•   At any regular meeting or at any special meeting called for that purpose, a majority of Realty Income’s entire board of directors may establish, increase or decrease the number of directors, provided that the number thereof shall not be less than the minimum number required by the Maryland General Corporation Law. Directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.

•   Currently, there are eight directors on the Realty Income board of directors.

•   At any regular meeting or at any special meeting called for that purpose, a majority of ARCT’s entire board of directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the Maryland General Corporation Law or ARCT charter, nor more than 15. Directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.

•   Currently, there are five directors on the ARCT board of directors.

Realty Income	ARCT

Removal of Directors:

Pre-Merger and Post-Merger:	Pre-Merger:

•   Subject to the rights of one or more classes or series of Realty Income preferred stock to elect or remove one or more directors, any Realty Income director, or Realty Income’s entire board of directors, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, voting as a class, in the election of Realty Income’s directors.

•   “Cause” shall mean with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to Realty Income through bad faith or active and deliberate dishonesty.

•   Subject to the rights of holders of one or more classes or series of ARCT preferred stock, any ARCT director or ARCT’s entire board of directors may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of ARCT’s directors.

•   “Cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to ARCT through bad faith or active and deliberate dishonesty.

Election of Directors:

Pre-Merger and Post-Merger:	Pre-Merger:

•   Directors are elected at the annual meeting of stockholders by the affirmative vote of a majority of the votes cast with respect to such director nominee; provided, however, that if the Realty Income board of directors determines that the number of nominees exceeds the number of directors to be elected at such meeting, each of the directors shall be elected by the affirmative vote of a plurality of the votes cast.

• Directors are elected at the annual meeting of stockholders by the affirmative vote of a plurality of all the votes cast.

Realty Income	ARCT

State Anti-Takeover Statutes

Pre-Merger and Post Merger:	Pre-Merger:

•   Under Maryland law, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. Although Maryland law permits Realty Income to elect not to be subject to these business combination provisions, Realty Income has not made this election.

•   Under Maryland law, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. Pursuant to Maryland law, ARCT’s board of directors has exempted any business combination between ARCT and any person, provided that such business combination is first approved by the board of directors, including a majority of directors who are not affiliates or associates of such person.

Realty Income	ARCT

•   Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders. Realty Income has not made an election to be subject to any of the foregoing statutory provisions, however, through provisions in Realty Income’s charter and bylaws unrelated to the statute, Realty Income vests in the board of directors the power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law, and requires a majority vote for the calling of a special meeting of stockholders.

•   Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders. Pursuant to the statute, ARCT has elected in its charter to be subject to the statutory provision that any and all vacancies on ARCT’s board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in ARCT’s charter and bylaws unrelated to the statute, ARCT vests in the board of directors the power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law, and requires a two-thirds vote for the removal of directors and a majority vote for the calling of a special meeting of stockholders.

Copies of the governing corporate instruments of Realty Income and ARCT are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information; Incorporation By Reference.”

STOCKHOLDER PROPOSALS

Realty Income 2013 Annual Stockholder Meeting and Stockholder Proposals

The 2013 annual meeting of Realty Income stockholders will be held on or about May 7, 2013. In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in Realty Income’s proxy statement for its 2013 annual meeting of stockholders, they must be received by Realty Income at its principal office, 600 La Terraza Boulevard, Escondido, CA 92025-3873 on or before November 30, 2012.

In addition, if a stockholder desires to bring business (including director nominations) before Realty Income’s 2012 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in Realty Income’s 2013 proxy statement, written notice of such business, as currently prescribed in Realty Income’s bylaws, must be received by Realty Income’s corporate secretary between October 31, 2012 and November 30, 2012. For additional requirements, a stockholder may refer to Realty Income’s current bylaws, Article III, Section 12, “Nominations and Stockholder Business,” a copy of which may be obtained from Realty Income’s corporate secretary upon request and without charge. If Realty Income does not receive timely notice pursuant to its bylaws, the proposal will be excluded from consideration at the meeting.

ARCT 2013 Annual Stockholder Meeting and Stockholder Proposals

If the merger is completed on the expected timetable, ARCT does not intend to hold a 2013 annual meeting of its stockholders. However, if the merger is not completed, or if ARCT is otherwise required to do so under applicable law, ARCT would hold a 2013 annual meeting of stockholders. For a stockholder proposal to be properly submitted for presentation at the 2013 annual meeting of stockholders, if it is held, ARCT’s secretary must receive written notice of the proposal at its principal executive offices during the period beginning at 5:00 p.m., Eastern Time, on December 22, 2012 and ending at 5:00 p.m., Eastern Time, on January 21, 2013. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals and the notice and other requirements set forth in ARCT’s bylaws.

LEGAL MATTERS

It is a condition to the merger that Realty Income and ARCT receive opinions from Latham & Watkins LLP and Proskauer Rose LLP, respectively, concerning the United States federal income tax consequences of the merger. Certain matters of Maryland law, including the validity of the shares of Realty Income to be issued in the merger, will be passed upon for Realty Income by Ballard Spahr LLP. As of the date of this prospectus, William J. Cernius, a partner of Latham & Watkins LLP, beneficially owns 4,029 shares of Realty Income common stock.

EXPERTS

The consolidated financial statements of Realty Income Corporation and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, have been incorporated by reference herein from Realty Income Corporation’s Current Report on Form 8-K filed on November 1, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 has been incorporated by reference herein from Realty Income Corporation’s Annual Report on Form 10-K filed on February 13, 2012, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, both incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements and schedule of ARCT and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Realty Income and ARCT file reports and other information with the SEC. Realty Income stockholders and ARCT stockholders may read and copy these reports, statements or other information filed by Realty Income and ARCT at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Realty Income and ARCT, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Realty Income has filed a registration statement on Form S-4, or registration statement, to register with the SEC the shares of Realty Income common stock to be issued to ARCT stockholders pursuant to the merger agreement. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Realty Income, in addition to being a proxy statement of Realty Income for its special meeting and of ARCT for its special meeting. The registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about Realty Income and ARCT. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information Realty Income stockholders and ARCT stockholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows Realty Income and ARCT to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Realty Income and ARCT can disclose important information to Realty Income stockholders and ARCT stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Realty Income and ARCT have previously filed with the SEC prior to the filing of the registration statement. They contain important information about Realty Income and ARCT and the financial condition of each company.

Realty Income SEC Filings (File No. 001-13374)	Period and/or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2011

Quarterly Report on Form 10-Q	Quarters ended March 31, 2012, June 30, 2012 and September 30, 2012

Current Reports on Form 8-K	Filed on February 3, 2012, February 13, 2012, February 22, 2012, March 22, 2012, April 17, 2012, May 9, 2012, May 11, 2012, June 21, 2012, September 6, 2012 (but only with respect to the information appearing under Item 1.01 and Exhibits 2.1, 99.1, 99.2 and 99.3 thereto), October 1, 2012 (except for information filed under Item 7.01), October 5, 2012, October 10, 2012 and November 1, 2012

Definitive Proxy Statement on Schedule 14A	Filed on March 30, 2012

Description of Realty Income capital stock included in its Registration Statement on Form 8-B, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions.

Filed on July 29, 1997

ARCT SEC Filings (File No. 001-35439)

Annual Report on Form 10-K/A	Fiscal year ended December 31, 2011

Quarterly Report on Form 10-Q	Quarters ended March 31, 2012, June 30, 2012 and September 30, 2012

Current Reports on Form 8-K	Filed on February 15, 2012, February 29, 2012, March 1, 2012 (but only with respect to the information appearing under Item 8.01 and Exhibit 99.1 thereto), March 6, 2012 (as amended by Current Report on Form 8-K/A filed on August 16, 2012), March 13, 2012 (but only with respect to the information appearing under Item 8.01 and Exhibits 99.1 and 99.2 thereto), March 14, 2012, March 29, 2012, March 30, 2012 (but only with respect to the information appearing under Items 2.03 and 8.01 and Exhibits 99.1 and 99.2 thereto), April 5, 2012, April 18, 2012, April 30, 2012, May 4, 2012, June 6, 2012, June 12, 2012, June 18, 2012, July 3, 2012, July 6, 2012, July 13, 2012 (as amended by Current Report on Form 8-K/A filed on July 18, 2012), August 1, 2012, August 20, 2012, August 21, 2012, September 6, 2012, September 6, 2012, September 12, 2012, October 2, 2012, October 12, 2012 and October 31, 2012

Definitive Proxy Statement on Schedule 14A	Filed on May 21, 2012

Description of ARCT capital stock included in its Registration Statement on Form 8-A	Filed on February 22, 2012

In addition, Realty Income and ARCT incorporate by reference additional documents that they may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and between the date of this joint proxy statement/prospectus and the dates of Realty Income’s special stockholder meeting and ARCT’s special stockholder meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Realty Income and ARCT also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Realty Income has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Realty Income and Merger Sub, and ARCT has supplied all information contained in this joint proxy statement/prospectus relating to ARCT.

Documents incorporated by reference are available to Realty Income stockholders and ARCT stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Realty Income stockholders and ARCT stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

If you are a Realty Income stockholder:

Realty Income Corporation

Attention: Corporate Secretary

600 La Terraza Boulevard

Escondido, California 92025-3873

(760) 741-2111

www.realtyincome.com

If you are an ARCT stockholder:

American Realty Capital Trust, Inc.

Attention: Corporate Secretary

405 Park Avenue, 14th Floor

New York, New York 10022

(646) 937-6900

www.arctreit.com

In order for Realty Income stockholders and ARCT stockholders to receive timely delivery of the requested documents in advance of Realty Income’s special stockholder meeting and ARCT’s special stockholder meeting, Realty Income or ARCT, as applicable, should receive such request by no later than January 8, 2013.

If you have any questions about the merger or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Georgeson Inc., Realty Income’s proxy solicitor, or D.F. King, ARCT’s proxy solicitor, at the following addresses and telephone numbers:

Georgeson Inc. 199 Water Street, 26th Floor New York, NY 10038-3560 Banks and Brokers Call (212) 440-9800 All Others Call Toll-Free (800) 314-4549 E-mail: realtyincome@georgeson.com	D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Bankers and Brokers Call (212) 269-5550 All Others Call Toll-Free (800) 714-3305 E-mail: americanrealty@dfking.com

Realty Income stockholders and ARCT stockholders also may obtain these documents at the SEC’s website, http://www.sec.gov, and may obtain certain of these documents at Realty Income’s website, www.realtyincome.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at ARCT’s website, www.arctreit.com, by selecting “Investor Relations” and then selecting “Financial Information.” Information not filed with the SEC, but contained on Realty Income’s and ARCT’s websites, is expressly not incorporated by reference into this joint proxy statement/prospectus.

Realty Income and ARCT are not incorporating the contents of the websites of the SEC, Realty Income, ARCT or any other person into this joint proxy statement/prospectus. Realty Income and ARCT are providing only the information about how to obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for the convenience of Realty Income stockholders and ARCT stockholders.

Realty Income and ARCT have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

INDEX OF UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

REALTY INCOME CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months ended September 30, 2012 and for the Year Ended December 31, 2011

On September 6, 2012, Realty Income Corporation, a Maryland corporation (the “Company” or “Realty Income”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tau Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), and American Realty Capital Trust, Inc., a Maryland corporation (“ARCT”). The Merger Agreement provides for the merger of ARCT with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly owned subsidiary of the Company.

The following tables present unaudited pro forma condensed consolidated financial condition and results of operations of the Company, after giving effect to the Merger. The Merger transaction includes issuance of Realty Income common stock to ARCT shareholders, issuance of operating partnership and preferred units, and assumption of ARCT’s outstanding debt obligations. The pro formas assume the immediate repayment of ARCT’s notes payable and lines of credit payable using Realty Income’s unsecured credit facility. The repayment of these obligations is not a condition of closing the Merger. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2012 and year ended December 31, 2011 give effect to the Merger as if the Merger had occurred on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on September 30, 2012.

The following unaudited pro forma condensed consolidated financial information has been prepared by applying the purchase method of accounting with the Company treated as the acquirer. These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by the Company’s management; however, they are not necessarily indicative of what the Company’s financial condition or results of operations actually would have been if the Merger had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. These unaudited pro forma condensed consolidated financial statements do not include the impact of all the potential synergies that may be achieved in the transactions or any strategies that management may consider in order to continue to efficiently manage the Company’s operations. Additionally, these unaudited pro forma condensed consolidated financial statements do not include any adjustments associated with: (1) ARCT or Realty Income acquisitions closed after September 30, 2012 or the related financing of those acquisitions, (2) ARCT or Realty Income acquisitions currently under contract or the related financing of those proposed acquisitions, (3) ARCT or Realty Income near-term future CPI rental rate increases in the existing property portfolios, (4) the purchase of ARCT’s minority partners’ interest in the eight joint ventures during the year ended December 31, 2011 and part of the nine months ended September 30, 2012, six of which are outstanding at September 30, 2012, which are anticipated to be eliminated prior to the Merger, (5) the termination of the ARCT asset management agreement, which occurred in the first quarter of 2012, and the elimination of the associated asset management fees, (6) Internalization and listing costs of ARCT incurred in 2012, and (7) overall savings in general and administrative expense since the extent of such synergies is not certain. Further, no adjustment has been made for other nonrecurring costs of ARCT in these unaudited pro forma consolidated financial statements as they are unrelated to the Merger.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with (1) the Company’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2012, (2) the Company’s updated 2011 consolidated financial statements included on Form 8-K, filed with the SEC on November 1, 2012, (3) the Company’s unaudited financial statements and the related notes thereto as of and for the nine months ended September 30, 2012 included in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on October 25, 2012, (4) ARCT’s audited consolidated financial statements and the related notes thereto as of and for the year ended

December 31, 2011 included in ARCT’s Annual Report on Form 10-K/A, filed with the SEC on May 11, 2012, and (5) ARCT’s unaudited consolidated financial statements and the related notes thereto as of and for the nine months ended September 30, 2012 included in ARCT’s Quarterly Report on Form 10-Q, filed with the SEC on October 29, 2012.

The total purchase price, based on an exchange ratio of the Company’s common stock, will be allocated to the assets ultimately acquired and liabilities ultimately assumed based on their respective fair values. The allocations of the purchase price reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon preliminary estimates of these fair values, which is the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Merger and which is anticipated to occur during the first quarter of 2013, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Merger. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Merger and other changes in tangible and intangible assets and liabilities that occur prior to completion of the Merger could cause material differences in the information presented.

Realty Income Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2012

(in thousands)

	Realty Income Historical	ARCT Historical	Pro Forma Fair Value Adjustments(1)		Pro Forma Merger Adjustments		ARCT Pro Forma	Pro Forma Other Adjustments		Realty Income Pro Forma
Assets:
Real estate, at cost:
Land	$1,914,482	$334,470	$110,230	(2)	$—		$444,700	$—		$2,359,182
Buildings and improvements	3,714,597	1,558,105	446,895	(2)	—		2,005,000			5,719,597

Total real estate, at cost	5,629,079	1,892,575	557,125		—		2,449,700	—		8,078,779
Less accumulated depreciation and amortization	(901,501)	(142,694)	142,694	(3)	—		—	—		(901,501)

Net real estate held for investment	4,727,578	1,749,881	699,819		—		2,449,700	—		7,177,278
Real estate held for sale, net	7,110	—	—		—		—			7,110

Net real estate	4,734,688	1,749,881	699,819		—		2,449,700	—		7,184,388
Acquired intangible lease assets, net	190,581	239,783	187,217	(4)	—		427,000	—		617,581
Cash and cash equivalents, accounts receivable, net and other assets	111,057	69,837	(34,497	)(5)	—		35,340	9,300	(9)	155,697

Total assets	$5,036,326	$2,059,501	$852,539		$—		$2,912,040	$9,300		$7,957,666

Liabilities:
Distributions payable	$23,704	$—	$—		$—		$—	$—		$23,704
Other liabilities	77,525	90,317	10,956	(6)	—		101,273	—		178,798
Lines of credit payable	609,000	202,307	24,288	(7)	25,205	(7)	251,800	(555,700	)(7)	305,100
Mortgages payable, net	133,394	511,900	15,244	(8)	—		527,144	—		660,538
Notes payable	1,750,000	235,000	—		—		235,000	565,000	(9)	2,550,000

Total liabilities	2,593,623	1,039,524	50,488		25,205		1,115,217	9,300		3,718,140

Stockholders’ equity:
Preferred stock and paid-in capital	609,363	—	—		—		—	—		609,363
Common stock and paid-in capital	2,569,871	1,340,039	457,947	(10)	—		1,797,986	—		4,367,857
Distributions in excess of net income	(736,531)	(333,601)	333,601	(11)	(25,205	)(11)	(25,205)	—		(761,736)
Accumulated other comprehensive income	—	2,497	(2,497	)(12)	—		—	—		—

Total stockholders’ equity	2,442,703	1,008,935	789,051		(25,205)		1,772,781	—		4,215,484
Noncontrolling interests	—	11,042	13,000	(13)	—		24,042	—		24,042

Total equity	2,442,703	1,019,977	802,051		(25,205)		1,796,823	—		4,239,526

Total liabilities and equity	$5,036,326	$2,059,501	$852,539		$—		$2,912,040	$9,300		$7,957,666

Realty Income Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2012

(in thousands, except per share data)

	Realty Income Historical	ARCT Historical	Pro Forma Acquisition Adjustments(14)		ARCT Pro Forma	Pro Forma Other Adjustments		Realty Income Pro Forma
REVENUE
Rental	$348,682	$132,590	$(2,610	)(15)	$129,980	—		$478,662
Other	1,250	1,980	—		1,980	—		3,230
Operating expense reimbursements	—	4,734	252	(16)	4,986	—		4,986

Total Revenue	349,932	139,304	(2,358)		136,946	—		486,878

EXPENSES
Depreciation and amortization	108,282	78,521	2,919	(17)	81,440	—		189,722
Interest	87,477	30,447	(9,067	)(18)	21,380	10,600	(18)	119,457
General and administrative	27,775	8,555	—	(19)	8,555	—		36,330
Property	6,500	7,488	902	(20)	8,390	—		14,890
Income taxes	1,215	—	460	(21)	460	—		1,675
Other	—	12,154	101	(22)	12,255	—		12,255
Asset management fees to affiliate	—	4,143	—		4,143	—		4,143
Listing, internalization and merger-related costs	5,495	85,766	(4,916	)(23)	80,850	(5,495	) (23)	80,850

Total expenses	236,744	227,074	(9,601)		217,473	5,105		459,322

Income (loss) from continuing operations	113,188	(87,770)	7,243		(80,527)	(5,105)		27,556
Preferred stock dividends	(30,435)	—	—		—	—		(30,435)
Excess of redemption value over carrying value of preferred shares redeemed	(3,696)	—	—		—	—		(3,696)
Net income attributable to noncontrolling interest	—	(526)	644	(24)	118	—		118

Income (loss) from continuing operations attributable to common stockholders	$79,057	$(88,296)	$7,887		$(80,409)	$(5,105)		$(6,457)

Income (loss) from continuing operations attributable to common stockholders per common share:
Basic	$0.60	$(0.54)	n/a		$(1.76)	n/a		$(0.04)
Diluted	$0.60	$(0.54)	n/a		$(1.77)	n/a		$(0.04)
Weighted average common shares outstanding:
Basic	132,731,984	165,271,199	(119,694,880	)(25)	45,576,319	n/a		178,308,303
Diluted	132,845,970	165,271,199	(119,377,909	)(26)(27)	45,893,290	n/a		178,739,260

Realty Income Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2011

(in thousands, except per share data)

	Realty Income Historical	ARCT Historical	Pro Forma Acquisition Adjustments(14)		ARCT Pro Forma	Pro Forma Other Adjustments		Realty Income Pro Forma
REVENUE
Rental	$415,067	$124,851	$48,456	(15)	$173,307	$—		$588,374
Other	1,663	766	—		766	—		2,429
Operating expense reimbursements	—	4,269	2,381	(16)	6,650	—		6,650

Total Revenue	416,730	129,886	50,837		180,723	—		597,453

EXPENSES
Depreciation and amortization	120,699	68,940	39,650	(17)	108,590	—		229,289
Interest	108,301	37,373	(2,333	)(18)	35,040	16,080	(18)	159,421
General and administrative	30,954	4,167	—	(19)	4,167	—		35,121
Property	7,227	5,297	5,893	(20)	11,190	—		18,417
Income taxes	1,470	—	610	(21)	610	—		2,080
Other	—	2,487	135	(22)	2,622	—		2,622
Acquisition and transaction related	—	30,005	—		30,005	—		30,005
Asset management fees to affiliate	—	5,572	—		5,572	—		5,572

Total expenses	268,651	153,841	43,955		197,796	16,080		482,527

Income (loss) from continuing operations	148,079	(23,955)	6,882		(17,073)	(16,080)		114,926
Preferred stock dividends	(24,253)	—	—		—	—		(24,253)
Net income attributable to noncontrolling interest	—	(1,121)	127	(24)	(994)	—		(994)

Income (loss) from continuing operations attributable to common stockholders	$123,826	$(25,076)	$7,009		$(18,067)	$(16,080)		$89,679

Income (loss) from continuing operations attributable to common stockholders per common share:
Basic	$0.98	$(0.20)	n/a		$(0.40)	n/a		$0.52
Diluted	$0.98	$(0.20)	n/a		$(0.40)	n/a		$0.52
Weighted average common shares outstanding:
Basic	126,142,696	133,730,159	(88,153,840	)(25)	45,576,319	n/a		171,719,015
Diluted	126,189,399	133,730,159	(87,836,869	)(26)(27)	45,893,290	n/a		172,082,689

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General

The ARCT and Realty Income historical amounts include the reclassification of certain historical balances to conform to the post-Merger Realty Income presentation of these unaudited pro forma condensed consolidated financial statements, as described below:

Balance Sheet:

•

Realty Income’s intangible lease assets, net previously classified as a component of Other assets, net, were reclassified to Acquired intangible lease assets, net due to the materiality of the post-Merger balance.

•

Realty Income’s balances for Accounts receivable, net, Cash and cash equivalents, Goodwill and Other assets, net previously disclosed as separate components of Realty Income’s balance sheet have been reclassified to Cash and cash equivalents, accounts receivable, net and other assets.

•	Realty Income’s balances for Accounts payable and accrued expenses previously disclosed as a separate component of Realty Income’s balance sheet have been reclassified to Other liabilities.

•

ARCT’s balances for Cash and cash equivalents, Restricted cash, Deferred costs, net, Investment securities, at fair value and Prepaid expenses and other assets previously disclosed as separate components of ARCT’s balance sheet have been reclassified to Cash and cash equivalents, accounts receivable, net and other assets.

•	ARCT’s balance for Mortgage discount and premium, net previously disclosed as a separate component of ARCT’s balance sheet has been reclassified to Mortgages payable, net.

•

ARCT’s balances for Below-market lease liabilities, net, Derivatives, at fair value, Accounts payable and accrued expenses, and Deferred rent and other liabilities previously disclosed as separate components of ARCT’s balance sheet have been reclassified to Other liabilities.

Statement of Operations:

•	Realty Income’s Provisions for impairment, previously disclosed as a separate line item of expense, was combined with Property.

•	ARCT’s Equity-based compensation previously disclosed as a separate component of expense was reclassified into General and administrative.

•	ARCT’s Other income (loss) net, previously disclosed as a separate component of Other income (expenses) was reclassified under Revenue as Other.

•

ARCT’s Equity in income of unconsolidated joint venture, Gain (loss) on derivative instruments, Extinguishment of debt, Other income (loss), net and Loss on disposition of property previously disclosed as separate components of Other income (expenses) have been reclassified into Other expenses.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Balance Sheet

General

(1)	Represents adjustments to record the acquisition of ARCT by Realty Income based upon the estimated purchase price of approximately $2.8 billion. The calculation of the estimated purchase price to be allocated is as follows (in thousands, except shares, units and per share amounts):

Equity to be issued(a)	$1,797,986
Operating partnership (OP) units (316,972 units)(b)	13,000
Preferred units(b)	6,750
Anticipated borrowings on unsecured credit facility	251,800
Notes payable	235,000
Assumption of mortgages payable	511,900

Estimated purchase price	$2,816,436

(a)	ARCT’s 158.6 million common shares outstanding (which includes all outstanding shares, shares to be issued as a result of the vesting of the ARCT restricted shares and the shares to be issued as a result of the cashless exercise of common stock options) are to be converted to Realty Income common shares at a fixed conversion rate of 0.2874 per ARCT share. The per share closing price of Realty Income’s common stock on November 27, 2012 was $39.45, which was used in the calculation of equity to be issued. The final purchase price is subject to change based upon Realty Income’s common stock share price on the effective date of the Merger. For every $1 change in the share price of Realty Income’s common stock, the purchase price will change by approximately $45.6 million.

(b)	These units are required to be issued per the terms of the Merger Agreement; accordingly, they are included in the estimated purchase price.

The purchase price will be adjusted based on the share price of Realty Income’s common stock at closing consistent with the requirements of ASC 805, Business Combinations. The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes. The following provides a summary of the preliminary purchase price allocation by major categories of assets and liabilities in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2012 (in thousands):

Assets:
Total real estate	$2,449,700
Acquired intangible lease assets	427,000
Cash and cash equivalents, accounts receivable, net other assets	35,340

Total Assets	$2,912,040

Liabilities:
Lines of credit payable	$251,800
Mortgage notes payable	527,144
Notes payable	235,000
Other liabilities	101,273

Total Liabilities	$1,115,217

Estimated fair value of net assets acquired	$1,796,823

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Assets

(2)	The pro forma amounts for land, buildings and improvements reflect adjustments to record the estimated increase over ARCT’s historical investment in real estate based upon the preliminary estimated fair value for the tangible and intangible real estate assets to be acquired. The fair values of the assets were estimated, in part, based upon ARCT’s existing allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above and below-market in-place lease values and to incorporate estimates for the mark-to-market (i.e. premiums) of mortgage debt to be assumed in the transaction, all of which are based on Realty Income’s historical experience with similar assets. ARCT acquired a majority of its assets over the last three years, including $1.2 billion of ARCT’s $2.0 billion in real estate in 2011, which were subject to purchase price allocations. In determining the estimated fair value of its tangible assets, ARCT utilized customary methods, including data from appraisals, comparable sales and discounted cash flow analysis, to determine values for land, buildings, equipment and tenant improvements, on an as-if vacant basis. Amounts allocated to land, buildings, equipment and fixtures were based on cost segregation studies performed by independent third-parties or on ARCT’s analysis of comparable properties in its portfolio. The aggregate estimated value of ARCT’s intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as-if vacant. Accordingly, ARCT’s existing allocation was a significant factor in our preliminary purchase price allocation to the real estate assets acquired and related liabilities assumed for our acquisition of ARCT. The increase in the fair value of the ARCT assets results primarily from the substantial decrease in capitalization rates for acquisitions of similar assets in the current marketplace, compared to when ARCT acquired the assets. While fair values have increased, there has been no discernible change in the rate that land versus building values increased; accordingly, the proportionate allocations of fair value between land and buildings as estimated by ARCT provide a reasonable basis for our preliminary purchase price allocation. The estimate of above-market rents increased as a result of comparing our estimate of current market rents to market rents at the time ARCT acquired the assets. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Merger and will be completed after the Merger is consummated. These final fair values will be determined based on management’s judgment, which is based on various factors, including (1) market conditions, (2) the industry in which the tenant operates, (3) the characteristics of the real estate (i.e. location, size, demographics, value and comparative rental rates), (4) the tenant credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the tenant’s business, and/or (6) real estate valuations, prepared by an independent valuation firm or via in-house expertise. The final determination of the purchase price may be significantly different from the preliminary estimates used in the unaudited pro forma financial statements.

The estimated values are as follows (in thousands):

	Pro forma Adjustment	ARCT Pro Forma
Land	$110,230	$444,700
Buildings and improvements	446,895	2,005,000
In-place lease assets	120,717	360,500
Above-market lease assets	66,500	66,500
Below-market lease liabilities	4,178	(12,100)

Estimated fair value of net real estate investments	$748,520	$2,864,600

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3)	Accumulated depreciation and amortization was adjusted to eliminate ARCT’s historical accumulated depreciation and amortization. ARCT historical in-place lease accumulated amortization of $37.0 million was reclassified to Acquired intangible lease assets, net.

(4)	Acquired intangible lease assets, net, adds purchase price allocation of in-place lease and above-market lease assets—see Note 2 for preliminary fair value estimates. ARCT’s historical in-place lease accumulated amortization of $37.0 million was reclassified to Acquired intangible lease assets, net from Accumulated depreciation and amortization.

(5)	Cash and cash equivalents, Accounts receivable, net and Other assets adjustments to ARCT’s historical balances of accounts receivable and other assets are as follows (in thousands):

Elimination of ARCT deferred financing costs, net	$(14,471)
Recognition of deferred financing costs incurred	1,500
Elimination of straight-line rent receivable	(15,989)
Elimination of goodwill	(2,248)
Elimination of corporate assets excluded from transaction, net	(3,289)

$(34,497)

The recognition of deferred financing costs is a reflection of the fees associated with assuming ARCT’s mortgages.

Liabilities

(6)	Other liabilities adjustments to ARCT’s historical balances are as follows (in thousands):

Recognition of value of acquired leases that have below-market rents (see Note 2)	$4,178
Recognition of preferred units in Merger	6,750
Other	28

$10,956

The recognition of preferred units reflects the issuance of $6.75 million of preferred units that we are required to issue per the terms of the Merger Agreement. These units have certain characteristics that result in the classification as a liability in this unaudited pro forma balance sheet.

(7)	Lines of credit payable adjustments reflect the following:

(a)	In the Pro Forma Fair Value Adjustments column, the adjustment of $24.3 million represents ARCT Merger transaction costs and change of control costs that will occur at the time of the Merger (the Closing), financed using Realty Income’s unsecured credit facility.

(b)	In the Pro Forma Merger Adjustments column, the adjustment of $25.2 million represents Realty Income’s estimated Merger transaction costs related to the Merger, financed using Realty Income’s unsecured credit facility.

(c)	The Pro Forma Other Adjustments column includes the following adjustments:

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

i.	An increase in credit line borrowings due to the assumed repayment of ARCT’s $235 million of outstanding notes at Closing using Realty Income’s unsecured credit facility, although this transaction is not a condition of the Merger.

ii.	A decrease in the credit line borrowings of $790.7 million due to the assumed repayment of borrowings from the net proceeds of Realty Income’s $800 million of notes issued in October 2012, although this transaction is not a condition of the Merger.

(8)	Mortgages payable, net reflects adjustment from historical ARCT mortgage payable balance for the fair value of debt assumed. The fair value debt adjustment of $15.2 million is to reflect the increase in mortgage discount and premium, net from $756,000 to $16.0 million. The mortgage premium has been estimated by discounting the future cash flows using an interest rate based upon the current 5-year or 7-year Treasury yield curve, plus an applicable credit-adjusted spread. The mortgage discount and premium amortization is estimated to be $2.5 million per year, based on the $16.0 million pro forma balance.

(9)	Notes payable adjustments reflect the following:

(a)	A decrease in ARCT’s $235 million of outstanding notes, which are assumed to be repaid at Closing using Realty Income’s unsecured credit facility, although this transaction is not a condition of the Merger.

(b)	An increase in notes payable to reflect the $800 million of notes issued by Realty Income in October 2012, although this transaction is not a condition of the Merger. The net proceeds of these notes were assumed to be used to repay credit line borrowings of $790.7 million. In addition, deferred financing costs of $9.3 million associated with these notes were recorded to other assets, which is part of cash and cash equivalents, accounts receivable, net, and other assets, although this transaction is not a condition of the Merger.

Equity

(10)	Common stock and paid-in capital represents the adjustment to convert ARCT’s historical equity into Realty Income common stock. This calculation was based on 158.6 million ARCT shares outstanding times the fixed conversion rate of 0.2874 per share times Realty Income share price of $39.45 on November 27, 2012.

(11)	Elimination of ARCT’s distributions in excess of net income and to reflect Realty Income’s estimated Merger transaction costs of $30.7 million, less the $5.5 million paid or accrued by Realty Income during the first nine months of 2012. Merger transaction costs include, but are not limited to, advisor fees, debt assumptions costs, legal fees, accounting fees, printing fees and transfer taxes.

(12)	Elimination of ARCT’s accumulated other comprehensive income.

(13)	Noncontrolling interest was adjusted to reflect the $13.0 million of Operating Partnerships Units (OP Units) issued as part of the Merger (316,972 OP units). The OP Units are non-voting ownership units.

Income Statements

General

(14)	Adjustments reflect the effect on Realty Income’s and ARCT’s historical consolidated statements of operations and shares used in computing earnings per common share as if the ARCT acquisitions

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

occurred on January 1, 2011. These unaudited pro forma condensed consolidated financial statements include adjustments as if ARCT had consummated its 2011 and 2012 (through September 30th) property acquisitions on January 1, 2011. These adjustments primarily relate to the acquisition of 224 properties in 2011 for $1.24 billion and 25 properties acquired in the first nine months of 2012 for $43.2 million.

Revenue

(15)	Rental

a.	The ARCT pro forma reflects rental revenue generated on a straight-line basis as if ARCT had consummated each of its 2011 and 2012 (through September 30th) property acquisitions on January 1, 2011. The ARCT pro forma rental revenue is calculated as follows (in thousands):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011
Cash rental	$127,674	$170,239
Straight-line rent adjustment	5,526	7,368
(Above) and Below market lease amortization, net	(3,220)	(4,300)

ARCT Pro forma Rental revenue	$129,980	$173,307

b.	The pro forma adjustment is the difference between the ARCT pro forma amount and the ARCT historical amount.

(16)	Operating expense reimbursements adjustment represents the additional operating expense reimbursements generated as if ARCT had consummated each of its 2011 and 2012 property acquisitions on January 1, 2011.

Expense

(17)	The pro forma adjustment is the difference between the ARCT pro forma amount and the ARCT historical amount. The pro forma depreciation and amortization expense is based upon the estimated preliminary purchase price allocations and estimated useful lives as follows (in thousands):

	Preliminary Purchase Price Allocation	Estimated Useful Lives (in years)	For the nine months ended September 30, 2012	For the year ended December 31, 2011
Buildings and improvements	$2,005,000	25.0	$60,150	$80,200
In-place lease assets	360,500	12.7	21,290	28,390

Total depreciation and amortization			$81,440	$108,590

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

a.	Depreciation for building and improvements was calculated on a straight-line basis, assuming an estimated useful life of 25 years. In-place lease asset amortization was calculated on a straight-line basis, assuming a useful life of 12.7 years. The basis for the estimated useful life of the in-place leases is the weighted average remaining lease term of ARCT’s portfolio as of September 30, 2012. The preliminary purchase price allocation and useful lives are estimates which will be revised when the purchase price allocation is completed.

(18)	The following is regarding interest expense:

The ARCT Pro Forma column includes the following (in thousands):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011
Interest on mortgages assumed	$20,011	$26,937
Interest on incremental credit facility financing	3,068	10,369
Mortgage premium amortization	(1,875)	(2,500)
Amortization of deferred financing costs	176	234

	$21,380	$35,040

a.	The ARCT Pro Forma interest expense adjustment in the acquisition column is the difference between the ARCT pro forma amount and the ARCT historical amount.

b.	Interest on mortgages assumed in the Merger is based on ARCT’s average mortgage interest rates of 5.27% for 2011 and 5.22% for the first nine months of 2012. Of the $511.1 million of mortgages assumed, only $4.2 million are subject to variable interest rates. Consequently, a 1% change in interest rates on the assumed mortgages would result in a change to interest expense of approximately $42,000 for 2011 and $32,000 for the first nine months of 2012.

c.	Interest expense on incremental credit facility financing is based on the application of the average interest rate of Realty Income’s unsecured credit facility of 2.1% from 2011 and 1.6% for the first nine months of 2012, to the increase in credit line borrowings resulting from the merger transaction costs and repayment of ARCT’s credit line and notes payable balance, aggregating $251.8 million. Of the $251.8 million:

i.	$202.3 million represents the assumption of ARCT’s credit line balance

ii.	$24.3 million represents ARCT change of control costs and Merger costs,

iii.	$25.2 million represents Realty Income Merger transaction costs,

d.	The mortgage premium amortization reflects the amortization of the $16.0 million premium amortized over the remaining weighted-average term of the assumed mortgages of approximately 6.4 years. Similarly, the amortization of deferred financing costs adjustment reflects the amortization of the costs associated with assuming ARCT’s mortgages over the same time period.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Pro Forma Other Adjustments column includes the following (in thousands):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011
Interest on notes payable	$16,219	$21,625
Net savings on credit line financing	(6,579)	(6,825)
Amortization of deferred financing costs	960	1,280

	$10,600	$16,080

a.	Interest on notes payable reflects the interest expense on the $800 million of notes payable, which bear interest at 2.7%, issued by Realty Income in October 2012 and the reduced interest expense on the assumed pay off of the ARCT notes payable, neither of which are a condition of the Merger. ARCT’s notes payable accrued interest at an average effective rate of 2.62% for the nine months ended September 30, 2012. Both the issuance of the notes and the pay off of the notes are assumed to have occurred on January 1, 2011.

b.	Net savings on credit line financing results in a net decrease in interest expense for the nine months ended September 30, 2012 and for 2011. These savings are a result of: (1) the assumed repayment of $790.7 million on Realty Income’s unsecured credit line, using the net proceeds from Realty Income’s issuance of $800 million of notes payable in October 2012, partially offset by (2) the assumed credit facility borrowings to pay off the ARCT’s notes payable. Both the credit line repayment and the credit line borrowing are assumed to have occurred on January 1, 2011. A 1% change in interest rates on the $305.1 million of unsecured credit facility in the Realty Income Pro Forma column would change our interest expense by approximately $3.1 million for 2011 and $2.3 million for the first nine months of 2012.

c.	Amortization of deferred financing costs reflects the amortization of the $9.3 million in costs associated with Realty Income’s issuance of $800 million of notes payable in October 2012.

(19)	We believe that the Merger will create an overall savings in general and administrative expense, such as costs associated with corporate administration and infrastructure. However, the extent of these synergies is not certain, and therefore we have not incorporated them into our pro forma adjustments.

(20)	Property adjustment represents the property expenses as if ARCT had consummated each of its 2011 and 2012 property acquisitions on January 1, 2011. The ARCT pro forma property expense amounts are based on ARCT’s property expenses for the third quarter of 2012, annualized for 2011 and multiplied by 3 quarters for the nine months ended September 30, 2012, as these costs are representative of the applicable maintenance, utilities and property taxes on ARCT’s properties that would have been incurred had all of these acquired properties been owned on January 1, 2011.

(21)	A pro forma adjustment was made for ARCT income taxes based on an estimate of income taxes associated with properties acquired in the Merger.

(22)	Other was adjusted to reflect the 2% payments on the $6.75 million of preferred units issued at Closing.

(23)	Our Merger transaction costs of $5.5 million and ARCT’s Merger transaction costs of $4.9 million have been eliminated, as these represent non-recurring costs that are directly related to the Merger.

Shares used in computing earnings per common share:

(24)	Income (loss) from continuing operations was adjusted to allocate the ARCT historical loss to the OP Units.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(25)	Weighted average common shares outstanding – basic, reflects the adjustment from ARCT’s historical common shares outstanding to the Realty Income shares issued at Closing. This is calculated by taking the 158.6 million shares of ARCT common stock assumed outstanding at Closing, multiplied by the fixed conversion rate of .2874 ARCT per share, which represents 45.6 million shares of Realty Income common stock.

(26)	ARCT’s historical earnings diluted per share calculation excludes the effect of 27,000 stock options and 1.5 million of restricted shares that were outstanding at December 31, 2011, and 27,000 stock options and 0.1 million of restricted shares that were outstanding at September 30, 2012, as the effect of their inclusion would be anti-dilutive.

(27)	Weighted average common shares outstanding – diluted. In addition to the calculation of the basic weighted average common shares outstanding (see note 25), the diluted weighted average common shares outstanding are adjusted to represent the number of OP Units issued and outstanding as part of the Merger transaction, totaling 316,972. These OP units are economically equivalent to Realty Income common stock for purposes of calculating diluted earnings per share.

Funds from operations (FFO) and adjusted funds from operations (AFFO)

Realty Income’s historical and pro forma FFO and AFFO for the nine months ended September 30, 2012 and the year ended December 31, 2011 are summarized as follows (in thousands):

Realty Income Corporation

Unaudited Pro Forma Funds From Operations and Adjusted Funds From Operations

For the nine months ended September 30, 2012

(in thousands, except per share data)

	Realty Income Historical	ARCT Historical	Pro Forma Acquisition Adjustments (1)	ARCT Pro Forma	Pro Forma Other Adjustments (1)	Realty Income Pro Forma
Income (loss) from continuing operations attributable to common stockholders	$79,057	$(88,296)	$7,887	$(80,409)	$(5,105)	$(6,457)
Income from discontinued operations	6,941	—	—	—	—	6,941

Net income (loss) available to common stockholders	85,998	(88,296)	7,887	(80,409)	(5,105)	484
Depreciation and amortization	108,628	77,504	3,936	81,440	—	190,068
Provisions for impairment of real estate	667	—	—	—	—	667
(Gain) loss on sales of investment properties, discontinued operations	(6,010)	—	—	—	—	(6,010)

Total Funds from operations (FFO)	189,283	(10,792)	11,823	1,031	(5,105)	185,209
Adjustments:
Listing, internalization and merger-related costs	5,495	85,766	(4,916)	80,850	(5,495)	80,850
Debt extinguishment expenses	—	6,902	—	6,902	—	6,902
Loss on derivative instruments	—	4,520	—	4,520	—	4,520
Non-cash mark-to-market adjustments	—	(465)	—	(465)	—	(465)
Acquisition and transaction related expenses	—	1,233	—	1,233	—	1,233
Other income, revenue on marketable securities	—	—	(1,980)	(1,980)	—	(1,980)
Elimination of the joint venture income allocation			526	526	—	526
Asset management fees to affiliates	—	4,143	—	4,143	—	4,143

Normalized FFO (2)	$194,778	$91,307	$5,453	$96,760	$(10,600)	$280,938

Net income (loss) available to common stockholders	$85,998	$(88,296)	$7,887	$(80,409)	$(5,105)	$484
Cumulative adjustments to calculate normalized FFO (3)	108,780	179,603	(2,434)	177,169	(5,495)	280,454

Normalized FFO available to common stockholders	194,778	91,307	5,453	96,760	(10,600)	280,938
Excess of redemption value over carrying value of Class D preferred share redemption	3,696	—	—	—	—	3,696
Amortization of stock compensation	7,780	1,955	(1,955)	—	—	7,780
Amortization of deferred financing costs (4)	1,633	3,029	(4,728)	(1,699)	960	894
Capitalized leasing costs and commissions	(1,218)	—	—	—	—	(1,218)
Capitalized building improvements	(3,283)	—	—	—	—	(3,283)
Other adjustments (5)	(2,096)	(5,912)	3,611	(2,301)	—	(4,397)

Adjusted funds from operations	$201,290	$90,379	$2,381	$92,760	$(9,640)	$284,410

Normalized FFO per common share:
Basic	$1.47	$0.55	n/a	$2.12	n/a	$1.58
Diluted	$1.47	$0.55	n/a	$2.10	n/a	$1.57
AFFO per common share:
Basic	$1.52	$0.55	n/a	$2.04	n/a	$1.60
Diluted	$1.52	$0.55	n/a	$2.02	n/a	$1.59
Basic	132,731,984	165,271,199	(119,694,880)	45,576,319	n/a	178,308,303
Diluted	132,845,970	165,352,738	(119,459,447)	45,893,291	n/a	178,739,261

(1)	Pro forma adjustments to FFO, Normalized FFO, and AFFO include the combination of adjustments classified as “Pro Forma Acquisition Adjustments” and “Pro Forma Other Adjustments” on the Pro Forma Statement of Operations
(2)	Normalized FFO adjusts for activity we believe will be completed prior to the Merger and for nonrecurring activity that is not expected to occur after the Merger.
(3)	See reconciling items for FFO and Normalized FFO.
(4)	Includes the amortization of costs incurred and capitalized when our notes were issued.
Does not include costs associated with our credit facility agreement or annual fees paid to credit rating agencies.
(5)	Includes straight-line rent revenue and the amortization of above and below-market leases.

Realty Income Corporation

Unaudited Pro Forma Funds From Operations and Adjusted Funds From Operations

For the year ended December 31, 2011

(in thousands, except share data)

	Realty Income Historical	ARCT Historical	Pro Forma Acquisition Adjustments (1)	ARCT Pro Forma	Pro Forma Other Adjustments (1)	Realty Income Pro Forma

Income (loss) from continuing operations attributable to common stockholders	$123,826	$(25,076)	$7,009	$(18,067)	$(16,080)	$89,679

Income from discontinued operations	8,953	—	—	—	—	8,953

Net income (loss) available to common stockholders	132,779	(25,076)	7,009	(18,067)	(16,080)	98,632
Depreciation and amortization	121,941	67,997	40,593	108,590	—	230,531
Provisions for impairment	405	—	—	—	—	405
Other non-cash losses	—	102	—	102	—	102
(Gain) loss on sales of investment properties:						—
Continuing operations	(540)	44	—	44	—	(496)
Discontinued operations	(5,193)	—	—	—	—	(5,193)

Total Funds from operations (FFO)	249,392	43,067	47,602	90,669	(16,080)	323,981
Adjustments:
Acquisition and transaction related expenses	—	30,002	—	30,002	—	30,002
Non-cash mark-to-market adjustments	—	2,539	—	2,539	—	2,539
Non-recurring losses from extinguishment of debt	—	1,423	—	1,423	—	1,423
Other income, revenue on marketable securities	—	—	(766)	(766)	—	(766)
Elimination of the joint venture income allocation	—	—	1,121	1,121	—	1,121
Asset management fees to affiliates	—	5,572	—	5,572	—	5,572

Normalized FFO (2)	$249,392	$82,603	$47,957	$130,560	$(16,080)	$363,872

Net income (loss) available to common stockholders	$132,779	$(25,076)	$7,009	$(18,067)	$(16,080)	$98,632
Cumulative adjustments to calculate normalized FFO (3)	116,613	107,679	40,948	148,627	—	265,240

Normalized FFO available to common stockholders	249,392	82,603	47,957	130,560	(16,080)	363,872
Amortization of stock compensation	7,873	1,477	(1,477)	—	—	7,873
Amortization of deferred financing costs (4)	1,881	—	(2,266)	(2,266)	1,280	895
Capitalized leasing costs and commissions	(1,722)	—	—	—	—	(1,722)
Capitalized building improvements	(2,450)	—	(368)	(368)	—	(2,818)
Other adjustments (5)	(1,602)	(304)	(2,764)	(3,068)	—	(4,670)

Adjusted funds from operations	$253,372	$83,776	$41,082	$124,858	$(14,800)	$363,430

Normalized FFO per common share:
Basic	$1.98	$0.62	n/a	$2.86	n/a	$2.12
Diluted	$1.98	$0.61	n/a	$2.84	n/a	$2.11
AFFO per common share:
Basic	$2.01	$0.63	n/a	$2.74	n/a	$2.12
Diluted	$2.01	$0.62	n/a	$2.72	n/a	$2.11
Basic	126,142,696	133,730,159	(88,153,840)	45,576,319	(45,576,319)	171,719,015
Diluted	126,189,399	135,275,159	(89,381,868)	45,893,291	(45,893,291)	172,082,690

(1)	Pro forma adjustments to FFO, Normalized FFO, and AFFO include the combination of adjustments classified as “Pro Forma Acquisition Adjustments” and “Pro Forma Other Adjustments” on the Pro Forma Statement of Operations.
(2)	Normalized FFO adjusts for activity we believe will be completed prior to the Merger and for nonrecurring activity that is not expected to occur after the Merger.
(3)	See reconciling items for FFO and Normalized FFO.
(4)	Includes the amortization of costs incurred and capitalized when our notes were issued. Does not include costs associated with our credit facility agreement or annual fees paid to credit rating agencies.
(5)	Includes straight-line rent revenue and the amortization of above and below-market leases.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pro forma FFO and AFFO are presented for information purposes only, and are based on available information and assumptions that the Company’s management believes to be reasonable; however they are not necessarily indicative of what Realty Income’s FFO or AFFO actually would have been assuming the transactions had occurred as of the dates indicated.

Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on sales of investment properties and extraordinary items. Realty Income defines normalized FFO, a non-GAAP measure, as FFO excluding one-time costs for our proposed acquisition of ARCT, and expenses previously incurred by ARCT that will not have a continuing impact on Realty Income.

Realty Income considers FFO and normalized FFO to be appropriate supplemental measures of a REIT’s operating performance as they are based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO, and adds back merger-related costs and expenses incurred by ARCT that will not have a continuing impact on Realty Income, for normalized FFO. These non-GAAP measures are reconciled to GAAP net income available to common stockholders, which we believe is the most appropriate GAAP performance metric. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.

Realty Income believes the non-GAAP financial measure AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies that is used by industry analysts and investors who look at and compare those companies. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items that are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.

Presentation of the information regarding FFO, normalized FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO, normalized FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO, normalized FFO and AFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. FFO, normalized FFO and AFFO should not be considered as an alternative to reviewing our cash flows from operating, investing and financing activities. In addition, FFO, normalized FFO and AFFO should not be considered as a measure of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

REALTY INCOME CORPORATION,

TAU ACQUISITION LLC

and

AMERICAN REALTY CAPITAL TRUST, INC.

Dated as of September 6, 2012

Article I

DEFINITIONS

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2012 (this “Agreement”), is made by and among Realty Income Corporation, a Maryland corporation (“Parent”), Tau Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and American Realty Capital Trust, Inc., a Maryland corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto wish to effect a business combination transaction in which the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock, $0.01 par value per share (the “Company Common Stock”), of the Company will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the DLLCA;

WHEREAS, the Company Board and the Parent Board have each separately approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Company Board has directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders and has resolved to recommend that the Company’s stockholders vote to approve the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Parent Board has directed that the issuance of shares of Parent Common Stock (as defined herein) in connection with the Merger be submitted for consideration at a meeting of Parent’s stockholders and has resolved to recommend that Parent’s stockholders vote to approve such issuance;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, William M. Kahane, President and Chief Executive Officer of the Company, and Nicholas S. Schorsch, Chairman of the Company Board, have each executed and delivered to Parent a Stockholder Voting Agreement pursuant to which each of Messrs. Kahane and Schorsch has agreed to vote to approve the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, each of the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE  I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Company than those contained in the Company Confidentiality Agreement or the Parent Confidentially Agreement (except for such changes necessary for the Company to comply with its obligations under this Agreement).

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, LTIP unit or profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent).

“Company Confidentiality Agreement” shall mean the letter agreement, dated August 12, 2012, as amended from time to time, from the Company to Parent and confirmed and agreed to by Parent.

“Company Employee” shall mean each employee of the Company and/or any Company Subsidiary.

“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Company Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

“Company Option” shall mean any option to purchase shares of Company Common Stock under the Company’s 2007 Non-Employee Director Stock Option Plan or otherwise.

“Company Restricted Stock” shall mean any shares of Company Common Stock granted pursuant to the Company’s Employee and Director Incentive Restricted Share Plan, as amended, and are subject to restrictions on transfer and/or forfeiture.

“Company Stock Plans” shall mean the Company’s 2007 Non-Employee Director Stock Option Plan and the Company’s Employee and Director Incentive Restricted Share Plan.

“Company Stockholder Meeting” shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by the Company, (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by the Company or of which the Company or any Company Subsidiary is a general partner, manager, managing member or the equivalent, including the Operating Partnership, and (c) all of the joint ventures listed on Section 1.1 of the Company Disclosure Letter.

“Confidentiality Agreements” shall mean the Company Confidentiality Agreement and the Parent Confidentiality Agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“Environmental Law” shall mean any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Amount” shall mean $4,000,000.

“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fractional Share Consideration” shall mean the aggregate amount paid with respect to fractional shares in accordance with Section 3.7.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Incentive Listing Fee Note Agreement” means that certain Incentive Listing Fee Note Agreement, dated as of September 6, 2012, by and among the Operating Partnership, the Company and AR Capital, LLC.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director, partner, member, trustee or agent of the Company or served on behalf of the Company as an officer, director, partner, member or trustee of any of the Company Subsidiaries.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“knowledge” shall mean the actual knowledge of the following officers and employees of the Company and Parent, as applicable, after inquiry reasonable under the circumstances: (i) for the Company: each person identified as an executive officer of the Company in the Company’s 2012 Proxy Statement; and (ii) for Parent: each person identified as an executive officer of Parent in Parent’s 2012 Proxy Statement.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“LTIP Unit” shall mean a Partnership Unit designated as an LTIP Unit under the Partnership Agreement.

“MGCL” shall mean the Maryland General Corporation Law.

“NASDAQ” shall mean the NASDAQ Stock Market.

“NYSE” shall mean the New York Stock Exchange.

“Omnibus OPP Agreement Amendments” shall mean the Omnibus Amendment to 2012 Outperformance Award Agreements and Release, dated as of September 6, 2012, by and among the Operating Partnership, and each of William M. Kahane and Nicholas S. Schorsch.

“OP Unit” shall mean a Partnership Unit designated by the Company as an OP Unit under the Partnership Agreement.

“OPP Agreements” means the 2012 Outperformance Award Agreements listed on Section 4.10(a) of the Company Disclosure Letter.

“Operating Partnership” shall mean Tau Operating Partnership LP, a Delaware limited partnership.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Parent Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, LTIP unit or profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be maintained or contributed to, by Parent, Merger Sub or any Parent Subsidiary or with respect to which Parent, Merger Sub or any Parent Subsidiary may have any obligation or liability (whether actual or contingent).

“Parent Confidentiality Agreement” shall mean the letter agreement, dated August 12, 2012, as amended from time to time, from Parent to the Company and confirmed and agreed to by the Company.

“Parent Lease” shall mean each lease and sublease that was in effect as of August 31, 2012 and to which Parent, Merger Sub or the other Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of Parent, Merger Sub and the other Parent Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Parent Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

“Parent Material Contract” shall mean each contract or agreement in effect as of the date of this Agreement to which Parent or any Parent Subsidiary is a party (specifically excluding (i) any contract or agreement that will no longer be in effect following the Closing and (ii) any contract or agreement that is, or at the Closing will be, terminable-at-will (as defined below) or terminable upon not more than ninety (90) days’ notice by Parent or any Parent Subsidiary without penalty) that is required to be filed as an exhibit to the Parent SEC Filings pursuant to Items 601(b)(2), (4), (9) and (10) of Regulation S-K promulgated by the SEC. A contract or agreement is “terminable-at-will”, as that expression is used in this definition, if it expressly provides that it is terminable-at-will, regardless of whether any covenant of good faith and fair dealing may be implied as a matter of law in connection with the termination thereof.

“Parent Stockholder Meeting” shall mean the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement and adjournment thereof.

“Parent Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Parent, and (b) any partnership, limited liability company or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Parent or of which Parent or any Parent Subsidiary is a general partner, manager, managing member or the equivalent.

“Parent Title Insurance Policy” shall mean each policy of title insurance insuring Parent’s or the applicable Parent Subsidiary’s (or the applicable predecessor’s) title to or leasehold interest in Parent Properties, subject to the matters and printed exceptions set forth in the Parent Title Insurance Policies.

“Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of March 1, 2012, as amended, modified or supplemented from time to time.

“Partnership Unit” shall have the meaning set forth in the Partnership Agreement.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subordinated Incentive Listing Fee Note” means the promissory note that will be co-issued by the Company and the Operating Partnership in favor of AR Capital, LLC on October 9, 2012, in accordance with the terms of the Incentive Listing Fee Note Agreement.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, gross income, property, sales, use, transfer, capital stock, payroll, employment, unemployment, alternative or add on minimum, estimated and net worth, and taxes in the nature of excise, withholding, backup withholding and value added taxes, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Termination Payment” shall mean the Expense Amount or the sum of the Termination Fee and the Expense Amount, as applicable and payable pursuant to Section 8.3.

“Third Party” shall mean any Person or group of Persons other than Parent, Merger Sub and their respective Affiliates.

“VWAP of Parent Common Stock” shall mean the volume weighted average price of Parent Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

(b) The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acceptable Confidentiality Agreement	Section 1.1(a)
Action	Section 1.1(a)
Additional Acquisitions	Section 6.21
Adverse Recommendation Change	Section 6.5(d)
Affiliate	Section 1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(a)
Annual Incentive Plan	Section 6.23
Articles of Merger	Section 2.3(a)
Book-Entry Share	Section 3.1(b)
Business Day	Section 1.1(a)
Certificate	Section 3.1(b)
Certificate of Merger	Section 2.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(a)
Company	Preamble
Company Acquisition Proposal	Section 6.5(h)(i)
Company Benefit Plan	Section 1.1(a)
Company Board	Section 4.3(a)
Company Bylaws	Section 4.2
Company Charter	Section 4.2
Company Common Stock	Recitals
Company Confidentiality Agreement	Section 1.1(a)
Company Disclosure Letter	Article IV
Company Employee	Section 1.1(a)
Company Insurance Policies	Section 4.18
Company Leases	Section 4.16(h)
Company Material Adverse Effect	Section 1.1(a)
Company Material Contract	Section 4.12(a)
Company Option	Section 1.1(a)
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)

Company Preferred Stock	Section 4.3(a)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company Recommendation	Section 4.4(a)
Company Restricted Stock	Section 1.1(a)
Company SEC Filings	Section 4.7(a)
Company Stock Plans	Section 1.1(a)
Company Stockholder Approval	Section 4.21
Company Stockholder Meeting	Section 1.1(a)
Company Subsidiary	Section 1.1(a)
Company Subsidiary Partnership	Section 4.17(h)
Company Tax Protection Agreements	Section 4.17(h)
Company Tax Representation Letter	Section 6.1(b)
Company Third Party	Section 4.16(l)
Company Title Insurance Policy	Section 4.16(n)
Confidentiality Agreements	Section 1.1(a)
control	Section 1.1(a)
D&O Insurance	Section 6.9(c)
Delaware Secretary	Section 1.1(a)
DLLCA	Section 1.1(a)
Effective Time	Section 2.3(a)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(b)
Expense Amount	Section 1.1(a)
Expenses	Section 1.1(a)
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 1.1(a)
GAAP	Section 1.1(a)
Goldman Sachs	Section 4.19
Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Incentive Listing Fee Note Agreement	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Inquiry	Section 6.5(a)
Intellectual Property	Section 1.1(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
Joint Proxy Statement	Section 4.5(b)
Joint Venture Unwind Transactions	Section 6.22
JV Sale Properties	Section 6.22
knowledge	Section 1.1(a)
Law	Section 1.1(a)

Letter of Transmittal	Section 3.2(c)(i)
Lien	Section 1.1(a)
LTIP Unit	Section 1.1(a)
Material Company Leases	Section 4.16(i)
Material Parent Leases	Section 5.16(g)
Merger	Recitals
Merger Consideration	Section 3.1(b)
Merger Sub	Preamble
Merger Sub Interests	Section 3.1(c)
MGCL	Section 1.1(a)
NASDAQ	Section 1.1(a)
Notice of Superior Proposal	Section 6.5(e)
NYSE	Section 1.1(a)
Omnibus OPP Agreement Amendments	Section 1.1(a)
OP Unit	Section 1.1(a)
Operating Partnership	Section 1.1(a)
OPP Agreements	Section 1.1(a)
Order	Section 1.1(a)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Benefit Plan	Section 1.1(a)
Parent Board	Section 5.4(a)
Parent Bylaws	Section 5.2
Parent Charter	Section 5.2
Parent Common Stock	Section 3.1(b)
Parent Confidentiality Agreement	Section 1.1(a)
Parent Disclosure Letter	Article V
Parent Insurance Policies	Section 5.18
Parent Lease	Section 1.1(a)
Parent Material Adverse Effect	Section 1.1(a)
Parent Material Contract	Section 1.1(a)
Parent Permits	Section 5.6(a)
Parent Permitted Liens	Section 5.16(a)
Parent Preferred Stock	Section 5.3(a)
Parent Properties	Section 5.16(a)
Parent Property	Section 5.16(a)
Parent Recommendation	Section 5.4(a)
Parent SEC Filings	Section 5.7(a)
Parent Stock	Section 5.3(a)
Parent Stock Plans	Section 5.3(a)
Parent Stockholder Approval	Section 5.19
Parent Stockholder Meeting	Section 1.1(a)
Parent Subsidiary	Section 1.1(a)
Parent Subsidiary Partnership	Section 5.17(h)
Parent Tax Protection Agreements	Section 5.17(h)
Parent Tax Representation Letter	Section 6.2(b)
Parent Third Party	Section 5.16(j)
Parent Title Insurance Policy	Section 1.1(a)
Partnership Agreement	Section 1.1(a)
Partnership Unit	Section 1.1(a)

Pending Acquisition	Section 6.21
Person	Section 1.1(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 8.3(d)
REIT	Section 4.17(b)
Representative	Section 1.1(a)
Sarbanes-Oxley Act	Section 1.1(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Short-Period Returns	Section 6.12(b)
Subordinated Incentive Listing Fee Note	Section 1.1(a)
Superior Proposal	Section 6.5(h)(ii)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.20
Tax	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)
Taxes	Section 1.1(a)
Termination Fee	Section 8.3(a)(i)
Termination Fee Payee	Section 8.3(d)
Termination Fee Payor	Section 8.3(d)
Termination Payment	Section 1.1(a)
Third Party	Section 1.1(a)
Transfer Taxes	Section 8.7
VWAP of Parent Common Stock	Section 1.1(a)

ARTICLE II

THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Tau Acquisition LLC” as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the MGCL and the DLLCA.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall occur on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California, 92626, or at such other place as agreed to by the parties hereto.

Section 2.3 Effective Time.

(a) Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as

provided under the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or DLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such other date and time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 2.4 Organizational Documents. Subject to Section 6.9, at the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 2.5 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE III

EFFECT OF THE MERGER

Section 3.1 Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(a) Cancellation of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or by any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall automatically be converted into the right to receive 0.2874 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share of Parent (the “Parent Common Stock”), subject to adjustment as provided in Section 3.1(d) (the “Merger Consideration”). All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.2, including the right, if any, to receive, pursuant to Section 3.7, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(b), together with the amounts, if any, payable pursuant to Section 3.2(d).

(c) Treatment of Merger Sub Membership Interests. All membership interests of Merger Sub (the “Merger Sub Interests”), issued and outstanding immediately prior to the Effective Time shall remain as membership interests of the Surviving Entity.

(d) Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii) and Section 6.1(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or make a dividend or other distribution in shares of Company Common Stock (including any dividend or other distribution of securities convertible into Company Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of Parent or Merger Sub hereunder), the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(c)(ii) and Section 6.2(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in shares of Parent Common Stock (including any dividend or other distribution of securities convertible into Parent Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Exchange Ratio shall be ratably adjusted to reflect any such change.

Section 3.2 Exchange Fund; Exchange Agent.

(a) As soon as practicable following the date of this Agreement and in any event not less than five (5) days prior to dissemination of the Joint Proxy Statement, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b) and Section 3.7. On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) certificates representing the shares of Parent Common Stock sufficient to pay the Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.2(d) (such certificates representing shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d) out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Certificate of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

(c) Exchange Procedures.

(i) As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate (A) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other customary provisions as the Company and Parent may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, together with any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d) (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates may be surrendered by hand delivery or otherwise or (2) the Merger Consideration in exchange therefor, together with any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d), may be collected by check or wire transfer to the surrendering holder).

(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article III plus a check or wire transfer representing the amount of cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.1(b) and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d), to be mailed or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(iii) As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent (A) to issue to each holder of Book-Entry Shares that number of uncertificated shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 3.1(b) in respect of such Book-Entry Shares, and (B) to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d) and any other amount such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.1(b), in each case without such holder being required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration payable in respect of the Book-Entry Shares.

(iv) In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.2(c) shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.3 Equity Awards.

(a) Company Options. At the Effective Time, each then outstanding Company Option, whether or not exercisable at the Effective Time, shall, by virtue of the transactions contemplated by this Agreement and without any action on the part of the holders thereof, be deemed subject to a cashless exercise and the holder of each Company Option shall be deemed to receive by virtue of such deemed cashless exercise a number of shares of Company Common Stock equal to (i) the number of shares of Company Common Stock subject to each Company Option, less (ii) the number of shares of Company Common Stock equal in value to the aggregate exercise price of each Company Option, assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing. Immediately following such deemed cashless exercise, the net number of shares of Company Common Stock deemed issued in connection with the deemed cashless exercise of each Company Option hereunder shall be converted into the right of the holder of the corresponding Company Option to receive the Merger Consideration payable with respect to the Company Common Stock in accordance with Section 3.1(b) of this Agreement.

(b) Company Restricted Stock. Immediately prior to the Effective Time, any then-outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing). All shares of Company Common Stock then-outstanding as a result of the full vesting of the shares of Company Restricted Stock and the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 3.3.

Section 3.4 Withholding Rights. Parent, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by Parent, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as applicable.

Section 3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.6 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.7 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock.

Section 3.8 LTIP Units. Parent and the Company acknowledge that at the Effective Time all outstanding LTIP Units shall be fully vested and that the capital accounts of the holders of such LTIP Units shall be adjusted as provided in clause (iii) of Section 6.20 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), or (b) as disclosed in publicly available Company SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Company Subsidiary that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, including a list of each Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for income tax purposes), directly or indirectly, by the Company in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for income tax purposes) by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income tax purposes of each Company Subsidiary.

(d) Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Company Subsidiaries, loans to any Taxable REIT Subsidiary of the Company and investments in bank time deposits and money market accounts).

Section 4.2 Organizational Documents. The Company has made available to Parent complete and correct copies of (i) the Company’s charter (the “Company Charter”) and the Company’s bylaws, as amended to date (the “Company Bylaws”), and (ii) the organizational documents of each Company Subsidiary, each as in effect on the date hereof, except for the limited liability company agreements of the Company Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, each of which is in substantially similar form as limited liability company agreements for the other Company Subsidiaries that have been provided to Parent, and the Company agrees to use reasonable best efforts to deliver such limited liability company agreements to Parent as promptly as practicable following the date hereof.

Section 4.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 240,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”). At the close of business on September 6, 2012, (i) 158,478,679 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 97,951 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Stock Plans, and (iv) 27,000 shares of Company Common Stock were available for grant under the Company Stock Plans. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. Section 4.3(a) of the Company Disclosure Letter sets forth (x) for each Company Option outstanding as of the date of this Agreement (A) the name of the Company Option holder, (B) the number of shares of Company Common Stock issuable upon the exercise of such Company Option, (C) the exercise price of such Company Option, (D) the date of grant of such Company Option, and (E) to the extent unvested, the remaining vesting schedule for such Company Option; and (y) for each holder of LTIP Units outstanding as of the date of this Agreement, (A) the name of the holder of the LTIP Unit award, (B) the number of outstanding LTIP Units, and (C) the date of grant of such LTIP Unit. Section 4.3(a) of the Company Disclosure Letter, together with that certain letter agreement between the Company and Parent dated August 29, 2012, which the Company has delivered to Parent on a confidential basis, set forth for each holder of Company Restricted Stock outstanding as of the date of this Agreement (A) the name with respect to the holder of Company Restricted Stock, (B) the number of shares of outstanding Company Restricted Stock, (C) the date of grant of such Company Restricted Stock, and (D) the vesting schedule for such Company Restricted Stock. There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to the Company Common Stock or units in the Operating Partnership granted under the Company Benefit Plans or otherwise other than the Company Options, Company Restricted Stock, OP Units and LTIP Units disclosed on Section 4.3(a) of the Company Disclosure Letter. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s board of directors (the “Company Board”), or a committee thereof, and any required stockholder approval by the necessary number of votes or written consents, and each Company Option, Company Restricted Stock and LTIP Unit grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law. The per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable grant date. Immediately prior to the Closing, the Company will provide to Parent a complete and correct list that contains the information required to be provided in Section 4.3(a) of the Company Disclosure

Letter, and with respect to Company Restricted Stock an updated confidential letter agreement containing the same terms as the confidential letter agreement, dated August 29, 2012 (provided that Parent acknowledges and agrees to the terms of such confidential letter agreement), that is correct and complete as of the Closing Date.

(b) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(c) Except as set forth in this Section 4.3 or in Section 4.3(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock or other equity securities of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Stock Plans in the event the grantees fail to satisfy withholding Tax obligations). Neither the Company nor any Company Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.

(d) All dividends or other distributions on the shares of Company Common Stock and Company Preferred Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, subject, with respect to the Merger, to receipt of the Company Stockholder Approval, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary. The Company Board, at a duly held meeting, has, by unanimous vote of the entire Company Board, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby, (ii) directed that the Merger and the other transactions contemplated hereby be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Merger and the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter or Company Bylaws or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby,

(ii) as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Articles of Merger and the acceptance for record by SDAT of the Articles of Merger pursuant to the MGCL, (iv) the due filing of the Certificate of Merger with the Delaware Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Permits; Compliance With Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 or Section 4.16, which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.10, Section 4.11, Section 4.14, Section 4.15 or Section 4.17), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14 or Section 4.16), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2010 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) Except as and to the extent disclosed or reserved against on the Company’s most recent balance sheet (or, in the notes thereto) included in the Company SEC Filings, none of the Company or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.1 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Company Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 4.7(e) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since January 1, 2010 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2010 through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

Section 4.8 Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.9 Absence of Certain Changes or Events. Between January 1, 2012 and the date hereof, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter, the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course. Between January 1, 2009 and the date hereof, there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.10 Employee Benefit Plans

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. The Company has delivered or made available to Parent a true, correct and complete copy of each material Company Benefit Plan and, with respect thereto, if applicable, (i) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts,

(ii) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS, (iii) the most recent actuarial report or other financial statement, (iv) the most recent determination letter or opinion letter, if any, issued by the IRS, and any pending request for such a letter, with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code and (v) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent, Merger Sub or any of their respective subsidiaries.

(c) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been established and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.

(d) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, nothing has occurred that could adversely affect the qualified status of any such Company Benefit Plan.

(e) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan, except for any such transactions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) There is no pending or, to the knowledge of the Company, threatened Action against the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans, or against any fiduciary of the Company Benefit Plans with respect to the Company Benefit Plans (other than routine claims for benefits and appeals of such claims), except for any such Actions that, that individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) No Company Benefit Plan is, and none of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(h) Except to the extent required by applicable Law and except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 4.10(h) of the Company Disclosure Letter, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company, each Company Subsidiary and each of their respective ERISA Affiliates is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any Company Employee or other service provider of the Company or any Company Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary or the amount of compensation due to any Company Employee or other service provider of the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits. Section 4.10(i) of the Company Disclosure Letter sets forth the estimated maximum amount or value of each such payment or number of vested shares.

(j) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or other compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(k) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(l) Neither the Company nor any Company Subsidiary is a party to or has any obligation under any Contract or Company Benefit Plan to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(m) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each individual providing services to the Company, the Company Subsidiaries and their respective ERISA Affiliates has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Company Benefit Plans.

(n) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program or other arrangement providing compensation or benefits to any services provider (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.

Section 4.11 Labor and Other Employment Matters.

(a) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration.

(b) Neither the Company nor any Company Subsidiary is a party or subject to any labor union or collective bargaining agreement, and, to the Company’s knowledge, none of the Company’s or any Company Subsidiary’s personnel are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Company Employees. There are no pending or, to the knowledge of the Company, threatened labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs against the Company or any Company Subsidiary, nor has such event or labor difficulty occurred within the past three (3) years.

(c) There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any Company Subsidiary by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.12 Material Contracts.

(a) Except for contracts listed in Section 4.12 of the Company Disclosure Letter or filed as exhibits to the Company SEC Filings, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii) obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $250,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;

(iv) is an agreement which obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or Company Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Company Subsidiary that is not wholly owned, directly or indirectly, by the Company provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Company Subsidiary of the Company or another Company Subsidiary thereunder;

(v) constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $500,000;

(vi) would prohibit or materially delay the consummation of the Merger as contemplated by this Agreement;

(vii) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Company Property) with a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of the Company or any Company Subsidiary; or

(x) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $250,000.

Each contract listed on Section 4.12 of the Company Disclosure Letter to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract”.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Litigation. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 4.13 of the Company Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against the Company or any Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 4.14 Environmental Matters.

(a) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 4.14 of the Company Disclosure Letter or in any Phase I or Phase II report made available to Parent prior to the date hereof:

(i) The Company and each Company Subsidiary are in compliance with all Environmental Laws.

(ii) The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law.

(iv) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(v) Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

(vii) There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Action under Environmental Law.

(b) This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(c) This Section 4.15 contains the exclusive representations and warranties of the Company with respect to intellectual property matters.

Section 4.16 Properties.

(a) Section 4.16(a) (Part I) of the Company Disclosure Letter sets forth a list of the common name of each facility and real property owned, leased (as lessee or sublessee), including ground leased, by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 4.16(a) (Part II) of the Company Disclosure Letter sets forth a list of the common name of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary after the date of this Agreement. Except as set forth in Section 4.16(a) (Part II) of the Company Disclosure Letter, there are no real properties that the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

(b) The Company or a Company Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iii) any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 4.16(l) of the Company Disclosure Letter, or Company Leases or ground leases or air rights affecting any Company Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Company Property or the continued use and operation of the Company Property as currently used and operated.

(c) The Company Properties (x) are supplied with utilities and other services reasonably required for their continued operation as they are now being operated, (y) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (z) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used.

(d) To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e) Neither the Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) Except as set forth in Section 4.16(g) of the Company Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Company Property or, to the knowledge of the Company, any Company Property leased by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

(h) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, dated September 2012, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, and the schedules with respect to the Company Properties subject to triple-net leases, which schedules have previously been made available to Parent, correctly reference each lease or sublease that was in effect in September 2012 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Company Leases”). Section 4.16(h) of the Company Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Company Lease.

(i) True and complete in all material respects copies of (i) all ground leases affecting the interest of the Company or any Company Subsidiary in the Company Properties and (ii) all Company Leases (the “Material Company Leases”), in each case in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Parent. Except as set forth on Section 4.16(i) of the Company Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, (3) no tenant under a Company Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from the Company or any Company Subsidiary in excess of $250,000 in the aggregate, (4) neither the Company nor any Company Subsidiary is in receipt of any rent under any Company Lease paid more than thirty (30) days before such rent is due and payable, and (5) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(j) Except as set forth on Section 4.16(j) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to the Company and the Company Subsidiaries, considered as a whole.

(k) Except as set forth in Section 4.16(k) of the Company Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(l) Except for Company Permitted Liens or as set forth in Section 4.16(l) of the Company Disclosure Letter and as set forth in contracts provided to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, or the Company Subsidiary’s, ownership, ground lease or right to use a Company Property subject to a Material Company Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

(m) Except as set forth in Section 4.16(m) of the Company Disclosure Letter or pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(n) The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

(o) To the knowledge of Company, Section 4.16(o) of the Company Disclosure Letter lists each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(p) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.16(p) of the Company Disclosure Letter sets forth all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(q) Section 4.16(q) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of facilities currently managed by each such party.

Section 4.17 Taxes.

(a) The Company and each Company Subsidiary has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2008 through December 31, 2011 (and, for purposes of Section 7.2(a), through December 31, 2012, if the Closing Date occurs in the taxable year ended December 31, 2013), has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2012 (and, for purposes of Section 7.2(a), January 1, 2013, if the Closing Date occurs in the taxable year ended December 31, 2013) to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Company’s knowledge, threatened with regard to any material Taxes or material Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) none of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return, and (v) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(e) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Since its inception, (i) the Company and the Company Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(g) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) Except as set forth in Section 4.17(h) of the Company Disclosure Letter, there are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l) Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p) No written power of attorney that has been granted by the Company or any of the Company Subsidiaries (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 4.18 Insurance. The Company has made available to Parent copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in the Company’s possession providing coverage for all Company Properties (the “Company Insurance Policies”). The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Company Lease. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19 Opinion of Financial Advisor. The Company Board has received the oral opinion of Goldman, Sachs & Co. (“Goldman Sachs”) (to be confirmed in writing) to the effect that, as of the date of this Agreement and subject to the assumptions and limitations set forth in Goldman Sachs’ written opinion, the Exchange Ratio is fair from a financial point of view to the holders (other than Parent and its Affiliates) of shares of Company Common Stock.

Section 4.20 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.21 Vote Required. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 4.22 Brokers. No broker, finder or investment banker (other than Goldman Sachs) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.23 Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24 Affiliate Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter or in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25 No Existing Discussions. As of the date hereof, the Company is not in breach of its obligations set forth in the letter agreement, dated August 19, 2012, between Parent and the Company.

Section 4.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter that has been prepared by Parent and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein), or (b) as disclosed in publicly available Parent SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Each Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) None of Parent, Merger Sub or any Parent Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term investment securities).

Section 5.2 Organizational Documents. Parent has made available to the Company complete and correct copies of (i) Parent’s charter (the “Parent Charter”), and bylaws, as amended to date (the “Parent Bylaws”), (ii) Merger Sub’s certificate of formation and limited liability company agreement, and (iii) the organizational documents of each Parent Subsidiary, each as in effect on the date hereof.

Section 5.3 Capital Structure.

(a) The authorized capital stock of Parent consists of 370,100,000 shares of Parent Common Stock and 69,900,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Stock”). At the close of business on September 6, 2012, (i) 133,452,878 shares of Parent Common Stock were issued and outstanding, (ii) 25,150,000 shares of Parent Preferred Stock were issued and outstanding, and (iii) 3,051,183 shares of Parent Common Stock were reserved for issuance under Parent’s 2003 Incentive Award Plan and Parent’s 2012 Incentive Award Plan (together, the “Parent Stock Plans”). All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued as the Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. No class of capital stock is entitled to preemptive rights. Except as disclosed in Section 5.3(a) of the Parent Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.

(b) All of the Merger Sub Interests are owned by Parent. All of the Merger Sub Interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub Interests may vote.

(c) All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.

(d) Except as set forth in this Section 5.3 or with respect to the Parent Stock Plans, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Stock or Merger Sub Interests or other equity securities, rights, options, stock or unit appreciation rights, phantom stock or units, dividend equivalents or similar rights or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent, Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Stock, or other equity securities or interests of Parent, Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Stock Plans). Neither Parent, Merger Sub nor any other Parent Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Merger Sub Interests or capital stock of Parent, or equity interests in any of the other Parent Subsidiaries.

(e) All dividends or other distributions on the shares of Parent Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4 Authority.

(a) Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement.

The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and limited liability company action, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub, as applicable, are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, subject, with respect to the issuance of Parent Common Stock in connection with the Merger, to receipt of the Parent Stockholder Approval and, with respect to the Merger, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary. Parent’s board of directors (the “Parent Board”), at a duly held meeting, has (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby, (ii) directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted for consideration at the Parent Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub will not, (i) assuming receipt of the Parent Stockholder Approval, conflict with or violate any provision of (A) the Parent Charter or Parent Bylaws, Merger Sub’s certificate of formation or limited liability company agreement or (B) any equivalent organizational or governing documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Merger Sub or any other Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger and the acceptance for record by SDAT of the Articles of Merger pursuant to the MGCL, (iv) the due filing of the Certificate of Merger with the Delaware Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Permits; Compliance With Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14 or Section 5.16, which are addressed solely in those Sections, Parent, Merger Sub and each other Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent, Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) None of Parent, Merger Sub or any other Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound (except for Laws addressed in Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 5.17), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.14 or Section 5.16), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2010 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The records, systems, controls, data and information of Parent and the Parent Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of Parent, Merger Sub or any other Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or, in the notes thereto) included in the Parent SEC Filings, none of Parent or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.2 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the

Parent SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Parent Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e) To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings since January 1, 2010 which remains unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2010 through the date of this Agreement relating to the Parent SEC Filings and all written responses of Parent thereto through the date of this Agreement. None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

Section 5.8 Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 5.9 Absence of Certain Changes or Events. Between January 1, 2012 and the date hereof, except as contemplated by this Agreement or set forth on Section 5.9 of the Parent Disclosure Letter, Parent, Merger Sub and each other Parent Subsidiary has conducted its business in all material respects in the ordinary course. Between January 1, 2009 and the date hereof, there has not been any Parent Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Parent Disclosure Letter sets forth a true and complete list of each material Parent Benefit Plan. Parent has delivered or made available to the Company a true, correct and complete copy of each material Parent Benefit Plan and, with respect thereto, if applicable, (i) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (ii) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS, (iii) the most recent actuarial report or other financial statement, (iv) the most recent determination letter or opinion letter, if any, issued by the IRS, and any pending request for such a letter, with respect to any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code, and (v) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(b) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been established and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.

(c) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to Parent’s knowledge, nothing has occurred that could adversely affect the qualified status of any such Parent Benefit Plan.

(d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan, except for any such transactions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e) There is no pending or, to the knowledge of Parent, threatened Action against the Parent Benefit Plans, the assets of any of the trusts under such Parent Benefit Plans, or against any fiduciary of the Parent Benefit Plans with respect to the Parent Benefit Plans (other than routine claims for benefits and appeals of such claims), except for any such Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) No Parent Benefit Plan is, and none of Parent, Merger Sub, any Parent Subsidiary or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(g) Except to the extent required by applicable Law and except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent, Merger Sub, each Parent Subsidiary and each of their respective ERISA Affiliates is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(h) Except as set forth in Section 5.10(h) of the Parent Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any employee or other service provider of Parent, Merger Sub or any Parent Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by Parent, Merger Sub or any Parent Subsidiary or the amount of compensation due to any employee or other service provider of Parent, Merger Sub or any Parent Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits.

(i) Except as, individually or in the aggregate, have had and would not reasonably be expected to have a Parent Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Parent Benefit Plan or other compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(j) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(k) None of Parent, Merger Sub or any Parent Subsidiary is a party to or has any obligation under any Contract or Parent Benefit Plan to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(l) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each individual providing services to Parent, Merger Sub, any Parent Subsidiary or any of their respective ERISA Affiliates has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Parent Benefit Plans.

(m) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, Merger Sub or any Parent Subsidiary has sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program or other arrangement providing compensation or benefits to any services provider (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.

Section 5.11 Labor and Other Employment Matters.

(a) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect Parent, Merger Sub and each Parent Subsidiary is in compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration.

(b) None of Parent, Merger Sub or any Parent Subsidiary is a party or subject to any labor union or collective bargaining agreement, and, to Parent’s knowledge, none of Parent’s, Merger Sub’s or any Parent Subsidiary’s personnel are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the employees of Parent, Merger Sub or any Parent Subsidiary. There are no pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any Parent Subsidiary, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years.

(c) There are no pending or, to the knowledge of Parent, threatened material investigations, audits, complaints or proceedings against Parent, Merger Sub or any Parent Subsidiary by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that would be reasonably expected to have a Parent Material Adverse Effect.

Section 5.12 Material Contracts. All Parent Material Contracts have been filed as exhibits to the Parent SEC Filings made through and including the date of this Agreement. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material

Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.13 Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against Parent, Merger Sub or any other Parent Subsidiary, and (b) none of Parent, Merger Sub or any other Parent Subsidiary, nor any of Parent or any Parent Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 5.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

(ii) Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(iv) Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(v) Neither Parent nor any Parent Subsidiary has assumed, by contract or, to the knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither Parent nor any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.

(vii) There is no site to which Parent or any Parent Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of Parent, is or may become the subject of any Action under Environmental Law.

(b) This Section 5.14 contains the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

Section 5.15 Intellectual Property.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Merger Sub and the other Parent Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent, Merger Sub or any other Parent Subsidiary, and (iv) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual Property owned by Parent, Merger Sub or any other Parent Subsidiary. Parent, Merger Sub and the other Parent Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 5.15 contains the exclusive representations and warranties of Parent and Merger Sub with respect to intellectual property matters.

Section 5.16 Properties.

(a) Parent or a Parent Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the real properties reflected as an asset on the most recent balance sheet of Parent included in the Parent SEC Documents (each a “Parent Property” and collectively the “Parent Properties”), in each case, free and clear of Liens, except for Parent Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (iii) any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 5.16(j) of the Parent Disclosure Letter, Parent Leases or ground leases or air rights affecting any Parent Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on existing title policies, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Parent Property or the continued use and operation of the Parent Property as currently used and operated.

(b) The Parent Properties (x) are supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (z) are, to the knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.

(c) To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d) None of Parent, Merger Sub or any of the other Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and none of Parent, Merger Sub or any other Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for each of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Except as set forth in Section 5.16(f) of the Parent Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any Parent Property and (ii) none of Parent, Merger Sub or any other Parent Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties, or (B) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property.

(g) True and complete in all material respects copies of all ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and all leases and subleases to which Parent or the other Parent Subsidiaries are parties that are required to be filed as exhibits to the Parent SEC Filings pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (the “Material Parent Leases”) in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to the Company. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (1) none of Parent, Merger Sub or any other Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent, Merger Sub or any other Parent Subsidiary, or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, (3) no tenant under a Material Parent Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from Parent, Merger Sub or any other Parent Subsidiary in excess of $1,000,000 in the aggregate, (4) none of Parent, Merger Sub or any other Parent Subsidiary is in receipt of any rent under any Parent Lease paid more than thirty (30) days before such rent is due and payable, and (5) to the knowledge of Parent, each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent, Merger Sub or any other Parent Subsidiary and with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(h) Except as set forth on Section 5.16(h) of the Parent Disclosure Letter, there are no Tax abatements or exemptions specifically affecting Parent Properties, and Parent and the Parent Subsidiaries have not received any written notice of (and Parent and the Parent Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) Except as set forth in Section 5.16(i) of the Parent Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(j) Except for Parent Permitted Liens, as set forth in Section 5.16(j) of the Parent Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent’s, or the Parent Subsidiary’s, ownership, ground lease or right to use a Parent Property subject to a Material Parent Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a “Parent Third Party”).

(k) No written claim has been made against any Parent Title Insurance Policy, which individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

(l) Parent, Merger Sub and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s, Merger Sub’s or any other Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.17 Taxes.

(a) Parent, Merger Sub and each other Parent Subsidiary has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material

Adverse Effect. Parent, Merger Sub and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 1994 through December 31, 2011 (and, for purposes of Section 7.3(a), through December 31, 2012, if the Closing Date occurs in the taxable year ending December 31, 2013), has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2012 (and, for purposes of Section 7.3(a), January 1, 2013, if the Closing Date occurs in the taxable year ending December 31, 2013) to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2012 (and, for purposes of Section 7.3(a), December 31, 2013, if the Closing Date occurs in the taxable year ending December 31, 2013); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing. No Parent Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to Parent’s knowledge, threatened with regard to any material Taxes or material Tax Returns of Parent, Merger Sub or any other Parent Subsidiary; (ii) no deficiency for Taxes of Parent, Merger Sub or any other Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) none of Parent, Merger Sub or any other Parent Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) none of Parent, Merger Sub or any other Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return, and (v) none of Parent, Merger Sub or any of the other Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Parent Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(e) None of Parent, Merger Sub or any other Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Since its inception, (i) Parent, Merger Sub and the other Parent Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid, and (ii) none of Parent, Merger Sub or any other Parent Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent, Merger Sub or the other Parent Subsidiaries.

(g) Parent, Merger Sub and the other Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of Parent threatened to raise, a material claim against Parent, Merger Sub or any other Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent, Merger Sub or any other Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent, Merger Sub or the other Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of Parent, Merger Sub or any other Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l) Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p) No written power of attorney that has been granted by Parent, Merger Sub or any other Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 5.18 Insurance. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent, Merger Sub or any other Parent Subsidiary pending under the material insurance policies (including title insurance policies) and the material fidelity bonds or other insurance service contracts in Parent’s possession providing coverage for all material Parent Properties (the “Parent Insurance Policies”) that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19 Vote Required. The affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock (provided that the total vote cast represents over fifty percent (50%) in interest of all Parent Common Stock) at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Merger (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of Parent or Merger Sub necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby, including the issuance of Parent Common Stock in connection with the Merger.

Section 5.20 Brokers. No broker, finder or investment banker (other than Bank of America Merrill Lynch, Eastdil Secured, LLC and Wells Fargo Securities, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any other Parent Subsidiary.

Section 5.21 Investment Company Act. None of Parent, Merger Sub or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.22 Sufficient Funds. Parent has available, and Parent will provide Merger Sub at the Effective Time, sufficient cash or lines of credit available to pay the Fractional Share Consideration, any and all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and any related fees and expenses.

Section 5.23 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Merger Sub are owned, directly or indirectly, by Parent.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.24 Ownership of Company Common Stock. None of Parent, Merger Sub or any other Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.

Section 5.25 Affiliate Transactions. Except as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

ARTICLE  VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(c) of the Company Disclosure Letter, the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or the Company Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, maintain all Company Insurance Policies, and maintain the status of the Company as a REIT.

(b) The Company shall (i) use its commercially reasonable best efforts to obtain the opinions of counsel referred to in Section 7.2(e) and Section 7.2(f), (ii) deliver to Proskauer Rose LLP an officer’s certificate dated as of the Closing Date and signed by an officer of the Company and the Operating Partnership, containing representations of the Company and the Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.2(e) and (iii) deliver to Latham & Watkins LLP and Proskauer Rose LLP officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance as set forth in Exhibit A, with such changes as are mutually agreeable to Parent and the Company (a “Company Tax Representation Letter”), containing representations of the Company as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.2(f), respectively, and Proskauer Rose LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.3(f), respectively.

(c) Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or 6.1(c) of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i) amend or propose to amend the Company Charter or Company Bylaws (or such equivalent organizational or governing documents of any Company Subsidiary);

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular monthly dividends, for full monthly periods in accordance with past practice and not for any interim period prior to the Effective Time, at a rate not to exceed $0.0596 per share of Company Common Stock, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, and (C) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(c)(iii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option in connection with the exercise of Company Options, (B) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Stock Plans, including, without limitation, the vesting of Company Restricted Stock in accordance with Section 3.3(b) of this Agreement, (C) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the termination of service of holders of Company Options, and (D) in connection with the Joint Venture Unwind Transactions listed on Section 1.1 of the Company Disclosure Letter as contemplated by Section 6.22;

(v) except for transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, or as otherwise contemplated in Section 6.1(c)(vi) or in connection with the Joint Venture Unwind Transactions listed on Section 1.1 of the Company Disclosure Letter as contemplated by Section 6.22, issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other equity interests, provided, however, that the Company may issue shares of Company Common Stock (A) upon the vesting of any Company Restricted Stock or the exercise of any Company Option outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(c)(vi), and (B) pursuant to the Company Benefit Plans to the extent required under the terms of such Company Benefit Plans as in effect as of the date of this Agreement;

(vi) except to the extent required under any existing Company Benefit Plan and set forth on Section 6.1(c)(vi) of the Company Disclosure Letter, grant, confer, award, or modify the terms of any Company Options, Company Restricted Stock, LTIP Units, convertible securities, or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or take any action not required under any existing Company Benefit Plan and set forth on Section 6.1(c)(vi) of the

Company Disclosure Letter or not contemplated by this Agreement (including, without limitation, Section 3.3 of this Agreement) to cause to be exercisable any otherwise unexercisable Company Option;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $100,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary, or (B) the Pending Acquisitions;

(viii) sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) pursuant to an obligation arising under any agreement referenced in Section 4.16(l) of the Company Disclosure Letter, (B) in connection with the Joint Venture Unwind Transactions listed on Section 1.1 of the Company Disclosure Letter as contemplated by Section 6.22, (C) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not be material to any Company Property or any assets of the Company or any Company Subsidiary, and (D) pledges or encumbrances of direct or indirect equity interests in entities from time to time under the Company’s existing revolving credit facility and/or term facility that (1) acquire properties that are the subject of Pending Acquisitions, or (2) are not currently included in the Company’s borrowing base under the Company’s existing revolving credit facility and/or term facility and are set forth on Section 6.1(c)(viii) of the Company Disclosure Letter;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except Indebtedness incurred under the Company’s existing revolving credit facility and/or term facility pursuant to the Company’s budget set forth on Section 6.1(c)(ix) of the Company Disclosure Letter;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, and (B) loans or advances required to be made under any of the Company Leases or ground leases affecting the Company Properties;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is as required or necessitated by this Agreement or transactions contemplated hereby; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent or (C) as may be reasonably necessary to comply with the terms of this Agreement;

(xii) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Company Lease), except for entering into any new lease or renewing any Company Lease where the aggregate payments under any such new lease or Company Lease are less than $250,000;

(xiii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xiv) settle or compromise (A) any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of the Company Subsidiaries, including relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.7, in each case, in an amount in excess of $100,000 individually;

(xv) (A) hire or terminate any officer or director of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary, (B), increase in any manner the amount, rate or terms of compensation or benefits of any of its directors, officers or employees, except as may be required under any existing Company Benefit Plans, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit not contemplated by any Company Benefit Plan to any director, officer, employee or consultant of the Company or any Company Subsidiary, whether past or present, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or Company Benefit Plan or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, (F) grant any awards under any Company Stock Plan, bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(xvi) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xvii) enter into any new line of business;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with NASDAQ or any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xix) enter into any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case (A) if required by Law or (B) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Company Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(c)(vii) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Merger;

(xxii) initiate or consent to any zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Company Property, other than in connection with any eminent domain or condemnation proceedings regarding which the Company has provided prompt notice to Parent;

(xxiii) form any new funds or joint ventures;

(xxiv) except (A) pursuant to the Company’s budget set forth on Section 6.1(c)(ix) of the Company Disclosure Letter and (B) for the expansion of a Company Property pursuant to expansion rights requested by the applicable tenant pursuant to the terms of the applicable Company Lease after prior notice to Parent, make or commit to make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

(xxv) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with Goldman Sachs in a manner adverse to the Company, any Company Subsidiary or Parent or engage other financial advisers in connection with the transactions contemplated by this Agreement; or

(xxvi) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

provided that none of the foregoing provisions of this Section 6.1 shall in any way restrict the ability of the Company or any of the Company Subsidiaries to (1) prepay the Subordinated Incentive Listing Fee Note in accordance with its terms, (2) consummate the Pending Acquisitions (including by incurring Indebtedness) or the Additional Acquisitions in compliance with Section 6.21, (3) consummate the Joint Venture Unwind Transactions (including by incurring Indebtedness), or (4) effect the transactions contemplated by Section 6.20, including the amendment of the Partnership Agreement of the Operating Partnership and the conversion of the rights of the limited partners in the Operating Partnership to redeem or exchange his or its OP Units as described in this Agreement and including entering into or amending agreements preliminarily effecting the transactions contemplated in Section 6.20, including the Partnership Agreement, the Contribution Agreement, any agreement relating to the transfer of LTIP Units, the guaranty of indebtedness and the related tax indemnity agreement of the Operating Partnership.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

Section 6.2 Conduct of Business by Parent and Merger Sub.

(a) Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, Parent shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent’s or the Parent Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, and maintain the status of Parent as a REIT.

(b) Parent shall (i) use its commercially reasonable best efforts to obtain the opinions of counsel referred to in Section 7.3(e) and Section 7.3(f), (ii) deliver to Latham & Watkins LLP an officer’s certificate dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render the opinion described in Section 7.3(e), and (iii) deliver to Proskauer Rose LLP and Latham & Watkins LLP officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance as set forth in Exhibit B, with such changes as are mutually agreeable to the Company and Parent (a “Parent Tax Representation Letter”), containing representations of Parent as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.3(f), respectively, and Latham & Watkins LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.2(f), respectively.

(c) Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any of the Parent Subsidiaries to, do any of the following:

(i) amend or propose to amend the Parent Charter or Parent Bylaws (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company);

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent, Merger Sub or any other Parent Subsidiary;

(iii) except (A) for transactions among Parent and one or more wholly owned Parent Subsidiaries or among one or more wholly owned Parent Subsidiaries, (B) in the ordinary course of business consistent with past practice and (C) for issuances of Parent Common Stock equal to up to 20% of the outstanding Parent Common Stock as of the date hereof, issue, sell, pledge, dispose, encumber or grant any shares of Parent’s or any of Parents Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent’s or any of Parent Subsidiaries’ capital stock or other equity interests, provided, however, that Parent may issue shares of Parent Common Stock pursuant to the Parent Benefit Plans to the extent required under the terms of such Parent Benefit Plans as in effect as of the date of this Agreement;

(iv) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(v) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Parent to fail to qualify as a REIT, (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be or (C) Merger Sub to be treated as other than an entity disregarded from Parent for federal income tax purposes;

(vi) make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(vii) adopt a complete or partial liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement; or

(viii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to continue to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise.

Section 6.3 Preparation of Form S-4 and Joint Proxy Statement; Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party or any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a). For purposes of Section 4.8, Section 5.8 and this Section 6.3, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.5(d). Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(d) As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding the foregoing provisions of this Section 6.3(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the Merger to its stockholders for a vote on the approval thereof.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 6.4 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to, afford to the other party and to the Representatives of such other party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Prior to the Effective Time, each of Parent and Merger Sub shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with the employees of the Company or any Company Subsidiary (other than those employees set forth on Section 6.4(a) of the Company Disclosure Letter) or other parties with which the Company or any Company Subsidiary has a business relationship regarding the business of the Company and the Company Subsidiaries or this Agreement and the transactions contemplated hereby without the prior written consent of the Company.

(b) Each of the Company and Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

(c) Each of the Company and Parent agree to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

Section 6.5 Company Acquisition Proposals.

(a) Subject to the other provisions of this Section 6.5, during the Interim Period, the Company agrees that it shall not, and shall cause each of the Company Subsidiaries not to, and shall not authorize and shall use reasonable best efforts to cause its and their officers and directors, managers or equivalent, and other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (an “Inquiry”), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate in any way any effort by, any Third Party in furtherance of any Company Acquisition Proposal or Inquiry, (iii) approve or recommend a Company Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to a Company Acquisition Proposal (an “Alternative Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Section 6.5, at any time prior to obtaining the Company Stockholder Approval, the Company may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Company Acquisition Proposal by a Third Party made after the date of this Agreement (that did not result from a breach of this Section 6.5) (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making a Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Company or the Company Subsidiaries that is provided to such Third Party shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub prior to or substantially at the same time that such information is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that in each of the foregoing clauses (i) and (ii), such Company Acquisition Proposal was not solicited in violation of Section 6.5.

(c) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Company Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Company Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Company Acquisition Proposal, request or Inquiry and the material terms and conditions of any Company Acquisition Proposals, Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 24 hours, notify Parent orally and in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.5(c) and keep Parent informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

(d) Except as permitted by this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation in the Joint Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Company Acquisition Proposal within ten (10) Business Days of the request of Parent and/or reaffirm the Company Recommendation within ten (10) Business Days of the request of Parent (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.5(d), an “Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board shall be permitted to effect an Adverse

Recommendation Change if the Company Board (x) has received an unsolicited bona fide Company Acquisition Proposal (that did not result from a breach of this Section 6.5) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.5(e), and such Company Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, and in such case the Company may (i) terminate this Agreement pursuant to Section 8.1(c)(ii), (ii) make an Adverse Recommendation Change and/or (iii) approve or recommend such Superior Proposal to the Company’s stockholders and, in the case of a termination, the Company may immediately prior to or concurrently with such termination of this Agreement, enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, that in the event of any such termination, the Company complies with its obligation to pay the Termination Payment pursuant to Section 8.3(a)).

(e) The Company Board shall not be entitled to effect an Adverse Recommendation Change pursuant to Section 6.5(d) unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party), (ii) during the five (5) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the five (5) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.5(e); provided, however, that references to the five (5) Business Day period above shall then be deemed to be references to a three (3) Business Day period.

(f) Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any applicable Company Acquisition Proposal or an express reaffirmation of the Company Recommendation to the Company’s stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

(g) The Company shall, and shall cause each of the Company Subsidiaries, and its and their officers and directors, managers or equivalent, and other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Company Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary. The Company shall use all reasonable efforts to cause all Third Parties who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding a Company Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that the Company is entitled to have such information returned or destroyed).

(h) For purposes of this Agreement:

(i) “Company Acquisition Proposal” shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of the Company Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of the Company or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company; provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

(ii) “Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of this Agreement proposed by Parent and Merger Sub in response to such proposal or otherwise, to be (A) more favorable to the Company and the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement and (B) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Section 6.6 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to give) any notices to Third Parties, and each of Parent and the Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.6(a) that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.6(b) shall not be a condition to the obligations of Parent and Merger Sub to consummate the Merger.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger, none of the Company, Parent, any of the Company Subsidiaries, any of the Parent Subsidiaries or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. The parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.7 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided, further, that the failure to provide such prompt notice under this Section 6.7(b) pursuant to clause (i) above shall not constitute a breach of a covenant for purposes of Section 7.2(b).

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.8 Public Announcements. The Company, Parent and Merger Sub shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section  6.5.

Section 6.9 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Entity shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee by the Company and the Company Subsidiaries immediately prior to the Effective Time in the Company Charter and the Company Bylaws or each of the Company Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents), as in effect on the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions at or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b) Without limiting the provisions of Section 6.9(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, member, trustee, employee or agent of the Company or any of the Company Subsidiaries, or (y) this Agreement or any of the transactions contemplated hereby, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the annual premium in the aggregate does not exceed 125% of the annual aggregate premium(s) under the Company’s existing policies. If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable in the aggregate than the existing policy of the Company (which may be provided under Parent’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.9 applies are intended to be third-party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e) The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such Person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee or any employee with the Company or any of the Company Subsidiaries listed in Section 4.12 the Company Disclosure Letter. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

(f) Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.9.

Section 6.10 Termination of Certain Obligations. Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall (a) take all actions necessary to terminate the employment of each Company Employee, effective as of immediately preceding the Effective Time, with the Company, the Company Subsidiaries and each of their respective Affiliates, including for purposes of all Company Benefit Plans, and (b) terminate and discharge all obligations of the Company and any Company Subsidiary with respect to each lease or other agreement set forth in Section 6.10 of the Company Disclosure Letter.

Section 6.11 Office Leases; Personal Property. Prior to the Closing (a) the Company and each Company Subsidiary shall be released from each of the office leases set forth on Section 6.11(a) of the Company Disclosure Letter, and (b) the tangible property set forth on Section 6.11(b) of the Company Disclosure Letter shall be transferred by the Company to AR Capital, LLC in consideration of $1.00 pursuant to a customary bill of sale or assignment and assumption agreement but otherwise shall be on an “as-is,” “where-is” and “with-all-faults” basis with no representations, warranties or indemnities whatsoever, and as a result of such assignment, neither Parent nor the Surviving Entity shall have any interest in any such property and shall be released from any leases or other obligations with respect thereto.

Section 6.12 Certain Tax Matters.

(a) Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to therein. None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) Parent shall prepare, or cause to be prepared, and file, or cause to be filed, any income Tax Returns of the Operating Partnership for the short taxable year ending on the Closing Date (the “Short-Period Returns”). Such Short Period Returns shall be prepared consistent with past practice taking into account any amendments to the Partnership Agreement subsequent to the filing of the income Tax Returns for the Operating Partnership for the prior taxable year, to the extent Parent reasonably determines such preparation is reasonably consistent with the Code. Parent shall provide to AR Capital, LLC a copy of such Short Period Returns within forty-five (45) days prior to the filing of such Short Period Returns for AR Capital, LLC’s review and comment. Within twenty (20) days of receipt of such Short Period Returns AR Capital, LLC shall provide any comments to such Short Period Returns, and Parent shall incorporate such comments that it reasonably determines are consistent with the Code and provide AR Capital, LLC with a copy of the final Short Period Returns.

Section 6.13 Dividends. In the event that a distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

Section 6.14 Merger Sub. Parent and Merger Sub shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 6.15 Section 16 Matters. Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.15, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.17 Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Merger. The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Stockholder Meeting, if any, in favor of the issuance of shares of Parent Common Stock in connection with the Merger.

Section 6.18 Incentive and Management Payments.

(a) Notwithstanding anything to the contrary set forth herein, Parent and Merger Sub acknowledge and agree that the Subordinated Incentive Listing Fee Note will be issued in accordance with the terms of the Incentive Listing Fee Note Agreement and that the Subordinated Incentive Listing Fee Note will be prepaid by the Company in full prior to the Closing.

(b) The parties acknowledge and agree that the OPP Agreements have been amended prior to the date hereof as set forth in the Omnibus OPP Agreement Amendments. The obligations under the OPP Agreements, as amended by the Omnibus OPP Agreement Amendments, will be assumed by the Operating Partnership in accordance with the terms of the Partnership Agreement of the Operating Partnership, as Partnership Agreement will be amended at the Effective Time pursuant to Section 6.20.

Section 6.19 Derivatives. Following the date hereof, the Company and Parent shall cooperate in good faith to determinate what actions, if any, should be taken to terminate prior to the Closing any Indebtedness of the Company or any Company Subsidiary with respect to any derivative instrument or transaction, including any cap, option, swap, collar, forward or hedge.

Section 6.20 Operating Partnership.

(a) As of the Effective Time, Parent agrees to (i) cause the Operating Partnership to enter into a “Tax Matters Agreement” with certain of the limited partners of the Operating Partnership in form and substance as set forth in Exhibit C, (ii) guarantee the obligations of the Operating Partnership under the Tax Matters Agreement, (iii) amend the Partnership Agreement of the Operating Partnership in form and substance as set forth in Exhibit D (the “Parent OP Agreement”), (iv) the “book-up” of the capital accounts of the holders of LTIP Units in connection with the contribution of cash to the Operating Partnership pursuant to the Contribution Agreement, dated as of August 30, 2012, between the Company, the Operating Partnership and the Additional Limited Partner, so that, to the extent possible, the Economic Capital Account Balances of the LTIP Unit holders are equal to the OP Unit Economic Balance. Parent hereby gives its consent to permit holders of LTIP Units, to the extent not reduced as described in Section 6.20(b), to convert such LTIP Units into OP Units to the extent the LTIP Units qualify for conversion under the terms of the Partnership Agreement. Any defined terms used in this Section 6.20(a) not otherwise defined in this Agreement shall have the same meaning ascribed to such terms in the Partnership Agreement. Such OP Units shall be common OP Units or preferred OP Units, as described in the Parent OP Agreement.

(b) As of the Effective Time, in accordance with the terms of the Omnibus OPP Agreement Amendments, the aggregate number of issued and outstanding LTIP Units will be reduced to an aggregate of 1,651,312 LTIP Units. Each right of a limited partner in the Operating Partnership to redeem or exchange his or its OP Units for Company Common Stock (or cash equivalents thereof) pursuant to the Partnership Agreement outstanding immediately prior to the Effective Time shall be automatically converted into the right to redeem or exchange such OP Units for a number of shares of Parent Common Stock (or cash equivalents thereof) equal to the number of shares of Company Common Stock that such limited partner would have received if the redemption or exchange occurred immediately prior to the Effective Time and each LTIP Unit after taking into account the Omnibus OPP Agreement Amendments shall be automatically converted into such number of LTIP Units that, assuming a one-for-one exchange of LTIP Units for OP Units, would have given the LTIP Unitholder the right to redeem or exchange his or its LTIP Units (assuming a prior conversion of such LTIP Units for an equal number of OP Units) for a number of shares of Parent Common Stock (or cash equivalents thereof) equal to the number of shares of Company Common Stock that such LTIP Unitholder (assuming a prior conversion of such LTIP Units for an equal number of OP Units) would have received if the redemption or exchange occurred immediately prior to the Effective Time. For avoidance of doubt, from and after the Effective Time, each common OP Unit shall be redeemable or exchangeable for one share of Parent Common Stock and each LTIP Unit (after taking into account the Omnibus OPP Agreement Amendments) will, subject to the terms of the amended Operating Partnership Agreement, as set forth in clause (a) above, be convertible into one OP Unit. Notwithstanding the foregoing, any exchange of common OP units in for Parent stock or cash equivalents thereof shall be subject to the limitations set forth in the Parent OP Agreement (including with respect to the limited partner’s capital account balance).

Section 6.21 Pending Acquisitions. The Company shall use its (a) reasonable best efforts to consummate each of the pending acquisitions contemplated by the agreements listed on Section 6.1(c)(vii)(Part I) of the Company Disclosure Letter (collectively, the “Pending Acquisitions”), and (b) reasonable efforts to consummate any of the acquisitions contemplated by the agreements listed on Section 6.1(c)(vii)(Part II) of the Company Disclosure Letter (collectively, the “Additional Acquisitions”), in each case on or prior to the Closing Date and on the terms and subject to the conditions set forth in such agreements as of the date hereof, as the same may be amended in accordance with their terms; provided, however, that the Company’s obligations under this Section 6.21 shall not require the Company to consummate any Pending Acquisitions or Additional Acquisitions if doing so would not be in the best interests of the Company.

Section 6.22 Joint Ventures. Subject to the Parent complying with its obligations as set forth in the following sentence of this Section 6.22 and subject to the final proviso of this sentence, the Company shall, and shall cause each applicable Company Subsidiary to, use its reasonable best efforts to eliminate the minority interests in the joint ventures (collectively, the “Joint Venture Unwind Transactions”) set forth in Section 1.1 of the Company Disclosure Letter; provided, however, with respect to the joint ventures listed as items three through and including eight of Section 1.1 of the Company Disclosure Letter, if the Company and the applicable Company Subsidiaries are unable to eliminate the minority interests in one or more of such joint ventures by acquiring or redeeming such minority interests, the Company agrees to use its reasonable best efforts to sell, or cause its applicable Subsidiary to sell, and Parent agrees to, and shall cause a Parent Subsidiary to, purchase, the properties held by each such joint venture where the applicable minority interests have not been so eliminated (the “JV Sale Properties”) at the price set forth opposite the name of each such JV Sale Property in Section 6.22 of the Company Disclosure Letter, the closing of which shall occur concurrently with the Effective Time; provided, further, however, any such sale of the JV Sale Property owned by the joint venture listed as item four on Section 1.1 of the Company Disclosure Letter shall be subject to a right of first offer to acquire the applicable Company Subsidiary’s interest in such joint venture in accordance with the terms of the organizational documents of such joint venture. Subject to the Parent complying with its obligations as set forth in the preceding sentence in this Section 6.22, the Company shall use its reasonable best efforts to effectuate the Joint Venture Unwind Transactions at an aggregate net cost to the Company (without regard to closing costs and closing adjustments) and/or the applicable Company Subsidiaries (after taking into account any property sale proceeds that would be distributed to the Company and/or the applicable Company Subsidiaries in respect of its interests in the applicable joint ventures) not to exceed $21,500,000 without the prior consent of Parent (not to be unreasonably withheld, conditioned or delayed). To the extent any JV Sale Properties will be sold by a Company Subsidiary to Parent or a Parent Subsidiary in accordance with this Section 6.22, (i) the Company shall, and it shall cause the applicable Company Subsidiary to, and (ii) the Parent shall, and it shall cause the applicable Parent Subsidiary to, enter into a Purchase and Sale Agreement, substantially in the form attached as Section 6.22 to the Company Disclosure Letter, which Purchase and Sale Agreement shall govern the other terms and conditions of such sale.

Section 6.23 Termination of Annual Incentive Compensation Plan. Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions (including plan amendments) necessary or appropriate to terminate, without any payment or payments thereunder in excess of $3,000,000 in the aggregate, the Company’s Annual Incentive Compensation Plan (the “Annual Incentive Plan”), effective no later than immediately prior to the Effective Time. The Company acknowledges and agrees that upon the termination of the Annual Incentive Plan, other than as set forth in the Omnibus OPP Agreement Amendments, no past or current Annual Incentive Plan participant shall be entitled to any payment, right, title or interest with respect to any amounts under the Annual Incentive Plan, including without limitation in connection with the termination of the Annual Incentive Plan.

Section 6.24 Termination of Plan Participation. Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate each Company Benefit Plan that is designated in Section 4.10(a) of the Company Disclosure Letter as an “Equity Plan” or “Health and Welfare Plan,” effective no later than immediately prior to the Effective Time.

Section 6.25 Substitution of Guaranties. Promptly following the Effective Time, Parent shall use reasonable efforts, at no cost to Parent or the Surviving Entity, to substitute or replace the guaranties provided by Nicholas S. Schorsch and William M. Kahane under the agreements listed as items 4 and 5 on Section 4.24 on the Company Disclosure Letter with guaranties or other commitments acceptable to the counterparties thereunder.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) No Restraints. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Merger or otherwise restrains, enjoins, prevents, prohibiting or making illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

(c) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure) (except for the first two sentences), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisor), Section 4.20 (Takeover Statute), Section 4.21 (Vote Required), Section 4.22 (Brokers) and Section 4.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) REIT Opinion. Parent shall have received a written opinion of Proskauer Rose LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2008, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company and the Operating Partnership and provided pursuant to Section 6.1(b).

(f) Section 368 Opinion. Parent shall have received the written opinion of its counsel, Latham & Watkins LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit E, and with such changes as are mutually agreeable to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the Company Tax Representation Letter, Parent Tax Representation Letter and Merger Sub Tax Representation Letter. The condition set forth in this Section 7.2(f) shall not be waivable after receipt of the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(g) Consents. The Company shall have obtained all consents, authorizations, approvals and releases set forth on
Section 7.2(g) of the Company Disclosure Letter.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), Section 5.19 (Vote Required), Section 5.20 (Brokers) and Section 5.21 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) REIT Opinion. The Company shall have received a written opinion of Latham & Watkins LLP, or other counsel reasonably acceptable to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year that ended on December 31, 1994, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Parent and provided pursuant to Section 6.2(b).

(f) Section 368 Opinion. The Company shall have received a written opinion of its counsel, Proskauer Rose LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit F, and with such changes as are mutually agreeable to the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the Company Tax Representation Letter, Parent Tax Representation Letter and Merger Sub Tax Representation Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before March 6, 2013 (the “Outside Date”); provided, however, the Outside Date will automatically be extended to April 8, 2013 if as of March 6, 2013 all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, other than the condition contained in Section 7.2(g); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement, including pursuant to Section 6.6; or

(iii) the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger and the other transactions contemplated hereby have been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement; or

(iv) the Parent Stockholder Approval shall not have been obtained at a duly held Parent Stockholder Meeting (including any adjournment or postponement thereof) at which the issuance of Parent Common Stock in connection with the Merger has been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Parent if the failure to obtain such Parent Stockholder Approval was primarily due to Parent’s failure to perform any of its obligations under this Agreement; or

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii) at any time prior to the receipt of the Company Stockholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(d); provided, that such termination shall be null and void unless the Company shall concurrently pay the Termination Payment in accordance with Section 8.3.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii) (x) the Company Board shall have made an Adverse Recommendation Change, (y) the Company shall have materially breached any of its obligations under Section 6.3 or Section 6.5 or (z) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5), provided that the right to terminate under Section 8.1(d)(ii)(x) and (y) shall not be available after the receipt of the Company Stockholder Approval.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company Subsidiaries, Parent Subsidiaries or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement; and (b) the Confidentiality Agreements, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.3 Termination Fee.

(a) If, but only if, the Agreement is terminated:

(i) by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) and (A) in the case of a termination pursuant to Section 8.1(b)(i), the Parent Stockholder Approval shall have been obtained and the Company Stockholder Approval shall not have been obtained prior to such termination, (B) in any such case the Company (x) receives or has received a Company Acquisition Proposal after the date of this Agreement, which proposal has been publicly announced and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Company Acquisition Proposal, and (C) in the case of termination pursuant to Section 8.1(b)(iii), such Company Acquisition Proposal has been withdrawn prior to the date of the Company Stockholder Meeting (or any adjournment thereof), then the Company shall pay, or cause to be paid, to Parent a fee equal to $51,000,000 (the “Termination Fee”) plus, if not previously paid pursuant to Section 8.3(a)(ii) below, the Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Company Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) by either the Company or Parent pursuant to Section 8.1(b)(iii), the Company shall pay, or cause to be paid, to Parent the Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(iii) by either the Company or Parent pursuant to Section 8.1(b)(iv), then Parent shall pay, or cause to be paid, to the Company the Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination; or

(iv) by either the Company or Parent pursuant to Section 8.1(b)(iii), and the Company receives or has received a Company Acquisition Proposal after the date of this Agreement, which proposal has been publicly announced and not withdrawn prior to the date of the Company Stockholder Meeting and the Company Board did not make an Adverse Recommendation Change, if the Company subsequently enters into an acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement or other similar definitive agreement with respect to a Company Acquisition Proposal within twelve (12) months of the termination of this Agreement, the Company shall pay, or cause to be paid, to Parent the Termination Fee plus, if not previously paid pursuant to Section 8.3(a)(ii) above, the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of entering into any such definitive agreement; provided, however, that for purposes of this Section 8.3(a)(iv), the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

(v) by the Company pursuant to Section 8.1(c)(ii) then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent as a condition to the effectiveness of such termination; or

(vi) by Parent pursuant to Section 8.1(d)(ii) , then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i) under no circumstances shall the Company or Parent be required to pay the Termination Fee or Expense Amount, as applicable, earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

(ii) under no circumstances shall the Company or Parent be required to pay the Termination Fee or Expense Amount, as applicable, on more than one occasion.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Payment is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d) (i) If one party to this Agreement (the “Termination Fee Payor”) is required to pay another party to this Agreement (the “Termination Fee Payee”) a Termination Payment, such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d). In the event that the Termination Fee Payor is obligated to pay the Termination Fee Payee the Termination Payment, the amount payable to the Termination Fee Payee in any tax year of the Termination Fee Payee shall not exceed the lesser of (i) the Termination Payment of the Termination Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Fee Payee without causing the Termination Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Fee Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Fee Payee’s independent accountants, plus (B) in the event the Termination Fee Payee receives either (x) a letter from the Termination Fee Payee’s counsel indicating that the Termination Fee Payee has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from the Termination Fee Payee’s outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Termination Payment less the amount payable under clause (A) above.

(ii) To secure the Termination Fee Payor’s obligation to pay these amounts, the Termination Fee Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by the Termination Fee Payor on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Termination Fee Payor, the Termination Fee Payee and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 8.3(d) shall be made at the time the Termination Fee Payor is obligated to pay the Termination Fee Payee such amount pursuant to

Section 8.3 by wire transfer. The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to the Termination Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Termination Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Fee Payee without causing the Termination Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Fee Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Fee Payee, or (ii) a letter from the Termination Fee Payee’s counsel indicating that (A) the Termination Fee Payee received a ruling from the IRS holding that the receipt by the Termination Fee Payee of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Fee Payee of the Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to the Termination Fee Payee. The Termination Fee Payor agrees to amend this Section 8.3(d) at the reasonable request of the Termination Fee Payee in order to (i) maximize the portion of the Termination Payment that may be distributed to the Termination Fee Payee hereunder without causing the Termination Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Termination Fee Payee’s chances of securing a favorable ruling described in this Section 8.3(d) or (iii) assist the Termination Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(d). Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d), provided that the obligation of the Termination Fee Payor to pay the unpaid portion of the Termination Payment shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.

Section 8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or Parent without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6 Fees and Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated;

provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

Section 8.7 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time. This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. The Confidentiality Agreements will survive termination of this Agreement in accordance with their terms.

Section 9.2 Notices. Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (Pacific time) shall be deemed to have been received at 9:00 a.m. (Pacific time) on the next Business Day), or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Realty Income Corporation

600 La Terraza Blvd.

Escondido, CA 92025

Phone: (760) 741-2111

Fax: (760) 741-2235

Attention:	Chief Executive Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Phone: (714) 540-1235

Fax: (714) 755-8290

Attention:	William J. Cernius, Esq.

Paul D. Tosetti, Esq.

if to the Company prior to the Closing:

American Realty Capital Trust, Inc.

405 Park Avenue

14th Floor

New York, NY 10022

Phone: (646) 937-6900

Fax: (646) 861-7738 and (646) 861-7812

Attention:	William M. Kahane

Brian D. Jones

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Phone: (212) 969-3186

Fax: (212) 969-2900

Attention:	Peter M. Fass, Esq.

Steven L. Lichtenfeld, Esq.

Daniel I. Ganitsky, Esq.

Section 9.3 Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix or Exhibit, such reference shall be to an Article or Section of, or an Appendix or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment; Delegation. Other than to the Surviving Entity, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreements, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.9 and Section 6.18 (which shall be to the benefit of the parties referred to in such sections). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 9.11 Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the

purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Maryland state or federal court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

REALTY INCOME CORPORATION

By:	/s/ Michael R. Pfeiffer
	Name:	Michael R. Pfeiffer
	Title:	Executive Vice President, General Counsel and Secretary

TAU ACQUISITION LLC

By:	Realty Income Corporation, its sole member

By:	/s/ Michael R. Pfeiffer
	Name:	Michael R. Pfeiffer
	Title:	Executive Vice President, General Counsel and Secretary

AMERICAN REALTY CAPITAL TRUST, INC.

By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF COMPANY TAX

REPRESENTATION LETTER

American Realty Capital Trust, Inc.

OFFICER’S CERTIFICATE

The undersigned officer of American Realty Capital Trust, Inc., a Maryland corporation (“ARCT”), in connection with the opinions as to certain tax matters to be delivered by Proskauer Rose LLP and Latham & Watkins LLP, pursuant to Sections 7.3(f) and 7.2(f), respectively, of the Agreement and Plan of Merger (the “Merger Agreement”)* dated as of September 6, 2012, by and among ARCT, Realty Income Corporation, a Maryland corporation (“Realty”), and Tau Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Realty Income (“Merger Sub”), and recognizing that said counsel will rely on this Officer’s Certificate in delivering their opinions, hereby certifies and represents that (i) the facts that relate to the Merger and related transactions, as described in the Merger Agreement and the Form S-4 filed in connection with the Merger, including the Joint Proxy Statement contained therein, each as amended or supplemented through the date hereof, are true, correct, and complete in all material respects, and (ii) the following statements and representations stated herein are true, correct, and complete:

1.	The Merger will be consummated in compliance with the material terms and conditions of the Merger Agreement and in accordance with applicable state corporation and limited liability company laws. The Merger Agreement, the Form S-4 and the other documents described in the Form S-4 represent the entire understanding of ARCT with respect to the Merger. None of the terms and conditions contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 have been or will be waived or modified and each of the representations relating to the Merger and contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 is true, correct and complete in all material respects. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the result of arm’s length negotiations. ARCT has bona fide business reasons for engaging in the Merger, in particular, to combine the business operations of Realty Income and ARCT.

2.	The fair market value of the Realty Income Common Stock (together with any cash paid in lieu of fractional shares, the “Merger Consideration”) received by each ARCT shareholder will be approximately equal to the fair market value of the ARCT Common Stock surrendered by such ARCT shareholder in the Merger.

3.	Commencing with its taxable year ended December 31, 2008, ARCT has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Section 856 for all taxable periods ending before the Merger. ARCT intends to continue to so qualify for its taxable year that will end with the Merger.

4.	Pursuant to the Merger, no holder of ARCT Common Stock will receive in exchange for ARCT Common Stock, directly or indirectly, any consideration other than the Merger Consideration. No ARCT shareholder will retain any rights in the ARCT Common Stock transferred to Realty Income or cancelled pursuant to the Merger. To the best knowledge of ARCT, neither Realty Income nor any person related (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Realty Income has acquired ARCT Common Stock with consideration other than Realty Income Common Stock either directly or through any transaction, agreement or arrangement with any other person. Neither ARCT nor any person related (as defined in Treasury Regulation Section 1.368-1(e)(4) but without regard to Treasury Regulation Section 1.368-1(e)(4)(i)(A)) to ARCT has acquired ARCT Common Stock prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part. No

*

Terms used herein shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the applicable federal income tax law and regulations. Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement. Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended.

distribution has been made with respect to ARCT Common Stock (other than normal, regular, dividend distributions made pursuant to the historic dividend paying practice of ARCT), either directly or through any transaction, agreement or arrangement with any other person, except for distributions described in Section 857 as required for ARCT’s continued treatment as a REIT (and in order to avoid any income or excise tax imposed on ARCT). For purposes of this representation, “redeem,” “purchase,” or “acquire” will include a redemption, purchase, or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which have the economic effect of a transfer of the burdens, benefits, or other aspects of ownership. ARCT has not made any distributions with respect to its stock prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part, other than regular, normal dividends or distributions made to all holders of ARCT Common Stock on the relevant record date with respect to such dividends or distributions. To the knowledge of ARCT, Realty Income has no plan or intention to, after the Merger, make a dividend or other distribution with respect to Realty Income Common Stock to holders of Realty Income Common Stock who are former stockholders of ARCT other than regular, normal dividends or distributions made to all holders of ARCT Common Stock on the relevant record date with respect to such dividends or distributions.

5.	To the knowledge of ARCT, none of the ARCT stockholders will cause their shares of Realty Income Common Stock issued in the Merger to be redeemed or reacquired by Realty Income, or caused any person related to Realty Income (within the meaning of Treasury Regulation Section 1.368-1(e)(4)) or any person acting as an intermediary for Realty Income or such related person to acquire such shares. For purposes of this representation, the term “redeem,” “reacquire,” or “acquire” includes a redemption, reacquisition, or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which have the economic effect of a transfer of the burdens, benefits, or other aspects of ownership.

6.	No equity interests, or other rights or interests that could be treated as equity interests for U.S. federal income tax purposes, in ARCT are outstanding except for ARCT Common Stock.

7.	The liabilities of ARCT assumed by Merger Sub (as determined under Section 357(d)) and the liabilities to which the transferred assets of ARCT are subject were incurred by ARCT in the ordinary course of its business.

8.	ARCT conducts a “historic business” for purposes of Treasury Regulation Section 1.368-1(d), and no assets of ARCT have been sold, transferred, or otherwise disposed of that would prevent Realty Income from continuing such “historic business” or from using a “significant portion” of ARCT’s “historic business assets” in a business following the Merger (as such terms are used in Treasury Regulation Section 1.368-1(d)).

9.	Except (i) as otherwise provided in Section 8.3 of the Merger Agreement, (ii) as otherwise provided in that certain side letter dated September 6, 2012 by and among Realty Income, AR Capital, LLC and Nicholas S. Schorsch, and (iii) for certain fees for printing, filing and distribution services relating to the Form S-4 and Joint Proxy Statement, which Realty Income and ARCT have agreed to share equally, Realty Income, Merger Sub, ARCT, and the shareholders of ARCT will each pay their respective expenses, if any, incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

10.	There is no intercorporate indebtedness existing between Realty Income (or any of its subsidiaries, including Merger Sub), on the one hand, and ARCT (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount.

11.	ARCT is not under the jurisdiction of a court in a “title 11 or similar case” within the meaning of Section 368(a)(3)(A).

12.	Immediately prior to the Effective Time, the fair market value of the assets of ARCT will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

13.	The payment of cash, if any, in lieu of fractional shares of Realty Income Common Stock is solely for the purpose of avoiding the expense and inconvenience to Realty Income of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to ARCT shareholders instead of issuing fractional shares of Realty Income Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to ARCT shareholders in exchange for their shares of ARCT Common Stock. The fractional share interests of each ARCT shareholder will be aggregated, and no ARCT shareholder, with the possible exception of shareholders whose holdings are in multiple accounts, held under separate names, held jointly or with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Realty Income Common Stock.

14.	None of the payments received (or to be received) by any shareholder-employee or shareholder-independent contractor of ARCT that are designated as compensation will be separate consideration for, or allocable to, any ARCT Common Stock held by such shareholder-employee or shareholder-independent contractor; none of the shares of Realty Income Common Stock received by any shareholder-employees or shareholder-independent contractor was (or will be) separate consideration for, or allocable to, any employment, consulting or similar arrangement or agreement; and the compensation paid (or to be paid) to any shareholder-employees or shareholder-independent contractor was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s length for similar services. No portion of the Merger Consideration will be received by a ARCT shareholder as a creditor, employee, or in any other capacity other than as a ARCT shareholder.

15.	The Merger Agreement and the transactions contemplated therein represent the full and complete agreement among Realty Income, Merger Sub and the ARCT regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to or contemplated in the Merger Agreement.

16.	ARCT is an “investment company” as defined in Section 368(a)(2)(F)(iii) and Section 368(a)(2)(F)(iv). ARCT meets the requirements of Section 368(a)(2)(F)(i) because it is a REIT.

17.	The Merger is effected pursuant to Maryland and Delaware statutes as a result of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of ARCT become the assets and liabilities of Merger Sub and (ii) ARCT’s separate legal existence ceases.

18.	ARCT will not take any position on any federal, state or local income or franchise tax return, or any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) and the Treasury Regulations promulgated thereunder.

19.	The undersigned is authorized to make all of the representations set forth herein on behalf of ARCT.

[Signature Page Follows]

ARCT understands that Proskauer Rose LLP, as special counsel to ARCT, and Latham & Watkins LLP, as special counsel to Realty Income, will rely, without further inquiry, on this Officer’s Certificate in rendering their opinions concerning the treatment of the Merger as a reorganization within the meaning of Section 368(a), and hereby commits to inform said counsel if, for any reason, any of the foregoing representations or statements ceases to be true, correct or complete prior to the Effective Time. ARCT also recognizes that the opinions delivered by Proskauer Rose LLP and Latham & Watkins LLP will not address any tax consequences of the Merger or any action in connection therewith except as expressly set forth in the letters containing such opinions

IN WITNESS WHEREOF, I have, on behalf of ARCT, caused this Officer’s Certificate to be executed on this      day of             , 2012.

American Realty Capital Trust, Inc.

By:
Name:
Title:

EXHIBIT B

FORM OF PARENT TAX

REPRESENTATION LETTER

Realty Income Corporation

OFFICER’S CERTIFICATE

The undersigned officer of Realty Income Corporation, a Maryland corporation (“Realty Income”), in connection with the opinions as to certain tax matters to be delivered by Proskauer Rose LLP and Latham & Watkins LLP pursuant to Sections 7.3(f) and 7.2(f), respectively, of the Agreement and Plan of Merger (the “Merger Agreement”)* dated as of September 6, 2012, by and among American Realty Capital Trust, Inc., a Maryland corporation (“ARCT”), Realty Income and Tau Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Realty Income (“Merger Sub”), and recognizing that said counsel will rely on this Officer’s Certificate in delivering their opinions, hereby certifies and represents that (i) the facts that relate to the Merger and related transactions, as described in the Merger Agreement and the Form S-4 filed in connection with the Merger, including the Joint Proxy Statement contained therein, each as amended or supplemented through the date hereof, are true, correct, and complete in all material respects, and (ii) the following statements and representations stated herein are true, correct, and complete:

1.	The Merger will be consummated in compliance with the material terms and conditions of the Merger Agreement and in accordance with applicable state corporation and limited liability company laws. The Merger Agreement, the Form S-4 and the other documents described in the Form S-4 represent the entire understanding of Realty Income with respect to the Merger. None of the terms and conditions contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 have been or will be waived or modified and each of the representations relating to the Merger and contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 is true, correct and complete in all material respects. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the result of arm’s length negotiations. Realty Income has bona fide business reasons for engaging in the Merger, in particular, to combine the business operations of Realty Income and ARCT. In addition, the shares issued to ARCT’s shareholders in the Merger will be issued by Realty Income.

2.	The fair market value of the Realty Income Common Stock (together with any cash paid in lieu of fractional shares, the “Merger Consideration”) received by each ARCT shareholder will be approximately equal to the fair market value of the ARCT Common Stock surrendered by such ARCT shareholder in the Merger. No ARCT shareholder will retain any rights in the ARCT stock transferred to Realty Income or cancelled pursuant to the Merger.

3.	Commencing with its taxable year ended December 31, 1994, Realty Income has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) within the meaning of Section 856 for all taxable periods ending before the Merger. Realty Income intends to continue to so qualify for the taxable period which includes the Merger.

4.	Pursuant to the Merger, no holder of ARCT Common Stock will receive in exchange for ARCT Common Stock, directly or indirectly, any consideration other than the Merger Consideration. Neither Realty Income nor a person related to Realty Income as defined in Treasury Regulation Section 1.368-1(e)(4) (an “Realty Income Related Person”) will acquire ARCT Common Stock for consideration other than the Merger Consideration issued in connection with the Merger. Realty Income has no current plan or intention to

*	Terms used herein shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the applicable federal income tax law and regulations. Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement. Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended.

redeem or reacquire any shares of Realty Income Common Stock issued in the Merger. Realty Income has not acquired any ARCT Common Stock in connection with the Merger, and no Realty Income Related Person and no person acting as an intermediary for Realty Income or such related person (i) has acquired any ARCT Common Stock or (ii) has a plan or intention to acquire any Realty Income Common Stock issued in the Merger. For purposes of this representation, “redeem,” “reacquire,” or “acquire” will include a redemption, reacquisition or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which have the economic effect of a transfer of the burdens, benefits, or other aspects of ownership. To the knowledge of Realty Income, prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part, no dividend or other distribution has been or will be made with respect to ARCT Common Stock, other than regular, normal dividends or distributions made to all holders of ARCT Common Stock on the relevant record date with respect to such dividends or distributions. Realty Income has no plan or intention to, after the Merger, make a dividend or other distribution with respect to Realty Income Common Stock to holders of Realty Income Common Stock who are former stockholders of ARCT other than regular, normal dividends or distributions made to all holders of ARCT Common Stock on the relevant record date with respect to such dividends or distributions.

5.	Neither Realty Income nor Merger Sub has any plan or intention to sell or otherwise dispose of the assets of ARCT except for dispositions made in the ordinary course of business or transfers and successive transfers permitted under Treasury Regulation Section 1.368-2(k)(1).

6.	Merger Sub was formed by Realty Income for the sole purpose of participating in the Merger, and prior to the Merger, Merger Sub did not own any material assets, have any liabilities or assets subject to any liabilities, or conduct any business activities. Merger Sub will be, at all times from the date of its formation until and including the Effective Time, disregarded as an entity separate from Realty Income for United States federal income tax purposes. There is no plan for Merger Sub to issue additional interests of its equity to any person other than Realty Income or for Realty Income to sell the equity interests of Merger Sub that it currently holds.

7.	Neither Realty Income nor any Realty Income Related Person has any plan or intention to redeem or otherwise reacquire (or cause to be redeemed or reacquired) any of the Realty Income stock issued in the Merger (except for possible purchases of such shares that may be made by Realty Income on the open market as part of a repurchase program, which purchases and program satisfy the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701). For purposes of this representation, the term “redeem,” “reacquire,” or “acquire” includes a redemption, reacquisition or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which have the economic effect of a transfer of the burdens, benefits, or other aspects of ownership.

8.	Realty Income is in the same line of business as ARCT for purposes of Treasury Regulation Section 1.368-1(d)(2). Following the Merger, Realty Income, or a member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the “historic business” of ARCT or use a “significant portion” of ARCT’s “historic business assets” in a business, as such terms are defined in Treasury Regulation Section 1.368-1(d). For purposes of the foregoing representation, Realty Income will be treated as owning its proportionate share of ARCT’s business assets used in a business of any partnership in which members of Realty Income’s “qualified group” either own a “significant interest” or have “active and substantial management functions as a partner with respect to that partnership business” (as described in Treasury Regulation Section 1.368-1(d)(4)(iii)(B)).

9.	Except (i) as otherwise provided in Section 8.3 of the Merger Agreement, (ii) as otherwise provided in that certain side letter dated September 6, 2012 by and among Realty Income, AR Capital, LLC and Nicholas S. Schorsch, and (iii) for certain fees for printing, filing and distribution services relating to the Form S-4 and Joint Proxy Statement, which Realty Income and ARCT have agreed to share equally, Realty Income, Merger Sub, ARCT, and the shareholders of ARCT will each pay their respective expenses, if any, incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

10.	There is no intercorporate indebtedness existing between Realty Income (or any of its subsidiaries, including Merger Sub), on the one hand, and ARCT (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount. Realty Income will not assume any liability of any of ARCT’s shareholders in connection with the Merger.

11.	Prior to the Merger, neither Realty Income nor any corporation affiliated with Realty Income owned, directly or indirectly, nor had Realty Income or any such affiliated corporation owned, directly or indirectly, during the five years preceding the Effective Time, any shares of stock of ARCT or securities, options, warrants or instruments giving the holder thereof the right to acquire ARCT stock or other securities issued by ARCT.

12.	Immediately prior to the Effective Time, the fair market value of the assets of ARCT will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

13.	The payment of cash, if any, in lieu of fractional shares of Realty Income Common Stock is solely for the purpose of avoiding the expense and inconvenience to Realty Income of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to ARCT shareholders instead of issuing fractional shares of Realty Income Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to ARCT shareholders in exchange for their shares of ARCT Common Stock. The fractional share interests of each ARCT shareholder will be aggregated, and no ARCT shareholder, with the possible exception of shareholders whose holdings are in multiple accounts, held under separate names, held jointly or held with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Realty Income Common Stock.

14.	None of the payments received (or to be received) by any shareholder-employee or shareholder-independent contractor of ARCT that are designated as compensation will be separate consideration for, or allocable to, any ARCT Common Stock held by such shareholder-employee or shareholder-independent contractor; none of the shares of Realty Income Common Stock received by any shareholder-employees or shareholder-independent contractor was (or will be) separate consideration for, or allocable to, any employment, consulting or similar arrangement or agreement; and the compensation paid (or to be paid) to any shareholder-employees or shareholder-independent contractor was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s length for similar services. No portion of the Merger Consideration will be received by a ARCT shareholder as a creditor, employee, or in any other capacity other than as a ARCT shareholder.

15.	Realty Income will satisfy the information reporting requirements of Treasury Regulation Section 1.368-3 with respect to the Merger.

16.	The Merger Agreement and the transactions contemplated therein represent the full and complete agreement among Realty Income, Merger Sub and the ARCT regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to or contemplated in the Merger Agreement.

17.	Realty Income is an “investment company” as defined in Section 368(a)(2)(F)(iii) and Section 368(a)(2)(F)(iv). Realty Income meets the requirements of Section 368(a)(2)(F)(i) because it is a REIT.

18.	The Merger will be effected pursuant to Maryland and Delaware statutes as a result of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of ARCT become the assets and liabilities of Merger Sub and (ii) ARCT’s separate legal existence ceases.

19.	Realty Income, Merger Sub and, after the Merger, the Surviving Company will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) and the Treasury Regulations promulgated thereunder.

20.	The undersigned are authorized to make all of the representations set forth herein on behalf of Realty Income and Merger Sub.

[Signature Page Follows]

Realty Income and Merger Sub understand that Proskauer Rose LLP, as special counsel to ARCT, and Latham & Watkins LLP, as special counsel to Realty Income, will rely, without further inquiry, on this Officer’s Certificate in rendering their opinions concerning the treatment of the Merger as a reorganization within the meaning of Section 368(a), and hereby commit to inform said counsel if, for any reason, any of the foregoing representations or statements ceases to be true, correct or complete prior to the Effective Time. Realty Income and Merger Sub also recognize that the opinions delivered by Proskauer Rose LLP and Latham & Watkins LLP will not address any tax consequences of the Merger or any action in connection therewith except as expressly set forth in the letters containing such opinions.

IN WITNESS WHEREOF, I have, on behalf of Realty Income, caused this Officer’s Certificate to be executed on this      day of              2012.

REALTY INCOME CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, I have, on behalf of TAU Acquisition LLC, caused this Officer’s Certificate to be executed on this      day of              2012.

TAU ACQUISITION LLC

By:
Name:
Title:

EXHIBIT C

FORM OF

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [ — ], 201  , by and among Realty Income Corporation, a Maryland corporation (the “REIT”), for the sole purpose of agreeing to the provisions of Section 3.13, American Realty Capital Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and ARC Real Estate Partners, LLC, a limited liability company organized under the laws of the State of Delaware (the “Special LP”).

RECITALS

WHEREAS, the REIT wishes to effect a business combination transaction in which American Realty Capital Trust, Inc. a Maryland corporation (the “Company”), will be merged (the “Merger”) with and into Tau Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of REIT (the “Merger Sub”), with Merger Sub being the surviving entity in the Merger and becoming the general partner of the Operating Partnership; and

WHEREAS, as a condition to engaging in the Merger, and as an inducement to do so, the parties hereto wish to enter into this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

For purposes of this Agreement the following terms shall apply:

Section 1.1 “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Section 1.2 “Agreement” has the meaning set forth in the preamble.

Section 1.3 “Approved Liability” means either:

(a) A liability of the Operating Partnership (or of an entity whose separate existence from the Operating Partnership is disregarded for Federal income tax purposes) with respect to which all of the following requirements are satisfied:

(i) the liability is secured by real property or other assets owned directly or indirectly by the Operating Partnership (or by an entity whose separate existence from the Operating Partnership is disregarded for Federal income tax purposes);

(ii) other than guaranties by REIT or its Affiliates, no other person has executed any guaranties with respect to such liability;

(iii) other than as a result of any Guaranty by the Special LP, the liability would constitute “qualified nonrecourse financing” as defined in Section 465(b)(6) of the Code with respect to the Special LP;

(iv) on the date on which the Operating Partnership designates such liability as an Approved Liability, the fair market value (as reasonably determined in good faith by the Operating Partnership) of the collateral is at least 1.667 times the outstanding principal amount (including any accrued and unpaid interest) of the liability and any other Approved Liabilities secured by such collateral at that time; and

(v) the lender is not REIT or one or more of its Affiliates.

(b) A liability of the Operating Partnership:

(i) that is not secured by any of the assets of the Operating Partnership and is a general, recourse obligation of the Operating Partnership, and

(ii) for which the lender is not the REIT or one or more of its Affiliates .

Section 1.4 “Capital Account” means the capital account of the Special LP in the Operating Partnership, as determined under the OP Agreement and consistent with Section 704(b) of the Code.

Section 1.5 “Chargeback” means the allocation of net income or gain of the Operating Partnership, including gain deemed to arise from a “book-up” of the Special LP’s Capital Account, to the Special LP which fully charges back the Fee Allocation and restores the Special LP’s Capital Account balance to at least $13,000,000.

Section 1.6 “Chargeback Date” means the date on which the Chargeback has occurred in full pursuant to the terms of the OP Agreement.

Section 1.7 “Closing Date” means the date on which the Merger closed.

Section 1.8 “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.9 “Debt Notification Event” means, with respect to an Approved Liability, any transaction in which such liability shall be refinanced or otherwise repaid (excluding for this purpose, scheduled payments of principal occurring prior to the maturity date of such liability).

Section 1.10 “DRO” means the obligation of the Special LP to contribute cash to the capital of the Operating Partnership upon a liquidation of the Operating Partnership or the Special LP’s interest therein, in an amount equal to the deficit balance, if any, in the Special LP’s Capital Account and as determined from time to time.

Section 1.11 “Fee Allocation” means the special allocation to the Special LP of the deduction for that certain incentive listing fee paid by the Operating Partnership to AR Capital, LLC, on or about October [ ], 2012, pursuant to the Subordinated Incentive Listing Fee Note.

Section 1.12 “Fee Allocation Opinion” means that certain reasoned opinion rendered by Herrick Feinstein LLP, or another law firm selected by the Special LP and reasonably acceptable to the Operating Partnership, concluding that the Fee Allocation to the Special LP is, more likely than not, permitted as a matter of federal income tax law. Such opinion is summarized in Exhibit B.

Section 1.13 “Fee Allocation Opinion Certificate” means any factual certificate(s), provided by the Special LP, to support the Fee Allocation Opinion. The representations to be set forth in such certificate are summarized in Exhibit B.

2

Section 1.14 “Final Determination” means (i) a settlement, compromise or other agreement with the relevant taxing authority, or a procedurally later event, such as a closing agreement with the relevant taxing authority, or an agreement that constitutes a “determination” under Section 1313(a) of the Code or similar provision of state or local law, (ii) a deficiency notice with respect to which the period for filing a petition with the United States Tax Court or the relevant state tribunal has expired, (iii) a decision regarding the tax consequences to the Operating Partnership, its partners or their Affiliates, by any federal or state court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired; or (iv) a decision regarding the tax consequences to the Operating Partnership, its partners or their Affiliates, by any other taxing authority with a similar effect on such parties.

Section 1.15 “Guaranty” means the form of Guaranty of Collectability attached as Exhibit A hereto.

Section 1.16 “Guarantied Liability” means any Approved Liability that is guaranteed, in whole or in part, by the Special LP in accordance with this Agreement.

Section 1.17 “Guaranty Opportunity” has the meaning set forth in Section 2.4(b).

Section 1.18 “Indemnity Agreement” means that certain Indemnity Agreement by and among the Special LP Holders as set forth therein in favor of the Special LP in the form attached as Exhibit C.

Section 1.19 “Make Whole Amount” means: with respect to each Protected Partner, to the extent that it recognizes ordinary income as a result of a breach by the Operating Partnership of the provisions of Section 2.1, Section 2.3(a) (including with respect to the exchange therein); Section 2.3(b) (including with respect to gain resulting from the reduction in the DRO) or Section 2.4 hereof, the sum of (i) the product of (x) the ordinary income and short term capital gain recognized by such Protected Partner by reason of such breach, multiplied by (y) twenty percent (20%), plus (ii) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on the Protected Partner as a result of the receipt by the Special LP of a payment under Section 2.2, Section 2.3 or Section 2.4.

Section 1.20 “Make Whole Tax Rate” means, with respect to each Protected Partner, to the extent the Special LP is entitled to receive a payment of the Make Whole Amount, the highest combined statutory Federal, state and local tax rate in respect of the income or gain that gave rise to such payment, taking into account the character of the income and gain in the hands of the Protected Partner (reduced, in the case of Federal taxes, by the deduction allowed for income taxes paid to a state or locality), for the taxable year in which the payment of the Make Whole Amount occurred.

Section 1.21 “Net Value” means the fair market value of the Operating Partnership’s assets less its liabilities, as determined in good faith by Merger Sub.

Section 1.22 “OP Agreement” means the Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

Section 1.23 “Operating Partnership” has the meaning set forth in the preamble.

Section 1.24 “Pass Through Entity” means an entity treated as a partnership, grantor trust, or S corporation for Federal income tax purposes.

Section 1.25 “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

3

Section 1.26 “Protected Partner” means the Special LP and, solely for purposes of computing the Make Whole Amount to be paid with respect to the Special LP, any person who (y) holds an interest in the Special LP, either directly or through one or more Pass Through Entities, and (z) is required to include all or a portion of the income of the Special LP in its own gross income.

Section 1.27 “Qualified Appraiser” has the meaning set forth in Section 2.4(c)

Section 1.28 “Required Liability Amount” means an amount equal to 103% of the Fee Allocation; provided, however, that to the extent the Chargeback has partially occurred and the Guarantied Liability is being repaid in whole or in part, the Required Liability Amount shall be reduced to 103% of the excess of the Fee Allocation over the aggregate amount of any Chargeback that has previously occurred.

Section 1.29 “REIT” has the meaning set forth in the preamble.

Section 1.30 “Section 2.4 Notice” has the meaning set forth in Section 2.4(c).

Section 1.31 “Special LP Holder” means the owners of interests in the Special LP, which have indemnified the Special LP with respect to its obligations under any Guaranty and under the DRO pursuant to an indemnity agreement substantially in the form attached as Exhibit C.

Section 1.32 “Subordinated Incentive Listing Fee Note” means the promissory note co-issued by the Company and the Operating Partnership in favor of AR Capital, LLC, a Delaware limited liability company on or about October 9, 2012, in accordance with the terms of that certain Incentive Listing Fee Note Agreement, dated as of September [ — ], 2012, by and among the Operating Partnership, the Company and AR Capital, LLC.

Section 1.33 “Tax Protection Period” means the period commencing on the Closing Date and ending on the earlier of (i) the Chargeback Date and (ii) the twentieth (20th) anniversary of the Closing Date.

Section 1.34 “Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

TAX PROTECTIONS

Section 2.1 Special Allocation.

(a) Absent a Final Determination to the contrary, and provided the conditions set forth in Section 2.1(b) have been and continue to be satisfied, the Operating Partnership agrees to report the Fee Allocation in its federal and state income tax returns for its 2012 taxable year.

(b) Section 2.1(a) shall not apply unless, and only so long as, all of the following conditions have been satisfied:

(i) Prior to or concurrently with the payment of the fee giving rise to the Fee Allocation, the Fee Allocation Opinion was rendered and a copy of such opinion and the Fee Allocation Opinion Certificate, were promptly provided to Merger Sub (along with permission for Merger Sub to share such opinion with its tax advisors). The form and substance of the Fee Allocation Opinion shall be reasonably acceptable to the Special LP and Merger Sub.

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(ii) Concurrently with the delivery of the Fee Allocation Opinion, the Special LP consented to the reliance, by KPMG on the factual representations set forth in the Fee Allocation Opinion Certificate, for purposes of preparing the income and other applicable tax returns of the Operating Partnership and its Affiliates. The form and substance of the Fee Allocation Opinion Certificate shall be reasonably acceptable to the Special LP and Merger Sub.

(iii) Prior to or concurrently with the payment of the fee giving rise to the Fee Allocation, the Special LP entered into a Guaranty of liabilities of the Operating Partnership in an amount not less than the Fee Allocation, such Guaranty was concurrently provided to the lender and has not been rejected, and continues to be in effect. To the extent Merger Sub or its affiliates are liable (as a guarantor or otherwise) for the debt that was guaranteed by the Special LP, the Special LP has agreed to indemnify such other party subject to the limits on the Special LP’s obligations to make a payment as set forth in the Guaranty.

(iv) Prior to or concurrently with the payment of the fee giving rise to the Fee Allocation, the Special LP has entered into the DRO, in a form reasonably agreed upon by the Special LP and Merger Sub, and such DRO continues to be in effect.

(v) Prior to or concurrently with the payment of the fee giving rise to the Fee Allocation, the Special LP Holders have entered into the Indemnity Agreement, and such agreement continues to be in effect.

(vi) Prior to the payment of the fee giving rise to the Fee Allocation, the Special LP owns units of interest in the Operating Partnership (whether denominated as “Class A Common Units” or “LTIP Units,” but excluding any preferred units, and hereafter referred to as “Units”) with a Capital Account balance at such time of at least $13,000,000, and except as provided in Section 2.1(vii), the Special LP continues to own such Units free and clear of any encumbrances. Such Units are not transferable (and may not be pledged as security for a loan) by the Special LP, or exchangeable for Company shares (or the cash equivalent) pursuant to the terms of the OP Agreement, prior to the Chargeback Date. The documents implementing such terms shall be in a form reasonably agreed upon by the Special LP and Merger Sub.

(vii) [To the extent the Special LP forfeits any Units, the Special LP will promptly acquire an equal number of new Class A Common Units in exchange for a contribution of cash to the Operating Partnership based on the then fair market value of the shares of the Company or REIT, as applicable.]1

Section 2.2 Indemnification for Failure to Specially Allocate.

(a) In the event the Operating Partnership breaches its obligation to make the Fee Allocation in Section 2.1(a), the Operating Partnership shall promptly pay the Special LP an amount of cash equal to the estimated Make Whole Amount applicable to such breach. If it is later determined that the true Make Whole Amount applicable to the Special LP exceeds the estimated Make Whole Amount, then the Operating Partnership shall pay such excess to the Special LP promptly after such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then the Special LP shall promptly refund such excess to the Operating Partnership, but only to the extent such excess was actually received by the Special LP or its direct or indirect owners.

[1]	To be deleted if there is no such risk of forfeiture.

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(b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of the Special LP under Section 2.1(a) shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in this Section 2.2, and the Special LP shall not be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.1(a). Furthermore, the Operating Partnership makes no representation or warranty to the Special LP concerning the treatment or effect of the Fee Allocation, and bears no responsibility for any tax liability of the Special LP or Affiliate thereof that is attributable to a reallocation through a Final Determination of the Fee Allocation (other than a reallocation that results from any act or omission taken by REIT or one of its Affiliates in violation of Section 2.1 of this Agreement).

Section 2.3 Liquidation and Net Worth Maintenance.

(a) If the REIT or its successor (or an affiliate of REIT or its successor) causes the Operating Partnership to liquidate prior to the expiration of the Tax Protection Period, immediately prior to such liquidation, the Units held by the Special LP shall be treated as exchanged for a number of shares of the REIT or the cash equivalent, as set forth in the OP Agreement, and the Special LP shall not have a DRO in connection with such exchange or liquidation.

(b) (i) The Operating Partnership will not make any distributions of cash or other property to Merger Sub or its Affiliates to the extent that, after such distribution, the Net Value would be less than $750 million.

(ii) To the extent the Operating Partnership makes a distribution in violation of the above limitation, any future DRO of the Special LP shall be reduced to the extent attributable to such violation.

(iii) If the Special LP disagrees with Merger Sub’s determination of Net Value, it may demand by written notice to the Merger Sub to engage in an appraisal process as follows: Merger Sub and the Special LP shall each pick a Qualified Appraiser to value the Operating Partnership’s assets and liabilities and determine their Net Value. If the lower of the two appraisals is at least 90% of the higher appraisal, then the Net Value of the Operating Partnership shall equal the average of the two appraisals. If the lower of the two appraisals is less than 90% of the higher appraisal, then (A) the two Qualified Appraisers shall select a third Qualified Appraiser to determine the Net Value of the Operating Partnership, (B) such third Appraiser shall select from the two existing appraisals the one that is closer to the third Qualified Appraiser’s determination of the Net Value of the Operating Partnership, and (C) the Net Value of the Operating Partnership shall be equal to the amount of such selected appraisal that is closest to the third Qualified Appraiser’s determination. Such appraisal process shall be conducted at the expense of the Special LP. As used herein, “Qualified Appraiser” shall mean (A) an individual and/or firm that is not, as of the date of appointment, and has not been within five (5) years prior to such date, employed by such party or any of its affiliates, either directly or as a consultant, in connection with any other matter, (B) be a Member of the Appraisal Institute (or any successor organization thereto) and (C) have been active over the five (5) year period ending on the date of such appointment in the appraisal of assets and liabilities comparable to the assets and liabilities of the Operating Partnership.

(iv) In the event the Net Value determined pursuant to the above appraisal process is less than $750m, and if the Net Value does not increase (through property contributions to the Operating Partnership or otherwise) within 30 days after the date of such determination, any future DRO of the Special LP shall be reduced to the extent attributable to such violation.

(c) In the event the REIT or its successor (or an affiliate of REIT or its successor) causes the Operating Partnership to liquidate under Section 2.3(a), or there is a reduction in the Special LP’s DRO under Section 2.3(b), the Operating Partnership shall promptly pay the Special LP an amount of cash equal to the estimated Make Whole Amount applicable to such breach. If it is later determined that the true Make Whole Amount applicable to the Special LP exceeds the estimated Make Whole Amount, then the Operating Partnership

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shall pay such excess to the Special LP promptly after such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then the Special LP shall promptly refund such excess to the Operating Partnership, but only to the extent such excess was actually received by the Special LP or its direct or indirect owners.

Section 2.4 Approved Liability Maintenance and Guaranty.

(a) During the Tax Protection Period, the Operating Partnership shall: (1) maintain on a continuous basis an amount of Approved Liabilities at least equal to the Required Liability Amount; and (2) prior to the repayment of any Guarantied Liabilities, provide the Special LP, promptly upon request, with a description of the nature and amount of any Approved Liabilities that are available to be guaranteed by the Special LP pursuant to Section 2.4(b) of this Agreement. For the avoidance of doubt, and notwithstanding any other provision of this Agreement, the Operating Partnership shall not be required to maintain any amount of Approved Liabilities in excess of the Required Liability Amount.

(b)(i) During the Tax Protection Period, the Operating Partnership shall provide the Special LP with the opportunity to provide one or more “bottom dollar” guaranties, substantially in the form of a Guaranty, or otherwise in a form and manner that is reasonably acceptable to the Special LP and Merger Sub, of one or more Approved Liabilities in an amount up to the Required Liability Amount (each such opportunity and each opportunity required by Section 2.4(c), a “Guaranty Opportunity.” The Operating Partnership shall have the discretion to identify the Approved Liability or Approved Liabilities that shall be made available for guaranty by the Special LP. The Special LP shall bear the costs incurred by it in connection with the execution of any Guaranty to which it is a party. To the extent the Special LP executes a Guaranty, the Operating Partnership shall deliver a copy of such guaranty to the lender under the Guarantied Liability promptly after receiving such copy from the Special LP.

(c) During the Tax Protection Period, the Operating Partnership shall not allow a Debt Notification Event to occur unless the Operating Partnership provides at least forty-five (45) days’ written notice (a “Section 2.4 Notice”) to the Special LP. The Section 2.4 Notice shall describe the Debt Notification Event and designate one or more Approved Liabilities that may be guaranteed by the Special LP pursuant to Section 2.4(b) of this Agreement in an amount equal to the amount of the refinanced or repaid Approved Liability that was guaranteed by the Special LP immediately prior to the date of the refinancing or repayment. If the Special LP desires to execute a guaranty following the receipt of a Section 2.4 Notice, it shall provide the Operating Partnership with notice thereof within twenty-two (22) days after the date of the Section 2.4 Notice.

(d) Provided the Operating Partnership satisfies its obligations under Section 2.4(a), (b) and (c) of this Agreement, it shall have no liability to the Special LP under Section 2.4(e) for breach of Section 2.4, whether or not the Special LP accepts its Guaranty Opportunity. Furthermore, the Operating Partnership makes no representation or warranty to the Special LP concerning the treatment or effect of any guaranty under Federal, state, local, or foreign tax law, and bears no responsibility for any tax liability of the Special LP or Affiliate thereof that is attributable to a reallocation, by a Final Determination, of debt subject to a guaranty (other than a reallocation that results from any act or omission taken by the Operating Partnership or one of its Affiliates in violation of this Section 2.4 or an act or omission that is indemnifiable under Section 2.4(e) of this Agreement).

(e) If the Operating Partnership shall fail to comply with any provision of this Section 2.4, the Operating Partnership shall pay, promptly after such failure, a Make Whole Payment to the Special LP as a result of such failure equal to the estimated Make Whole Amount applicable to such failure. If it is determined that the true Make Whole Amount applicable to the Special LP exceeds the estimated Make Whole Amount applicable to the Special LP, then the Operating Partnership shall pay such excess to the Special LP promptly after the date of such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then the Special LP shall pay such excess to the Operating Partnership promptly after the date of such determination, but only to the extent such excess was actually received by the Special LP.

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(f) If the Operating Partnership’s failure to comply with any provision of this Section 2.4 results in the Special LP having the opportunity to Guaranty Approved Liabilities which are less than the Required Liability Amount, then the Special LP shall be permitted to exchange for a number of shares of the REIT or the cash equivalent, as set forth in the OP Agreement, a number of Units which is proportionate to the shortfall in Guaranty Approved Liabilities. Furthermore, in the case of any such exchange, the Special LP’s DRO shall be proportionately reduced, based on the number of Units so exchanged.

(g) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of the Special LP for a breach or violation of the covenants set forth in Section 2.4 shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in Section 2.4(e) and the adjustments described in Section 2.4(f), and the Special LP shall not be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.4.

Section 2.5 Gross Asset Value Adjustment. The Special LP may request that the Operating Partnership undertake a transaction that is expected to result in the adjustment to the “Gross Asset Value” (as defined in the OP Agreement) of the assets of the Operating Partnership. In such case, the Operating Partnership shall be entitled to select such transaction in its sole and absolute discretion, but shall engage in such transaction within forty-five days after its receipt of such request.

Section 2.6 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by Section 9.11 and 9.12 of the Merger Agreement.

ARTICLE III

GENERAL PROVISIONS

Section 3.1 Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement, with a copy to Merger Sub, if any notice is given prior to the Closing Date.

Section 3.2 Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 3.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 3.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 3.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

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Section 3.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 3.8 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to the principles of conflicts of law.

Section 3.9 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

Section 3.10 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

Section 3.11 REIT Guaranty.

The REIT guaranties in full the payment obligations of the Operating Partnership hereunder. The REIT is entering into this agreement solely for the purpose of providing such guaranty.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT:

Realty Income Corporation a Maryland corporation

By:
Name:
Title:

OPERATING PARTNERSHIP:

American Realty Capital Operating Partnership, L.P.
a Delaware limited partnership

By:	Tau Acquisition LLC a Delaware LLC, Its General Partner

By:
Name:
Title :

SPECIAL LP:

By:	ARC Real Estate Partners, LLC
a Delaware limited liability company

By:
Name:
Title :

SIGNATURE PAGE TO TAX PROTECTION AGREEMENT

EXHIBIT A

FORM OF GUARANTY OF COLLECTABILITY

[See Attached]

EXHIBIT B

SUMMARY OF FEE ALLOCATION OPINION AND

FEE ALLOCATION OPINION CERTIFICATE

EXHIBIT C

FORM OF INDEMNITY AGREEMENT

[See Attached]

EXHIBIT D

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

TAU OPERATING PARTNERSHIP, L.P.

i

ii

Article XIII. GUARANTEE BY REALTY INCOME		41

13.01	Guarantee	41
13.02	Certain Waivers	41
13.03	Guarantee Absolute	41
13.04	Additional Waivers	42
13.05	No Waiver by Limited Partner	42

EXHIBITS

EXHIBIT A —	Partners, Capital Contributions and Percentage Interests

EXHIBIT B-1 —	Notice of Exercise of Common Unit Redemption Right

EXHIBIT B-2 —	Notice of Exercise of Preferred Unit Redemption Right

EXHIBIT C-1 —	Certification of Non-Foreign Status (For Redeeming Common Limited Partners or Redeeming Preferred Limited Partners that are Entities)

EXHIBIT C-2 —	Certification of Non-Foreign Status (For Redeeming Common Limited Partners or Redeeming Preferred Limited Partners that are Individuals)

iii

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

TAU OPERATING PARTNERSHIP, L.P.

RECITALS

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of TAU OPERATING PARTNERSHIP, L.P. heretofore known as American Realty Capital Operating Partnership, L.P. (the “Partnership”), dated as of [ — ], 2012 and to be effective as of the Effective Date (as defined below), is entered into among [Merger Sub], a Maryland corporation (in its capacity as general partner of the Partnership, together with its successors and permitted assigns that are admitted to the Partnership as a general partner of the Partnership in accordance with the terms hereof, the “General Partner”), as successor to American Realty Capital Trust, Inc., a Maryland corporation (the “Previous General Partner”), the Persons whose names are set forth on Exhibit A attached hereto, as limited partners, and Realty Income Corporation, a Maryland corporation (the “Company”), for the sole purpose of agreeing to the provisions in Sections 7.02 and 8.04 and Article XIII hereof.

WHEREAS, the Partnership was originally formed as a limited partnership pursuant to and in accordance with the Act, by filing a Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware on August 17, 2007 (as amended on August 21, 2007 and as further amended on June 2, 2008).

WHEREAS, the Previous General Partner and the Initial Limited Partner entered into the Amended and Restated Agreement of Limited Partnership, dated as of March 1, 2012, as amended by that certain First Amendment to Amended and Restated Agreement of Limited Partnership dated as of [ — ], 2012, (collectively, the “First Restated Agreement”).

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of September [ — ], 2012, by and among the Company, the General Partner and the Previous General Partner, the Previous General Partner will merge with and into the General Partner, with the General Partner as the surviving entity succeeding to all of the Previous General Partner’s right, title and interest in its Partnership Interests by operation of law and as a result of such transaction (the “Merger”).

WHEREAS, immediately prior to the date of the closing of the Merger (the “Effective Date”), Nicholas Schorsch (“Schorsch”), as a limited partner, held 128,347 LTIP Units, as defined in the First Restated Agreement (the “LTIP Units”), William Kahane (“Kahane”), as a limited partner held 35,888 LTIP Units, ARC Real Estate Partners, LLC (“AREP”), as a limited partner, held 298,057 LTIP Units and 18,908 OP Units, as defined in the First Restated Agreement (the “OP Units”), American Realty Capital Advisors, LLC (“ARCA”), as a limited partner held 6 OP Units and the Previous General Partner held 45,546,772 OP Units.

WHEREAS, effective as of Effective Date the LTIP Units held by each of Schorsch and Kahane will be converted into Preferred Units, the OP Units held by the Previous General Partner will be converted into Class B Common Units and the OP Units held by AREP and ARCA will be converted into Class A Common Units, in each case as more particularly set forth in Section 4.04(b) hereof.

WHEREAS, effective as of the Effective Date, this Agreement is being amended and restated as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as of the Effective Date, the First Restated Agreement is hereby amended, restated, superseded and replaced in its entirety and the parties hereto agree as follows:

ARTICLE I.

DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Funds” has the meaning set forth in Section 4.05 hereof.

“Additional Limited Partner” means a Person who is admitted to the Partnership as a limited partner pursuant to the Act and Section 4.03 hereof and who is shown on the books and records of the Partnership.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

(a) credit to such Capital Account any portion of such negative balance which such Partner (i) is obligated to restore or treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership year or other applicable period.

“Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) costs and expenses incurred by the Company, the General Partner or the Partnership relating to any redemption of Partnership Interests and (iii) administrative costs and expenses of the General Partner or the Company, including any salaries or other payments to directors, officers or employees of the General Partner or the Company, and any accounting and legal expenses of the General Partner or the Company, in each case attributable to the Partnership’s Properties.

“Affected Gain” has the meaning set forth in Section 5.01(e)(ii).

“Affiliate” means, (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and Persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or partnership interests or otherwise.

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“Agreed Value” means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner. The names and addresses of the Partners, number of Partnership Units issued to each Partner, and the Agreed Value of non-cash Capital Contributions as of the date of contribution is set forth on Exhibit A, as it may be amended or restated from time to time.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“ARCA” has the meaning set forth in the Recitals of this Agreement.

“AREP” has the meaning set forth in the Recitals of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Call Notice” means a written notice to the holders of Class A Common Units or Preferred Units informing them of the General Partner’s election to call their Class A Common Units pursuant to Section 8.06(a) or their Preferred Units pursuant to Section 8.06(b).

“Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a) to each Partner’s Capital Account there shall be credited:

(i) such Partner’s Capital Contributions;

(ii) such Partner’s distributive share of Net Income, Liquidating Gain, Net Property Gain and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Sections 5.01(b), 5.01(c) and 5.01(d); and

(iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

(b) to each Partner’s Capital Account there shall be debited:

(i) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;

(ii) such Partner’s distributive share of Net Loss and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Sections 5.01(b) and 5.01(c); and

(iii) the amount (without duplication) of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

(c) In determining the amount of any liability for purposes of subsections (a)(i) and (b)(i) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

(d) if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement (which Transfer does not result in the termination of the Partnership for federal income tax purposes), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations promulgated under Section 704 of the Code, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall reasonably

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determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, however, that all allocations of Partnership income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification. The General Partner may, in its sole discretion, (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Contribution” means the total amount of cash, cash equivalents, and the Agreed Value of any Property (less any liabilities assumed with respect to such Property) or other asset contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of the Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.

“Certificate” means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.02 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.

“Change of Control” means, as to the Company, the occurrence of any of the following:

(a) any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any Subsidiaries of the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of Affiliate of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common shares of the Company, or (E) any person or group as used in Rule 13d-1 (b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing at least 35% of the combined voting power or common shares of the Company;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors or whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the Board of Directors then still in office cease for any reason to constitute at least a majority thereof;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

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(d) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common shares of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

“Chargeback Allocation” means the special allocation of Liquidating Gain and/or Net Property Gain to AREP pursuant to Section 5.01(d).

“Charter” means the Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time, as in effect from time to time.

“Class A Common Unit” has the meaning set forth in Section 4.04(a).

“Class B Common Unit” has the meaning set forth in Section 4.04(a).

“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Call Window” has the meaning set forth in Section 8.06(a).

“Common Cash Amount” means an amount of cash per Class A Common Unit equal to the Value of the Common REIT Shares Amount on the earlier of (i) the date of receipt by the Partnership and the Company of a Notice of Redemption or (ii) the date of mailing by the General Partner of a Call Notice pursuant to Section 8.06(a).

“Common REIT Shares Amount” means the number of REIT Shares equal to the product of (X) the number of Class A Common Units offered for redemption by a Redeeming Common Limited Partner or called for redemption by the General Partner pursuant to Section 8.06(a), multiplied by (Y) the Conversion Factor as adjusted to and including the Specified Redemption Date; provided that in the event the Company issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the holders of REIT Shares to subscribe for or purchase additional REIT Shares, or any other securities or property (collectively, the “Rights”), and such Rights have not expired at the Specified Redemption Date, then the Common REIT Shares Amount shall also include such Rights issuable to a holder of the Common REIT Shares Amount on the record date fixed for purposes of determining the holders of REIT Shares entitled to Rights.

“Common Unit Redemption Amount” means either the Common Cash Amount or the Common REIT Shares Amount, as selected by the Partnership pursuant to Section 8.04(a) or the General Partner pursuant to Section 8.04(b) hereof.

“Common Unit Redemption Right” has the meaning set forth in Section 8.04(a) hereof.

“Consent of the Class A Limited Partners” means the consent or approval of Limited Partners holding a majority of the outstanding Class A Common Units held by all Limited Partners.

“Contributed Property” means each property, partnership interest, contract right or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner, including any interest in any successor partnership occurring as a result of a termination of the Partnership pursuant to Section 708 of Code.

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“Conversion Factor” means 1.001, provided that in the event that the Company (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that if the Company shall merge, consolidate or combine with any entity other than an Affiliate of the Company (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the Company receives a Notice of Redemption after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the Company had received the Notice of Redemption immediately prior to the record date for such dividend, distribution, subdivision or combination.

“Defaulting Limited Partner” means a Limited Partner that has failed to pay any amount owed to the Partnership under a Partnership Loan within 15 days after demand for payment thereof is made by the Partnership.

“Depreciation” means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided further, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

“Distributable Amount” has the meaning set forth in Section 5.02(c) hereof.

“Event of Bankruptcy” as to any Person means (i) the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978, as amended, or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); (ii) the insolvency or bankruptcy of such Person as finally determined by a court proceeding; (iii) the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; or (iv) the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

[1]	This presumes that the Conversion Factor is already applied to all Units.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning set forth in the Recitals of this Agreement.

“General Partner Interest” means the Partnership Interest held by the General Partner in its capacity as the general partner of the Partnership, which Partnership Interest is an interest, as a general partner under the Act. The General Partner Interest may be expressed as a number of Partnership Units.

“General Partner Loan” means a loan extended by the General Partner to a Defaulting Limited Partner in the form of a payment on a Partnership Loan by the General Partner to the Partnership on behalf of the Defaulting Limited Partner.

“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;

(b) if the General Partner determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

(i) Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase or redemption of a Partnership Interest;

(iii) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(iv) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2 (including the grant of an interest in the Partnership to an existing or new Partner acting in a partner capacity or in anticipation of becoming a Partner as consideration for the provision of services by such Partner to or for the benefit of the Partnership);

(c) the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the General Partner as of the date of distribution, provided, however, that if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by an appraisal; and

(d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Section 5.01(c)(vi)); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

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If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the Company, (B) the General Partner or (C) a director, officer, employee, manager or member of the Company, the Partnership or the General Partner, and (ii) such other Persons (including Affiliates of the Company, General Partner or the Partnership) as the General Partner or the Company may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Common Put Window” has the meaning set forth in Section 8.04(a) hereof.

“Initial Limited Partner” means American Realty Capital Advisors, LLC, a Delaware limited liability company.

“Initial Preferred Put Window” has the meaning set forth in Section 8.05(a) hereof.

“Liability Shortfall” has the meaning set forth in Section 5.01(e)(iv).

“Limited Partner” means any Person named as a Limited Partner on Exhibit A attached hereto, as it may be amended or restated from time to time, and any Person who becomes a Substitute Limited Partner or any Additional Limited Partner, in such Person’s capacity as a limited partner in the Partnership.

“Limited Partnership Interest” means a Partnership Interest held by a Limited Partner at any particular time representing a fractional part of the Partnership Interest of all Limited Partners, and includes any and all benefits to which the holder of such a Limited Partnership Interest may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of the Act. Limited Partnership Interests may be expressed as a number of Class A Common Units, Class B Common Units, Preferred Units or other Partnership Units.

“Liquidating Gain” means net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of the Partnership assets under Code Section 704(b) made pursuant to the definition of Gross Asset Value.

“LTIP Units” has the meaning set forth in the Recitals of this Agreement.

“Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows:

(a) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;

(b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to

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Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;

(c) by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;

(d) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

(e) in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(f) by not taking into account in computing Net Income or Net Loss items specially allocated to the Partners pursuant to Sections 5.01(b), 5.01(c) and 5.01(d).

“Net Property Gain” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s net taxable gain for such year or period from the disposition of Property.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Notice of Redemption” means the Notice of Exercise of Common Unit Redemption Right substantially in the form attached as Exhibit B-1 hereto or the Notice of Exercise of Preferred Unit Redemption Right substantially in the form attached as Exhibit B-2 hereto.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in Section 7.02(a) hereof.

“OP Units” has the meaning set forth in the Recitals of this Agreement.

“Ownership Limit” has the meaning set forth in the Charter.

“Partner” means the General Partner or any Limited Partner, and “Partners” means the General Partner and the Limited Partners. “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).

“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations, and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(i)(2) of the Regulations.

“Partnership” means Tau Operating Partnership, L.P., a limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

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“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement and in the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement and of the Act. A Partnership Interest may be expressed as a number of Class A Common Units, Class B Common Units, Preferred Units or other Partnership Units.

“Partnership Loan” means a loan from the Partnership to the Partner on the day the Partnership pays over the excess of the Withheld Amount over the Distributable Amount to a taxing authority.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704- 2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).

“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.02 hereof, which record date shall be the same as the record date established by the Company for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, and includes Class A Common Units, Class B Common Units, Preferred Units and any other class or series of Partnership Units that may be established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests represented by such Partnership Units are set forth on Exhibit A hereto, as it may be amended or restated from time to time. The ownership of Partnership Units may be evidenced by a certificate in a form approved by the General Partner.

“Percentage Interest” means the percentage determined by dividing the number of Partnership Units of a Partner by the sum of the number of Partnership Units of all Partners.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust or other entity.

“Precontribution Gain” has the meaning set forth in Section 5.01(e)(iii).

“Preferred Call Window” has the meaning set forth in Section 8.06(b).

“Preferred Cash Amount” means the sum of (a) the Preferred Liquidation Preference for each Preferred Unit plus (b)(i) the Preferred Return Per Preferred Unit for each such Preferred Unit, less (ii) the aggregate amount previously distributed with respect to such Preferred Units pursuant to Section 5.02(a)(i).

“Preferred Liquidation Preference” means $1,000 per Preferred Unit.

“Preferred Return Per Class A Unit” means, with respect to each Class A Common Unit outstanding on a specified Partnership Record Date, an amount initially equal to zero, and increased cumulatively on each Partnership Record Date by an amount equal to the product of (i) the cash dividend per REIT Share declared by the Company for holders of REIT Shares on such Partnership Record Date multiplied by (ii) the Conversion Factor in effect on such Partnership Record Date; provided, however, that, for each Class A Common Unit, the increase that shall occur in accordance with the foregoing on the first Partnership Record Date that occurs on or after the date on which such Partnership Unit was first issued shall be the foregoing product of (i) and (ii) above, multiplied by a fraction, the numerator of which shall be the number of days that such Class A Common Unit

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was outstanding up to and including such first Partnership Record Date, and the denominator of which shall be the total number of days in the period from but excluding the immediately preceding Partnership Record Date (or, if none, the Effective Date) to and including such first Partnership Record Date.

“Preferred Return Per Preferred Unit” means, with respect to each Preferred Unit outstanding on a specified Partnership Record Date, an amount initially equal to zero, and increased cumulatively by an annualized, non-compounded return on each Preferred Unit equal to two percent (2%) of the Preferred Liquidation Preference per Preferred Unit beginning on the Effective Date.

“Preferred Unit” has the meaning set forth in Section 4.04(a).

“Preferred Unit Redemption Amount” means the Preferred Cash Amount.

“Preferred Unit Redemption Right” has the meaning set forth in Section 8.05(a) hereof.

“Previous General Partner” has the meaning set forth in the Recitals of this Agreement.

“Property” means any property or other investment in which the Partnership, directly or indirectly, holds an ownership interest.

“Redeeming Common Limited Partner” has the meaning set forth in Section 8.04(a) hereof.

“Redeeming Preferred Limited Partner” has the meaning set forth in Section 8.05(a) hereof.

“Regulations” means the Federal Income Tax Regulations issued under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.

“Regulatory Allocations” has the meaning set forth in Section 5.01(c)(viii) hereof.

“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Requirements” has the meaning set forth in Section 6.01(a)(xxiv) hereof.

“REIT Share” means one share of common stock, par value $0.01 per share, of the Company (or Successor Entity, as the case may be).

“Restriction Notice” has the meaning set forth in Section 8.04(f) hereof.

“Rights” has the meaning set forth in the definition of “Common REIT Shares Amount” contained herein.

“Safe Harbor” has the meaning set forth in Section 10.05(e) hereof.

“Safe Harbor Election” has the meaning set forth in Section 10.05(e) hereof.

“Safe Harbor Interest” has the meaning set forth in Section 10.05(e) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Service” means the Internal Revenue Service.

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“Specified Redemption Date” means (i) in the case of a redemption pursuant to Sections 8.04(a) or 8.04(b), the first business day of the month that is at least [60] calendar days after the receipt by the General Partner of a Notice of Redemption and (ii) in the case of the delivery of a Call Notice pursuant to Section 8.06(a) or 8.06(b), the first business day of the month that is at least [10] calendar days after the mailing to the applicable holder of Class A Common Units or Preferred Units of a Call Notice.

“Subordinated Incentive Listing Note” means the promissory note that may be co-issued by the General Partner and the Partnership in favor of AR Capital, LLC, a Delaware limited liability company and the sole member of the Initial Limited Partner, on or about October 9, 2012, in accordance with the terms of that certain Incentive Listing Fee Note Agreement, to be entered into by and among the Partnership, the General Partner and AR Capital, LLC.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Subsidiary Partnership” means any partnership or limited liability company in which the Company, the Partnership or a wholly owned subsidiary of the Company or the Partnership owns a partnership or limited liability company interest.

“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.03 hereof.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” contained herein.

“Survivor” has the meaning set forth in Section 7.02(b) hereof.

“Tax Items” has the meaning set forth in Section 5.01(e)(i).

“Tax Matters Partner” has the meaning set forth within Section 6231(a)(7) of the Code.

“Trading Day” means a day on which the principal national securities exchange on which a security is listed or admitted to trading is open for the transaction of business or, if a security is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transaction” has the meaning set forth in Section 7.02(a) hereof.

“Transfer” has the meaning set forth in Section 9.02(a) hereof.

“TRS” means a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the General Partner.

“Value” means, with respect to any security, the average of the daily market price of such security for the ten consecutive Trading Days immediately preceding the date of such valuation. The market price for each such Trading Day shall be: (i) if the security is listed or admitted to trading on the NYSE or any national securities exchange, the last reported sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (ii) if the security is not listed or admitted to trading on the NYSE or any national securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if the security is not listed or admitted to trading on

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the NYSE or any national securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the value of the security shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the security includes any additional rights, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Withheld Amount” means any amount required to be withheld by the Partnership to pay over to any taxing authority as a result of any allocation or distribution of income to a Partner.

ARTICLE II.

FORMATION OF PARTNERSHIP

2.01 Formation of the Partnership. The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

2.02 Name. The Name of the Partnership shall be “Tau Operating Partnership, L.P.” and the Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “LP,” “L.P.” or “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication by the Partnership to the Partners. Notwithstanding any provision in this Agreement and without the consent of any Limited Partner or other Person, the General Partner may amend this Agreement and the Certificate of Limited Partnership of the Partnership to reflect any change in the name of the Partnership.

2.03 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such address is the Corporation Service Company, a Delaware corporation. The General Partner may, from time to time, designate a new registered agent and/or registered office for the Partnership and, notwithstanding any provision in this Agreement, may amend this Agreement and the Certificate of Limited Partnership of the Partnership to reflect such designation without the consent of the Limited Partners or any other Person. The principal office of the Partnership is located at: c/o Realty Income Corporation, 600 La Terraza Boulevard, Escondido, California 92025-3873 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places as the General Partner deems necessary or desirable.

2.04 Term and Dissolution.

(a) The term of the Partnership shall continue in full force and effect until the Partnership is dissolved and its affairs are wound up upon the first to occur of any of the following events:

(i) the occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner or any other event that results in the General Partner

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ceasing to be a general partner of the Partnership under the Act unless (A) the business of the Partnership is continued pursuant to Section 7.04(b) hereof, or (B) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership;

(ii) the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such installment obligations are paid in full);

(iii) the redemption of all Limited Partnership Interests, unless the General Partner determines to continue the Partnership by the admission of one or more Additional Limited Partners effective as of such redemption;

(iv) the election in writing by the General Partner that the Partnership should be dissolved;

(v) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; or

(vi) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act.

(b) Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.04(b) hereof), the General Partner (or, if dissolution of the Partnership should occur by reason of Section 2.04(a)(i) or the General Partner is unable to act as liquidator, a liquidating trustee of the Partnership or other representative designated by the Consent of the Class A Limited Partners) shall proceed to wind up the affairs of the Partnership, liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.06 hereof. Notwithstanding the foregoing, the General Partner or the liquidating trustee, as the case may be, may, subject to the Act, either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.

(c) The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed to the Partners in the manner provided for in this Agreement and (ii) the Certificate of Limited Partnership of the Partnership shall have been canceled in the manner required by the Act.

2.05 Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership any Certificate (including the Certificate of Limited Partnership of the Partnership) and any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.

2.06 Certificates Describing Partnership Units. The Partnership Interests shall not be evidenced by certificates unless requested by a Partner. At the request of a Partner, the General Partner, at its option, may issue a certificate evidencing such Partner’s Partnership Interests, including the class or series and number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as determined by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:

THIS CERTIFICATE IS NOT NEGOTIABLE. THE PARTNERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY AND TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT OF LIMITED PARTNERSHIP OF TAU OPERATING PARTNERSHIP, L.P., AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME.

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Each certificate evidencing Partnership Interests shall be executed by manual or facsimile signature of the General Partner on behalf of the Partnership. The Partnership shall maintain books for the purpose of registering the transfer of Partnership Interests. In connection with a Partner’s transfer in accordance with this Agreement of any Partnership Interests, the certificate(s) evidencing the Partnership Interests, if any, shall be delivered to the Partnership for cancellation, and the Partnership shall thereupon issue a new certificate to the transferee evidencing the Partnership Interests that were transferred and, if applicable, the Partnership shall issue a new certificate to the transferor evidencing any Partnership Interests registered in the name of the transferor that were not transferred.

Each Partnership Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

ARTICLE III.

BUSINESS OF THE PARTNERSHIP

3.01 General Purpose. The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, (ii) to enter into any partnership, joint venture or other similar arrangement for the purpose of engaging in any of the foregoing or the ownership and disposition of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing; provided, however, that any business to be conducted by the Partnership shall be limited to and conducted in such a manner as to permit the Company at all times to qualify as a REIT, unless the Company otherwise ceases to, or the Board of Directors determines that the Company shall no longer, qualify as a REIT. In connection with the foregoing, and without limiting the Company’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the Company has elected REIT status and the avoidance of income and excise taxes on the Company inures to the benefit of all the Partners. Notwithstanding the foregoing, the Partners agree that the Company may terminate or revoke its status as a REIT under the Code at any time. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Code.

ARTICLE IV.

CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.01 Capital Contributions. The General Partner and each Limited Partner has made (or shall be deemed to have made) a Capital Contribution to the Partnership in exchange for the Partnership Units set forth opposite such Partner’s name on Exhibit A hereto, as it may be amended or restated from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s ownership of Partnership Units.

4.02 Additional Capital Contributions and Issuances of Additional Partnership Units. Except as provided in this Section 4.02 or in Section 4.05 hereof, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership in its sole discretion, from time to time, and receive additional Partnership Interests, in the form of Class B Common Units, in respect thereof, as determined by the General Partner.

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4.03 Additional Limited Partners. With the Consent of the Class A Limited Partners, the General Partner may admit one or more Additional Limited Partners to the Partnership from time to time, on terms and conditions and for such Capital Contributions as may be established by the General Partner. As a condition to being admitted to the Partnership, each Additional Limited Partner shall execute an agreement to be bound by the terms and conditions of this Agreement in form and substance reasonably acceptable to the General Partner.

4.04 Partnership Units.

(a) Generally. Partnership Interests shall be represented by Partnership Units. Initially, following the Effective Date all Partnership Units shall be designated as either “Class A Common Units” (“Class A Common Units”), Class B Common Units (“Class B Common Units”) or “Preferred Units” (“Preferred Units”). Except as expressly provided herein, Class A Common Units and Class B Common Units shall entitle the holders thereof to equal rights under this Agreement. Notwithstanding anything to the contrary in this Agreement, any Partnership Units issued to the General Partner, the Partnership or any Affiliate of the General Partner shall be Class B Common Units, and any Partnership Units acquired by the General Partner, the Partnership or any Affiliate of the General Partner from any Limited Partner pursuant to Sections 8.04, 8.05 or 8.06 hereof or otherwise, shall automatically be converted from a Class A Common Unit or Preferred Unit to a Class B Common Unit.

(b) Conversion of Certain Partnership Interests upon Effective Date. As of the Effective Date, the outstanding OP Units and LTIP Units will be converted as follows2:

(i) 6 OP Units held by ARCA will be converted into 6 Class A Common Units;

(ii) 298,347 LTIP Units held by AREP will be converted into 298,347 Class A Common Units;

(iii) 18,908 OP Units held by AREP will be converted into 18,908 Class A Common Units;

(iv) 128,347 LTIP Units held by Schorsch will be converted into 5,275 Preferred Units;

(v) 35,888 LTIP Units held by Kahane will be converted into 1,475 Preferred Units; and

(vi) 45,546,772 OP Units held by the Previous General Partner will be converted into 45,546,772 Class B Common Units.

(c) Additional Partnership Units. Subject to the terms and conditions of Section 4.03 and Section 4.04(a) hereof, the General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other Persons (i) Class A Common Units, Class B Common Units or Preferred Units, or (ii) additional Partnership Units in one or more new classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, rights, powers and duties senior to the Limited Partners, approved by the Consent of the Class A Limited Partners. No Person, including, without limitation, any Partner or a transferee of any Partner, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Units.

4.05 Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner, the Company or any of their Affiliates provide such Additional Funds to the Partnership through loans or otherwise.

4.06 Capital Accounts. A separate Capital Account shall be established and maintained for each Partner.

[2]	Numbers here to presume that the Conversion Factor is applied.

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4.07 Percentage Interests. If the number of outstanding Common Units, Preferred Units or other class or series of Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Class A Common Units, Class B Common Units, Preferred Units or other class or series of Partnership Units held by such Partner divided by the aggregate number of Class A Common Units, Class B Common Units, Preferred Units or other class or series of Partnership Units, as applicable, outstanding after giving effect to such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.07, the Net Income and Net Loss for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the effective date of such adjustment and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Net Income and Net Loss for the taxable year in which the adjustment occurs. The allocation of Net Income and Net Loss for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Net Income and Net Loss for the later part shall be based on the adjusted Percentage Interests.

4.08 No Interest on Contributions. No Partner shall be entitled to interest on its Capital Contribution.

4.09 Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

4.10 No Third-Party Beneficiary. Except as provided in Section 5.06(d)(ii) with respect to amounts contributed to restore a deficit Capital Account balance following liquidation of the Partnership, no creditor or other third party (other than an Indemnitee) having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto, Indemnitees and their respective successors and assigns. To the fullest extent permitted by law, none of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall, to the fullest extent permitted by law, be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

ARTICLE V.

PROFITS AND LOSSES; DISTRIBUTIONS

5.01 Allocation of Net Income and Net Loss. Except as otherwise provided in this Agreement, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction, of the Partnership shall be allocated among the Partners in accordance with this Section 5.01.

(a) Allocation of Net Income. Except as provided in Sections 5.01(c) and (d), Net Income for any Partnership year or other period shall be allocated in the following manner and order of priority.

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(i) First, 100% to the holders of Preferred Units in accordance with their respective Percentage Interests in an amount equal to the excess of such holder’s Preferred Return Per Preferred Unit to the last day of the current Partnership Year or other period, or to the date of redemption or exchange with the General Partner to the extent such units are redeemed or exchanged during such period over the cumulative Net Income previously allocated to such holder;

(ii) Second, 100% to the holders of Class A Common Units in accordance with their respective Percentage Interests in an amount equal to the excess of such holder’s cumulative distributions pursuant to Section 5.02(a)(ii) to the last day of the current Partnership year or other period, or to the date of redemption or exchange with the General Partner to the extent such units are redeemed or exchanged during such period, over the Cumulative Net Income previously allocated to such holder;

(iii) Third, 100% to the holders of Class B Common Units in accordance with their respective Percentage Interests.

(b) Allocation of Net Loss. Except as provided in Section 5.01(c), Net Loss for any Partnership year or other period shall be allocated to the holders of Class B Common Units in accordance with their Percentage Interests.

(c) Regulatory Allocations.

(i) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This Section 5.01(c)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.01(c)(i) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(ii) Partnership Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations or in Section 5.01(c)(i) hereof, if there is a net decrease in Partnership Minimum Gain attributable to Partner Nonrecourse Debt Minimum Gain during any fiscal year, each Partner who has a share of the Partnership Minimum Gain attributable to such Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partnership Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This Section 5.01(c)(ii) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in Section 1.704-2(i) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.01(c)(ii) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(iii) Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated, in accordance with Section 1.704-1(b)(2)(ii)(d) of the Regulations, to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This Section 5.01(c)(iii) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

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(iv) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(v) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations)

(vi) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(vii) Capital Account Deficits. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period, such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.01(c)(vii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been made as if Section 5.01(c)(iii) and this Section 5.01(c)(vii) were not in this Agreement.

(viii) Curative Allocations. The allocations set forth in Sections 5.01(c)(i), (ii), (iii), (iv), (v), (vi) and (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding the provisions of Sections 5.01(a) and 5.01(b) hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

(d) Special Allocation of Liquidating Gain and Net Property Gain. After giving effect to the special allocations in Section 5.01(c) but prior to the allocations set forth in Section 5.01(a) and (b), Liquidating Gain, and starting with the first January after the fifth anniversary of the Effective Date, Net Property Gain shall be allocated to AREP in respect of its Class A Common Units until AREP has a Capital Account balance of $13 million.

(e) Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Net Income and Net Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Net Income and Net Loss between the transferor and the transferee Partner.

(f) Tax Allocations.

(i) Items of Income or Loss. Except as is otherwise provided in this Section 5.01, an allocation of Partnership Net Income, Net Loss, Liquidating Gain or Net Property Gain to a Partner shall be treated

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as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income, Net Loss, Liquidating Gain or Net Property Gain.

(ii) Section 1245/1250 Recapture. Subject to Section 5.01(f)(iii) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This Section 5.01(f)(ii) shall not alter the amount of Net Income, Liquidating Gain or Net Property Gain (or items thereof) allocated among the Partners, but merely the character of such Net Income, Liquidating Gain or Net Property Gain (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income, Net Loss, Liquidating Gain and Net Property Gain for such respective period.

(iii) Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use the traditional method contained in the Regulations promulgated under Section 704(c) of the Code, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder. The intent of this Section 5.01(f)(iii) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This Section 5.01(f)(iii) is to be interpreted consistently with such intent.

(iv) Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (as defined in Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to be able to allocate to each Partner nonrecourse liabilities equal to the Liability Shortfall, nonrecourse liabilities shall be allocated to each Partner in pro rata in accordance with each such Partner’s Liability Shortfall.

5.02 Distribution of Cash.

(a) Distributions Generally. Subject to the other provisions of this Section 5.02 and to the provisions of Section 5.06 hereof, the Partnership shall distribute cash at such times and in such amounts as are, subject to the terms and conditions of this Agreement, determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such month (or other distribution period) on the Partnership Record Date in the following order of priority:

(i) first, to the holders of Preferred Units in accordance with each such holder’s Preferred Return Per Preferred Unit with respect to all Preferred Units held by such holder, less that aggregate amount previously distributed with respect to such holder’s Preferred Units pursuant to this Section 5.02(a)(i);

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(ii) Second, to the holders of Class A Common Units in accordance with each such holder’s Preferred Return Per Class A Unit with respect to all Class A Common Units held by such holder, less the aggregate amount previously distributed with respect to such holder’s Class A Common Units pursuant to this Section 5.02(a)(ii); and

(iii) Third, to the holders of Class B Common Units in proportion to the total number of Partnership Units held by them on the Partnership Record Date.

(b) Reserved.

(c) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to a Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner (the “Distributable Amount”) equals or exceeds the Withheld Amount, the entire Distributable Amount shall be treated as a distribution of cash to such Partner, or (ii) if the Distributable Amount is less than the Withheld Amount, the excess of the Withheld Amount over the Distributable Amount shall be treated as a Partnership Loan from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partner shall repay a Partnership Loan upon the demand of the Partnership or, alternatively, through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a General Partner Loan to the Defaulting Limited Partner in the amount of the payment made by the General Partner and the General Partner shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.

Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.02(c) shall bear interest at the lesser of (i) 300 basis points above the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.

(d) In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash dividend as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be redeemed.

5.03 Reserved.

5.04 No Right to Distributions in Kind. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership. Notwithstanding anything to the contrary in this Agreement, the General Partner shall have the right to make distributions in kind to the General Partner.

5.05 Limitations on Distributions. Notwithstanding any of the provisions of this Agreement, no Partner shall have the right to receive, and the Partnership and the General Partner shall not have the right to make, a distribution that violates the Act or other applicable law.

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5.06 Distributions Upon Liquidation.

(a) Upon liquidation of the Partnership any remaining assets of the Partnership shall be distributed in the following order:

(i) First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(ii) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(iii) The balance to all Partners with positive Capital Accounts pro rata in accordance with their respective positive Capital Account balances.

(b) For purposes of Section 5.06(a) hereof, the Capital Account of each Partner shall be determined after making all adjustments in accordance with Sections 5.01 and 5.02 hereof resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.

(c) Any distributions pursuant to this Section 5.06 shall be made within a reasonable time as determined by the General Partner in its sole discretion. To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to satisfy any contingent debts or obligations of the Partnership.

(d) If the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, (i) distributions shall be made to the Partners who have positive Capital Accounts in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations, (ii) if the Initial Limited Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during with such liquidation occurs), such Initial Limited Partner shall restore and contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero, but not to exceed $[ — ]3 in compliance with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations and (iii) if AREP’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during with such liquidation occurs), AREP shall restore and contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero but not to exceed the Partnership’s deduction attributable to the subordinated incentive listing fee (the amount of such fee to be equal to the principal amount of the Subordinated Incentive Listing Note), which restoration and contribution shall be before the later to occur of (x) the end of the taxable year in which the Partnership (or such Limited Partner’s interest) is liquidated, or (y) ninety (90) days after the date of the liquidation of the Partnership (or such Limited Partner’s interest), which amount shall be paid to creditors of the Partnership or, if the amount contributed exceeds the amount due to creditors, shall be distributed to the Partners with positive Capital Account balances. If any Partner (other than AREP) has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during with such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. Consistent with Section 1.704-1(b)(2)(iv)(l) of the Regulations, a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code shall not result in a liquidation of the Partnership for purposes of this Section 5.06(d).

5.07 Substantial Economic Effect. It is the intent of the Partners that the allocations of Net Income and Net Loss under the Agreement have “substantial economic effect” (or be consistent with the Partners’ interests in

[3]	Remaining DRO obligation to be obtained from the Partnership’s accountants.

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the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article V and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

ARTICLE VI.

RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER

6.01 Management of the Partnership.

(a) Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:

(i) to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to, notes and mortgages that the General Partner determines are necessary or appropriate in the business of the Partnership;

(ii) to construct buildings and make other improvements on the properties owned or leased by the Partnership;

(iii) to authorize, issue, sell, redeem or otherwise purchase any Partnership Units or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Units, or Rights relating to any class or series of Partnership Units) of the Partnership;

(iv) to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(v) to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(vi) to guarantee or become a co-maker of indebtedness of the Company and any Subsidiary of the Company, including the General Partner or the Partnership, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(vii) to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all operating costs and general and administrative expenses of the General Partner, the Company, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;

(viii) to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(ix) to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership or the Partnership’s assets;

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(x) to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership’s business;

(xi) to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xii) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xiii) to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(xiv) to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers and such other persons as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;

(xv) to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xvi) to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii) to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xviii) to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xix) to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xx) to establish Partnership reserves for working capital, capital expenditures, contingent liabilities or any other valid Partnership purpose;

(xxi) to merge, consolidate or combine the Partnership with or into another Person;

(xxii) to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code;

(xxiii) to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership and to possess and enjoy all of the rights and powers of a general partner as provided by the Act; and

(xxiv) to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the Company or the General Partner deems necessary or appropriate such that the Company shall continue to satisfy the requirements for qualification as a REIT under the Code and Regulations (“REIT Requirements”) and avoid any federal income or excise tax liability; provided, however, the General Partner shall not be bound to comply with this covenant to the extent any distributions required to be made in order to satisfy the

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REIT Requirements would violate the Act or other applicable law or contravene the terms of any notes, mortgages or other types of debt obligations to which the Partnership may be subject in conjunction with borrowed funds.

(b) Except as otherwise provided herein or in the Act, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.02 Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

6.03 Indemnification and Exculpation of Indemnitees.

(a) To the fullest extent permitted by law, the Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The parties hereto agree, that the termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 6.03(a). The parties hereto agree, that the termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 6.03(a). Any indemnification pursuant to this Section 6.03 shall be made only out of the assets of the Partnership.

(b) The Partnership shall reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.03 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c) The indemnification provided by this Section 6.03 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d) The Partnership may purchase and maintain insurance, as an expense of the Partnership, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

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(e) For purposes of this Section 6.03, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.03; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is not opposed to the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.03 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.03 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) Any amendment, modification or repeal of this Section 6.03 or any provision hereof shall be prospective only and shall not in any way affect the indemnification of an Indemnitee by the Partnership under this Section 6.03 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.04 Liability of the General Partner.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission if any such party acted in good faith. Notwithstanding any provision of this Agreement or otherwise applicable provision of law or equity, the General Partner shall not be in breach of any duty (fiduciary or otherwise) that the General Partner may owe to the Limited Partners or the Partnership or any other Persons bound by this Agreement provided the General Partner, acting in good faith, abides by the terms of this Agreement.

(b) Notwithstanding any provision of this Agreement or otherwise applicable provision of law or equity, the Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and the Company’s stockholders collectively, and that, to the fullest extent permitted by law, the General Partner has no duty (fiduciary or otherwise) and is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of the stockholders of the Company on the one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either the stockholders of the Company or the Limited Partners; provided, however, that for so long as the General Partner owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either the stockholders of the Company or the Limited Partners shall be resolved in favor of the stockholders of the Company. The General Partner shall not be liable to the Partners or the Partnership for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Limited Partners or the Partnership in connection with such decisions.

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(c) Subject to its obligations and duties as General Partner set forth in Section 6.01 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible or liable to the Limited Partners or the Partnership for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT or (ii) to prevent the Company from incurring any taxes under Section 857, Section 4981 or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e) Any amendment, modification or repeal of this Section 6.04 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s or any of its officer’s, director’s, agent’s or employee’s liability to the Partnership and the Limited Partners under this Section 6.04 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.05 Partnership Obligations.

(a) Except as provided in this Section 6.05 and elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) All Administrative Expenses shall be obligations of the Partnership, and the General Partner and the Company shall be entitled to reimbursement by the Partnership for any expenditure (including Administrative Expenses) incurred on behalf of the Partnership that shall be made other than out of the funds of the Partnership.

6.06 Outside Activities. Subject to Section 6.08 hereof, the Charter and any agreements entered into by the General Partner, the Company or any of their respective Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or stockholders of the Company, the General Partner and the Company shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to such business interest or activities. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interest or activities. None of the Limited Partners nor any other Person bound by this Agreement shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner and the Company, (i) shall have no duty or obligation (fiduciary or otherwise) pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character that, if presented to the Partnership or any Limited Partner, could be taken by such Person, and (ii) shall not be liable to the Partnership or to the Limited Partners for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that the General Partner or the Company pursues or acquires for, or directs such business ventures, interests or activities to another Person or does not communicate such opportunity or information to the Partnership.

6.07 Employment or Retention of Affiliates.

(a) Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price or other payment therefor that the General Partner determines to be fair and reasonable.

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(b) The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(c) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement and applicable law.

6.08 Company and General Partner Activities. Consistent with Section 6.06, the Limited Partners understand and agree that, generally, all business activities of the General Partner and the Company, including activities pertaining to the acquisition, development, ownership of or investment in single tenant freestanding commercial real estate and related assets, have not been and will not be conducted through the Partnership or one or more Subsidiary Partnerships.

6.09 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

ARTICLE VII.

CHANGES IN THE COMPANY OR THE GENERAL PARTNER

7.01 Transfer of the General Partner’s Partnership Interest.

(a) The General Partner shall not transfer all or any portion of its General Partner Interests, and the General Partner shall not withdraw as General Partner, except as provided in or in connection with a transaction contemplated by Section 7.01(c) hereof.

(b) The General Partner agrees that its General Partner Interest will at all times be in the aggregate at least 0.1% of the Partnership Interests.

(c) Notwithstanding anything in this Section 7.01, the General Partner may transfer all or any portion of its General Partner Interest to the Company or any wholly owned Subsidiary of the Company, and following a transfer of all of its General Partner Interest, may withdraw as General Partner. In the event that the General Partner transfers its entire General Partner Interest and the transferee is admitted to the Partnership as a substitute General Partner in accordance with this Agreement, such transferee shall be deemed admitted to the Partnership as a General Partner immediately prior to the transfer and such transferee shall continue the business of the Partnership without dissolution.

7.02 Merger of Company.

(a) Except as otherwise provided in Section 7.02(b) or (c) hereof, the Company shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its

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assets (other than in connection with a change in the Company’s state of incorporation or organizational form), in each case which results in a Change of Control of the Company (a “Transaction”), unless at least one of the following conditions is met:

(i) the Consent of the Class A Limited Partners is obtained;

(ii) as a result of such Transaction, (x) all Limited Partners holding Class A Common Units will receive, or have the right to receive, for each such Class A Common Unit held by such Limited Partners an amount of cash, securities or other property equal in value to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share in consideration of one REIT Share, provided that if, in connection with such Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Class A Common Units (other than the General Partner and any Subsidiary of the General Partner) shall be given the option to exchange its Class A Common Units for the greatest amount of cash, securities or other property that such Limited Partner would have received had it (A) exercised its Common Unit Redemption Right pursuant to Section 8.04 hereof and (B) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Common Unit Redemption Right immediately prior to the expiration of the Offer and (y) all Limited Partners holding Preferred Units have the option of receiving per Preferred Unit a cash amount equal to the Preferred Cash Amount; or

(iii) the General Partner or the Company is the surviving entity in the Transaction and (x) either (A) the holders of REIT Shares do not receive cash, securities or other property in the Transaction or (B) all Limited Partners holding Class A Common Units receive for each Class A Common Unit held by such Limited Partners an amount of cash, securities or other property (expressed as an amount per REIT Share) that is no less in value than the product of the Conversion Factor and the greatest amount of cash, securities or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares and (y) all Limited Partners holding Preferred Units have the option of receiving per Preferred Unit a cash amount equal to the Preferred Cash Amount.

(b) Notwithstanding Section 7.02(a) hereof, the General Partner or the Company may merge with or into or consolidate with another entity, or sell substantially all of its assets to another entity, if immediately after such merger, consolidation or sale, the surviving or acquiring entity (the “Survivor”) expressly agrees to assume all obligations of the General Partner and the Company hereunder. Notwithstanding any provision of this Agreement and without the consent of any other person, upon such assumption, (i) for all purposes of this Agreement, if the General Partner or the Company is not the Survivor, the Survivor, shall be deemed to be the “General Partner” hereunder and shall be deemed to be admitted as the general partner of the Partnership, upon its execution of a counterpart to this Agreement, effective simultaneously with the merger or consolidation, (ii) the Survivor shall continue the business of the Partnership without dissolution, and (iii) the Survivor shall have the right and duty to amend this Agreement as set forth in this Section 7.02(b) or in any other manner, if applicable, to reflect the change in the general partner of the Partnership. The Survivor shall in good faith arrive at a new method for the calculation of the Common Cash Amount, the Common REIT Shares Amount and Conversion Factor for a Class A Common Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and which a holder of Class A Common Units could have acquired had such Class A Common Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor. The Survivor also shall in good faith modify the definition of REIT Shares and make such amendments to Section 8.04 or Section 8.05 hereof so as to approximate the existing rights and obligations set forth in Section 8.04 or Section 8.05 hereof as closely as reasonably possible. The above provisions of this Section 7.02(b) shall similarly apply to successive mergers or consolidations permitted hereunder.

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Notwithstanding anything in this Section 7.02, the General Partner or the Company may engage in a transaction required by law or by the rules of any national securities exchange or over-the-counter interdealer quotation system on which the REIT Shares are listed or traded.

7.03 Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:

(a) the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart hereof, and an amendment to the Certificate of Limited Partnership of the Partnership evidencing the admission of such Person as a General Partner shall have been filed with the office of the Secretary of State of the State of Delaware;

(b) if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c) counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, or (ii) the loss of any Limited Partner’s limited liability.

7.04 Effect of Bankruptcy, Withdrawal, Death or Dissolution of General Partner.

(a) Upon the occurrence of an Event of Bankruptcy as to the General Partner (and its removal pursuant to Section 7.05(a) hereof) or the withdrawal, removal or dissolution of the General Partner or any other event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, the Partnership shall be dissolved and its affairs wound up unless the business of the Partnership is continued pursuant to Section 7.04(b) hereof. Notwithstanding anything in this Agreement to the contrary, any successor to the General Partner by merger or consolidation in compliance with Section 7.02(b) shall, without further act of any Person, be the General Partner hereunder, and such merger or consolidation shall not constitute a transfer for purposes of this Agreement and the Partnership shall continue without dissolution.

(b) Following the occurrence of an Event of Bankruptcy as to the General Partner (and its removal pursuant to Section 7.05(a) hereof) or the withdrawal, removal or dissolution of the General Partner or any other event that resulting the General Partner ceasing to be a general partner of the Partnership under the Act, the Partnership shall not be dissolved or wound up if the Limited Partners, within 90 days after such occurrence, elect to continue the business of the Partnership for the balance of the term specified in Section 2.04 hereof by selecting effective as of such occurrence, subject to Section 7.03 hereof in writing or vote, a substitute General Partner by the Consent of the Class A Limited Partners. Any substitute General Partner selected by the Limited Partners in accordance with this Section 7.05(b) and admitted to the Partnership in accordance with Section 7.03, shall be deemed admitted to the Partnership effective simultaneously with the occurrence of the event that caused the General Partner to cease to be a general partner of the Partnership. If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.05 Removal of General Partner.

(a) Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, the General Partner, the General Partner shall be deemed to be removed automatically. To the fullest extent permitted by law, the Limited Partners may not remove the General Partner, with or without cause.

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(b) If the General Partner has been removed pursuant to this Section 7.05 and the Partnership is continued pursuant to Section 7.04 hereof, the General Partner shall promptly transfer and assign its General Partner Interest in the Partnership to the substitute General Partner approved by the Consent of the Class A Limited Partners in accordance with Section 7.04(b) hereof and otherwise be admitted to the Partnership in accordance with Section 7.03 hereof. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partner Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and the Class A Limited Partners (exercised through the Consent of the Class A Limited Partners) within ten days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and the Class A Limited Partners (exercised through the Consent of the Class A Limited Partners) each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partner Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partner Interest no later than 60 days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals closest in value.

(c) The General Partner Interest of a removed General Partner, during the time after default until transfer under Section 7.05(b) hereof, shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.05(b) hereof.

(d) All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section 7.05.

ARTICLE VIII.

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

8.01 Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner. Notwithstanding anything to the contrary contained in this Agreement, none of the actions taken by any of the Limited Partners hereunder shall constitute participation in the control of the business of the Partnership within the meaning of the Act.

8.02 Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, including duly adapted amendments hereto, which power of attorney is coupled with an interest and shall survive and not be affected by

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the subsequent death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest. This power of attorney may be exercised by such attorney-in-fact for all Limited Partners (or any of them) by a single signature of the General Partner acting as attorney-in-fact with or without listing all of the Limited Partners executing an instrument.

8.03 Limitation on Liability of Limited Partners. No Limited Partner, in its capacity as such, shall be liable for any debts, liabilities, contracts or obligations of the Partnership. Except as otherwise provided in this Agreement or under the Act, a Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act or as otherwise provided for herein, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

8.04 Common Unit Redemption Right.

(a) Subject to Sections 8.04(b), (c), (d), (e) and (f) hereof and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Class A Common Units held by them, each holder of Class A Common Units shall have the right (the “Common Unit Redemption Right”), for a period of 90 days beginning 30 days after the Chargeback Allocation has occurred in full (the “Initial Common Put Window”) or any time beginning one year after the expiration of the Common Call Window if the General Partner has not delivered a Call Notice pursuant to Section 8.06(a), to require the Company to convert on a Specified Redemption Date all of the Class A Common Units held by such Limited Partner at a redemption price equal to and in the form of the Common Unit Redemption Amount to be paid by the Company. The Common Unit Redemption Right shall be exercised pursuant to a Notice of Exercise of Redemption Right in substantially the form attached hereto as Exhibit B-1 delivered to the Company (with a copy to the General Partner) by the Limited Partner who is exercising the Common Unit Redemption Right (the “Redeeming Common Limited Partner”); provided, however, that the Company shall, in its sole and absolute discretion, have the option to deliver either the Common Cash Amount or the Common REIT Shares Amount; provided, further, that the Company shall not be obligated to satisfy such Common Unit Redemption Right if the Company elects to purchase the Class A Common Units subject to the Notice of Redemption. The Redeeming Common Limited Partner shall have no right, with respect to any Class A Common Units so redeemed, to receive any distribution paid with respect to Class A Common Units if the record date for such distribution is on or after the Specified Redemption Date.

(b) Notwithstanding the provisions of Section 8.04(a) hereof, a Limited Partner that exercises the Common Unit Redemption Right shall be deemed to have offered to sell the Class A Common Units described in the Notice of Redemption to the Company, and the Company may, in its sole and absolute discretion, elect to purchase directly and acquire such Class A Common Units by paying to the Redeeming Common Limited Partner either the Common Cash Amount or the Common REIT Shares Amount, as elected by the Company (in its sole and absolute discretion), on the Specified Redemption Date, whereupon the Company shall acquire the Class A Common Units offered for redemption by the Redeeming Common Limited Partner and shall be treated for all purposes of this Agreement as the owner of such Class A Common Units. If the Company shall elect to exercise its right to purchase Class A Common Units under this Section 8.04(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Common Limited Partner within five business days after the receipt by the Company of such Notice of Redemption.

In the event the General Partner shall exercise its right to purchase Class A Common Units with respect to the exercise of a Common Unit Redemption Right, the Partnership shall have no obligation to pay any amount to the Redeeming Common Limited Partner with respect to such Redeeming Common Limited Partner’s exercise of such Common Unit Redemption Right, and each of the Redeeming Common Limited Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Common Limited Partner for federal income tax purposes as a sale of the Redeeming Common Limited Partner’s Class A

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Common Units to the General Partner. Each Redeeming Common Limited Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Common Unit Redemption Right.

(c) Notwithstanding the provisions of Section 8.04(a) and 8.04(b) hereof, a Limited Partner shall not be entitled to exercise the Common Unit Redemption Right if the delivery of REIT Shares to such Limited Partner on the Specified Redemption Date by the Company pursuant to Section 8.04(b) hereof (regardless of whether or not the Company would in fact exercise its rights under Section 8.04(b) hereof) would (i) result in such Limited Partner or any other Person (as defined in the Charter) owning, directly or indirectly, REIT Shares in excess of the Ownership Limit and calculated in accordance therewith, except as provided in the Charter, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of the Company’s, the Partnership’s or a Subsidiary Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (v) otherwise cause the Company to fail to qualify as a REIT under the Code, or (vi) cause the acquisition of REIT Shares by such Limited Partner to be “integrated” with any other distribution of REIT Shares or Class A Common Units for purposes of complying with the registration provisions of the Securities Act. The Company agrees to maintain an effective registration statement for the issuance or resale of REIT Shares. The General Partner, in its sole and absolute discretion and without the consent of any other Partner or Person, may waive the restriction on redemption set forth in this Section 8.04(c).

(d) Any Common Cash Amount to be paid to a Redeeming Common Limited Partner pursuant to this Section 8.04 shall be paid on the Specified Redemption Date.

(e) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Common Limited Partner’s exercise of the Common Unit Redemption Right. If a Redeeming Common Limited Partner believes that it is exempt from such withholding upon the exercise of the Common Unit Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in substantially the form attached hereto as Exhibit C-1 or Exhibit C-2. If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Common Limited Partner’s exercise of the Common Unit Redemption Right and if the Common Unit Redemption Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by such Partner in redemption of its Class A Common Units. If, however, the Common Unit Redemption Amount is less than the Withheld Amount, the Redeeming Common Limited Partner shall not receive any portion of the Common Unit Redemption Amount, the Common Unit Redemption Amount shall be treated as an amount received by such Partner in redemption of its Class A Common Units, and the Partner shall contribute the excess of the Withheld Amount over the Common Unit Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.

(f) Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Common Unit Redemption Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, restrictions are necessary in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

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8.05 Preferred Unit Redemption Right.

(a) Subject to Sections 8.05(b), (c), (d) and (e) hereof and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Preferred Units held by them, for a period of 90 days beginning April 1, 2014 (the “Initial Preferred Put Window”) or any time beginning one year after the expiration of the Preferred Call Window if the General Partner has not delivered a Call Notice pursuant to Section 8.06(b), each holder of Preferred Units shall have the right (the “Preferred Unit Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all of the Preferred Units held by such Limited Partner at a redemption price equal to and in the form of the Preferred Unit Redemption Amount to be paid by the Partnership. The Preferred Unit Redemption Right shall be exercised pursuant to a Notice of Exercise of Redemption Right in substantially the form attached hereto as Exhibit B-2 delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Preferred Unit Redemption Right (the “Redeeming Preferred Limited Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Preferred Unit Redemption Right if the General Partner elects to purchase the Preferred Units subject to the Notice of Redemption. The Redeeming Preferred Limited Partner shall have no right, with respect to any Preferred Units so redeemed, to receive any distribution paid with respect to Preferred Units if the record date for such distribution is on or after the Specified Redemption Date.

(b) Notwithstanding the provisions of Section 8.05(a) hereof, a Limited Partner that exercises the Preferred Unit Redemption Right shall be deemed to have offered to sell the Preferred Units described in the Notice of Redemption to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Preferred Units by paying to the Redeeming Preferred Limited Partner the Preferred Cash Amount on the Specified Redemption Date, whereupon the General Partner shall acquire the Preferred Units offered for redemption by the Redeeming Preferred Limited Partner and shall be treated for all purposes of this Agreement as the owner of such Preferred Units. If the General Partner shall elect to exercise its right to purchase Preferred Units under this Section 8.05(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Preferred Limited Partner within five business days after the receipt by the General Partner of such Notice of Redemption.

In the event the General Partner shall exercise its right to purchase Preferred Units with respect to the exercise of a Preferred Unit Redemption Right, the Partnership shall have no obligation to pay any amount to the Redeeming Preferred Limited Partner with respect to such Redeeming Preferred Limited Partner’s exercise of such Preferred Unit Redemption Right, and each of the Redeeming Preferred Limited Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Preferred Limited Partner for federal income tax purposes as a sale of the Redeeming Preferred Limited Partner’s Preferred Units to the General Partner.

(c) Any Preferred Cash Amount to be paid to a Redeeming Preferred Limited Partner pursuant to this Section 8.05 shall be paid on the Specified Redemption Date.

(d) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Preferred Limited Partner’s exercise of the Preferred Unit Redemption Right. If a Redeeming Preferred Limited Partner believes that it is exempt from such withholding upon the exercise of the Preferred Unit Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in substantially the form attached hereto as Exhibit C-1 or Exhibit C-2. If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Preferred Limited Partner’s exercise of the Preferred Unit Redemption Right and if the Preferred Unit Redemption Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by such Partner in redemption of its Preferred Units. If, however, the Preferred Unit Redemption Amount is less than the Withheld Amount, the Redeeming Preferred Limited Partner shall not receive any portion of the Preferred Unit

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Redemption Amount, the Preferred Unit Redemption Amount shall be treated as an amount received by such Partner in redemption of its Preferred Units, and the Partner shall contribute the excess of the Withheld Amount over the Preferred Unit Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.

(e) Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Preferred Unit Redemption Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give a Restriction Notice to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, restrictions are necessary in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

8.06 Redemption of Units at General Partner’s Option.

(a) Notwithstanding anything in this Agreement to the contrary, for a period of 30 days beginning one year after the expiration of the Initial Common Put Window (the “Common Call Window”), the General Partner may, in its sole and absolute discretion, require any holder of Class A Common Units (by delivering a Call Notice to such holder of Class A Common Units) to tender all of its Class A Common Units to the General Partner in exchange for, at the election of and in the sole and absolute discretion of the General Partner, either the Common Cash Amount or a number of REIT Shares equal to the Common REIT Shares Amount payable on the Specified Redemption Date and otherwise in accordance with the procedures and provisions set forth in 8.04(a) and 8.04(b).

(b) Notwithstanding anything in this Agreement to the contrary, for a period of 30 days beginning one year after the expiration of the Initial Preferred Put Window (the “Preferred Call Window”), the General Partner may, in its sole and absolute discretion, require any holder of Preferred Units (by delivering a Call Notice to such holder of Preferred Units) to tender all of its Preferred Units outstanding to the General Partner in exchange for the Preferred Cash Amount payable on the Specified Redemption Date and otherwise in accordance with the procedures and provisions set forth in 8.05(a) and 8.05(b).

ARTICLE IX.

TRANSFERS OF PARTNERSHIP INTERESTS

9.01 Purchase for Investment.

(a) Each Limited Partner, by its signature below or by its subsequent admission to the Partnership, hereby represents and warrants to the General Partner and to the Partnership that the acquisition of such Limited Partner’s Partnership Units is made for investment purposes only and not with a view to the resale or distribution of such Partnership Units.

(b) Subject to the provisions of Section 9.02 hereof, each Limited Partner agrees that such Limited Partner will not Transfer such Limited Partner’s Partnership Units or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section  9.01(a) hereof.

9.02 Restrictions on Transfer of Partnership Units.

(a) Except as provided herein and subject to the provisions of Sections 9.02(b), (c) and (d) hereof, to the fullest extent permitted by law, no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise

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transfer all or any portion of such Limited Partner’s Partnership Units, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

(b) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.05 hereof) of all of such Limited Partner’s Partnership Units pursuant to this Article IX or pursuant to a redemption of all of such Limited Partner’s Class A Common Units and Preferred Units pursuant to Sections 8.04 and 8.05 hereof. Upon the permitted Transfer or redemption of all of a Limited Partner’s Partnership Units, such Limited Partner shall cease to be a Limited Partner.

(c) Subject to Sections 9.02(d), (e) and (f) hereof, a Limited Partner may Transfer, with the consent of the General Partner, all or a portion of such Limited Partner’s Partnership Units to such Limited Partner’s (i) parent or parent’s spouse, (ii) spouse, (iii) natural or adopted descendant or descendants, (iv) spouse of such Limited Partner’s descendant, (v) brother or sister, (vi) trust created by such Limited Partner for the primary benefit of such Limited Partner and/or any such Person(s) described in (i) through (v) above, of which trust such Limited Partner or any such Person(s) or bank or other commercial entity in the business of acting as a fiduciary in its ordinary course of business and having an equity capitalization of at least $100,000,000 is a trustee, (vii) a corporation, partnership or limited liability company controlled by such Limited Partner and/or a Person or Persons named in (i) through (v) above, or (viii) if the Limited Partner is an entity, its beneficial owners.

(d) No Limited Partner may effect a Transfer of its Partnership Units, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Partnership Units under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

(e) No Transfer by a Limited Partner of its Partnership Units, in whole or in part, may be made to any Person if the General Partner determine, in their commercially reasonable discretion, that (i) such Transfer would result in the Partnership being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) it would adversely affect the ability of the Company to continue to qualify as a REIT or subject the Company to any additional taxes under Section 857 or Section 4981 of the Code or (iii) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; provided, that if the General Partner secures an opinion of nationally recognized United States tax counsel that the Partnership would, if such Transfer were completed, satisfy one or more provisions under Section 7704 of the Code and the Regulations promulgated thereunder such that the Partnership would not be treated as a “publicly traded partnership” for U.S. federal income tax purposes, then such Transfer shall not be prohibited by this Section 9.02(e).

(f) To the fullest extent permitted by law, any purported Transfer in contravention of any of the provisions of this Article IX shall be void ab initio and ineffectual and shall not be binding upon, or recognized by, the General Partner or the Partnership.

(g) Prior to the consummation of any Transfer under this Article IX, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

(h) Notwithstanding anything to the contrary in this Agreement, AREP shall not Transfer any of its Class A Common Units until the Chargeback Allocation has occurred in full.

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9.03 Admission of Substitute Limited Partner.

(a) Subject to the other provisions of this Article IX, an assignee of the Partnership Units of a Limited Partner (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Partnership Units) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion, and upon the satisfactory completion of the following:

(i) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.

(ii) The assignee shall have delivered a letter containing the representation set forth in Section 9.01(a) hereof and the representations and warranties set forth in Section 9.01(b) hereof.

(iii) If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.

(iv) The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.02 hereof.

(v) The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.

(vi) The assignee shall have obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.

(b) For the purpose of allocating Net Income and Net Loss and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Limited Partner on the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c) The General Partner and the Substitute Limited Partner shall cooperate with each other by preparing the documentation required by this Section 9.03 and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article IX to the admission of such Person as a Limited Partner of the Partnership.

9.04 Rights of Assignees of Partnership Units.

(a) Subject to the provisions of Sections 9.01 and 9.02 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Units until the Partnership has received notice thereof.

(b) Any Person who is the assignee of all or any portion of a Limited Partner’s Partnership Units, but does not become a Substitute Limited Partner and desires to make a further assignment of such Partnership Units, shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Partnership Units.

9.05 Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. To the fullest extent permitted by law, the occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not, in and of itself, cause the termination or dissolution of the Partnership, and the business of

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the Partnership shall continue, and such Limited Partner’s personal representative (as defined in the Act) shall have the rights of such Limited Partner for the purpose of settling or managing such Limited Partner’s estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of such Limited Partner’s Partnership Units and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

9.06 Joint Ownership of Partnership Units. A Partnership Unit may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Unit shall be required to constitute the action of the owners of such Partnership Unit; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Unit held in a joint tenancy with a right of survivorship, the Partnership Unit shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Unit until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Unit to be divided into two equal Partnership Units, which shall thereafter be owned separately by each of the former owners.

ARTICLE X.

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

10.01 Books and Records. At all times during the continuance of the Partnership, the General Partner shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership of the Partnership and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Limited Partner or its duly authorized representative, for any purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.

10.02 Custody of Partnership Funds; Bank Accounts.

(a) All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b) All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.02(b).

10.03 Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year unless otherwise required by the Code.

10.04 Annual Tax Information and Report. Within 75 days after the end of each fiscal year of the Partnership, or as soon as practicable thereafter, the General Partner shall furnish to each Person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.

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10.05 Tax Matters Partner; Tax Elections; Special Basis Adjustments.

(a) The General Partner shall be the Tax Matters Partner of the Partnership. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.

(b) All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

(c) In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties. Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

(d) In the event that the General Partner shall be removed or replaced pursuant to any provision of this Agreement, the successor to the General Partner shall assume the obligations of this Section 10.05.

(e) The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The Tax Matters Partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners. The Partnership and the Partners (including any Person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The Partnership is also authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation § 1.83-3, including amending this Agreement.

10.06 Reports to Limited Partners.

(a) If the Company is required to furnish an annual report to its stockholders containing financial statements of the Company, the Company will, at the same time and in the same manner, furnish such annual report to each Limited Partner.

(b) Any Partner shall further have the right to a private audit of the books and records of the Partnership, provided that such audit is made for Partnership purposes, at the sole expense of the Partner desiring it and is made during normal business hours.

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ARTICLE XI.

AMENDMENT OF AGREEMENT; MERGER

11.01 Amendment of Agreement.

Except as otherwise provided herein, the General Partner’s written consent shall be required for any amendment to this Agreement. Except as otherwise provided herein, the General Partner, without the consent of the Limited Partners or any other Person, may amend this Agreement in any respect; provided, however, that the following amendments shall require both (i) the Consent of the Class A Limited Partners and (ii) the Limited Partners holding more than a majority of the Preferred Units:

(a) any amendment affecting the operation of the Conversion Factor or the Common Unit Redemption Right or Preferred Unit Redemption Right (except as otherwise provided herein) in a manner that adversely affects the Limited Partners benefitting from those provisions in any material respect;

(b) any amendment that would adversely affect the rights of the Limited Partners in any material respect to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;

(c) any amendment that would alter the Partnership’s allocations of Net Income and Net Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;

(d) any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership; or

(e) any amendment to this Article XI.

11.02 Merger of Partnership.

Notwithstanding any provision of this Agreement, the General Partner, without the consent of the Limited Partners or any other Person, may (i) merge or consolidate the Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company, corporation or other Person or (ii) sell all or substantially all of the assets of the Partnership in a transaction pursuant to Section 7.02(a) or (b) hereof and may amend this Agreement in any manner or adopt a new limited partnership agreement for the Partnership in connection with any such transaction consistent with the provisions of this Article XI.

ARTICLE XII.

GENERAL PROVISIONS

12.01 Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto, as it may be amended or restated from time to time; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the General Partner and the Partnership shall be delivered at or mailed to the Partnership’s office address set forth in Section 2.03 hereof. The General Partner and the Partnership may specify a different address by notifying the Limited Partners in writing of such different address.

12.02 Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

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12.03 Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.

12.04 Severability. If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

12.05 Entire Agreement. This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. In furtherance of the foregoing, the Partners acknowledge that the First Restated Agreement is hereby superseded in its entirety and this Agreement amends and restates any prior agreement of limited partnership of the Partnership.

12.06 Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

12.07 Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

12.08 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

12.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

ARTICLE XIII.

GUARANTEE BY REALTY INCOME

13.01 Guarantee. The Company hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the payment and performance of all obligations of the General Partner under Sections 8.05 and 8.06 of this Agreement (the “Guaranteed Obligations”).

13.02 Certain Waivers. To the fullest extent permitted by applicable law, the Company waives presentment to, demand of payment from and protest to each Limited Partner, and also waives notice of acceptance of the guarantee pursuant to this Article XIII and notice of protest for non-payment. To the fullest extent permitted by applicable law, the obligations of the Company hereunder shall not be affected by the failure of any Limited Partner to assert any claim or demand or to exercise or enforce any right or remedy against the General Partner under the provisions of this Agreement or otherwise.

13.03 Guarantee Absolute. The Company agrees that the guarantee pursuant to this Article XIII constitutes an absolute, unconditional, present and continuing guarantee of payment and not of collection, and waives any right to require that any resort be had by any Limited Partner (a) against the General Partner or any other Person for the Guaranteed Obligations or (b) against any other right or remedy available to any Limited Partner by contract, applicable law or otherwise. It is the intent of the guarantee pursuant to this Article XIII that each Limited Partner shall have resort to the Company without asserting or resorting to any remedy against the General Partner or any other Person and without demand to it, as though the Company was primarily liable for any Guaranteed Obligations.

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13.04 Additional Waivers. Without limiting the foregoing, the Company hereby waives and relinquishes all rights and remedies now or hereafter accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provision, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require any Limited Partner to proceed against the General Partner or any other Person or to proceed against or exhaust any security held by any Limited Partner at any time or to pursue any other remedy in such Limited Partner’s power before proceeding against the Company; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of the General Partner or any other Person, or any defect in the formation of the General Partner or any other Person; (c) any defense that may arise by reason of the Incapacity, lack of authority, insolvency, bankruptcy, death or disability of the General Partner or any other guarantor or other Person or the failure of any Limited Partner to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the General Partner or any other guarantor or other Person; (d) notice of the existence, creation or incurring of any new or additional indebtedness or obligation of the General Partner under this Agreement or of any action or non-action on the part of the General Partner under this Agreement or in connection with any Guaranteed Obligation; (e) any defense based upon an election of remedies by any Limited Partner which destroys or otherwise impairs any subrogation rights of the Company or any right of the Company to proceed against the General Partner or any other Person for reimbursement, or both; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (g) any duty on the part of any Limited Partner to disclose to the Company any facts any Limited Partner may now or hereafter know about the General Partner, regardless of whether any Limited Partner has reason to believe that any such fact materially increases the risk beyond that which the Company intends to assume or has reason to believe that any such fact is unknown to the Company or has a reasonable opportunity to communicate such fact to the Company, it being understood and agreed that the Company is fully responsible for being and keeping informed of the financial condition of the General Partner and of all circumstances bearing on the risk of nonpayment or non-performance of any Guaranteed Obligation; (h) any defense arising because of any Limited Partner’s election, in any proceeding instituted under the federal Bankruptcy Code; (i) any defense based upon the validity or enforceability of this Agreement; (j) any defense or rights arising under any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law or requirement, which may delay, prevent or otherwise affect the performance by the Company of any of the Guaranteed Obligations; (k) diligence, presentment and demand; (l) any requirement to mitigate any damages resulting from any default under this Agreement; and (m) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code.

13.05 No Waiver by Limited Partner. This Article XIII and any right of any Limited Partner hereunder may be waived in whole or in part, and the Company may be released from its obligations hereunder, only with the Consent of the Class A Limited Partners.

[SIGNATURE PAGE FOLLOWS]

42

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Amended and Restated Agreement of Limited Partnership, all as of the [ — ] day of [ — ], 201[ — ].

GENERAL PARTNER:

[ — ]

By:
Name:
Title:

LIMITED PARTNERS:

American Realty Capital Advisors, LLC

By:
Name:
Title:

ARC Real Estate Partners, LLC

By:
Name:
Title:

By:
Name:
Title:

43

EXHIBIT A

(2) (As of [ — ], 2012)4

Partner	Cash Contribution	Agreed Value of non- cash Capital Contribution	Class A Common Units	Class B Common Units	Preferred Units	Percentage Interest
General Partner:
[ — ]. Address: c/o Realty Income Corporation 600 La Terraza Blvd. Escondido, California 92025-3873	$[ — ]	$[0]	[ — ]		[ — ]	[ — ]%

Limited Partners:
American Realty Capital Advisors, LLC Address: 405 Park Avenue New York, New York 10022	$[ — ]	$[0]	[ — ]		[ — ]	[ — ]%
ARC Real Estate Partners, LLC Address: 405 Park Avenue New York, New York 10022	$[ — ]	$[0]	[ — ]		[ — ]	[ — ]%
Nicholas S. Schorsch					[ — ]
William M. Kahane					[ — ]
TOTALS	[ — ]	[ — ]	[ — ]		[ — ]	100%

[4]	To be Updated

A-1

EXHIBIT B-1

NOTICE OF EXERCISE OF COMMON UNIT REDEMPTION RIGHT

In accordance with Section 8.04 of the Amended and Restated Agreement of Limited Partnership (as amended, the “Agreement”) of Tau Operating Partnership, L.P., the undersigned hereby irrevocably (i) presents for redemption                      Class A Common Units in Tau Operating Partnership, L.P. in accordance with the terms of the Agreement and the Common Unit Redemption Right referred to in Section 8.04 thereof, (ii) surrenders such Common Units and all right, title and interest therein and (iii) directs that the Common Cash Amount or Common REIT Shares Amount (as defined in the Agreement) as determined by the Partnership deliverable upon exercise of the Common Unit Redemption Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

Dated:

Name of Limited Partner:

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Please insert social security or identifying number:

Name:

B-1-1

EXHIBIT B-2

NOTICE OF EXERCISE OF PREFERRED UNIT REDEMPTION RIGHT

In accordance with Section 8.05 of the Amended and Restated Agreement of Limited Partnership (as amended, the “Agreement”) of Tau Operating Partnership, L.P., the undersigned hereby irrevocably (i) presents for redemption                    Preferred Units in Tau Operating Partnership, L.P. in accordance with the terms of the Agreement and the Preferred Unit Redemption Right referred to in Section 8.05 thereof, (ii) surrenders such Preferred Units and all right, title and interest therein and (iii) directs that the Preferred Cash Amount deliverable upon exercise of the Preferred Unit Redemption Right be delivered to the address specified below.

Dated:

Name of Limited Partner:

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Please insert social security or identifying number:

Name:

B-2-1

EXHIBIT C-1

CERTIFICATION OF NON-FOREIGN STATUS

(FOR REDEEMING LIMITED PARTNERS THAT ARE ENTITIES)

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 10% of the amount realized by the non-U.S. person upon the disposition. To inform [ — ] (the “General Partner”) and Tau Operating Partnership, L.P. (the “Partnership”) that no withholding is required with respect to the redemption by                     (“Partner”) of its Partnership Units in the Partnership, the undersigned hereby certifies the following on behalf of Partner:

1.	Partner is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Code and the Treasury regulations thereunder.

2.	Partner is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

3.	The U.S. employer identification number of Partner is .

4.	The principal business address of Partner is: , and Partner’s place of incorporation is .

5.	Partner agrees to inform the General Partner if it becomes a foreign person at any time during the three-year period immediately following the date of this notice.

6.	Partner understands that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

PARTNER:

By:
Name:
Title:

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Partner.

Date:

Name:

Title:

C-1-1

EXHIBIT C-2

CERTIFICATION OF NON-FOREIGN STATUS (FOR REDEEMING LIMITED

PARTNERS THAT ARE INDIVIDUALS)

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 10% of the amount realized by the non-U.S. person upon the disposition. To inform [ — ] (the “General Partner”) and Tau Operating Partnership, L.P. (the “Partnership”) that no withholding is required with respect to my redemption of my Partnership Units in the Partnership, I, , hereby certify the following:

1.	I am not a nonresident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (social security number) is .

3.	My home address is: .

4.	I agree to inform the General Partner promptly if I become a nonresident alien at any time during the three-year period immediately following the date of this notice.

5.	I understand that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

Name:

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete.

Name:

Title:

C-2-1

EXHIBIT E

Form of Section 368 Opinion

Realty Income Corporation

600 La Terraza Blvd.

Escondido, CA 92025

Re:	Agreement and Plan of Merger dated as of September 6, 2012

Ladies and Gentlemen:

We have acted as special counsel to Realty Income Corporation, a Maryland corporation (“Realty Income”), in connection with the proposed merger (the “Merger”) of American Realty Capital Trust, Inc., a Maryland corporation (“ARCT”), with and into Tau Acquisition LLC, a Delaware limited liability company (“Merger Sub”), a wholly owned subsidiary of Realty Income, with Merger Sub surviving. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of September 6, 2012 (the “Merger Agreement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In acting as counsel to Realty Income in connection with the Merger, we have participated in the preparation of the Merger Agreement, and pursuant to Section 7.2(f) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts, representations and assumptions set forth herein, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the respective tax representation letters of Realty Income and Merger Sub and of ARCT delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Maryland;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered only to you in connection with the Merger and pursuant to the requirements of Section 7.2(f) of the Merger Agreement and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission. In addition, this opinion letter may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent.

Very truly yours,

EXHIBIT F

Form of Section 368 Opinion

American Realty Capital Trust, Inc.

405 Park Avenue

14th Floor

New York, NY 10022

Re:	Agreement and Plan of Merger dated as of September 6, 2012

Ladies and Gentlemen:

We have acted as special counsel to American Realty Capital Trust, Inc., a Maryland corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company, with and into Tau Acquisition LLC, a Delaware limited liability company (“Merger Sub”), and a wholly owned subsidiary of Realty Income Corporation, a Maryland corporation (“RIC”), with Merger Sub surviving. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of September 6, 2012 (the “Merger Agreement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In acting as counsel to the Company in connection with the Merger, we have participated in the preparation of the Merger Agreement, and pursuant to Section 7.3(f) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts, representations and assumptions set forth herein, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the respective tax representation letters of the Company and of RIC and Merger Sub delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Maryland and the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered only to you in connection with the Merger and pursuant to the requirements of Section 7.3(f) of the Merger Agreement and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission. In addition, this opinion letter may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent.

Very truly yours,

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of September 6, 2012 (this “Agreement”), is made and entered into by and among American Realty Capital Trust, Inc., a Maryland corporation (the “Company”), Realty Income Corporation, a Maryland corporation (“Parent”), Nicholas S. Schorsch and William M. Kahane (each a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Tau Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner of the number of shares of Company Common Stock set forth across from such Stockholder’s name on Schedule A attached hereto and has the voting and dispositive power in connection with the Merger with respect to such shares (with respect to each Stockholder, such Stockholder’s “Existing Shares” and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of options, conversion of convertible securities or otherwise, such Stockholder’s “Shares”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and the Company have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

AGREEMENT

1. Agreement to Vote; Irrevocable Proxy; Etc.

(a) Agreement to Vote. Subject to the terms and conditions hereof, each Stockholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the Termination Date, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall (x) appear at such meeting or otherwise cause all of such Stockholder’s Shares to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Company or Parent for written consent, if any, and (y) vote (or cause to be voted) such Stockholder’s Shares (i) in favor of (A) approval of the Merger and the other transactions contemplated by the Merger Agreement and (B) any other matter that is required to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) against the following actions: (A) any Company Acquisition Proposal, (B) any other action involving the Company or any Company Subsidiary that would reasonably be expected to have the effect of impeding, materially interfering with, materially delaying, materially postponing, or impairing (I) the ability of the Company to consummate the Merger or (II) any other transaction contemplated by the Merger Agreement or (C) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger

Agreement not being fulfilled on or prior to the Outside Date. Subject to the terms and conditions hereof, no Stockholder shall enter into any agreement or understanding with any Person prior to the termination of this Agreement to vote in any manner inconsistent herewith. Subject to the terms and conditions hereof, the obligations of each Stockholder specified in this Section 1(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal prior to the Termination Date.

(b) Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies and powers of attorney granted with respect to such Stockholder’s Shares, and no Stockholder shall grant any subsequent proxy or power of attorney with respect to such Stockholder’s Shares, except as set forth in this Agreement or required by a Letter of Transmittal. By entering into this Agreement, subject to the last sentence of this Section 1(b), each Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a proxy appointing Parent, any designee of Parent and each of Parent’s officers, with full power of substitution and resubstitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present, vote, express consent or dissent with respect to such Stockholder’s Shares for the purposes set forth in Section 1(a). The proxy granted by each Stockholder pursuant to this Section 1(b) is, subject to the last sentence of this Section 1(b), irrevocable and is coupled with an interest, in accordance with Section 2-507(d) of the Maryland General Corporation Law, and is granted in order to secure such Stockholder’s performance under this Agreement and also in consideration of Parent entering into this Agreement and the Merger Agreement. If either Stockholder fails for any reason to be counted as present, consent or vote such Stockholder’s Shares in accordance with the requirements of Section 1(a), then Parent shall have the right to cause to be present, consent or vote such Stockholder’s Shares in accordance with the provisions of Section 1(a). The proxy granted by each Stockholder shall be automatically revoked upon the valid termination of this Agreement in accordance Section 6.

(c) Restriction on Transfer. From the date of this Agreement until the Termination Date and except as otherwise contemplated in the Merger Agreement, neither Stockholder shall (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of such Stockholder’s Shares (any such action, a “Transfer”); provided that nothing in this Agreement shall prohibit the exercise by either Stockholder of any options to purchase Shares, (ii) deposit any of such Stockholder’s Shares into a voting trust or enter into a separate voting agreement with respect to such Stockholder’s Shares, (iii) take any action that would cause any representation or warranty of such Stockholder contained herein to become untrue or incorrect, in each case, in any material respect, or would reasonably be expected to have the effect of preventing or disabling such Stockholder from performing his obligations under this Agreement or (iv) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make Transfers of Shares by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations; provided, that, each transferee agrees in writing to be bound by the terms of this Agreement applicable to such Stockholder and to hold such Shares subject to all the terms and provisions of this Agreement to the same extent as such terms and provisions bound such Stockholder. If any involuntary Transfer of any of the Shares shall occur, the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(d) Additional Shares. Each Stockholder hereby agrees, during the term of this Agreement, to promptly notify Parent and the Company of any new Shares acquired by such Stockholder, if any, after the execution of this Agreement. Any such Shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date of this Agreement. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(e) Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company, Parent, any of the Persons identified in Section 1(b) or any other Person any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any of the Shares. All rights, ownership and economic benefits of and relating to, and pecuniary interest in, the Shares shall remain vested in and belong to the applicable Stockholder, and neither the Company, Parent, the Persons identified in Section 1(b) nor any other Person shall have any power or authority to direct either Stockholder in the voting or disposition of any of the Shares, except as otherwise expressly provided in this Agreement.

2. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company and Parent, as of the date hereof, and at all times during the term of this Agreement, solely with respect to himself, as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company and Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Shares. Such Stockholder’s Existing Shares are owned beneficially and/or of record by such Stockholder, as set forth on Schedule A attached hereto. Such Stockholder’s Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Stockholder, and, except for such Stockholder’s Existing Shares, such Stockholder does not beneficially own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any securities convertible into shares of Company Common Stock (other than pursuant to any option, stock award or similar compensation plan adopted by the Company). Such Stockholder has the voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof and power to agree to all of the matters set forth in this Agreement with respect to each of such Stockholder’s Existing Shares as set forth on Schedule A attached hereto, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement and the Merger Agreement. Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of all liens, claims, security interests or other charges or encumbrances.

(c) No Conflicts. The execution and delivery of this Agreement by such Stockholder do not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Stockholder or his properties or assets, (c) except as may otherwise be required by federal securities Laws, conflict with or violate any Law applicable to such Stockholder or pursuant to which any of his properties or assets are bound or (d) violate any other agreement to which such Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust. Such Stockholder’s Existing Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

(d) Acknowledgment. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders and Parent, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.

(b) Corporate Authorization; Validity of Agreement; Necessary Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders and Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts. The execution and delivery of this Agreement by the Company do not, and the performance of the terms of this Agreement by the Company will not, (a) require the Company to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on the Company or its properties or assets, (c) except as may otherwise be required by federal securities Laws, conflict with or violate any Law applicable to the Company or pursuant to which any of its or any Company Subsidiary’s properties or assets are bound or (d) violate any other material agreement to which the Company or any Company Subsidiary is a party.

4. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders and the Company, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.

(b) Corporate Authorization; Validity of Agreement; Necessary Action. Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Parent Board, and no other corporate action or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement, and the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders and the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts. The execution and delivery of this Agreement by Parent do not, and the performance of the terms of this Agreement by Parent will not, (a) require Parent to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Parent or its properties or assets,

(c) except as may otherwise be required by federal securities Laws, conflict with or violate any Law applicable to Parent or pursuant to which any of its or any Parent Subsidiary’s properties or assets are bound or (d) violate any other material agreement to which Parent or any Parent Subsidiary is a party.

5. Further Assurances. From time to time, at any other party’s request and expense and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6. Termination. This Agreement shall automatically terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further force or effect upon the earlier to occur of the (a) Effective Time, (b) valid termination of the Merger Agreement in accordance with its terms, (c) an Adverse Recommendation Change, and (d) at the option of any Stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of this Agreement that results in any decrease in the consideration to be paid per share (subject to adjustment per the terms of the Merger Agreement) for the shares of Company Common Stock (any such date shall be referred to herein as the “Termination Date”). Nothing in this Section 6 shall relieve any party of liability for breach of this Agreement prior to the termination of this Agreement pursuant to its terms.

7. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

8. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement executed and delivered by each of the respective parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 6.

9. Notices. Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (Pacific time) shall be deemed to have been received at 9:00 a.m. (Pacific time) on the next Business Day) or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

(a)	If to the Company, to:

American Realty Capital Trust, Inc.

405 Park Avenue

14th Floor

New York, NY 10022

Phone: (646) 937-6900

Fax: (646) 861-7738

(646) 861-7812

Attention:   William M. Kahane

Brian D. Jones

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Phone: (212) 969-3186

Fax: (212) 969-2900

Attention:   Peter M. Fass, Esq.

Steven L. Lichtenfeld, Esq.

Daniel I. Ganitsky, Esq.

(b)	If to Nicholas S. Schorsch, to:

c/o American Realty Capital Trust, Inc.

405 Park Avenue

14th Floor

New York, New York 10022

Phone: (212) 415-6501

Fax: (212) 415-6507

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market St.

Philadelphia, Pennsylvania 19103-2921

Phone: (215) 963-5144

Fax: (215) 963-5001

Attention:   John T. Boxer

(c)	If to William M. Kahane, to:

c/o American Realty Capital Trust, Inc.

405 Park Avenue

14th Floor

New York, New York 10022

Phone: (646) 937-6900

Fax: (646) 861-7738

(d)	If to Parent, to:

Realty Income Corporation

600 La Terraza Blvd.

Escondido, CA 92025

Phone: (760) 741-2111

Fax: (760) 741-2235

Attention:   Chief Executive Officer

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Phone: (714) 540-1235

Fax: (714) 755-8290

Attention:   William J. Cernius, Esq.

Paul D. Tosetti, Esq.

10. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

12. Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Merger Agreement and the Confidentiality Agreements) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. This Agreement is intended to create a contractual relationship among each Stockholder, Parent and the Company and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among any of the parties hereto. Without limiting the generality of the foregoing, none of the Stockholders or Parent, by entering into this Agreement, intends to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with each other or any other stockholder of the Company.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14. Specific Performance; Remedies Cumulative.

(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

(b) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

15. Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland without giving effect to the principles of conflicts of law thereof.

16. Assignment. Except as set forth in Section 1(c), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

17. Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Maryland state or federal court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 17 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of the Stockholders, Parent and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

18. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

19. Negotiated Terms. The provisions of this Agreement are the result of negotiations between the parties. Accordingly, this Agreement shall not be construed in favor of or against any party by reason of the extent to which the party or any of his or its professional advisors participated in its preparation.

20. Action in Stockholder Capacity Only. The parties acknowledge and agree that this Agreement is entered into by each Stockholder solely in his capacity as the record and/or beneficial owner of such Stockholder’s Shares and nothing in this Agreement shall restrict or limit in any respect any action taken by such Stockholder in his capacity as a director or officer of the Company. The taking of any action (or failure to act) by either Stockholder in his capacity as an officer or director of the Company will in no event be deemed to constitute a breach of this Agreement.

21. Stockholder Obligations Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint and neither Stockholder shall be liable for any breach of the terms of this Agreement by the other Stockholder.

22. Documentation and Information. Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holdings of the Shares, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to give to Parent and the Company any information reasonably related to the foregoing as either may reasonably require for the preparation of any such disclosure documents. As promptly as practicable, each Stockholder shall notify Parent and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any have become false or misleading in any material respect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, Parent and each of the Stockholders have caused this Agreement to be signed by their respective officers or other authorized Person thereunto duly authorized as of the date first written above.

AMERICAN REALTY CAPITAL TRUST, INC.

By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	President and Chief Executive Officer

STOCKHOLDERS:

By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch

By:	/s/ William M. Kahane
William M. Kahane

REALTY INCOME CORPORATION

By:	/s/ Michael R. Pfeiffer
	Name:	Michael R. Pfeiffer
	Title:	Executive Vice President, General Counsel and Secretary

SCHEDULE A

Stockholder	Existing Shares (includes shares held by AR Capital, LLC)

Nicholas S. Schorsch	1,000,780
William M. Kahane	268,991

ANNEX C

REALTY INCOME CORPORATION

600 LA TERRAZA BLVD.

ESCONDIDO, CA 92025

AR CAPITAL, LLC

405 Park Avenue

15th Floor

New York, NY 10022

Nicholas S. Schorsch

405 Park Avenue

15th Floor

New York, NY 10022

September 6, 2012

Re:	Agreement and Plan of Merger Between American Realty Capital Trust, Inc. and Realty Income Corporation

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Realty Income Corporation, a Maryland corporation (“Parent”), Tau Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and American Realty Capital Trust, Inc., a Maryland corporation (the “Company”), pursuant to which the Company will merge with and into Merger Sub. Any term not otherwise defined herein shall have the meaning given such term in the Merger Agreement.

Each of Parent, AR Capital, LLC (“ARC”) and Nicholas S. Schorsch (“Schorsch”), as applicable, represent and warrant that (a) each has the necessary power and authority to enter into this side letter and to carry out its obligations hereunder, including, if applicable, paying to Parent the Excess Amount, if any, (b) no consents, approvals, authorizations and other actions are required for Parent, ARC or Schorsch to execute, deliver and perform their respective obligations under this side letter and (c) each of ARC and Schorsch has sufficient funds to pay the Excess Amount (as defined below), if any, when and if such amount is due.

A.	Reimbursement of Specified Expenses in Excess of $15,000,000

1. Within 60 days after the Closing, to the extent that Parent determines that the Company has incurred Specified Expenses that exceed $15,000,000, Parent shall deliver to ARC and Schorsch a written statement along with copies of available supporting documentation (the “Statement”) setting forth Parent’s determination of the Specified Expenses. ARC shall have 15 Business Days following the receipt of the Statement to review the Statement and if ARC fails to deliver written notice to Parent setting forth in reasonable detail the particulars of any disagreement (the “Dispute Notice”) with respect to the Statement within such 15 Business Day period, the Specified Expenses set forth in the Statement shall be deemed final (absent manifest error) (such amount, or any amount agreed to by the parties or any amount as determined by the Auditor as set forth below, the “Final Specified Expenses”). In the event that ARC delivers a Dispute Notice, Parent and ARC shall negotiate in good faith for 10 Business Days following the receipt of the Dispute Notice to agree to the Specified Expenses. If Parent and ARC fail to agree to the Specified Expenses within such 10 Business Day period, then either party may submit the dispute to an independent accounting firm of regionally recognized standing (the “Auditor”) to resolve any such dispute. The costs of such Auditor shall be borne equally by Parent and ARC. The determination of the Auditor as to the Specified Expenses shall be final, conclusive and binding on ARC, Schorsch and Parent (absent manifest error).

2. In the event that the Final Specified Expenses exceed $15,000,000 (such excess, the “Excess Amount”), then, unless directed by Schorsch that either ARC or Schorsch will pay the Excess Amount in cash and such payment is made within 10 Business Days of the determination of the Final Specified Expenses, Parent shall be entitled to offset the Excess Amount against the preferred OP Units held by Schorsch (with any attendant tax consequences of such forfeiture to be for Schorsch account), and to the extent the Excess Amount is greater than the value of such preferred OP Units, then ARC shall pay, or cause to be paid, to Parent within 10 Business Days by wire transfer of same day funds to an account designated by Parent, such Excess Amount that is not offset against the preferred OP Units. Any forfeiture of preferred OP Units shall be valued at their liquidation preference. Schorsch hereby agrees that neither Parent nor any of its affiliates shall be liable for any tax consequences attributable to any forfeiture of OP Units under this Agreement notwithstanding any agreement to the contrary in an instrument.

3. For purposes of this side letter, “Specified Expenses” shall mean (a) all fees, costs, expenses, change of control payments to Company Employees or affiliates of ARC (not including the value of the LTIP Units) and severance payments and (b) 75% of the first $2,000,000 of any assumption or consent fees or costs (but expressly excluding principal, interest and exit fees) associated with Indebtedness assumption, in each case, incurred by, or on behalf of, the Company or any Company Subsidiary (or that become payable or are paid by the Company or any Company Subsidiary) in connection with or related to any due diligence investigation and the authorization, preparation, negotiation, execution and performance of the Merger Agreement and the consummation of the transactions contemplated thereby (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses), including, but not limited to, the services provided by Goldman Sachs, Proskauer Rose LLP, Venable LLP, Grant Thornton LLP, WeiserMazars LLP and FTI Consulting; provided, however, that (i) to the extent the Company, any Company Subsidiary or any director or officer of the Company or any Company Subsidiary incurs legal fees and expenses in connection with any litigation pertaining to the Merger Agreement and the transactions contemplated thereby that are payable or have been paid by the Company or any Company Subsidiary, such fees and expenses shall not be included in the Specified Expenses and (ii) any prepayment penalties, defeasance costs, make whole payments or similar amounts associated with Indebtedness shall also not be included in the Specified Expenses.

B.	Books and Records and Transition Services

1. Subject to applicable Law, promptly (but in any event, within 30 calendar days) following the Closing, ARC shall deliver, at ARC’s sole cost and expense, to Parent all of the Books and Records to a place designated by Parent.

2. Following the Closing for a period of one year, ARC will make available, at reasonable times and upon reasonable request, to Parent and the Surviving Entity at Parent’s expense with respect to third parties, its employees, agents, consultants, advisors and other personnel with knowledge of the business of the Company and the Company Subsidiaries to assist Parent in the transition of the business and introductions to third parties doing business with the Surviving Entity; provided, however, that such requests shall not unduly interfere with the operations of ARC.

3. For purposes of this side letter, “Books and Records” means all of the books, records, files, data and information, whether in hard copy or digital format, including, without limitation, organizational documents, leases, debt related documents, title policies, environmental reports, financial and accounting records, Tax records, credit and collection records, correspondence and miscellaneous records with respect to tenants and all other general correspondence, in each case relating to the Company, a Company Subsidiary or their respective businesses.

C.	Indemnification Regarding Certain Matters

ARC and Schorsch shall, jointly and severally, indemnify, save and hold harmless Parent, the Surviving Entity and their respective subsidiaries and affiliates from and against any and all costs, losses, Taxes, liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims) incurred in connection with, arising out of, or resulting from (1) the termination of any Company Employees, (2) the leases on Section 6.11(a) of the Company Disclosure Letter (for lease payments and other liabilities on and after the Closing Date), and (3) the personal property on Section 6.11(b) of the Company Disclosure Letter (including with respect to any leases related thereto).

D.	Waiver of Fees, Unwinding of Joint Ventures and Pending Acquisitions

1. ARC hereby waives, on its behalf and on behalf of each of its affiliates, any and all fees, commissions or other compensation (other than any reimbursement of expenses) to which any such Person could be entitled after the date hereof in connection with the Joint Venture Unwind Transactions as set forth in Section 6.22 of the Merger Agreement.

2. ARC shall use commercially reasonable efforts to take all actions reasonably necessary to unwind the applicable joint ventures set forth in Section 1.1 of the Company Disclosure Letter, including taking all such actions required by the applicable joint venture agreements and applicable law.

3. ARC, on its behalf and on behalf of each of its affiliates, and Schorsch each hereby agree that to the extent that any of the Pending Acquisitions are not consummated by the Company, neither ARC, any of its affiliates or Schorsch (or any Person whom he controls (as such term is defined in the Merger Agreement)) shall purchase or be permitted to purchase the applicable property related to the Pending Acquisition that was not so consummated.

This side letter may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original and together with this letter shall be deemed to be one and the same instrument. This letter shall be governed by and interpreted and enforced in accordance with the laws of the State of Maryland (without reference to the choice of law provisions).

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

REALTY INCOME CORPORATION

By:	/s/ Michael R. Pfeiffer
Name:	Michael R. Pfeiffer
Title:	Executive Vice President, General Counsel and Secretary

ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE BY:

AR CAPITAL, LLC

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Managing Member

/s/ Nicholas S. Schorsch
NICHOLAS S. SCHORSCH

ANNEX D

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

September 5, 2012

The Board of Directors

Realty Income Corporation

600 La Terraza Blvd.

Escondido, CA 92025

Members of the Board of Directors:

We understand that Realty Income Corporation (“Realty Income”) proposes to enter into a Merger Agreement (the “Agreement”), among Realty Income, Tau Acquisition LLC, a wholly owned subsidiary of Realty Income (“Merger Sub”), and American Realty Capital Trust Inc. (“ARCT”), pursuant to which, among other things, ARCT will merge with and into Merger Sub (the “Transaction”) and each outstanding share of the common stock, par value $0.01 per share, of ARCT (“ARCT Common Stock”) will be converted into the right to receive 0.2874 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Realty Income (“Realty Income Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Realty Income of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(a)	reviewed certain publicly available business and financial information relating to ARCT and Realty Income;

(b)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ARCT furnished to or discussed with us by the management of ARCT, including certain financial forecasts relating to ARCT prepared by the management of ARCT for the calendar years ending December 31, 2012 through December 31, 2013 (such forecasts, the “ARCT Forecasts”);

(c)	reviewed an alternative version of the ARCT Forecasts prepared by the management of Realty Income, which extended the ARCT Forecasts to include calendar years ending December 31, 2014 through December 31, 2018 and incorporated certain other adjustments thereto (such adjusted and extended forecasts, the “Adjusted ARCT Forecasts”) and discussed with the management of Realty Income its assessments as to the relative likelihood of achieving the future financial results reflected in the ARCT Forecasts and the Adjusted ARCT Forecasts for the periods reflected therein;

(d)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Realty Income furnished to or discussed with us by the management of Realty Income, including certain financial forecasts relating to Realty Income prepared by the management of Realty Income for the calendar years ending December 31, 2012 through December 31, 2014 (such forecasts, the “Realty Income Forecasts”);

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation
Merrill Lynch, Pierce, Fenner and Smith Incorporated
One Bryant Park, New York, NY 10036

The Board of Directors

Realty Income Corporation

(e)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of Realty Income to result from the Transaction;

(f)	discussed the past and current business, operations, financial condition and prospects of ARCT with members of senior managements of ARCT and Realty Income, and discussed the past and current business, operations, financial condition and prospects of Realty Income and certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets with members of senior management of Realty Income;

(g)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Realty Income, including the potential effect on Realty Income’s estimated adjusted funds from operations;

(h)	reviewed the trading histories for ARCT Common Stock and Realty Income Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(i)	compared certain financial and stock market information of ARCT and Realty Income with similar information of other companies we deemed relevant;

(j)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(k)	reviewed a draft, dated September 5, 2012, of the Agreement (the “Draft Agreement”); and

(l)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Realty Income and ARCT that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ARCT Forecasts, we have been advised by ARCT, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ARCT as to the future financial performance of ARCT. With respect to the Adjusted ARCT Forecasts, the Realty Income Forecasts and the Cost Savings, we have assumed, at the direction of Realty Income, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Realty Income as to the future financial performance of ARCT taking into account the adjustments reflected therein and as to the future financial performance of Realty Income, as the case may be, and the other matters covered thereby. At the direction of Realty Income and based on the assessments of the management of Realty Income as to the relative likelihood of achieving the future financial results reflected in the ARCT Forecasts and the Adjusted ARCT Forecasts for the periods reflected therein, we have relied on the Adjusted ARCT Forecasts for purposes of our opinion.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ARCT or Realty Income, nor have we made any physical inspection of the properties or assets of ARCT or Realty Income. We have not evaluated the solvency or fair value of ARCT or Realty Income under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Realty Income, that the Transaction will be consummated in accordance with

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation
Merrill Lynch, Pierce, Fenner and Smith Incorporated
One Bryant Park, New York, NY 10036

The Board of Directors

Realty Income Corporation

its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on ARCT, Realty Income or the contemplated benefits of the Transaction. We also have assumed, at the direction of Realty Income, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us. We also have assumed, at the direction of Realty Income, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We have been advised by the managements of ARCT and Realty Income, respectively, that each of ARCT and Realty Income has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT and have further assumed, at the direction of Realty Income, that the Transaction will not adversely affect the status or operation of Realty Income as a REIT. In addition, we have assumed, at the direction of Realty Income, that the surviving entity in the Transaction will constitute a “qualified REIT subsidiary” within the meaning of section 856(i)(2) of the Code.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to Realty Income of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Realty Income or in which Realty Income might engage or as to the underlying business decision of Realty Income to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Realty Income Common Stock actually will be when issued or the prices at which Realty Income Common Stock or ARCT Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Realty Income in connection with the Transaction and will receive a fee for our services, a portion of which is payable in connection with/upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates also may be participating in financing related to the Transaction, for which services we and our affiliates would receive compensation. In addition, Realty Income has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation
Merrill Lynch, Pierce, Fenner and Smith Incorporated
One Bryant Park, New York, NY 10036

The Board of Directors

Realty Income Corporation

otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Realty Income, ARCT and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Realty Income and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint bookrunner or co-manager for various high grade debt and follow-on equity offerings of Realty Income and (ii) having acted or acting as lender under Realty Income’s $1 billion revolving credit facility due 2016.

It is understood that this letter is for the benefit and use of the Board of Directors of Realty Income (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Realty Income, ARCT or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Realty Income.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation
Merrill Lynch, Pierce, Fenner and Smith Incorporated
One Bryant Park, New York, NY 10036

ANNEX E

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

September 5, 2012

The Board of Directors

Realty Income Corporation

600 La Terraza Boulevard

Escondido, California 92025

The Board of Directors:

The Board of Directors (the “Board”) of Realty Income Corporation, a Maryland corporation (“Realty Income”), has asked Wells Fargo Securities, LLC (“Wells Fargo Securities”) to advise it with respect to the fairness, from a financial point of view, to Realty Income of the Exchange Ratio (as hereinafter defined) provided for pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into among Realty Income, Tau Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Realty Income (“Merger Sub”), and American Realty Capital Trust, Inc., a Maryland corporation (“ARCT”). The Agreement provides, among other things, for the acquisition by Realty Income of ARCT, through a merger of ARCT with and into Merger Sub (the “Merger”), pursuant to which each outstanding share of the common stock, par value $0.01 per share, of ARCT (“ARCT Common Stock”) will be converted into the right to receive 0.2874 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Realty Income (“Realty Income Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed a draft, dated September 5, 2012, of the Agreement, including the financial terms of the Merger;

•

Reviewed certain publicly available business, financial and other information regarding Realty Income and ARCT, including information set forth in their respective annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended December 31, 2009, 2010 and 2011 and quarterly reports on Form 10-Q for the period ended June 30, 2012;

•

Reviewed certain other business and financial information regarding Realty Income and ARCT furnished to us by and discussed with the managements of Realty Income and ARCT, including financial forecasts and estimates relating to Realty Income for the fiscal years ending December 31, 2012 and 2013 prepared by the management of Realty Income and financial forecasts and estimates relating to ARCT for the fiscal years ending December 31, 2012 and 2013 prepared by the management of ARCT as extended for the fiscal years ending December 31, 2014 through 2016 per the management of Realty Income based upon assumptions of the management of ARCT;

•

Discussed with the managements of Realty Income and ARCT the operations and prospects of Realty Income and ARCT, including the historical financial performance and trends in the results of operations of Realty Income and ARCT;

•

Discussed with the management of Realty Income the strategic rationale for the Merger, including potential cost savings and other financial and strategic benefits and transaction expenses and related costs anticipated by the management of Realty Income to result from the Merger;

•	Participated in discussions and negotiations among representatives of Realty Income, ARCT and their respective advisors regarding the proposed Merger;

•	Reviewed reported prices and trading activity for Realty Income Common Stock and ARCT Common Stock;

•	Compared certain financial data of Realty Income and ARCT with similar data of certain other publicly traded companies that we deemed relevant in evaluating Realty Income and ARCT;

The Board of Directors

Realty Income Corporation

September 5, 2012

•

Analyzed the estimated net asset value of ARCT’s real estate portfolio based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Realty Income and ARCT;

•

Analyzed the estimated present value of the future dividends per share of ARCT based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Realty Income and ARCT;

•

Reviewed the relative financial contributions of Realty Income and ARCT to the financial performance of the combined company on a pro forma basis based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Realty Income and ARCT; and

•	Considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, that we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the managements of Realty Income and ARCT that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and estimates and other information utilized in our analyses, we have been advised by the managements of Realty Income and ARCT and, at the direction of Realty Income, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of such managements as to the future financial performance of Realty Income and ARCT. We assume no responsibility for, and express no view as to, such forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no material changes in the condition (financial or otherwise), results of operations, business or prospects of Realty Income or ARCT since the respective dates of the most recent financial statements and other information provided to us and that the financial forecasts relating to ARCT reviewed by us reflect all assets and liabilities to be acquired or assumed by Realty Income in the Merger, including from pending acquisitions expected to be consummated and joint ventures expected to be wholly owned by ARCT at the closing date of the Merger as referenced in the Agreement. We have relied, at the direction of Realty Income, upon the assessments of the managements of Realty Income and ARCT as to (i) certain market trends and recent developments in, and prospects for, the commercial real estate market and (ii) the terms upon which properties and joint ventures will be acquired by ARCT as of the closing date of Merger. We have assumed, with the consent of Realty Income, that there will be no developments with respect to any of the foregoing that would be material to our analyses or opinion.

In arriving at our opinion, we have not conducted physical inspections of the properties or assets of Realty Income, ARCT or any other entity, nor have we made or been provided with any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Realty Income, ARCT or any other entity. We have been advised by the managements of Realty Income and ARCT and, with the consent of the Realty Income, have assumed, that there are no material undisclosed liabilities of Realty Income or ARCT for which appropriate reserves or other provisions have not been made.

In rendering our opinion, we have assumed, at the direction of Realty Income, that the final form of the Agreement, when signed by the parties thereto, will not differ from the draft reviewed by us in any respect material to our analyses or opinion, that the Merger will be consummated in accordance with the terms described

The Board of Directors

Realty Income Corporation

September 5, 2012

in the Agreement and in compliance with all applicable laws, without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Merger, no delay, limitation or restriction will be imposed or action will be taken that will have an adverse effect on Realty Income, ARCT or the Merger (including the contemplated benefits to Realty Income thereof). We also have assumed, at the direction of Realty Income, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have been advised by the respective managements of Realty Income and ARCT that each of Realty Income and ARCT has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT and further have assumed, at the direction of Realty Income, that the Merger will not adversely affect the status or operations of Realty Income or ARCT.

We are not expressing any opinion as to what the value of Realty Income Common Stock actually will be when issued pursuant to the Merger or the prices at which securities of Realty Income or ARCT will trade at any time. Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof. As the Board is aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Realty Income, ARCT or the Merger (including the contemplated benefits to Realty Income thereof). Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, to Realty Income of the Exchange Ratio provided for in the Merger pursuant to the Agreement to the extent expressly specified herein, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any fees or other amounts payable or assumed by Realty Income in connection with the Merger or any other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Our opinion also does not address the merits of the underlying decision by Realty Income to enter into the Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by the management or the Board or in which Realty Income might engage. We also are not expressing any view or opinion with respect to, and with the consent of Realty Income have relied upon the assessments of representatives of Realty Income regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that Realty Income obtained such advice as it deemed necessary from qualified professionals.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged to act as financial advisor to Realty Income in connection with the Merger and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and the principal portion of which will be payable upon consummation of the Merger. Realty Income has agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for

The Board of Directors

Realty Income Corporation

September 5, 2012

which we and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities and our affiliates in the past have provided, currently are providing and in the future may provide banking and financial services to Realty Income, ARCT and certain of their respective affiliates, for which Wells Fargo Securities and such affiliates have received and expect to receive fees, including (i) having acted or currently acting as administrative agent, sole lead arranger and sole bookrunner for, and as a lender under, certain credit facilities of Realty Income, ARCT and certain of their respective affiliates, (ii) having acted as joint book-running or co-lead manager for certain equity and debt offerings of Realty Income and (iii) having acted or currently acting as transfer agent and registrar for certain securities of Realty Income. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Realty Income, ARCT and their respective affiliates for our and our affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Merger. Our opinion does not constitute a recommendation to the Board or to any other person or entity in respect of the Merger, including as to how any stockholder should vote or act in connection with the Merger or any other matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to Realty Income.

Very truly yours,

/s/ Wells Fargo Securities, LLC
WELLS FARGO SECURITIES, LLC

ANNEX F

[Goldman, Sachs Letterhead]

PERSONAL AND CONFIDENTIAL

September 6, 2012

Board of Directors

American Realty Capital Trust, Inc.

405 Park Avenue, 12th Floor

New York, NY 10022

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Realty Income Corporation (“Realty Income”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of American Realty Capital Trust, Inc. (the “Company”) of the exchange ratio of 0.2874 shares of common stock, par value $0.01 per share (the “Realty Income Common Stock”), of Realty Income to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of September 6, 2012 (the “Agreement”), by and among Realty Income, Tau Acquisition LLC, a direct wholly owned subsidiary of Realty Income (“Acquisition Sub”), and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Realty Income, any of their respective affiliates and third parties, including AR Capital, LLC (“ARC”), a company controlled by the Chairman of the Board of Directors of the Company (the “Chairman”) and by the Chief Executive Officer and President of the Company (the “CEO”) and the former sponsor of the Company, and affiliates of, and other entities sponsored by, ARC, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We have received fees and expect to receive additional fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a lender (with a commitment of $65,000,000) under the Company’s unsecured revolving credit facility (aggregate principal amount $115,000,000) in August 2011. We may also in the future provide investment banking services to the Company, Realty Income, ARC, their respective affiliates and entities sponsored by ARC for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Indicative Non-Binding Term Sheet submitted by Realty Income to the Company on August 19, 2012; the Exclusivity Agreement, dated August 19, 2012, between the Company and Realty Income; the Incentive Listing Fee Note Agreement, dated as of September 6, 2012, by and among the Company, American Realty Capital Operating Partnership L.P. (the “OP”) and ARC, as amended by the First Amendment thereto, and the letter agreement, dated September 6, 2012, between Realty Income and ARC (together, the “Listing Fee Arrangement”); the

F-1

Board of Directors

American Realty Capital Trust, Inc.

September 6, 2012

Omnibus Amendments to 2012 Outperformance Award Agreements and Release, dated as of September 6, 2012, by and among the Company, OP and each of the Chairman and the CEO (the “OPP Agreements”); the letter agreement, dated September 6, 2012, by and among the Realty Income, ARC and the Chairman (the “Letter Agreement, and together with the Listing Fee Arrangement and the OPP Agreements, the “ARC/Management Arrangements”); annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2011; annual reports to stockholders and Annual Reports on Form 10-K of Realty Income for the five fiscal years ended December 31, 2011; the Registration Statement of the Company on Form S-11 (333-145949), including the Prospectus of the Company, dated January 25, 2008, relating to the initial public offering of the Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Realty Income; certain other communications from the Company and Realty Income to their respective stockholders; certain publicly available research analyst reports for the Company and Realty Income; certain third party appraisal reports with respect to real estate assets of the Company provided by the Company (the “Appraisals”); certain internal financial analyses and forecasts for the Company prepared by its management and for Realty Income prepared by its management, in each case, as approved for our use by the Company (the “Forecasts”), and certain cost savings and operating synergies projected by the management of Realty Income to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Realty Income regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Realty Income; reviewed the reported price and trading activity for the Shares and the shares of Realty Income Common Stock; compared certain financial and stock market information for the Company and Realty Income with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Realty Income or any of their respective subsidiaries and except for the Appraisals, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Realty Income or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Since February 2012, we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Realty Income and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our

F-2

Board of Directors

American Realty Capital Trust, Inc.

September 6, 2012

opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, and the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to ARC or any of its affiliates or any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We also do not express any view on, and our opinion does not address, any term or aspect of any of the ARC/Management Arrangements or any consideration or compensation to be paid or payable pursuant such arrangements. We are not expressing any opinion as to the prices at which shares of Realty Income Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Realty Income or the ability of the Company or Realty Income to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Realty Income and its affiliates) of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

F-3